PROSPECTUS	Filed pursuant to Rule 424(b)(4)
Registration No. 333-262367

1,520,000 Ordinary Shares

Li Bang International Corporation Inc.

This is an initial public offering of 1,520,000 ordinary shares of Li Bang International Corporation Inc. (“we”, “our Company”, “Li Bang”, or the “Company”), a Cayman Islands exempted company. Prior to this offering, there has been no public market for our ordinary shares, par value $0.0001. The initial public offering price is US$4.00 per share.

Our ordinary shares have been approved to list on The Nasdaq Capital Market under the symbol “LBGJ.”

Investors are cautioned that you are not buying shares of a China-based operating company but instead are buying shares of a Cayman Islands holding company issuer that operates through its subsidiaries.

Li Bang International Corporation Inc. is a Cayman Islands holding company that conducts all of its operations and operates its business in the People’s Republic of China, or the PRC, through its PRC Subsidiaries, in particular, Suzhou Deji Kitchen Engineering Co., Limited (“Suzhou Deji”), Wuxi Li Bang Kitchen Appliance Co., Limited (“Wuxi Li Bang”), and Li Bang Kitchen Appliance Co., Limited (“Li Bang Kitchen Appliance”) (collectively the “Operating Subsidiaries”, or the “PRC Subsidiaries”). Investors in our ordinary shares should be aware that you are not permitted to directly hold equity interests in the Chinese operating entities. Investors can only purchase equity solely in Li Bang International Corporation Inc., our Cayman Islands holding company, which indirectly owns majority equity interests in the PRC Subsidiaries. Our ordinary shares offered in this offering are shares of our Cayman Islands holding company instead of shares of our subsidiaries in China.

We as well as the investors are subject to unique risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, and regulatory review of oversea listings of PRC companies through a holding company. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. We may also be subject to sanctions imposed by PRC regulatory agencies including the Chinese Securities Regulatory Commission (“CSRC”) if we fail to comply with their rules and regulations. The Chinese regulatory authorities could disallow our operating structure in the future, and this would likely result in a material change in our financial performance, our results of operations, our actual operations in China, and/or the value of our ordinary shares, which could cause the value of such securities to significantly decline or become worthless.

We face various legal and operational risks and uncertainties related to being based in and having all of our operations in China. The PRC government has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business, accept foreign investments, or list on U.S. or other foreign exchanges. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As confirmed by our PRC counsel, Jiangsu Junjin Law Firm, we will not be subject to cybersecurity review with the Cyberspace Administration of China, or the “CAC,” after the Cybersecurity Review Measures became effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures; we are also not subject to network data security review by the CAC if the Draft Regulations on the Network Data Security Administration are enacted as proposed, given that: (i) using our products and services does not require users to provide any personal information; (ii) we do not possess any personal information of users in our business operation; (iii) we do not collect data or operate crucial network facilities and information systems that affect or may affect national security or public interest and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Security Administration Draft. As advised by our PRC counsel, Jiangsu Junjin Law Firm, no relevant laws or regulations in the PRC explicitly require us to seek approval from the CSRC for our overseas listing plan. As of the date of this prospectus, we and our PRC Subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. The Standing Committee of the National People’s Congress, or the SCNPC, or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require our company or any of our subsidiaries to obtain regulatory approval from Chinese authorities before offering in the U.S. In other words, although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly; our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC governmental authorities, if we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, or (iv) any intervention or interruption by PRC governmental with little advance notice. See “Risk Factors – Risks Related to Doing Business in China” and “Risk Factors – Risks Related to Our Ordinary Shares and This Offering.”

On February 17, 2023, the CSRC, announced the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing by Domestic Companies, or the Circular, and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines. On the same date, the CSRC also released the Notice on the Arrangements for the Filing Management of Overseas Listing of Domestic Companies, or the Notice. The Trial Measures came into effect on March 31, 2023. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB 1.0 million (approximately $140,000) and RMB 10.0 million (approximately $1.4 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives.

According to the Circular, since the date of effectiveness of the Trial Measures on March 31, 2023, PRC domestic enterprises falling within the scope of filing that have been listed overseas or met the following circumstances are “existing enterprises”: before the effectiveness of the Trial Measures on March 31, 2023, the application for indirect overseas issuance and listing has been approved by the overseas regulators or overseas stock exchanges (such as the registration statement has become effective on the U.S. market), it is not required to perform issuance and listing supervision procedures of the overseas regulators or overseas stock exchanges, and the overseas issuance and listing will be completed by September 30, 2023. Existing enterprises are not required to file with the CSRC immediately, and filings with the CSRC should be made as required if they involve refinancings and other filing matters. PRC domestic enterprises that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Trial Measures on March 31, 2023 can reasonably arrange the timing of filing applications with the CSRC and shall complete the filing with the CSRC before the overseas issuance and listing. According to the Circular, we can reasonably arrange the timing for submitting the filing application with the CSRC, and shall complete the filing with the CSRC in accordance with the Trial Measures before this offering. In sum, we are subject to the filing requirements of the CSRC for this offering under the Trial Measures. On April 22, 2024, we received approval from the CSRC regarding our completion of the required filing procedures for this offering.

This offering is conditioned on the completion of the filing requirements with the CSRC. As the Circular and Trial Measures were newly published, there exists uncertainty with respect to the filing requirements and their implementation. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless. See “Risk Factors – Risks Related to Doing Business in China – The Chinese government exerts substantial influence over the manner in which we must conduct our business activities, which could result in a material change in our operations and/or the value of our ordinary shares. The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our ordinary shares. Additionally, governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless” on page 31.

As a holding company, we may rely on dividends and other distributions on equity paid by our subsidiaries, including those based in the PRC, for our cash and financing requirements. If any of our PRC Subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. Li Bang International Corporation Inc. is permitted under the laws of Cayman Islands to provide funding to its subsidiaries in Hong Kong and PRC through loans or capital contributions without restrictions on the amount of the funds. Our subsidiary in Hong Kong is also permitted under the laws of Hong Kong SAR to provide funding to Li Bang International Corporation Inc. through dividend distributions without restrictions on the amount of the funds. Current PRC regulations permit Li Bang WFOE to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. On or about June 8, 2022, the Company made dividend payments of RMB 6 million (approximately $941,073) to the shareholders of the Company. As of the date of this prospectus, except for the previously mentioned dividend payments in June 2022, neither the Company nor its subsidiaries have made other transfers, dividends, or distributions to investors and no investors have made transfers, dividends, or distributions to the Company or its subsidiaries. We do not expect to pay any cash dividends in the foreseeable future. Also, as of the date of this prospectus, we do not anticipate any difficulties or limitations on our ability to transfer cash between subsidiaries. We have not installed any cash management policies that dictate the amount of such funds and how such funds are transferred. See “Prospectus Summary – Transfers of Cash to and from Our Subsidiaries” on page 15 and “Consolidated Financial Statement” starting from page F-1.

Pursuant to the Holding Foreign Companies Accountable Act (“HFCAA”), if the Public Company Accounting Oversight Board (“PCAOB”), is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. The PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Furthermore, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the AHFCAA and amended the HFCAA by requiring the U.S. Securities and Exchange Commission (the “SEC”) to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the CSRC and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

As of the date of the prospectus, Wei, Wei & Co., LLP, our auditor, is not subject to the determinations as to the inability to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021. Wei, Wei & Co., LLP is based in the U.S. and registered with PCAOB and subject to PCAOB inspection. However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditors because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment, even making it worthless. See “Risk Factors – Risks Related to Doing Business in China – The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 38.

We are an “Emerging Growth Company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. Please read “Implications of Being an Emerging Growth Company” beginning on page 13 of this prospectus for more information.

We are, and will continue to be, a “controlled company” within the meaning of the Nasdaq Stock Market Rules, due to the fact that Maple Huang Holdings Limited, a BVI company 100% controlled by Mr. Huang Feng, the Chairman of our Board of directors and our Chief Executive Officer, together with Funa Lee Holdings Limited, a BVI company 100% controlled by Ms. Li Funa, Mr. Huang Feng’s spouse, own ordinary shares representing approximately 90.8% of the total voting power of our issued and outstanding ordinary shares. In addition, as a “controlled company,” as defined under the Nasdaq Stock Market Rules, we are permitted to elect to rely on certain exemptions from corporate governance rules. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering.

Investing in our ordinary shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 20 to read about factors you should consider before buying our ordinary shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Ordinary Share	Total(2)
Initial public offering price(1)	$4.00	$6,080,000
Underwriting discounts (7.5%)(3)	$0.30	$456,000
Proceeds to us, before expenses	$3.70	$5,624,000

(1)	Initial public offering price per share is US$4.00.

(2)	Assumes no exercise of the underwriters’ over-allotment option.

(3)	Does not include a non-accountable expense allowance equal to 1.0% of the gross proceeds received by us in this offering, payable to Craft Capital Management LLC (“Craft Capital” or “Underwriter” or the “Representative”), the representative of the underwriters. Underwriters will receive compensation, in addition to the underwriting discounts and non-accountable expense allowance, as set forth in the section entitled “Underwriting” beginning on page 127, including warrants, or the Representative’s warrants, in an amount equal to 5.0% of the aggregate number of ordinary shares sold by us in this offering, including any shares issued pursuant to the exercise of the underwriters’ over-allotment option. For a description of other terms of the Representative’s warrants and a description of the other compensation to be received by the underwriters, see “Underwriting”.

If we complete this offering, net proceeds will be delivered to us on the closing date. We plan to use the proceeds in our subsidiaries in China, however, we will not be able to use such proceeds until we complete certain remittance procedures in China. See the section titled “Use of Proceeds” beginning on page 49 for additional information regarding the remittance procedures.

The underwriters expect to deliver the ordinary shares against payment as set forth under “Underwriting,” on or about October 24, 2024.

CRAFT CAPITAL MANAGEMENT LLC	EF Hutton LLC

The date of this prospectus is October 22, 2024.

i

You should rely only on the information contained in this prospectus or in any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. We are offering to sell, and seeking offers to buy the ordinary shares, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ordinary shares.

Neither we nor any of the underwriters have taken any action to permit a public offering of the ordinary shares outside the U.S. or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the U.S. Persons outside the U.S. who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ordinary shares and the distribution of the prospectus or any filed free writing prospectus outside the U.S.

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC, as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Until November 16, 2024 (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our ordinary shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Prospectus Conventions

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“China” or the “PRC” refer to the People’s Republic of China;

●	“HKD” refers to the official currency of Hong Kong;

●	“Li Bang International” refers to Li Bang International Corporation Inc., a Cayman Islands exempted company limited by shares;

●	“Li Bang HK” refers to Li Bang International Hong Kong Holdings Limited, a Hong Kong limited company, which is a wholly-owned subsidiary of Li Bang International;

●	“Li Bang WFOE”, “WFOE”, or “Li Bang Intelligent Technology” refer to Jiangsu Li Bang Intelligent Technology Co., Limited, a wholly foreign-owned enterprise in the PRC and a wholly owned subsidiary of Li Bang HK;

●	“Li Bang Kitchen Appliance” refers to Li Bang Kitchen Appliance Co., Limited, a limited liability company organized under the laws of the PRC and a wholly-owned subsidiary of Li Bang WFOE;

●	“Suzhou Deji” refers to Suzhou Deji Kitchen Engineering Co., Limited a limited liability company organized under the laws of the PRC and a wholly-owned subsidiary of Li Bang WFOE;

●	“Wuxi Li Bang” refers to Wuxi Li Bang Kitchen Appliance Co., Limited, a limited liability company organized under the laws of the PRC and a wholly-owned subsidiary of Li Bang WFOE;

●	“Yangzhou Bangshijie” refers to Yangzhou Bangshijie Kitchen Appliance Co., Ltd, a limited liability company organized under the laws of the PRC and a subsidiary of Li Bang Kitchen Appliance;

●	“Nanjing Bangshijie” refers to Nanjing Bangshijie Kitchen Appliance Co., Ltd, a limited liability company organized under the laws of the PRC and a subsidiary of Li Bang Kitchen Appliance;

●	“Operating Subsidiaries” refers to Li Bang WFOE, Suzhou Deji, Wuxi Li Bang, and Li Bang Kitchen Appliance and its subsidiaries;

●	“RMB” refers to Renminbi, or the legal currency of the PRC;

●	“U.S. dollars,” “$,” “US$” and “USD” refer to the legal currency of the U.S.;

●

“We,” “us,” “our Company,” “Company,” “our,” or “Li Bang International” refers to Li Bang International Corporation Inc., the holding company. References to “Operating Subsidiaries” or “PRC Subsidiaries” refer to the Li Bang International’s subsidiaries established under the laws of the PRC. References to “Group” are to Li Bang International and its consolidated subsidiaries collectively.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the US reporting. The relevant exchange rates are listed below:

	As of December 31,		Six months ended December 31,
	2023	2022	2023	2022
Foreign currency	Balance Sheet	Balance Sheet	Profit/Loss	Profit/Loss
RMB:1USD	7.0827	6.9646	7.1587	6.9531

	As of June 30,		For the Years Ended June 30,
	2023	2022	2023	2022
Foreign currency	Balance Sheet	Balance Sheet	Profit/Loss	Profit/Loss
RMB:1USD	7.2258	6.7114	6.9415	6.4571

For the sake of clarity, this prospectus using the Chinese naming convention of last name followed by first name for the Chinese individuals. For example, the name of our Chief Executive Officer will be presented as “Huang Feng.”

We relied on statistics provided by a variety of publicly available sources regarding China’s expectations of growth. We did not, directly or indirectly, sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. Except where otherwise stated, all ordinary share accounts provided herein are on a pre-share-increase basis.

Overview

Li Bang International Corporation Inc. (“Li Bang International”, “the Company”, “we”, “us”, “our” and similar terms) was incorporated in the Cayman Islands on July 8, 2021. We conduct all of our operations in China through our Operating Subsidiaries in China. The main business of our Operating Subsidiaries is to design, develop, produce and sell stainless steel commercial kitchen equipment in China under our own “Li Bang” brand. Additionally, our Operating Subsidiaries provide customers with comprehensive services, from commercial kitchen design in the early stage to equipment installation and after-sales maintenance.

Our production plant in China is more than 10,000 square meters. We use modern production facilities and state-of-the-art procedures. Furthermore, as a new technology enterprise in Jiangsu Province, we fall within the scope of advanced technology enterprises that benefit from key national support for residential companies that employ continuous R&D activities and transformational technical achievements to form core independent intellectual property rights. On this basis, we carry out our business activities within the PRC and Li Bang Kitchen Appliance Co., Limited, our PRC Subsidiary, enjoys the advantage of a 15% preferential corporate income tax rate. Our Company approaches technology R&D as the keystone principle to obtain new national invention patents, utility model patents, and for passing a number of system certifications. We have earned a great reputation in the industry by having our products featured in the Government Energy-Saving Equipment Catalog. The future of R&D in the manufacturing sector of commercial kitchen appliance equipment will trend toward automation, scale, service integration, intelligence, energy conservation, and environmental protection, and we expect our market prospects will be broader.

Our Operating Subsidiaries mainly undertake projects of middle- and high-end customer groups by bidding on contracts. Our customer base consists of international hotels, companies, public institutions, educational institutions, hospitals, and other facilities. Our Operating Subsidiaries provide customized design solutions for different types of customer groups. In addition, our Operating Subsidiaries have the qualification certificate of professional engineering construction and installation so that our Operating Subsidiaries can provide independent installation services.

Our Operating Subsidiaries sell products and provide services under our own “Li Bang” brand, and our income comes from these sales, of which installation and after-sales services do not separately generate revenue. Our Operating Subsidiaries have established sustainable business relationships with clients in Shanghai, Jiangsu and Zhejiang by setting up branches and subsidiaries to provide after-sales services for local projects. In addition, Our Operating Subsidiaries are also actively building our sales network and client base in Shenzhen and Beijing, the sixth and second largest cities in China, respectively.

At the same time, Our Operating Subsidiaries always pay special attention to the extension of services after the delivery of commercial kitchen equipment with our existing clients. Our Operating Subsidiaries vigorously promote our after-sales service module, providing technical consultation, training and guidance, post-sale upgrades, and other comprehensive supporting services to increase customer loyalty. The reputation we foster by doing so is conducive to enlarging our client base through gaining new customers.

Our Operating Subsidiaries are committed to making innovative and high-quality kitchen appliance products, and our Operating Subsidiaries are striving to become a first-class commercial kitchen appliance manufacturer in China. Our goal is to develop into a household name brand synonymous with the products we manufacture.

Company Structure

The following chart shows our corporate structure as of the date of this prospectus, including our majority-owned subsidiaries:

Li Bang International was incorporated on July 8, 2021 under the laws of the Cayman Islands. As of the date of this prospectus, the authorized share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares, par value US$0.0001 each, of which 17,000,000 ordinary shares are issued and outstanding. The Company is a holding company and is currently not actively engaging in any business. The registered office of the Company is at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

Our Subsidiaries

Li Bang HK was incorporated on July 26, 2021 under the laws of Hong Kong. Li Bang HK is a wholly owned subsidiary of Li Bang International. It is a holding company and is not actively engaged in any business.

Li Bang Intelligent Technology or Li Bang WFOE was incorporated on August 18, 2021 under the laws of the PRC. Li Bang WFOE is a wholly owned subsidiary of Li Bang HK and is not actively engaged in any business.

Suzhou Deji was incorporated on April 8, 2010 under the laws of the PRC. Suzhou Deji is a wholly owned subsidiary of Li Bang WFOE and is one of our operating entities.

Wuxi Li Bang was incorporated on May 18, 2007 under the laws of the PRC. Wuxi Li Bang is a wholly owned subsidiary of Li Bang WFOE and is one of our operating entities.

Li Bang Kitchen Appliance was incorporated on March 22, 2019 under the laws of the PRC. Li Bang Kitchen Appliance is a wholly owned subsidiary of Li Bang WFOE and is one of our operating entities.

Yangzhou Bangshijie was incorporated on December 2, 2019 under the laws of the PRC. Yangzhou Bangshijie is a majority owned subsidiary of Li Bang Kitchen Appliance and is one of our operating entities.

Nanjing Bangshijie was incorporated on November 25, 2015 under the laws of the PRC. Nanjing Bangshijie is a majority owned subsidiary of Li Bang Kitchen Appliance and is one of our operating entities.

Our Products and Services

Our Operating Subsidiaries independently research, develop and produce stainless commercial kitchen appliances that includes complete sets of kitchen equipment, cooking machinery, food machinery, hotel supplies, kitchen accessories, and so on. At the same time, our Operating Subsidiaries provide comprehensive services from early-stage design of commercial kitchen appliances to equipment installation and after-sales maintenance.

Our products

Our Operating Subsidiaries offer a range of commercial kitchen accessories covering steaming, cooking, baking, frying, disinfection, conditioning, refrigeration, and so on, in 13 series with more than 80 varieties, as well as stainless steel kitchen equipment, cooking and food preparation instruments, hotel supplies, and kitchen appliance accessories of more than 300 varieties. These products are used by a wide variety of customers such as governments, businesses, and public institutions. Additionally, our Operating Subsidiaries customize special products according to any customer’s project needs. Our main products are categorized as follows:

Cookers

Our cookers include stoves, stir-fry stoves, steaming cabinets, and soup pots which are used in all kinds of commercial kitchens. Our products are certified by the China Quality Certification Center CQC for energy efficiency, environmental protection and safety, and meet all food contact standards. Our energy-saving steam cabinets and energy-saving gas steam rice boxes were certified as high-tech products by the Jiangsu Provincial Department of Science and Technology in 2017 and 2016, respectively.

At present, our core products under production are:

●	Intelligent stoves made of stainless-steel board that can be applied in large catering enterprises, the food processing industry, and canteens of various scales. They are equipped with intelligent controllers and displays. With soft key ignition (to turn on by clicking on the display button to select fire, the cooking process can be controlled by the system automatically after parameters are set) and a multi-position magnetic switch that controls the import of fire and fan and proportional valve, full and stable combustion can be ensured, and the requirements proposed by the national quality supervision and inspection center on product thermal efficiency can be met. Our electromagnetic stoves have been equipped with high-power core sets with fault alarm functions. Furthermore, fan operation, gas leakage, ignition, and main-board temperature can be displayed in real time on the display.

●	Intelligent pressure cookers and intelligent soup cookers widely used in catering, food processing and other fields. When designing these products, our R&D team pays attention to the pressure sensor, touch screen, liquid level probe, safety valve, and other intelligent components. Our products have one-button releasing and reset functions, with no need for manual operation. In addition, users can set the cooking time and firepower with the touch screen, which can improve product safety, environmental performance, and convenience of operation for catering industry users.

Fume Emission and Fresh Air Supply Pipe Systems

Fume emission and fresh air supply pipe systems include a fume purifier, fume hood, gas collection hood, and other products. Our oil smoke purification all-in-one equipment obtained the CEP certification of China environmental protection products in 2020 and is in line with the technical requirements of the catering industry for equipment. The fume hood, purification system, and ventilation system are integrated into one piece of equipment to deliver such system functions as fume filtration with negative pressure, particle absorption, and fume discharge, to solve the fume problem in kitchens and clean the kitchen environment.

Our products are suitable for all kinds of commercial kitchens of various scales with such advantages as a flexible structure, energy efficiency, efficient purification, simple maintenance, and so on, and conform to the national industry standards for fume purification.

Other Products

Another core product is the waste processor. Integrated with a crushing system, transmission system, dehydration system, and detection system, and equipped with a shell and frame made of food grade stainless steel. This product is suitable for all kinds of canteen kitchens for crushing and dewatering kitchen waste. The advantages of this product are the centrifugal grinder, the vacuum flexible suction and drainage pump, the drum centrifugal dehydration, the detection system, and other functions that are independently developed by our Company. Connected to the oil and water separator, our product can also effectively alleviate the environmental problems caused by large amounts of kitchen waste.

Other core products include dining vans, stainless steel grease traps, kitchen waste processors, and plate recycling lines.

Manufacturing Process

Production

Our Operating Subsidiaries have a production base of more than 10,000 square meters in Jiangyin with modern production facilities and mature and scientific operation procedures.

Our Operating Subsidiaries have adopted a production model of determining production based on sales and keeping appropriate inventory; that is, our Operating Subsidiaries make production plans and purchase raw materials and supporting parts according to customer needs, and carry out production according to the Company’s internal control and planning process. Our commerce department is responsible for contact with customers. After obtaining the bid-winning notice, our Operating Subsidiaries send the quote and drawings to our design department. The design department makes 3D autocad drawings according to the above-mentioned bid-winning documents, and the purchasing department obtains the relevant information needed to purchase parts and equipment. The production department then makes the production plan according to the delivery date, quantity, model, and other requirements and the supply department makes the necessary purchases accordingly. Finally, the production department organizes and arranges for the production and finishes the production within the planned period.

The warranty period of our products is 1 to 5 years, depending on the contracts signed with our customers. Our Operating Subsidiaries accept product returns and exchange requests if the design size is not consistent with the on-site size or some small equipment specifications and models need to be changed. Due to our strict product quality control process, there have been no quality disputes, claims, or lawsuits caused by quality problems.

Research & Development

After years of development, our Operating Subsidiaries have accumulated a technical know-how for products such as stoves, stockpots, and waste processors. Our Operating Subsidiaries are highly skilled at efficiently transferring technological achievements from one area to another and integrating them into the industrial production of our products. The independent programming capacity of our R&D team has allowed us to develop a cloud-based remote monitoring and operating system. The system can be connected with a smartphone app and show users the equipment conditions in real time. Our intelligent system provides our advantage over domestic competitors in that our intelligent stoves monitor gas leakage, stove fire, fan running, and failure conditions, and allow users to proactively address issues before they become problems. While at a base level, users can turn their soup pots and pressure cookers on or off through their phones, large volume users can remotely monitor gas leakage and internal pressure, monitor fume emissions remotely with our Fume Purification machines, and remotely operate our waste processors while seeing waste volume and the dehydration process in real time.

Our services

Design and Installation

Our Operating Subsidiaries are dedicated to providing top-line commercial kitchen appliances for governments, enterprises, public institutions, schools, hospitals and hotels. During the planning process for kitchen design and construction, our Operating Subsidiaries customize personalized solutions for each individual kitchen according to factors such as catering use and business scope, cuisine and diet structure, construction scale, investment status, property leasing status, building structure, environmental protection, energy conservation and emissions reduction, working process, use efficiency, kitchen equipment selection, food hygiene, epidemic prevention, and production-related laws and regulations.

In the early stages of a project, our Operating Subsidiaries will conduct a demand analysis to learn about the type of project and the customer’s investment intentions and operation and managerial requirements. Using the materials provided by the customer and their kitchen standards, our Operating Subsidiaries will take into consideration cultural aspects of local food and discuss with the customer the demands and processes for the kitchen facility and related equipment, and, through this, provide a complete kitchen concept design. According to the audit and the framework determined for the kitchen, our Operating Subsidiaries will consider energy conservation and emission reduction requirements for design optimization, provide a technical process and equipment configuration plan for each kitchen function room, and assist customers in passing their inspections in accordance with the requirements of local health, epidemic prevention, and environmental protection departments.

After the customer reviews and approves the preliminary design, our Operating Subsidiaries will create a detailed mechanical and electrical graphic design. In this process, our Operating Subsidiaries create and provide a full range of kitchen drawings. Next, after the customer reviews and approves the detailed design, our Operating Subsidiaries will purchase materials according to the requirements for kitchen equipment in the documents and prepare for the installation of energy-saving items according to the construction and design drawings. Upon the completion of their kitchen’s physical construction, our Operating Subsidiaries install the equipment according to the agreed-upon plan. Finally, our Operating Subsidiaries test all of the equipment they installed and provide written reports to the customer and organize the relevant operational training to ensure that the customer can master the basic operation and use of the equipment.

After-sales Services

We follow the business principle of “satisfying clients” and the service idea of “meeting customers’ rights and interests” to provide professional and excellent after-sales services for our existing and new customers. Our professional after-sales service team can provide on-site installation and maintenance services within 72 hours. According to the contracts, the customers do not have options to purchase this service separately, and this promised warranty does not provide the customers with a service in addition to the assurance that the product complies with agreed-upon specifications. The after-sales services are not considered a performance obligation and are accounted for as an assurance warranty. Customers do not need to pay for these services separately. Our service ability has reached the five-star level of the domestic trade standard of “Commodity After-Sales Service Evaluation System.” Given the fact that commercial kitchen appliances are susceptible to natural wear and tear, our Operating Subsidiaries have presently established branch offices and subsidiaries in Nanjing, Suzhou, Shanghai, Yangzhou for after-sales services. Moving forward, our Operating Subsidiaries plan to establish an independent after-sales maintenance department specializing in our industry to build a complete after-sales service system. Our Operating Subsidiaries have always been committed to creating advanced and perfected commercial kitchen products with a strict quality control system and an excellent after-sales service system and will continue to do so in the future.

Sales and Marketing

Our Operating Subsidiaries sell commercial kitchen equipment products in China under our own brand “Libang,” and our Operating Subsidiaries undertake projects for medium- and high-end customers mainly by bidding on contracts to provide our services and sell our products.

Our Operating Subsidiaries obtain information about commercial kitchen projects through referrals from national and local design institutes and professional companies. Our Operating Subsidiaries follow local government bidding announcements and participate in bidding under our own name through national public trading and procurement platforms and websites. In addition, large companies and international hotels browse the official procurement platform and select and invite companies with high winning rates to bid. Upon winning a contract through bidding, our Operating Subsidiaries sign procurement contracts with them according to the corresponding bidding process and provide them with a one-stop-shop supporting commercial kitchen products and services.

Our Operating Subsidiaries have established business relationships with more than 120 organizations nationwide, and our customer base includes international hotels, enterprises and institutions, educational institutions, and hospitals. Presently, our clientele includes Duke University Kunshan, Hehai University, Yancheng Marriott Hotel, Shanghai Songjiang Hilton Hotel, and the Shanghai Cancer Hospital.

Our Competitive Advantages

●	Advanced R&D and Design Capabilities. Our Operating Subsidiaries currently have 56 patents, including 3 invention patents, 51 utility model patents, and 2 design patents. The core team of our R&D department currently consists of three professionals who are in charge of project design, mechanical engineering, and electromechanical engineering, respectively.

●	Strict Quality Control. Our Operating Subsidiaries pay great attention to the control of product quality and have established a comprehensive quality management system to strictly manage the purchase of raw materials and the production processes.

●	High Brand Recognition in the Industry and Commitment to Differentiated Services. Our Operating Subsidiaries have registered a series of trademarks and created the independent brand of “Libang” through years of hard work in the field of commercial kitchen equipment. Our Operating Subsidiaries provide our customers with individual design solutions and our diverse manufacturing technologies and equipment enable us to produce specialized and customized products according to their project needs.

●	High-Quality After-sales Maintenance and Market Development. Since that commercial kitchen equipment is susceptible to wear-and-tear, Our Operating Subsidiaries have assigned dedicated personnel to be responsible for maintaining after-sales services in different regional markets.

●	Highly Experienced and Visionary Management Team. Our core management team has decades of experience in the stainless-steel material industry and the machinery and equipment sales industry and is mainly responsible for strategic planning of new projects, daily operations, and sales of the Company’s various products and services.

Our Growth Strategy

●	Optimizing the Existing Product Portfolio. Our Operating Subsidiaries will continue to introduce professional technical personnel and advanced processing equipment to further develop intelligent and high-quality products independently.

●	Providing Quality Products and Customer Services. Our focus on product manufacturing processes, quality control testing, and product development helps us to provide our customers with high-quality products that meet their individual needs. Our Operating Subsidiaries focus on rigorous product quality audits through our supplier evaluation system and production management system.

●	Expanding Leading Market Position. Our management team is focusing on growing our market share and improving our financial performance. We believe this can be achieved in several ways: (1) continuing to research, develop and make, new products; (2) increasing customer coverage in different regional markets by setting up subsidiaries and branches; and (3) expanding our business scope.

●	Increasing the Support of Existing Sales Channels. Our Operating Subsidiaries continue to acquire customers with medium and high-end needs, actively participate in government bidding projects, undertake large projects for star hotels, real estate companies, and listed enterprises, and strive to deepen cooperation with large state-owned enterprises in EPC, or Engineering Procurement Construction, projects in order to develop larger national and overseas markets.

Impact of COVID-19

The outbreak of a novel strain of coronavirus (“COVID-19”) has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities globally in 2022. In March 2020, the World Health Organization declared COVID-19 as a pandemic. Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of our business operations and our workforce are concentrated in China, we believe there is a risk that our business, results of operations, and financial condition will be adversely affected. Potential impact to our results of operations will also depend on future developments and new information that may emerge regarding the duration and severity of COVID-19 and the actions taken by government authorities and other entities to contain COVID-19 or mitigate its impact, almost all of which are beyond our control.

The impact of COVID-19 on our business, financial condition, and operating results includes, but is not limited to the following:

●	On February 20, 2020, companies resumed work. However, due to the quarantine policy, some workers of ours were unable to return to the work sites on time.

●	Our Operating Subsidiaries delayed deliveries of products in some cities, such as Suzhou, Shanghai, and Hangzhou. However, the delays are not likely to affect revenue in the foreseeable future. As of the date of this prospectus, the time for delayed delivery is about one month on a case-by-case basis, which was primarily attributable to the slow progress of proprietors’ projects.

●	Since Shanghai is still suffering from regional outbreaks of coronavirus diseases as of May 2022, progress of governmental procurements has been delayed, which causes the delay of our original timeline to complete projects. Also, project construction is delayed because it may take time to receive local authorities’ approvals for the delivery of equipment which we need for our projects under temporary COVID policies in Suzhou.

Because of the uncertainty surrounding the COVID-19 outbreak, business disruption and its related financial impact from the outbreak of and response to COVID-19 cannot be reasonably estimated at this time. We believe that our current cash and cash equivalents and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for the next 12 months. We may, however, need additional capital in the future to fund our continuing operations. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. In addition, the COVID-19 outbreak was declared to be a pandemic by the World Health Organization on March 10, 2020. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses.

During the year ended June 30, 2022, COVID-19 continued to have an impact on the Company’s operations. As there are regional outbreaks of coronavirus diseases in many cities, the local epidemic control requirements still have a certain impact on our overall business. Local quarantine policies make transportation difficult and we may not deliver our products on time or be able to arrange for our employees to work on site. As of December 2022, the Chinese government has gradually downgraded the emergency response level in due course and made dynamic adjustments, such as lifting cargo transport bans and encouraging businesses to expand capacity and increase output in a variety of ways. Therefore, most of our customers’ business and operations have returned to a more normal level which has diminished the negative impact on our business operations. In December 2022, the Chinese government released the “10 new” optimization measures for prevention and control of the COVID-19. However, Chinese companies are still facing difficulties in returning to normal business activity since their employees could be absent during “peak weeks” of the coronavirus outbreak. In late December 2022, the number of infections in the Company increased and production activity slowed down. As of the date of this prospectus, the impact of COVID-19 has been reduced and the operations are gradually back to normal. However, the effects of COVID-19 continue to linger throughout the global economy and our businesses. Though the severity of COVID-19 has subsided, new variants or any other future pandemic could interrupt business, cause renewed labor and supply chain disruptions, which could materially and adversely impact our businesses. There are still uncertainties of COVID-19’s future impact, and the extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; and the macroeconomic impact of government measures to contain the spread of COVID-19 and related government stimulus measures.

Summary of Risk Factors

An investment in our ordinary shares is subject to a number of risks, including risks related to our business and industry, risks related to our corporate structure, risks related to doing business in China, and risks related to our ordinary shares in this offering. You should carefully consider all of the information in this prospectus before making an investment in our ordinary shares. The following list summarizes some, but not all, of these risks. Please read the information in the section entitled “Risk Factors”, beginning on page 20, for a more thorough description of these and other risks.

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and Industry, beginning on page 20 of this prospectus, include but are not limited to the following:

●	Our business is highly dependent on our brand strength and reputation, and if we fail to maintain and enhance our brand and reputation, consumer recognition of and trust in our products could be materially and adversely affected;

●	Changes in the availability, quality, and cost of key raw materials, transportation, and other necessary supplies or services could have a material adverse effect on our business, financial condition, and results of operations;

●	Our business is dependent on certain major customers and changes or difficulties in our relationships with our major customers may harm our business and financial results;

●	We face intense competition, and if we fail to compete effectively, we may lose market share, and our results, prospects, and results of operations may be materially and adversely affected;

●	Our efforts and investments in product development may not always produce the expected result;

●	Our production may be subject to disruptions and delays;

●	We are exposed to risks associated with the storage of the products we sell;

●	Failure to maintain optimal inventory levels may increase the cost of holding inventory or cause us to lose sales.

Risks Related to Our Corporate Structure

Risks and uncertainties related to our corporate structure, beginning on page 27 of this prospectus, include but are not limited to the following:

●	We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

Risks Related to Doing Business in China

Risks and uncertainties related to doing business in China, beginning on page 28 of this prospectus, include but are not limited to the following:

●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations;

●	Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could adversely affect us and limit the legal protections available to you and us;

●	PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business;

●	The Chinese government exerts substantial influence over the manner in which we must conduct our business activities, which could result in a material change in our operations and/or the value of our ordinary shares. The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our ordinary shares. Additionally, government and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless;

●	Uncertainties exist with respect to the interpretation and implementation of the enacted Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations;

●	We rely on dividends and other distributions on equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business;

●	Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our ordinary shares;

●	We must remit the offering proceeds to our Operating Subsidiaries in the PRC before they may be used to benefit our business, and this process may take a number of months;

●	The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China;

●	Some of our shareholders are not in compliance with the PRC’s regulations relating to offshore investment activities by PRC residents, and as a result, the shareholders may be subject to penalties if we are not able to remediate the non-compliance;

●	The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering;

●	Trading in our securities may be prohibited under the HFCAA and as a result an exchange may determine to delist our securities if it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction;

●	It is unclear whether we will be subject to the oversight of the CAC and how such oversight may impact us. Our business could be interrupted or we could be subject to liabilities which may materially and adversely affect the results of our operations and the value of your investment.

Risks Related to Our Ordinary Shares and This Offering

Risks and uncertainties related to our ordinary shares and this offering, beginning on page 42 of this prospectus, include but are not limited to the following:

●	There has been no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you paid, or at all;

●	The trading price of the ordinary shares is likely to be volatile, which could result in substantial losses to investors;

●	We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ordinary shares for return on your investment;

●	As a “controlled company” under the rules of The Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders;

●	We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements;

●	Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

See the “Risk Factors” section, beginning on page 20, and other information included in this prospectus for a discussion of these and other risks and uncertainties that we face.

Holding Foreign Companies Accountable Act

U.S. laws and regulations, including the HFCAA, may restrict or eliminate our ability to complete a business combination with certain companies, particularly those acquisition candidates with substantial operations in China.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. On June 22, 2021, the U.S. Senate passed the AHFCAA, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the AHFCAA and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. If our auditor cannot be inspected by the PCAOB, for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA, which became effective on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the CSRC and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

As of the date of the prospectus, Wei, Wei & Co., LLP, our auditor, is not subject to the determinations as to inability to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021.

However, these recent developments would add uncertainties to our offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors – Risks Related to Doing Business in China – The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 38 and “Trading in our securities may be prohibited under the HFCAA and as a result an exchange may determine to delist our securities if it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction” on page 39.

Regulatory Permission

We and our Operating Subsidiaries currently have all material permissions and approvals required for our operations in compliance with the relevant PRC laws and regulations in the PRC, including the business licenses of our Operating Subsidiaries and other permissions related to our business.

The business license is a permit issued by Market Supervision and Administration that allows the company to conduct specific business within the government’s geographical jurisdiction. Each of our PRC Subsidiaries received its business license. Wuxi Li Bang obtained National Industrial Product Production License (Gas Stoves) issued by the State General Administration of the PRC for Quality Supervision and Inspection and Quarantine, Gas Burner Installation and Maintenance Qualification Certificate issued by Wuxi Municipal and Landscape Bureau, and Construction Mechanical and Electrical Installation Engineering Professional Contractor Level 3 Certificate issued by Wuxi Administrative Examination and Approval Bureau. Li Bang Kitchen Appliance obtained National Industrial Product Production License (Electric Heating Food Processing Equipment) issued by Jiangsu Provincial Administration for Market Regulation, Work Safety License (Building Construction) issued by Department of Housing and Urban-Rural Development of Jiangsu Province, Sanitary License for Disinfection Product Manufacturers issued by Jiangsu Provincial Health Commission, Gas Burner Installation and Maintenance Qualification Certificate issued by Wuxi Municipal and Landscape Bureau, and Construction Mechanical and Electrical Installation Engineering Professional Contractor Level 3 Certificate issued by Wuxi Administrative Examination and Approval Bureau. Suzhou Deji obtained Gas Burner Installation and Maintenance Qualification Certificate issued by Suzhou Administrative Examination and Approval Bureau. Yangzhou Bangshijie obtained Gas Burner Installation and Maintenance Qualification Certificate issued by Yangzhou Housing and Urban-Rural Development Bureau. Nanjing Bangshijie obtained Gas Burner Installation and Maintenance Qualification Certificate issued by Nanjing Urban and Rural Construction Committee.

As of the date of this prospectus, except for the business licenses and the permissions mentioned here, Li Bang International Corporation Inc. and our Operating Subsidiaries are not required to obtain any other permissions or approvals from any Chinese authorities to operate the business. However, applicable laws and regulations may be tightened, and new laws or regulations may be introduced to impose additional government approval, license, and permit requirements. If we or our subsidiaries fail to obtain and maintain such approvals, licenses, or permits required for our business, inadvertently conclude that such approval is not required, or respond to changes in the regulatory environment, we or our subsidiaries could be subject to liabilities, penalties, and operational disruption, which may materially and adversely affect our business, operating results, financial condition and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if our subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on a U.S. exchange, which would materially affect the interest of the investors. It is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and when such permission is obtained, whether it will be rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to list on U.S. exchanges and has not received any denial to list on a U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. If we are subsequently advised by any Chinese authorities that permission for this offering and/or listing on the Nasdaq Stock Market was required, we may not be able to obtain such permission in a timely manner, if at all. If this risk occurs, our ability to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value or become worthless. For more detailed information, see “Risk Factors – Risks Related to Doing Business in China – The Chinese government exerts substantial influence over the manner in which we must conduct our business activities, which could result in a material change in our operations and/or the value of our ordinary shares. The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our ordinary shares. Additionally, governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.”

On August 8, 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules require that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of the Chinese laws and regulations in effect at the time of this prospectus, we will not be required to submit an application to the CSRC for its approval of this offering and the listing and trading of ordinary shares on the Nasdaq under the M&A Rules. However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented, and the opinions of our PRC counsel summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant Chinese government agencies, including the CSRC, would reach the same conclusion.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, which were made available to the public on July 6, 2021. The Opinions on Strictly Cracking Down on Illegal Securities Activities emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. As of the date of this prospectus, no official guidance or related implementation rules have been issued. As a result, the Opinions on Strictly Cracking Down on Illegal Securities Activities remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities.

On December 24, 2021, the CSRC, together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. Therefore, the proposed offering would be deemed an Indirect Overseas Issuance and Listing under the Draft Overseas Listing Regulations. As such, the Company would be required to complete the filing procedures of and submit the relevant information to CSRC after the Draft Overseas Listing Regulations become effective.

On December 28, 2021, the CAC and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures (the “new Cybersecurity Review Measures”) which took effect on February 15, 2022 and replaced the original Cybersecurity Review Measures. Pursuant to the new Cybersecurity Review Measures, if critical information infrastructure operators purchase network products and services, or network platform operators conduct data processing activities that affect or may affect national security, they will be subject to cybersecurity review. A network platform operator holding more than one million users/users’ individual information also shall be subject to cybersecurity review before listing abroad. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments and risk of network data security after going public overseas.

As confirmed by our PRC counsel, Jiangsu Junjin Law Firm, we will not be subject to cybersecurity review with the CAC, after the Cybersecurity Review Measures became effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures; we are also not subject to network data security review by the CAC if the Draft Regulations on the Network Data Security Administration are enacted as proposed, given that: (i) using our products and services does not require users to provide any personal information; (ii) we do not possess any personal information of users in our business operation; (iii) we do not collect data or operate crucial network facilities and information systems that affect or may affect national security or public interest and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Security Administration Draft.

On February 17, 2023, the CSRC announced the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing by Domestic Companies, or the Circular, and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines. On the same date, the CSRC also released the Notice on the Arrangements for the Filing Management of Overseas Listing of Domestic Companies, or the Notice.  The Trial Measures came into effect on March 31, 2023. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB 1.0 million (approximately $140,000) and RMB 10.0 million (approximately $1.4 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives.

According to the Circular, since the date of effectiveness of the Trial Measures on March 31, 2023, PRC domestic enterprises falling within the scope of filing that have been listed overseas or met the following circumstances are “existing enterprises”: before the effectiveness of the Trial Measures on March 31, 2023, the application for indirect overseas issuance and listing has been approved by the overseas regulators or overseas stock exchanges (such as the registration statement has become effective on the U.S. market), it is not required to perform issuance and listing supervision procedures of the overseas regulators or overseas stock exchanges, and the overseas issuance and listing will be completed by September 30, 2023. Existing enterprises are not required to file with the CSRC immediately, and filings with the CSRC should be made as required if they involve refinancings and other filing matters. PRC domestic enterprises that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Trial Measures on March 31, 2023 can reasonably arrange the timing of filing applications with the CSRC and shall complete the filing with the CSRC before the overseas issuance and listing. According to the Circular, we can reasonably arrange the timing for submitting the filing application with the CSRC, and shall complete the filing with the CSRC in accordance with the Trial Measures before this offering. In sum, we are subject to the filing requirements of the CSRC for this offering under the Trial Measures. On April 22, 2024, we received approval from the CSRC regarding our completion of the required filing procedures for this offering.

This offering is conditioned on the completion of the filing requirements with the CSRC. As the Circular and Trial Measures were newly published, there exists uncertainty with respect to the filing requirements and their implementation. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless. See “Risk Factors – Risks Related to Doing Business in China – The Chinese government exerts substantial influence over the manner in which we must conduct our business activities, which could result in a material change in our operations and/or the value of our ordinary shares. The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our ordinary shares. Additionally, governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless” on page 31.

As of the date of this prospectus, we and our PRC Subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. The Standing Committee of the National People’s Congress, or the SCNPC, or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require our company or any of our subsidiaries to obtain regulatory approval from Chinese authorities before offering in the U.S. In other words, although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly; our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC governmental authorities, if we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, or (iv) any intervention or interruption by PRC governmental with little advance notice. For more details, see “Risk Factors – Risks Related to Doing Business in China – It is unclear whether we will be subject to the oversight of the CAC and how such oversight may impact us. Our business could be interrupted, or we could be subject to liabilities which may materially and adversely affect the results of our operation and the value of your investment.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

●	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting (“ICFR”) pursuant to the Sarbanes-Oxley Act of 2002;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	a delay in adopting new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our ordinary shares held by non-affiliates or issue more than $1 billion of non-convertible debt over a three-year period.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to U.S. domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We have taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents, (2) more than 50% of our assets are located in the U.S. or (3) our business is administered principally in the U.S.

Implication of Being a Controlled Company

We are and will continue, following this offering, to be a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are, and will remain, a “controlled company” as defined under the Nasdaq Stock Market Rules, as our Chief Executive Officer and Chairman of the Board, Mr. Huang Feng, through his wholly-owned BVI company, Maple Huang Holdings Limited, owns more than 50% of the voting rights represented by our issued and outstanding ordinary shares. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors (“BOD”) must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	An exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption after we complete this offering. If we elected to rely on the “controlled company” exemption, a majority of the members of our BOD might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors after we complete this offering. (See “Risk Factors – Risks Related to Our Ordinary Shares and This Offering – As a “controlled company” under the rules of The Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.”)

Additionally, pursuant to Nasdaq’s phase-in rules for newly listed companies, we have one year from the date on which we are first listed on Nasdaq to comply fully with the Nasdaq listing standards. We do not plan to rely on the phase-in rules for newly listed companies and will comply fully with the Nasdaq listing standards at the time of listing.

Transfers of Cash to and from Our Subsidiaries

As a holding company, Li Bang International may rely on dividends and other distributions on equity paid by its subsidiaries, including those based in the PRC, for our cash and financing requirements. If any of our PRC Subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. Li Bang International is permitted under the laws of the Cayman Islands to provide funding to our subsidiary incorporated in Hong Kong through loans or capital contributions without restrictions on the amount of the funds. Our subsidiary in Hong Kong is permitted under the respective laws of Hong Kong to provide funding to Li Bang International through dividend distributions without restrictions on the amount of the funds. There are no restrictions on dividends transfers from Hong Kong to the Cayman Islands. Current PRC regulations permit our WFOE to pay dividends to the Company only out of its accumulated profits after allocation to the required statutory reserve, determined in accordance with Chinese accounting standards and regulations.

The PRC has currency and capital transfer regulations that require us to comply with certain requirements for the movement of capital. The Company is able to transfer cash (U.S. Dollars) to its PRC Subsidiaries through an investment (by increasing the Company’s registered capital in a PRC Subsidiary). The Company’s subsidiaries within China can transfer funds to each other when necessary through the way of current lending. The transfer of funds among companies is subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Revision, the “Provisions on Private Lending Cases”), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. As advised by our PRC counsel, Jiangsu Junjin Law Firm, the Provisions on Private Lending Cases do not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC Subsidiaries’ ability to transfer cash between subsidiaries. On or about June 8, 2022, the Company made dividend payments of RMB 6 million (approximately $941,073) to the shareholders of the Company. As of the date of this prospectus, except for the previously mentioned dividend payments in June 2022, neither the Company nor its subsidiaries have made other transfers, dividends, or distributions to investors and no investors have made transfers, dividends, or distributions to the Company or its subsidiaries. The Company’s business is primarily conducted through its subsidiaries. The Company is a holding company, and its material assets consist solely of the ownership interests held in its PRC Subsidiaries. The Company will be dependent on dividends paid by its subsidiaries for its working capital and cash needs, including the funds necessary: (i) to pay dividends or cash distributions to its shareholders, (ii) to service any debt obligations, and (iii) to pay operating expenses. As a result of PRC laws and regulations (noted below) that require annual appropriations of 10% of after-tax income to be set aside in a general reserve fund prior to payment of dividends, the Company’s PRC Subsidiaries are restricted in that respect, as well as in other respects noted below, in their ability to transfer a portion of their net assets to the Company as a dividend.

With respect to transferring cash from the Company to its subsidiaries, increasing the Company’s registered capital in a PRC Subsidiary requires the filing with the local commerce department, while a shareholder loan requires a filing with the State Administration of Foreign Exchange (“SAFE”) or its local bureau. Aside from the declaration to the SAFE, there is no restriction or limitations on such cash transfer or earnings distribution.

With respect to the payment of dividends, we note the following:

1.	PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and PRC regulations (an in-depth description of the PRC regulations is set forth below);

2.	Our PRC Subsidiaries are required to set aside, at a minimum, 10% of their net income after taxes, based on PRC accounting standards, each year as a statutory surplus reserve until the cumulative amount of such reserve reaches 50% of their registered capital;

3.	Such reserves may not be distributed as cash dividends;

4.

Our PRC Subsidiaries may also allocate a portion of their after-tax profits to fund their staff welfare and bonus funds; except in the event of a liquidation, these funds may also not be distributed to shareholders; the Company does not participate in a Common Welfare Fund;

5.	The incurrence of debt, specifically the instruments governing such debt, may restrict a subsidiary’s ability to pay stockholder dividends or make other cash distributions; and

6.	A withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated.

If, for the reasons noted above, our subsidiaries are unable to pay shareholder dividends and/or make other cash payments to the Company when needed, the Company’s ability to conduct operations, make investments, engage in acquisitions, or undertake other activities requiring working capital may be materially and adversely affected. However, our operations and business, including investment and/or acquisitions by our subsidiaries within China, will not be affected as long as the capital is not transferred in or out of the PRC.

We do not expect to pay any cash dividends in the foreseeable future. Also, as of the date of this prospectus, we do not anticipate any difficulties or limitations on our ability to transfer cash between subsidiaries. We have not installed any cash management policies that dictate the amount of such funds and how such funds are transferred.

PRC Regulations

In accordance with PRC regulations, a foreign-invested enterprise (“FIE”) established in the PRC is required to provide statutory reserves, which are appropriated from net profit, as reported in the FIE’s PRC statutory accounts. A FIE is required to allocate at least 10% of its annual after-tax profit to the surplus reserve until such reserve has reached 50% of its respective registered capital (based on the FIE’s PRC statutory accounts). The aforementioned reserves may only be used for specific purposes and may not be distributed as cash dividends. Until the required 10% contribution of capital is satisfied, the FIE is not allowed to pay dividends or make other distributions to its shareholders, unless approved by the SAFE. After satisfaction of this requirement, the remaining funds may be appropriated at the discretion of the FIE’s board of directors. Our subsidiary, Li Bang WFOE, qualifies as a FIE and is therefore subject to the above-mandated regulations on distributable profits.

Additionally, in accordance with PRC corporate law, a domestic company is required to maintain a surplus reserve of at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and may not be distributed as cash dividends. Suzhou Deji, Wuxi Li Bang and Li Bang Kitchen Appliance and its subsidiaries were established as domestic companies; therefore, each is subject to the above-mentioned restrictions on distributable profits.

As a result of PRC laws and regulations that require annual appropriations of 10% of after-tax income to be set aside, prior to payment of dividends, in a general reserve fund, the Company’s PRC Subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company as a dividend or otherwise.

Corporate Information

Our principal executive office is located at No. 190 Xizhang Road, Gushan Town, Jiangyin City, Jiangsu Province, PRC 214413. The telephone number of our principal executive offices is +86 0510-81630030. Our registered office in the Cayman Islands is located at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our agent for service of process in the U.S. is Cogency Global, located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Investors should submit any inquiries to the address and telephone number of our principal executive offices. We maintain a corporate website at http://www.libangco.cn/. The information contained on our website is not a part of this prospectus.

We are a Cayman Islands exempted company limited by shares. Our current structure is as follows:

The Offering

Shares Offered:	1,520,000 ordinary shares, excluding exercise of the over-allotment discussed below.

1,748,000 ordinary shares, assuming full exercise of the over-allotment.

Shares Issued and Outstanding Prior to the Offering:	17,000,000 ordinary shares.

Initial Public Offering Price per Share:	The initial public offering (“IPO”) price is US$4.00 per share.

Shares Issued and Outstanding after the Offering:	18,520,000 ordinary shares (or 18,748,000 ordinary shares if the underwriters exercise the over-allotment option in full).

Over-Allotment:

We have granted to the Underwriter the option, exercisable for 45 days from the date on which this registration statement is declared effective by the SEC, to purchase up to an additional 15% of the total number of ordinary shares to be offered by the Company in this offering.

Underwriters Warrants

We will issue to the Underwriter warrants entitling the Representative to purchase 5.0% of the aggregate number of ordinary shares issued in this offering, including any shares issued pursuant to exercise of the underwriters’ over-allotment option, at an exercise price per share equal to 125.0% of the IPO price per share. The Representative’s warrants will be exercisable for a period of 4.5 years commencing anytime beginning 6 months from the consummation of sales of the IPO.

Listing:	We have received Nasdaq’s approval to list on Nasdaq.

Nasdaq Capital Market Symbol:	LBGJ.

Gross Proceeds:	$6,080,000, excluding proceeds from exercise of the underwriters’ over-allotment option, based on an offering price of US$4.00 per share.

Lock-up:

Our directors, officers, and 5.0% or greater shareholders have agreed with the Underwriter, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ordinary shares for a period of 180 days from the date of this prospectus. We have agreed, for a period of 180 days, not to (i) offer, sell, sell, purchase or grant any option, or otherwise transfer or dispose of, directly or indirectly, any shares of the Company or any securities convertible into or exercisable or exchangeable for shares of the Company; (ii) file any registration statement with the SEC; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of the Company. See “Underwriting” for more information.

Transfer Agent:	Transhare Corporation.

Risk Factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our ordinary shares.

Use of Proceeds:	We intend to use the proceeds from this offering for plant construction, equipment procurement, advertising and marketing, research and development, and general working capital. See “Use of Proceeds” for more information.

Dividend Policy:	We have no present plans to declare dividends and plan to retain our earnings to continue to grow our business.

Summary Consolidated Financial Data

The following selected consolidated statements of income and comprehensive income data for the six months ended December 31, 2023 and 2022 (unaudited), the fiscal years ended June 30, 2023 and 2022, and the selected consolidated balance sheet data as of December 31, 2023 and 2022 (unaudited), June 30, 2023 and 2022 was derived from our audited consolidated financial statements or unaudited interim condensed consolidated financial statements (“CFS”) included elsewhere in this prospectus.

Our CFS are prepared and presented in accordance with generally accepted accounting principles in the U.S. of America, or U.S. GAAP and our financial results are reported in U.S. dollars. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our CFS and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Selected Consolidated Statements of (Loss) Income:

	For the Six Months Ended December 31,		For the Years Ended June 30,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)
Revenues	$3,729,845	$8,063,863	$14,004,548	$13,479,135
Cost of revenues	(3,118,057)	(4,787,709)	(8,246,591)	(8,623,897)
Gross profit	611,788	3,276,154	5,757,957	4,855,238

Operating expenses:
Selling	368,409	347,640	650,268	648,648
General and administrative	1,479,561	1,284,870	2,646,569	2,497,626
Bad debt	342,542	481,326	1,213,483	378,294
Total operating expenses	2,190,512	2,113,836	4,510,320	3,524,568

(Loss) income from operations	(1,578,724)	1,162,318	1,247,637	1,330,670

Other income (expense):
Interest expense	(213,102)	(190,897)	(375,445)	(291,901)
Other income (expense), net	347,670	179,398	(5,461)	399,452
Total other income (expense), net	134,568	(11,499)	(380,906)	107,551

(Loss) income before provision for income taxes	(1,444,156)	1,150,819	866,731	1,438,221

Provision for income taxes	18,892	326,295	252,611	593,118

Net (loss) income	(1,463,048)	824,524	614,120	845,103
Net (loss) attributable to non-controlling interests	(1,350)	(1,182)	(2,698)	(3,014)
Net (loss) income attributable to ordinary shareholders	$(1,461,698)	$825,706	$616,818	$848,117

(Loss) earnings per ordinary share
– Basic and diluted	$(0.09)	$0.05	$0.04	$0.05

Weighted average number of ordinary shares outstanding*
– Basic and diluted	17,000,000	17,000,000	17,000,000	17,000,000

Selected Consolidated Balance Sheets:

	As of December 31,		As of June 30,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)

Current assets	$16,736,811	$15,252,366	$15,289,952	$12,361,646
Non-current assets	9,668,501	7,153,767	10,030,860	8,015,369
Total assets	26,405,312	22,406,133	$25,353,019	$20,377,015
Current liabilities	$22,093,573	$16,427,150	$19,506,434	$15,024,378
Non-current liabilities	123,187	-	297,545	-
Total liabilities	22,216,760	16,427,150	19,803,979	15,024,378
Total equity	4,188,552	5,978,983	5,549,040	5,352,637
Total liabilities and shareholders’ equity	$26,405,312	$22,406,133	$25,353,019	$20,377,015

Selected Consolidated Cash Flow Data:

	For the Six Months Ended December 31,		For the Years Ended June 30,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(As Restated)

Net cash (used in) provided by operating activities	$(171,829)	$436,112	$(634,414)	$(410,271)
Net cash used in investing activities	(86,871)	(22,930)	(2,912,979)	(1,633,582)
Net cash provided by (used in) financing activities	17,913	(99,677)	3,944,347	2,117,763
Effect of exchange rate on cash and restricted cash	8,352	(6,767)	(27,857)	(6,723)
Net (decrease) increase in cash and restricted cash	(232,435)	306,738	369,097	67,187
Cash and restricted cash at the beginning of period	541,127	172,030	172,030	104,843
Cash and restricted cash at the end of period	$308,692	$478,768	$541,127	$172,030

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the following risks and uncertainties and all other information contained in this prospectus before investing in our ordinary shares. Our business, financial condition, results of operations, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, financial condition, results of operations, and prospects could be adversely affected. In that event, the market price of our ordinary shares could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Industry

We are exposed to risks associated with outbreaks of epidemics, infectious diseases and other disease outbreaks, including the COVID-19. Our business could be materially and adversely affected by outbreaks of infectious diseases (such as SARS, H5N1 avian influenza, human swine flu or COVID-19) or other outbreaks of epidemics or diseases.

The COVID-19 outbreak in early 2020 has already had an adverse and long-term impact on economic and social conditions worldwide and will likely continue, and the worsening, continuation or recurrence of the COVID-19 outbreak could have a negative impact on our business operations. In January and February 2020, in response to the COVID-19 outbreak, the Chinese government adopted a home quarantine to avoid the spread of the COVID-19 outbreak.

During the period ended December 31, 2022, COVID-19 has continued to have an impact on the Company’s operations. As there are still regional outbreaks of coronavirus diseases in 2023 (such as Beijing and Shanghai), movement in China is still limited. In Shanghai, more than half a million people in the city of 25 million remain under lockdown or in designated control zones because virus cases are still being detected. Officials in Jiangsu Province are gradually easing restrictions in several cities as of May 9, 2022. However, lockdown measures will continue in closed and control areas with reported COVID-19 cases. Some cities like Suzhou require residents to present a negative COVID-19 test result to enter public venues and take public transport. Officials have implemented stay-home and traffic control measures in some areas; one person per household may leave to purchase essential items once every three days. Also, it could impact economies and financial markets, resulting in an economic downturn that could impact our ability to raise capital or slow down potential business opportunities.

As of December 2022, the Chinese government has gradually downgraded the emergency response level and make dynamic adjustments, such as lifting cargo transport bans and encouraging businesses to expand capacity and increase output in a variety of ways. Therefore, most of our customers’ business and operations have returned to a more normal level which has diminished the negative impact on our business operations. In December 2022, the Chinese government released the “10 new” optimization measures for prevention and control of the COVID-19. However, Chinese companies are still facing difficulties in returning to normal business activity since their employees could be absent during “peak weeks” of the coronavirus outbreak. In late December 2022, the number of infections in the Company increased and production activity slowed down. Also, it could impact economies and financial markets, resulting in an economic downturn that could impact our ability to raise capital or slow down potential business opportunities. With the recovery of employees, the production and operation of the Company gradually returned to normal in early 2023. However, the effects of COVID-19 continue to linger throughout the global economy and our businesses. Though the severity of COVID-19 has subsided, new variants or any other future pandemic could interrupt business, cause renewed labor and supply chain disruptions, which could materially and adversely impact our businesses. In coping with the ongoing COVID-19 pandemic, the Company will reasonably dispatch employees and arrange working hours in the future to ensure the steady progress of production activities.

While we have closely monitored the health status of our employees, we cannot assure you that there will be no confirmed cases of COVID-19 among our employees and that, in the event of an infection, affected facilities may need to suspend operations and our employees may need to be quarantined. In addition, the outbreak may have a direct impact on our suppliers’ production capacity and transportation network, and our ability to obtain safe, high-quality raw materials and to manufacture and ship products at reasonable cost, and our manufacturing facilities may have to be temporarily closed. In addition, governmental shutdowns or a general economic slowdown and an outbreak could result in an increase in the number of days to maturity of our receivables, which could result in an increase in the expected credit losses on our receivables.

In addition, an infectious disease outbreak on a global scale could affect the investment climate and lead to intermittent volatility in global capital markets, which could also adversely affect global economies. With the rapid rise in infections, many countries have issued travel advisories restricting travel to affected areas. These policies have severely damaged local and cross-border business activities worldwide. The impact has included a significant reduction in tourist arrivals, business exchanges and social functions in the affected countries and regions, as well as economic slowdowns. Global financial markets have become highly volatile and the risk of a global recession has increased significantly. Even if the COVID-19 outbreak is contained and the policies and recommendations implemented by the relevant governments to combat the virus are withdrawn, there is no assurance that the overall economic performance of the affected countries and regions will improve in a short period of time. The outbreak, worsening, continuation, recurrence, or variant of pandemic COVID-19 or any other infectious disease could have a continuing adverse effect on the global economy, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our business is highly dependent on our brand strength and reputation, and if we fail to maintain and enhance our brand and reputation, consumer recognition of and trust in our products could be materially and adversely affected.

We rely heavily on our brand strength and reputation in the promotion and sale of our products and services. We believe that our corporate brand and our product brands are recognized by consumers for their quality and reliability. However, counterfeit products, product defects, inefficient customer service, product liability claims, consumer complaints, intellectual property infringement or negative publicity or media coverage may damage our brand and reputation. Any negative claims against us, even if unethical or unsuccessful, could distract our management’s attention and other resources from our day-to-day business operations, which could adversely affect our business, results of operations, and financial condition. Negative media coverage and resulting negative publicity regarding the safety, price levels or quality of our products could result in a material adverse effect on consumer acceptance of and trust in us and our products.

In addition, adverse publicity regarding any regulatory or legal action against us could damage our reputation and brand image, undermine consumer confidence in us and reduce long-term demand for our products, even if such regulatory or legal action is unfounded or insignificant to our business.

Changes in the availability, quality and cost of key raw materials, transportation and other necessary supplies or services could have a material adverse effect on our business, financial condition and results of operations.

Our raw materials consist primarily of stainless steel sheets. The cost of raw materials represents a significant portion of our total cost of revenues. Raw material costs (unaudited) are 46.6% and 54.0%% of our total cost of sales for the six months ended December 31, 2023, and 2022, respectively. Raw material costs represented 53.9% and 55.7% of our total cost of revenues for the years ended June 30, 2023 and 2022, respectively. We are exposed to fluctuations in the prices of raw materials, transportation, and other necessary supplies or services due to factors beyond our control, such as policies, inflation, fluctuations in currency exchange rates, changes in weather, or changes in the supply and demand for such relevant raw materials, prices of bulk raw material products, which could result in higher costs of our products and services if prices of major raw materials continue to increase. We may not be able to offset the price increases by increasing our product prices, in which case our margins would decline and our financial condition and results of operations could be materially and adversely affected. In addition, if we significantly increase the prices of our products, we may lose our competitive advantage. This in turn could result in a loss of sales and customers. In either case, our business, financial condition, and results of operations could be materially and adversely affected.

Our business is dependent on certain major customers and changes or difficulties in our relationships with our major customers may harm our business and financial results.

We had certain customers whose revenue contribution individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the six months ended December 31, 2023, two customers accounted for 29.5% and 15.5% of the Company’s revenues (unaudited). As of December 31, 2023, one customer accounted for 11.7% of the Company’s trade account receivable (unaudited). For the six months ended December 31, 2022, two customers accounted for 31.0% and 13.0% of the Company’s revenues (unaudited). As of December 31, 2022, one customer accounted for 19.0% of the Company’s trade account receivable (unaudited).

For the year ended June 30, 2023, one customer accounted for approximately 20% of the Company’s total revenue. As of June 30, 2023, one customer accounted for approximately 12% of the Company’s trade accounts receivable. For the year ended June 30, 2022, two customers each accounted for approximately 10% of the Company’s total revenue. As of June 30, 2022, three customers accounted for approximately 35%, 18%, and 12% of the Company’s trade accounts receivable. All of the customers are in China.

If we cannot maintain long-term relationships with major customers or replace major customers from period to period with equivalent customers, the loss of such sales could have an adverse effect on our business, financial condition, and results of operations. In addition, we may not be able to properly identify trends or introduce new products and services to the market as quickly, efficiently, or competitively priced as our competitors. Existing customers may not generate new business for us or make our business uncompetitive with our competitors. If our customer base decreases, we may not be able to generate sufficient revenue to cover our increased costs and expenses. As a result, our business and results of operations may be materially and adversely affected.

Our Operating Subsidiaries establish business relationship with our customers through governmental and open procurement platforms. If we are prevented from using any of the platforms, our numbers of customers may be decreased, and our business and results of operations may be materially and adversely affected.

Due to product specificity, professionalism, and scale of commercial kitchen equipment, it is difficult to access a large volume of customer resources through traditional social networking and e-commerce platforms. In addition, according to the Government Procurement Law of the PRC, organizations such as government agencies, schools, hospitals, public enterprises and institutions, can only establish business relationship with us through governmental and open procurement platforms. Potential customers set procurement requirements to attract enterprises to participate in fair competition, and through evaluation by experts, finally select high-quality enterprises with good performance and brand reputation. China Tendering and Bidding Public Service Platform and Zhongzhao United Bidding and Purchasing Network are the two platforms we often use. However, if we are prevented from using any of the platforms, our numbers of customers may be decreased, and our business and results of operations may be materially and adversely affected.

We face intense competition, and if we fail to compete effectively, we may lose market share, and our results, prospects, and results of operations may be materially and adversely affected.

The market for our services is highly competitive. Our competitive factors are mainly reflected in the competition for comprehensive capabilities such as technology, research and development, quality, channels, brands, supporting capabilities, and after-sales services. Some of our competitors, including domestic and foreign companies, may have financial, research and development (“R&D”), and other resources that exceed ours. There can be no assurance that our current or potential competitors will not market products that rival or exceed ours or adapt more quickly than we do to changing industry trends or changing market demands. Our competitors in certain regional markets may also benefit from sources of raw materials or production facilities closer to those markets, and there may be upstream and downstream business consolidation or alliances between competitors, and as a result, our competitors may be able to quickly capture significant market share. Any of these events could adversely affect our market share, business, and results of operations.

In addition, competition may cause us to reduce prices, lower margins and lose market share, any of which could adversely affect our results of operations. We also cannot assure you that competitors will not actively engage in legal or illegal activities designed to undermine our brand and product quality or affect consumer confidence in our products.

Our efforts and investments in technology development may not always produce the expected results.

We are continually developing and seeking to develop technologies that are closely related to the commercial kitchen products that will be used in our products. As of the date of this prospectus, our core R&D team consisted of three (3) employees who have a proven track record of launching new products or product upgrades. Currently, our R&D team has been working on the development of large soup pots, food waste processors and related intelligent products with some success. However, we cannot assure you that our future efforts to develop related technologies will be successful, in which case our products may lose their competitive edge.

In addition, we cannot assure you the technologies we develop will be well accepted by consumers, in which case our business, financial condition, results of operations and prospects may be materially and adversely affected.

Our production may be subject to disruptions and delays.

Currently, we have a production site in Jiangyin, Jiangsu Province. We are not on the US Department of Commerce Bureau of Industry and Security “Entity List” or “Military End User List.” Natural or man-made disasters (such as severe weather, fire, technical or mechanical failures, storms, explosions, earthquakes, strikes, terrorist activities, wars, and outbreaks of epidemics) or other disruptions (such as power and water outages) could cause significant damage to our production facilities, and resuming production could be costly and time-consuming and could cause significant disruption to our operations. Until the affected production facilities are available and operational, we may incur additional costs and may face disruptions in the supply of our products.

In addition, we depend on the timely supply of raw materials, such as stainless steel, in order to meet our production schedules. Any delays or interruptions in the supply of raw materials from our suppliers could have a material adverse effect on our ability to meet our contractual obligations to our customers. In addition, any natural or man-made disasters or other unexpected catastrophic events, including severe weather, fires, technical or mechanical failures, storms, explosions, earthquakes, strikes, terrorist activities, wars and outbreaks of epidemics, could disrupt our transportation channels, harm our suppliers’ operations and impede our ability to manufacture and deliver products to our customers on a timely basis. For example, events such as the COVID-19 outbreak in the first quarter of 2020 could place additional stress on our supply chain. For more information on the impact of the COVID-19 outbreak on our manufacturing sites and supply chain, see Risk Factors – “We are exposed to risks associated with outbreaks of epidemics, infectious diseases and other disease outbreaks, including the COVID-19 outbreak. Our business could be materially and adversely affected by outbreaks of infectious diseases (such as SARS, H5N1 avian influenza, human swine flu or COVID-19) or other outbreaks of epidemics or diseases.” Although we have not experienced significant production interruptions during the track record period or as of the latest practicable date, any interruptions or delays after our production date could adversely affect our ability to produce sufficient quantities of our products and, in turn, our ability to meet customer demand. Under such circumstances, our business, financial condition, results of operations and prospects could be materially and adversely affected.

We are exposed to risks associated with the storage of the products we sell.

We store our products temporarily in warehouses owned by us until they are delivered to our customers. We have insurance in place to protect us against possible financial loss in the event of an accident, including fire. However, in the event of such an accident (including fire) resulting in damage to the products we sell or to our warehouse, our ability to supply the products could be adversely affected. The occurrence of any such event could also require us to make significant capital expenditures beyond those anticipated and delay product deliveries. The sales we may lose or the increased costs we may incur as a result of such operational disruptions and delays in delivery may not be recoverable under existing policies, and long-term business interruptions may result in the loss of end customers. If any one or more of these risks were to occur, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Failure to maintain optimal inventory levels may increase the cost of holding inventory or cause us to lose sales.

Maintaining optimal   inventory levels is important to the success of our business. Inventory balances are approximately 12.0% and 9.7% of our total current assets as of December 31, 2023, and 2022 (unaudited), and 10.1% and 17.3% of our total current assets as of June 30, 2023 and 2022, respectively. Inventory turnover measures how fast a company sells inventory. The speed at which a company can sell inventory is a critical measure of business performance. A low turnover implies weak sales and possibly excess inventory, also known as overstocking. A high ratio, on the other hand, implies either strong sales or insufficient inventory. The Company calculated inventory turnover by dividing the cost of goods by average inventory, of which average inventory is done by dividing the sum of beginning inventory and ending inventory by two. The inventory turnover days are calculated by dividing 360 by inventory turnover. Our inventory turnover days were 205 days and 160 days as of December 31, 2023, and 2022, and 80 days and 128 days as of June 30, 2023 and 2022, respectively. Due to the large scale and high acceptance standards of hotel projects, the Company prepared inventories for production and delivery, resulting in the inventory turnover days being longer than that in the second half of 2022. We are exposed to inventory risk due to a number of factors beyond our control, including changing consumer trends and customer preferences and the introduction of competitive products. In addition, we generally estimate the demand for the products we will sell in advance of actual sales in connection with preparing our inventory. We cannot assure you that we will be able to accurately predict such trends and events and maintain adequate inventories at all times. A sudden decline in market demand for the products we sell could result in excess or obsolete inventory, and we may be forced to offer discounts or conduct promotional activities to dispose of slow-moving inventory, which could have a material adverse effect on our financial condition and results of operations. On the other hand, a shortage of inventory could cause us to lose sales, and our business, financial condition, results of operations, and prospects could be materially and adversely affected.

Any quality problems associated with our products may result in lost customers and sales, and we may face product liability claims if the problems are related to our products.

The success of our business depends on the continued delivery of quality and reliable products. We cannot assure you that our quality controls will be effective at all times, and we may face returns or cancellation of orders and customer complaints if the quality of any of our products deteriorates for any reason, or if consumers believe that our products do not deliver the claimed results.

In addition, if our commercial kitchen products are defective or adversely affect the overall cause of consumer property damage or personal injury, we may be subject to product liability claims or product recalls that could cause financial and reputational harm. Even if we ultimately prevail, we may be required to incur substantial costs in defending such legal claims. In addition, consumers’ perception of our products and their willingness to purchase them may be adversely affected, regardless of whether the quality problems are related to us. Accordingly, any actual or known quality problems associated with our products could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Our facilities and operations may require significant investment and upgrades.

Our facilities and operations may require significant investment and occasional upgrades due to depreciation or business growth, and our costs may increase as a result. If we are not successful in recovering such costs, our profitability may decline. In addition, the timely completion of upgrades as planned depends on a number of factors, including our ability to raise and maintain sufficient funds for such upgrades, the adequate supply of materials and equipment, and the ability to deliver on time. If the upgrade is not completed on time, our capacity will be temporarily limited and our business, financial condition, results of operations, and prospects may be further materially and adversely affected.

Regulatory actions, legal proceedings, and customer complaints against us could harm our reputation and have a material adverse effect on our business, results of operations, financial condition, and prospects.

Along with the growth and expansion of our business, we may be involved in litigation, regulatory proceedings, and other disputes arising outside the ordinary course of our business. Such litigation and disputes may result in claims for actual damages, freezing of our assets, diversion of our management’s attention and reputational damage to us and our management, as well as legal proceedings against our directors, officers, or employees, and the probability and amount of liability, if any, may remain unknown for long periods of time. Given the uncertainty, complexity, and scope of many of these litigation matters, their outcome generally cannot be predicted with any reasonable degree of certainty. Therefore, our reserves for such matters may be inadequate. Moreover, even if we eventually prevail in these matters, we could incur significant legal fees or suffer significant reputational harm.

We may fail to protect our intellectual properties.

We regard software registrations, trademarks, patents, domain names, know-how, proprietary technologies, and similar intellectual property critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-compete agreements with our employees and others to protect our proprietary rights. See “Business – Intellectual Property.” Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented, or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages.

It is often difficult to maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently. Confidentiality, invention assignment, and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or enforce our contractual rights in China. Some of our trademark applications for certain categories have been rejected, and we have applied for administrative reviews on such rejections. However, there can be no assurance that we will obtain such trademarks and any other trademarks that are crucial to our business in the future. Thus, we may be unable to prevent others from using such trademarks or suing us for infringement, or even unable to continue to use such trademarks in our business.

Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can also provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors.

Our employees are at risk of serious injury from the use of production equipment and machinery.

We use heavy machinery and equipment in our production processes that are potentially dangerous and could result in personal injury to our employees. The safety training we provide to our employees may not be effective in preventing accidents from occurring. Any major accident resulting from the use of equipment or machinery may cause disruption to our production, damage to our corporate image, and legal and regulatory liability. Although we carry employee accident insurance, as well as workers’ compensation and medical insurance, the coverage may not be sufficient to offset losses arising from claims related to such accidents. As of the date of the prospectus, there are no claims against the Company.

In addition, potential industrial accidents resulting in substantial property damage, loss of life or injury may expose us to claims and litigation, and we may be liable for medical expenses and other payments to employees and their families and may be subject to fines or penalties. As a result, our reputation, brand, business, financial condition, results of operations, and prospects could be materially and adversely affected.

We may be subject to intellectual property infringement claims.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how, or other intellectual property rights held by third parties. As of the date of this prospectus, we are still in the process of applying for three patents, which may not be approved. We may be from time to time in the future, be subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services, or other aspects of our business without our awareness. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

We may fail to make necessary or desirable strategic alliances, acquisitions, or investments, and we may not be able to achieve the benefits we expect from the alliances, acquisitions, or investments we make.

We may pursue selected strategic alliances and potential strategic acquisitions that are supplemental to our business and operations, including opportunities that can help us further expand our product and service offerings and improve our technology system. However, strategic alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance or default by counterparties, and increased expenses in establishing these new alliances, any of which may materially and adversely affect our business. In addition, we may have limited ability to control or monitor the actions of our strategic partners. To the extent a strategic partner suffers any negative publicity as a result of its business operations, our reputation may be negatively affected by virtue of our association with such party.

The costs of identifying and consummating strategic acquisitions may be significant and subsequent integrations of newly acquired companies, businesses, assets, and technologies would require significant managerial and financial resources and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our growth and business operations. In addition, investments and acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, and exposure to potential unknown liabilities of the acquired business. The acquired businesses or assets may not generate the financial results we expect and may incur losses. The cost and duration of integrating newly acquired businesses could also materially exceed our expectations. If our portfolio does not perform as we expect, our results of operations and profitability may be adversely affected.

Our success depends on the continuing efforts of our senior management and key employees.

Our future success is significantly dependent upon the continued service of our senior management and other key employees. If we lose their service, we may not be able to locate suitable or qualified replacements and may incur additional expenses to recruit and train new staff, which could severely disrupt our business and growth. Our founder and chief executive officer, Mr. Huang Feng, and other management members are critical to our vision, strategic direction, culture, and overall business success. If there is any internal organizational structure change or change in responsibilities for our management or key personnel, or if one or more of our senior management members were unable or unwilling to continue in their present positions, the operation of our business and our business prospects may be adversely affected. Our employees, including members of our management, may choose to pursue other opportunities. If we are unable to motivate or retain key employees, our business may be severely disrupted, and our prospects could suffer. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that our management members would not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China, or we may not be able to enforce them at all.

Our subsidiaries are required to obtain and hold various licenses and permits in China, failure to do so could have a material adverse effect on us.

Under PRC law, our subsidiaries are required to obtain and hold various licenses and permits to operate the business, including National Industrial Product Production License (Gas Stoves), National Industrial Product Production License (Electric Heating Food Processing Equipment), Work Safety License (Building Construction), Sanitary License for Disinfection Product Manufacturers, Gas Burner Installation and Maintenance Qualification Certificate, and Construction Mechanical and Electrical Installation Engineering Professional Contractor Level 3 Certificate. We are required to comply with applicable environmental regulations, health quality standards, and production safety standards in relation to our operations and production processes. In order to comply with the rules and regulations of the relevant public health authorities and quality and technical supervision authorities, we are subject to regular and random inspections. Failure to pass such inspections and comply with licensing or other regulatory requirements could result in termination of the manufacture and sale of our products, forfeiture of related revenues, revocation of business licenses, or potential criminal liability, which would have a material adverse effect on our reputation and our business, financial condition, results of operations and prospects.

If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our ICFR. In connection with the audits of our CFS included in this prospectus, we and our independent registered public accounting firm identified material weaknesses in our ICFR. As defined in the standards established by the U.S. PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in ICFR, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses that were identified relate to our lack of sufficient skilled accounting staff with appropriate knowledge of U.S. GAAP for the purpose of financial reporting and our lack of formal accounting policies and procedures manual to ensure proper financial reporting to comply with U.S. GAAP and SEC requirements. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other deficiencies in our ICFR. Had we performed a formal assessment of our ICFR or had our independent registered public accounting firm performed an audit of our ICFR, additional deficiencies may have been identified.

Following the identification of the material weaknesses and other deficiencies, we have taken measures and plan to continue to take measures to remediate these control deficiencies. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—ICFR.” However, the implementation of these measures may not fully address the material weaknesses and other deficiencies in our ICFR, and we cannot conclude that they have been fully remediated. Our failure to correct the material weaknesses and other deficiencies or our failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective ICFR could significantly hinder our ability to prevent fraud.

We will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) as well as rules and regulations of Nasdaq Stock Exchange after the completion of this offering. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and ICFR. We are required by Section 404 of the Sarbanes-Oxley Act to perform system and process evaluation and testing of our ICFR to allow management to report on the effectiveness of our ICFR in our Form 20-F beginning with our annual report in our second annual report after becoming a public company. Prior to this offering, we were never required to test our internal controls within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner.

Our management may conclude that our ICFR is not effective. Moreover, even if our management concludes that our ICFR is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue an adverse report if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain the adequacy of our ICFR, as these standards are modified, supplemented or amended from time to time, we may not be able to produce timely and accurate financial statements and may not be able to conclude on an ongoing basis that we have effective ICFR in accordance with Section 404. If that were to happen, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which could lead to a decline in the market price of our ordinary shares and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. We may also be required to restate our financial statements for prior periods.

We have made loans to affiliates that could have violated Section 13(k) of the Exchange Act (implementing Section 402 of the Sarbanes-Oxley Act of 2002) and may be subject to sanctions as a result.

Section 13(k) of the Exchange Act provides that it is unlawful for a company that has a class of securities registered under Section 12 of the Exchange Act to, directly or indirectly, including through any subsidiary, extend or maintain credit in the form of a personal loan to or for any director or executive officer of the Company. As of December 31, 2021, the Company made multiple loans for a total amount of $924,914 to Huang Feng, the Company’s Chief Executive Officer and Chairman of the Board, Huang Jiandong, father of Huang Feng, and Dong Qinju, mother of Huang Feng. The loans were repaid to the Company by the individuals prior to the fiscal year ended June 30, 2022. During the six months between July to December 2022, the Company loaned approximate $0.67 million to Huang Feng. On February 4, 2023, Huang Feng repaid $0.31 million of these loans. During the period from January to April 2023, Huang Feng loaned from the Company an additional $2.29 million. On May 12, 2023, Huang Feng repaid all outstanding loans in full. During the period from January to May 2023, Dong Qinju obtained multiple non-interest bearing loans totaling $604,941 from the Company. On May 19, 2023, Dong Qinju repaid the loans in full. These loans were considered to be personal loans made by the Company to a director or officer of the Company and may have violated Section 13(k) of the Exchange Act.

Issuers that are found to have violated Section 13(k) of the Exchange Act may be subject to civil sanctions, including injunctive remedies and monetary penalties, as well as criminal sanctions. The imposition of any of such sanctions on us could have a material adverse effect on our business, financial position, results of operations or cash flows.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

COVID-19 had a negative impact on the Chinese and the global economy in the beginning of 2023, but its far-reaching impact remains unpredictable. Whether this will lead to a prolonged downturn in the economy is still unknown. China’s National Bureau of Statistics reported negative GDP growth of 6.8% for the first quarter of 2020. Even before the outbreak of COVID-19, the global macroeconomic environment was facing numerous challenges. The growth rate of the Chinese economy had already been slowing since 2010. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies which had been adopted by the central banks and financial authorities of some of the world’s leading economies, including the U.S. and China, even before 2020. Unrest, terrorist threats, and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. There have also been concerns about the relationship between China and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the U.S. and China with respect to trade policies, treaties, government regulations, and tariffs. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

Risks Related to Our Corporate Structure

We will be dependent on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company and will be dependent on dividends and other distributions on equity by the Operating Subsidiaries to fund any cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders and for servicing any debt we may incur. If our Operating Subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. Under PRC laws and regulations, our Operating Subsidiaries, which are foreign-owned enterprises, may pay dividends only out of their respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund until the aggregate amount of such fund reaches 50% of its registered capital. Such reserve funds cannot be distributed to us as dividends. At its discretion, a foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to an enterprise expansion fund, or staff welfare and bonus fund.

Our Operating Subsidiaries generate essentially all of their revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our Operating Subsidiaries to use their Renminbi cash balances to pay dividends to us.

The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting processes may be put forward by the SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our Operating Subsidiaries to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated.

Risks Related to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations.

Substantially all of our operations are located in China. Accordingly, our business, prospects, financial condition, and results of operations may be influenced to a significant degree by political, economic, and social conditions in China generally and by continued economic growth in China as a whole. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and has reduced state ownership of productive assets, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past, the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, and since 2012, China’s economic growth has slowed down. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could adversely affect us and limit the legal protections available to you and us.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement could be unpredictable, with little advance notice. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our current understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. In addition, any new or changes in PRC laws and regulations related to foreign investment in China could affect the business environment and our ability to operate our business in China.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business and the results of operations.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effects. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such unpredictability towards our contractual, property, and procedural rights could adversely affect our business and impede our ability to continue our operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in the prospectus. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

We are a company incorporated under the laws of the Cayman Islands, and we conduct most of our operations in China and most of our assets are located in China. In addition, substantially all our senior executive officers reside within China, are physically there for a significant portion of each year, and are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of U.S. securities laws or those of any U.S. state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the U.S. that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S. See “Enforceability of Civil Liabilities.”

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the U.S. may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. While the detailed interpretation of or implementing of rules under Article 177 have to be promulgated, the inability of an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase the difficulties faced by you in protecting your interests.

We rely on loans for our liquidity and we may not be able to continue to obtain financing from banks in China.

Our liquidity relies partly on short-term loans. Financing may not be available to us on favorable terms, if at all. If we are unable to obtain short-term financing in an amount sufficient to support our operations, it may be necessary, to suspend or curtail our operations, which would have a material adverse effect on our business and financial condition. In that event, current shareholders would likely experience a loss of most of or all of their investment.

In addition, potential risks in the credit markets may adversely affect our business, including the availability and cost of short-term funds for liquidity requirements, which could adversely affect our results of operations, cash flows and financial condition.

Potential changes in economy may affect the availability of business and customer credit. We may need to rely on the credit markets, particularly for short-term loans from banks in China, to meet our financial commitments and short-term liquidity needs if internal funds from our operations are not available to be allocated to such purposes. Our access to funds under such credit facilities is dependent on the ability of the banks that are parties to those facilities to meet their funding commitments, which may be dependent on governmental economic policies in China. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time. Therefore, these uncertain and changing events would adversely impact our results of operations, cash flows and financial position.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC Subsidiaries. We may decide to finance our PRC Subsidiaries by means of loans or capital contributions.

Any loans to Li Bang WFOE, which is treated as a FIE, under PRC law, is subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to Li Bang WFOE to finance its Operating Subsidiaries activities cannot exceed statutory limits and must be registered with the local counterpart of the SAFE, or filed with SAFE in its information system. According to the Notice of the People’s Bank of China (“PBOC”) and SAFE on Adjustments to Comprehensive Macro-prudential Regulation Parameters for Cross-border Financing issued by PBOC and SAFE in January 2021, the limit for the total amount of foreign debt is 2 times of their respective net assets. Moreover, any medium or long-term loan to be provided by us to our PRC Subsidiaries must also be filed and registered with the National Development and Reform Commission, or the NDRC. We may also decide to finance our PRC Subsidiaries by means of capital contributions. These capital contributions must be reported to the Ministry of Commerce, or MOFCOM, or its local counterpart.

We believe the offering proceeds will be available for investments in our PRC operations after completing the registration. For example, if we decide to make loans to our PRC Subsidiaries, the loan can be in an amount of up to two times the net assets in the CFS. However, we cannot assure you that we will be able to obtain relevant government registrations or approvals on a timely basis, or at all.

These capital contributions must be approved by the Ministry of Commerce (“MOC”) or its local counterpart. On March 30, 2015, SAFE promulgated Circular of the State Administration of Foreign Exchange on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capital of foreign-invested enterprises nationwide. Circular 19 came into force and replaced both previous Circular 142 and Circular 36 on June 1, 2015. On June 9, 2016, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or Circular 16, to further expand and strengthen such reform. Under Circular 19 and Circular 16, foreign-invested enterprises in the PRC are allowed to use their foreign exchange funds under capital accounts and RMB funds from exchange settlement for expenditure under current accounts within their business scope or expenditure under capital accounts permitted by laws and regulations, except that such funds shall not be used for (i) expenditures beyond the enterprise’s business scope or expenditures prohibited by laws and regulations; (ii) investments in securities or other investments other than principal-secured products issued by banks; (iii) granting loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) construction or purchase of a real estate for purposes other than self-use (except for real estate enterprises). In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of these circulars could result in severe monetary or other penalties. These circulars may significantly limit our ability to use RMB converted from the cash provided by our offshore financing activities to fund the establishment of new entities in China by our PRC Subsidiaries, to invest in or acquire any other PRC companies through our PRC Subsidiaries.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC Subsidiaries or future capital contributions by us to our PRC Subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from our initial public offering to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities, which could result in a material change in our operations and/or the value of our ordinary shares. The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our ordinary shares. Additionally, governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property, and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties.

For example, the Chinese cybersecurity regulator announced on July 2, 2021 that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores.

As such, the Company’s business segments may be subject to various government and regulatory interference in the provinces in which they operate. The Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The Company’s operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. Since the Chinese government may intervene or influence our operations at any time, it could result in a material change in our operation and the value of our ordinary shares. Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Furthermore, it is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchanges, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. As a result, our securities may decline in value dramatically or even become worthless should we become subject to new requirement to obtain permission from the PRC government to list on U.S. exchange in the future.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which were available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. Moreover, the State Internet Information Office issued the Measures of Cybersecurity Review (Revised Draft for Comments, not yet effective) on July 10, 2021, which requires operators with personal information of more than 1 million users who want to list abroad to file a cybersecurity review with the Office of Cybersecurity Review. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirements in the future. While we believe that our operations are not affected by this, as these opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all.

On December 24, 2021, the CSRC, together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. Therefore, the proposed offering would be deemed an Indirect Overseas Issuance and Listing under the Draft Overseas Listing Regulations. As such, the Company would be required to complete the filing procedures of and submit the relevant information to CSRC after the Draft Overseas Listing Regulations become effective.

On February 17, 2023, the CSRC, announced the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing by Domestic Companies, or the Circular, and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines. On the same date, the CSRC also released the Notice on the Arrangements for the Filing Management of Overseas Listing of Domestic Companies, or the Notice. The Trial Measures came into effect on March 31, 2023. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB 1.0 million (approximately $140,000) and RMB 10.0 million (approximately $1.4 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives.

According to the Circular, since the date of effectiveness of the Trial Measures on March 31, 2023, PRC domestic enterprises falling within the scope of filing that have been listed overseas or met the following circumstances are “existing enterprises”: before the effectiveness of the Trial Measures on March 31, 2023, the application for indirect overseas issuance and listing has been approved by the overseas regulators or overseas stock exchanges (such as the registration statement has become effective on the U.S. market), it is not required to perform issuance and listing supervision procedures of the overseas regulators or overseas stock exchanges, and the overseas issuance and listing will be completed by January 15, 2024. Existing enterprises are not required to file with the CSRC immediately, and filings with the CSRC should be made as required if they involve refinancings and other filing matters. PRC domestic enterprises that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Trial Measures on March 31, 2023 can reasonably arrange the timing of filing applications with the CSRC and shall complete the filing with the CSRC before the overseas issuance and listing. According to the Circular, we can reasonably arrange the timing for submitting the filing application with the CSRC, and shall complete the filing with the CSRC in accordance with the Trial Measures before this offering. In sum, we are subject to the filing requirements of the CSRC for this offering under the Trial Measures.

As of the date of this prospectus, we have submitted the filing materials to the CSRC on June 10, 2023. We had received comments from the CSRC and were in the course of addressing comments accordingly. We have not obtained the final confirmation from the CSRC regarding the completion of the filing process, and we cannot guarantee that the filing will be completed in a timely manner or at all. This offering is conditioned on the completion of the filing requirements with the CSRC. As the Circular and Trial Measures were newly published, there exists uncertainty with respect to the filing requirements and their implementation. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless.

Uncertainties exist with respect to the interpretation and implementation of the enacted Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance, and business operations.

On March 15, 2019, the PRC National People’s Congress approved the Foreign Investment Law, which came into effect on January 1, 2020, and replaces the trio of existing laws regulating foreign investment in the PRC, namely, the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-Invested Enterprise Law, together with their implementation rules and ancillary regulations and becomes the legal foundation for foreign investment in the PRC. Meanwhile, the Implementation Regulation of the Foreign Investment Law and the Measures for Reporting of Information on Foreign Investment came into effect as of January 1, 2020, which clarified and elaborated the relevant provisions of the Foreign Investment Law.

The Foreign Investment Law sets out the basic regulatory framework for foreign investments and proposes to implement a system of pre-entry national treatment with a negative list for foreign investments, pursuant to which (i) foreign entities and individuals are prohibited from investing in the areas that are not open to foreign investments, (ii) foreign investments in the restricted industries must satisfy certain requirements under the law, and (iii) foreign investments in business sectors outside of the negative list will be treated equally with domestic investments. The Foreign Investment Law also sets forth necessary mechanisms to facilitate, protect and manage foreign investments and proposes to establish a foreign investment information reporting system, through which foreign investors or foreign-invested enterprises are required to submit an initial report, report of changes, report of deregistration and annual report relating to their investments to the Ministry of Commerce, or MOFCOM, or its local branches.

We will be dependent on dividends and other distributions on equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we will be dependent on dividends and other distributions on equity paid by our PRC Subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our PRC Subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require our PRC Subsidiaries to adjust their taxable income, in a manner that would materially and adversely affect their ability to pay dividends and other distributions to us.

Under PRC laws and regulations, our PRC Subsidiaries, as wholly foreign-owned enterprises in China, may pay dividends only out of their respective accumulated after-tax profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds until the aggregate amount of such funds reaches 50% of its registered capital. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

In response to the persistent capital outflow and the Renminbi’s depreciation against the U.S. dollar in the fourth quarter of 2016, the PBOC and SAFE have implemented a series of capital control measures, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments, and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC Subsidiaries’ dividends and other distributions may be subjected to tighter scrutiny in the future. Any limitation on the ability of our PRC Subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our ordinary shares.

Substantially all of our revenues and expenditures are denominated in RMB, whereas our reporting currency is the U.S. dollar. As a result, fluctuations in the exchange rate between the U.S. dollar and RMB will affect the relative purchasing power in RMB terms of our U.S. dollar assets and the proceeds from our IPO. Our reporting currency is the U.S. dollar while the functional currency for our PRC Subsidiaries is RMB. Gains and losses from the re-measurement of assets and liabilities that are receivable or payable in RMB are included in our consolidated statements of operations. The re-measurement has caused the U.S. dollar value of our results of operations to vary with exchange rate fluctuations, and the U.S. dollar value of our results of operations will continue to vary with exchange rate fluctuations. A fluctuation in the value of RMB relative to the U.S. dollar could reduce our profits from operations and the translated value of our net assets when reported in U.S. dollars in our consolidated financial statements. This could have a negative impact on our business, financial condition, and results of operations as reported in U.S. dollars. If we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. However, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. During the period between July 2008 and June 2010, the exchange rate between the RMB and the U.S. dollar had been stable and traded within a narrow range. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. Since October 1, 2016, Renminbi has joined the International Monetary Fund (IMF)’s basket of currencies that make up the Special Drawing Right (SDR), along with the U.S. dollar, the Euro, the Japanese yen, and the British pound. In the fourth quarter of 2016, the RMB depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress toward interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

There remains significant international pressure on the PRC government to adopt a flexible currency policy. Any significant appreciation or depreciation of the RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ordinary shares in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into RMB to pay our operating expenses, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ordinary shares.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. As of the date of this prospectus, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on the price of our ordinary shares.

Governmental control of currency conversion may limit our ability to utilize our cash on hand effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our net revenues in RMB. Under our current corporate structure, our company in the Cayman Islands will be dependent on dividend payments from our PRC Subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC Subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by the beneficial owners of our Company who are PRC residents. But approval from, or registration with, appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies.

In light of the flood of capital outflows of China in 2016 due to the weakening RMB, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movements. More restrictions and substantial vetting processes have been put in place by SAFE to regulate cross-border transactions falling under the capital account. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends to our shareholders.

We must remit the offering proceeds to the PRC before they may be used to benefit our business in the PRC, and this process may take a number of months.

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take several months after the closing of this offering. We may be unable to use these proceeds to grow our business until we receive such proceeds in the PRC. In order to remit the offering proceeds to the PRC, we will have to take the following actions: First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to SAFE certain application forms, identity documents, transaction documents, a form of foreign exchange registration of overseas investments by domestic residents, and a foreign exchange registration certificate of the invested company. Second, we will remit the offering proceeds into this special foreign exchange account. Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment orders to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily, the process takes several months to complete but is required by law to be accomplished within 180 days of application. The proceeds of this offering will be maintained in an interest-bearing account maintained by us in the U.S. until the abovementioned approvals have been provided.

Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject us to penalties.

We are required under PRC laws and regulations to participate in various government-sponsored employee benefit plans, including certain social insurance, housing funds, and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China, given the different levels of economic development in different locations. If the local governments deem our contribution to be not sufficient, we may be subject to late contribution fees or fines in relation to any underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Currently, we are making contributions to the plans based on the minimum standards, although the PRC laws required such contributions to be based on the actual employee salaries up to a maximum amount specified by the local government. Therefore, in our CFS, we have made an estimate and accrued a provision in relation to the potential make-up of our contributions for these plans as well as to pay late contribution fees and fines. If we are required to make increased contributions or are subject to late contribution fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. With respect to the under-withheld individual income tax, we may be required to make up sufficient withholding and pay late fees and fines. If we are subject to late fees or fines in relation to the under-withheld individual income tax, our financial condition and results of operations may be adversely affected. We may also be subject to regulatory investigations and other penalties if our other employment practices are deemed to be in violation of relevant PRC laws and regulations.

Increases in labor costs and enforcement of stricter labor laws and regulations in China may adversely affect our business and our profitability.

China’s overall economy and the average wage in China have increased in recent years and are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to those who pay for our products and services, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing funds, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration and statutory benefits, determining the term of employee’s probation, and unilaterally terminating labor contracts. In addition, enterprises are forbidden to force laborers to work beyond the time limit and employers shall pay laborers for overtime work in accordance with the laws and regulations. If we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to affect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

We engage independent third-party service providers to recruit certain third-party workers at our request, such as customer service, and to settle the payment of service fees to such third-party service providers for us. However, we cannot preclude the possibility that these workers supplied by third-party service providers may be classified as “dispatched workers” by courts, arbitration tribunals, or government agencies. In December 2012, the Labor Contract Law was amended and in January 2014, the Interim Provisions on Labor Dispatch was promulgated, to impose more stringent requirements on the use of employees of temp agencies, who are known in China as “dispatched workers”. For example, the number of dispatched workers may not exceed a certain percentage of the total number of employees and the dispatched workers can only engage in temporary, auxiliary, or substitutable work. However, since the application and interpretation of the Labor Contract Law and the Interim Provisions on Labor Dispatch are limited and uncertain, we cannot assure you our business operation will be deemed to be in full compliance with them. If we are found to be in violation of any requirements under the Labor Contract Law, the Interim Provisions on Labor Dispatch, or their related rules and regulations, we may be ordered by the labor authority to rectify the non-compliance by entering into written employment contracts with the deemed “dispatched workers”, or be subject to regulatory penalty, other sanction or liability or be subject to labor disputes.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practices do not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. We cannot assure you that we have complied or will be able to comply with all labor-related laws and regulations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees, and our business, financial condition, and results of operations will be adversely affected.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOC shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOC that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOC, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the MOC or its local counterparts, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Failure to obtain prior approval from the MOFCOM for or in connection with the Company’s reorganization may have an adverse effect on our operations.

Article 11 of the Provisions on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (“M&A Provisions”) provides that mergers and acquisitions of domestic companies with which they are affiliated by domestic companies, enterprises or natural persons in the name of companies legally established or controlled by them outside of China shall be reported to the Ministry of Commerce for approval. Article 11 of the M&A Provisions further provides that the parties thereto shall not evade the above provision by the domestic investment of a foreign investment enterprise or by any other means.

As of the date of this prospectus, we have not applied for approval from the Ministry of Commerce related to the reorganization. As advised by our PRC legal counsel, Jiangsu Junjin Law Firm, the Company’s reorganization, pursuant to the M&A Provisions, may be subject to prior approval from the MOFCOM. Not obtaining such prior approval may adversely affect our business operations. Pursuant to Article 38 of the PRC Foreign Investment Law, the violations of laws and regulations committed by foreign investors and foreign-funded enterprises shall be investigated by the relevant departments according to the law and included in the credit information system according to the relevant provisions issued by the state. As such, we may face regulatory actions or penalties imposed by MOFCOM, foreign exchange control authorities or other competent PRC regulators for failing to obtain MOFCOM’s approval prior to our reorganization. Although there remain uncertainties as to the actions that may be taken, including fines and penalties on our operations in the PRC or limitations on our operating privileges in the PRC, any such action may adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC Subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

In July 2014, the SAFE promulgated the Circular on Issues Concerning Foreign Exchange Administration over the Overseas Investment and Financing and Roundtrip Investment by Domestic Residents via Special Purpose Vehicles, or “Circular 37”. According to Circular 37, prior registration with the local SAFE branch is required for Chinese residents to contribute domestic assets or interests to offshore companies, known as SPVs. Circular 37 further requires an amendment to a PRC resident’s registration in the event of any significant changes with respect to the SPV, such as an increase or decrease in the capital contributed by PRC individuals, share transfer or exchange, merger, division, or other material event. Further, foreign investment enterprises established by way of round-tripping shall complete the relevant foreign exchange registration formalities pursuant to the prevailing foreign exchange control provisions for direct investments by foreign investors and disclose the relevant information such as an actual controlling party of the shareholders truthfully.

Currently, all of our beneficial owners and who are known to us as being PRC residents have completed the Circular 37 Registration required in connection with our recent corporate restructuring. We attempt to comply and attempt to ensure that our shareholders who are subject to these rules comply, with the relevant requirements. However, we cannot provide any assurances that all of our shareholders who are Chinese residents will comply with our request to make or obtain any applicable registration or comply with other requirements required by Circular 37 or other related rules. The Chinese resident shareholders’ failure to comply with Circular 37 registration would not impose penalties on our Company, while it may result in restrictions being imposed on part of foreign exchange activities of the offshore special purpose vehicles, including restrictions on its ability to receive registered capital as well as additional capital from Chinese resident shareholders who fail to complete Circular 37 registration; and repatriation of profits and dividends derived from special purpose vehicles to China, by the Chinese resident shareholders who fail to complete Circular 37 registration, are also illegal. In addition, the failure of the Chinese resident shareholders to complete Circular 37 registration may subject each of the shareholders to fines of less than RMB50,000 ($7,000). We cannot assure you that each of our Chinese resident shareholders will in the future complete the registration process as required by Circular 37.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts, and properties of an enterprise. In April 2009, the State Administration of Taxation (“SAT”) issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. See “Taxation – PRC Taxation.” However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” As substantially all of our management members are based in China, it remains unclear how the tax residency rule will apply to our case. If the PRC tax authorities determine that Li Bang International or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then Li Bang International or such subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our ordinary shares may be subject to PRC tax, at a rate of 10%, in the case of non-PRC enterprises, or 20%, in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax imposed may reduce the returns on the investment in our ordinary shares.

We may not be able to obtain certain benefits under relevant tax treaties on dividends paid by our PRC Subsidiaries to us through our Hong Kong subsidiary.

We are an exempted company incorporated under the laws of the Cayman Islands and as such will be dependent on dividends and other distributions on equity from our PRC Subsidiaries to satisfy part of our liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC “resident enterprise” to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, such withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC enterprise. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in August 2015, require non-resident enterprises to determine whether they are qualified to enjoy the preferential tax treatment under the tax treaties and file the relevant report and materials with the tax authorities. There are also other conditions for enjoying the reduced withholding tax rate, according to other relevant tax rules and regulations. As of the date of the prospectus, we did not record any withholding tax on the retained earnings of our subsidiaries in the PRC, as we intend to re-invest all earnings generated from our PRC Subsidiaries for the operation and expansion of our business in China, and we intend to continue this practice in the foreseeable future. Should our tax policy change to allow for offshore distribution of our earnings, we would be subject to a significant withholding tax. We cannot assure you that our determination regarding our qualification to enjoy the preferential tax treatment will not be challenged by the relevant tax authority or if we will be able to complete the necessary filings with the relevant tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC Subsidiaries to our Hong Kong subsidiary.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing Notice of the Ministry of Finance and the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax Treatment on Enterprise Reorganization (Circular 59) and Announcement No. 7 2015 of the State Administration of Taxation—Announcement on Several Issues concerning the Enterprise Income Tax on Income from the Indirect Transfer of Assets by Non-Resident Enterprises (Circular 7) which became effective in February 2015. Under Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. Circular 7 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

Circular 7 extends its tax jurisdiction to not only indirect transfers but also transactions involving the transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clear criteria on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax.

According to the “Enterprise Income Tax Law of the PRC” (adopted on March 16, 2007, first amended on February 24, 2017, and further amended on December 29, 2018), if the business dealings between an enterprise and its affiliated parties do not conform to the principle of independent transactions and thus reduce the taxable income or income of the enterprise or its affiliated parties, the tax authorities have the right to adjust in accordance with reasonable methods. The cost incurred by an enterprise and its related parties in developing and accepting intangible assets or providing and receiving labor services together shall be apportioned according to the principle of the independent transaction when calculating taxable income.

Where enterprises that are controlled by resident enterprises or resident enterprises and Chinese residents in the country (region) where the actual tax burden is obviously lower than the tax rate level of China’s enterprise income tax, and profits are not distributed or are distributed at a reduced rate due to reasons other than reasonable business needs, the portion of the above profits attributable to such resident enterprises shall be included in the income of such resident enterprises for the reported period. Interest expenses incurred when the ratio of creditor’s rights investment to equity investment accepted by an enterprise from its affiliated parties exceeds the prescribed standard shall not be deducted in the calculation of taxable income. If an enterprise reduces its taxable income or income by implementing other arrangements without reasonable commercial purposes, tax authorities have the right to adjust them in accordance with reasonable methods.

We face uncertainties on the reporting and consequences on future private equity financing transactions, share exchange, or other transactions involving the transfer of shares in our Company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation and request our PRC Subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 and Circular 7, and may be required to expend valuable resources to comply with Circular 59 and Circular 7 or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under Circular 59 and Circular 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of the investment. Although we currently have no plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the PRC Enterprise Income Tax Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under Circular 59 and Circular 7, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or having substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply a minimum offering size requirement for companies primarily operating in a “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the HFCAA, requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national securities exchange or in the over-the-counter trading market in the U.S. On December 2, 2020, the U.S. House of Representatives approved the HFCAA. On December 18, 2020, the HFCAA was signed into law.

Furthermore, as part of ongoing efforts to protect U.S. investors, the U.S. President’s Working Group on Financial Markets, or the PWG, released a report in August 2020 recommending certain enhancements to listing standards on U.S. stock exchanges, including that the PCAOB has access to work papers of the principal audit firm for the audit of each company as a condition to initial and continued exchange listing. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in their jurisdiction may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The SEC announced that its staff have been directed to prepare and develop proposals in response to the report of the PWG. Any resulting actions, proceedings or new rules could adversely affect the listing and compliance status of China-based issuers listed in the U.S., such as our company, and may have a material and adverse impact on the trading prices of the securities of such issuers, and substantially reduce or effectively terminate the trading of our ordinary shares in the U.S.

On March 24, 2021, the SEC announced that it adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the HFCAA. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F, or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

On June 22, 2021, the U.S. Senate passed the AHFCAA, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the AHFCAA and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA, which became effective on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the CSRC and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

Our auditor, Wei, Wei & Co., LLP, the independent registered public accounting firm that issued the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the U.S. and a U.S.-based accounting firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in New York, NY, and is subject to inspection by the PCAOB on a regular basis with the last inspection in 2020. However, the recent developments would add uncertainties to our offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or the sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA ultimately result in a determination by a securities exchange to delist the Company’s securities. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment, even making it worthless.

Trading in our securities may be prohibited under the HFCAA and, as a result, an exchange may determine to delist our securities if it is later determined that the PCAOB is unable to completely inspect or investigate our auditor because of a position taken by an authority in a foreign jurisdiction.

The HFCAA was enacted on December 18, 2020. The HFCAA states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such shares from being traded on a national securities exchange or in the over-the-counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above.

Despite having a U.S.-based auditor that is registered with the PCAOB and subject to PCAOB inspection, there are still risks to the Company and investors if it is later determined that the PCAOB is unable to completely inspect or investigate our auditor because of a position taken by an authority in a foreign jurisdiction. Such risks include, but are not limited to, prohibition on trading in our securities under the HFCAA and as a result an exchange may determine to delist our securities. If the PCAOB is unable to completely inspect or investigate our auditor, then we will engage an auditor that is U.S.-based and subject to full PCAOB inspection with all materials related to the audit of our financial statements accessible to the PCAOB. There is no guarantee, however, that any future auditor engaged by the Company would remain subject to full PCAOB inspection during the entire term of our engagement. In such case, we will engage a new, qualified and fully-inspected auditor, which may result in delaying or restating our financial statements.

It is unclear whether we will be subject to the oversight of the CAC and how such oversight may impact us. Our business could be interrupted, or we could be subject to liabilities which may materially and adversely affect the results of our operation and the value of your investment.

Pursuant to the PRC Cybersecurity Law and the Measures for Cybersecurity Censorship (the “Cybersecurity Review Measures”), if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC. Any internet product or service that affects or may affect national security as deemed by the cybersecurity review authorities may be subject to cybersecurity review. According to the Cybersecurity Review Measures, a critical information infrastructure operator refers to any operator identified by an authority for the protection of critical information infrastructures. As of the date hereof, we have not received any notice from such authorities identifying us as a critical information infrastructure operator or requiring us to go through a cybersecurity review by the CAC.

On July 10, 2021, the CAC publicly issued the Measures for Cybersecurity Censorship (Revised Draft for Comments) (“Draft Measures”) to collect public comments. The deadline for collecting comments was July 25, 2021. According to the Draft Measures, the scope of cybersecurity reviews is extended to data processing operators engaging in data processing activities that affect or may affect national security. The Draft Measures further require that any operator applying for listing on a foreign exchange must go through cybersecurity review if it possesses personal information of more than one million users. According to the Draft Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The review focuses on several factors, including, among others, (i) the risk of theft, leakage, corruption, illegal use or export of any core or important data, or a large amount of personal information, and (ii) the risk of any critical information infrastructure, core or important data, or a large amount of personal information being affected, controlled or maliciously exploited by a foreign government after a company is listed overseas. While the Draft Measures had been released for consultation purposes, there is still uncertainty regarding the Draft Measures as to the final content, adoption timeline or effective date, final interpretation and implementation, and other aspects. On November 14, 2021, the Cyberspace Administration of China released the Regulations on Network Data Security (draft for public comments) and accepted public comments until December 13, 2021. The draft Regulations on Network Data Security provide that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year.

On December 28, 2021, the CAC and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures (the “new Cybersecurity Review Measures”) which took effect on February 15, 2022 and replaced the original Cybersecurity Review Measures. Pursuant to the new Cybersecurity Review Measures, if critical information infrastructure operators purchase network products and services, or network platform operators conduct data processing activities that affect or may affect national security, they will be subject to cybersecurity review. A network platform operator holding more than one million users/users’ individual information also shall be subject to cybersecurity review before listing abroad. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments and the risk of network data security after going public overseas.

As confirmed by our PRC counsel, Jiangsu Junjin Law Firm, we will not be subject to cybersecurity review with the CAC after the Cybersecurity Review Measures became effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures; we are also not subject to network data security review by the CAC if the Draft Regulations on the Network Data Security Administration are enacted as proposed, given that: (i) using our products and services does not require users to provide any personal information; (ii) we do not possess any personal information of users in our business operation; (iii) we do not collect data or operate crucial network facilities and information systems that affect or may affect national security or public interest and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Security Administration Draft.

According to Jiangsu Junjin Law Firm, no relevant laws or regulations in the PRC explicitly require us to seek approval from the CSRC for our overseas listing plan. As of the date of this prospectus, we and our PRC Subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. The Standing Committee of the National People’s Congress, or the SCNPC, or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that requires our company or any of our subsidiaries to obtain regulatory approval from Chinese authorities before offering in the U.S. In other words, although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly; our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC governmental authorities, if we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, or (iv) any intervention or interruption by PRC governmental with little advance notice.

If the custodians or authorized users of controlling non-tangible assets of our company, including our corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.

Under PRC law, legal documents for corporate transactions are executed using the chops or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the Administration. Although we usually utilize chops to enter into contracts, the designated legal representatives of our WFOE, and their subsidiaries have the apparent authority to enter into contracts on behalf of these entities without chops and bind the entities. The designated legal representatives of our PRC entities have signed employment agreements with us or these PRC entities under which they agree to abide by various duties. In order to maintain the physical security of our chops and chops of our PRC entities, we generally store these items in secured locations accessible only by the authorized personnel in the administrative department of each of our subsidiaries. Although we monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could encounter difficulties in maintaining control over the relevant entities and experience significant disruption to our operations. If a designated legal representative obtains control of the chops in an effort to obtain control over our PRC entities, we or our PRC entities would need to pass a new shareholder or board resolution to designate a new legal representative and we would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative’s fiduciary duties to us, which could involve significant time and resources and divert management attention away from our regular business. In addition, the affected entities may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

A downturn in the Hong Kong, China or global economy, and economic and political policies of China could materially and adversely affect our business and financial condition.

The recent outbreak of war in Ukraine has already affected global economic markets, and the uncertain resolution of this conflict could result in protracted and/or severe damage to the global economy. Russia’s recent military interventions in Ukraine have led to, and may lead to, additional sanctions being levied by the U.S., European Union and other countries against Russia. Russia’s military incursion and the resulting sanctions could adversely affect global energy and financial markets and thus could affect our client’s business and our business, even though we do not have any direct exposure to Russia or the adjoining geographic regions. The extent and duration of the military action, sanctions, and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions caused by Russian military action or resulting sanctions may magnify the impact of other risks described in this section. We cannot predict the progress or outcome of the situation in Ukraine, as the conflict and governmental reactions are rapidly developing and beyond their control. Prolonged unrest, intensified military activities, or more extensive sanctions impacting the region could have a material adverse effect on the global economy, and such effect could in turn have a material adverse effect on the operations, results of operations, financial condition, liquidity and business outlook of our business.

Changes in U.S. and Chinese regulations or in relations between the U.S. and China may adversely impact our business, our operating results, our ability to raise capital and the market price of our ordinary shares. Any such changes may take place quickly and with very little notice.

The U.S. government, including the SEC, has made statements and taken certain actions that led to changes to U.S. and international relations, and will impact companies with connections to the U.S. or China. The SEC has issued statements primarily focused on companies with significant China-based operations, such as us, primarily because of the recognition that, according to the Financial Times, over the past 20 years, not one Chinese company (listed in the US) has been compliant with US federal securities laws. With the passage of the HFCAA and the ensuing SEC rules, the SEC and CSRC are currently negotiating a compromise. If the parties do not come to an agreement, more than 270 companies could be delisted from U.S. stock markets. Even though our Company may be exempt from delisting at present, it is possible that our filings with the SEC may be subject to enhanced review by the SEC and this additional scrutiny could affect our ability to effectively raise capital in the U.S. If any new legislation, executive orders, laws and/or regulations are implemented, if the U.S. or Chinese governments take retaliatory actions due to the recent U.S.-China tensions or if the Chinese government exerts more oversight and control over securities offerings that are conducted in the U.S., such changes could have an adverse effect on our business, financial condition and results of operations, our ability to raise capital and the market price of our ordinary shares.

Risks Related to Our Ordinary Shares and This Offering

There has been no public market for our shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you paid, or at all.

Prior to this IPO, there was no public market for our shares. We applied to list our ordinary shares on The Nasdaq Capital Market. Our shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ordinary shares does not develop after this offering, the market price and liquidity of our ordinary shares will be materially and adversely affected.

Negotiations with the underwriters will determine the IPO price for our ordinary shares which may bear no relationship to their market price after the IPO. We cannot assure you an active trading market for our ordinary shares will develop or that the market price of our ordinary shares will not decline below the IPO price.

The trading price of our ordinary shares is likely to be volatile, which could result in substantial losses to investors.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent IPO, especially among companies with relatively smaller public floats. The trading price of our ordinary shares is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the U.S. In addition to market and industry factors, the price and trading volume for the ordinary shares may be volatile for factors specific to our own operations, including the following:

●	variations in our revenues, earnings, cash flow;

●	fluctuations in operating metrics;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new solutions and services and expansions by us or our competitors;

●	termination or non-renewal of contracts or any other material adverse change in our relationships with our key customers or strategic investors;

●	changes in financial estimates by securities analysts;

●	detrimental negative publicity about us, our competitors or our industry;

●	additions or departures of key personnel;

●	release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

●	regulatory developments affecting us or our industry; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ordinary shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our ordinary shares. Volatility or a lack of positive performance in our ordinary share price may also adversely affect our ability to retain key employees.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We may experience extreme share price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

In addition to the risks addressed above, our ordinary shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. In particular, our ordinary shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices, given that we will have relatively small public floats after this offering. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects.

Holders of our ordinary shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our ordinary shares. As a result of this volatility, investors may experience losses on their investment in our ordinary shares. Furthermore, the potential extreme volatility may confuse the public investors of the value of our shares, distort the market perception of our share price and our company’s financial performance and public image, negatively affect the long-term liquidity of our ordinary shares, regardless of our actual or expected operating performance. If we encounter such volatility, including any rapid share price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of our ordinary shares and understand the value thereof.

If securities or industry analysts cease to publish research or reports about our business, or if they adversely change their recommendations regarding our ordinary shares, the market price for the ordinary shares and trading volume could decline.

The trading market for our ordinary shares will be influenced by research or reports that industry or securities analysts publish about our ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ordinary shares to decline.

We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ordinary shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ordinary shares as a source for any future dividend income.

Our BOD has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Under Cayman Islands law, a Cayman Islands exempted company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our BOD decides to declare and pay dividends, the timing, amount, and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our BOD. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased the ordinary shares. You may not realize a return on your investment in our ordinary shares and you may even lose your entire investment in our ordinary shares.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ordinary shares in this offering, you will pay more for your ordinary shares than the amount paid by our existing shareholders for their ordinary shares on a per ordinary share basis. As a result, you will experience immediate and substantial dilution, representing the difference between the initial public offering price per ordinary share, and our adjusted net tangible book value per ordinary share, after giving effect to our sale of the ordinary shares offered in this offering. In addition, you may experience further dilution to the extent that ordinary shares are issued upon the exercise or vesting of our future share incentive awards, if any. See “Dilution” for a more complete description of how the value of your investment in the ordinary shares will be diluted upon completion of this offering.

We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase the ordinary share price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

Substantial future sales or perceived potential sales of our ordinary shares in the public market could cause the price of our ordinary shares to decline.

Sales of our ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ordinary shares to decline. All ordinary shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The remaining ordinary shares issued and outstanding after this offering will be available for sale, upon the expiration of the lock-up period in connection with this offering, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the representatives of the underwriters of this offering. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our ordinary shares could decline.

After completion of this offering, certain holders of our ordinary shares may cause us to register under the Securities Act the sale of their shares, subject to the lock-up period in connection with this offering. Registration of these shares under the Securities Act would result in ordinary shares representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. Sales of these registered shares in the form of ordinary shares in the public market could cause the price of our ordinary shares to decline.

You may experience dilution of your holdings due to the inability to participate in a rights offering.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ordinary shares may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (as amended) of the Cayman Islands (the “Cayman Islands Companies Act”) and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands has a less developed body of securities laws than the U.S. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the U.S.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the U.S. For a discussion of significant differences between the provisions of the Cayman Islands Companies Act and the laws applicable to companies incorporated in the U.S. and their shareholders, see “Description of Share Capital – Our Post-Offering Memorandum and Articles of Association – Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the U.S. All of our current operations are conducted in China. In addition, substantially all of our current directors and officers are nationals and residents of countries other than the U.S. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the U.S. in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil liabilities.”

As a “controlled company” under the rules of The Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Our directors and officers beneficially own a majority of the voting power of our issued and outstanding ordinary shares. Under the Rule 4350(c) of The Nasdaq Capital Market, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in The Nasdaq Capital Market Rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our Board of Directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, during any time while we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of The Nasdaq Capital Market corporate governance requirements. Our status as a controlled company could cause our ordinary shares to be less attractive to certain investors or otherwise harm our trading price.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

As a Company with less than US$1.235 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. Therefore, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s ICFR and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. As a result, if we elect not to comply with such reporting and other requirements, in particular the auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to “opt out” of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD; and

●	certain audit committee independence requirements in Rule 10A-3 of the Exchange Act.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the number of additional costs we may incur or the timing of such costs.

In addition, as an emerging growth company, we will still incur expenses in relation to management’s assessment according to the requirements of Section 404(a) of the Sarbanes-Oxley Act of 2002. After we are no longer an “emerging growth company,” we expect to incur additional significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

USE OF PROCEEDS

After deducting the underwriting discount and estimated offering expenses payable by us, we expect to receive net proceeds of $4,756,196 from this offering.

Offering
Gross proceeds	$6,080,000
Underwriting discounts and commissions (7.5% of gross proceeds)	456,000
Underwriting non-accountable expenses (1% of gross proceeds)	60,800
Other offering expenses	807,004
Net proceeds	$4,756,196

We intend to use the net proceeds of this offering as follows after we complete the remittance process, and we have ordered the specific uses of proceeds in order of priority.

Description of Use	Estimated Amount of Net Proceeds	Percentage
Plant Construction(1)	$1,428,000	30%
Equipment Procurement(2)	714,000	15%
Advertising and Marketing	47,600	1%
Research and Development	190,400	4%
Working Capital and General Corporate Matters	2,376,196	50%
Total	$4,756,196	100%

(1)	construction of two factories in Jiangyin to expand production capacity.

(2)	purchase production equipment including an Italian metal flexible processing line to upgrade infrastructure and quality of our products.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and prevailing business conditions, which could change in the future as our plans and prevailing business conditions evolve. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. The procedure to remit funds may take several months after completion of this offering, and we will be unable to use the offering proceeds in China until remittance is completed. See “Risk Factors” for further information.

DIVIDEND POLICY

We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business after the Company’s IPO. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our BOD and will depend on a number of factors, including future earnings, capital requirements, financial condition, and future prospects, and other factors the board of directors may deem relevant.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC “resident enterprise” to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment.

If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiaries. Current PRC regulations permit our PRC Subsidiaries to pay dividends to Li Bang HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. And if the PRC tax authorities determine that Li Bang International is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ordinary shares. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Our subsidiaries in China are required to set aside statutory reserves and have done so.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

Cash dividends, if any, on our ordinary shares will be paid in U.S. dollars. Li Bang HK may be considered a non-resident enterprise for tax purposes, so that any dividends Li Bang WFOE pays to Li Bang HK may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Taxation – PRC Enterprise Taxation.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2023

●	on an actual basis; and

●	on an as adjusted basis to reflect the issuance and sale of the ordinary shares by us in this offering at the IPO price of US$4.00 per ordinary share, after deducting the estimated discounts and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the CFS and the related notes appearing elsewhere in this prospectus.

	As of December 31, 2023
	Actual	Pro Forma as Adjusted (1)
	(Unaudited)
Shareholders’ Equity:
Ordinary shares, US$0.0001 par value per share	$1,700	$1,852
Subscription receivables	(1,699)	(1,699)
Additional paid-in capital	2,236,677	6,992,721
Statutory reserves	755,100	755,100
Retained earnings	1,493,420	1,493,420
Accumulated other comprehensive loss	(235,810)	(235,810)
Total shareholders’ equity	4,249,388	9,005,584
Total capitalization	$4,249,388	$9,005,584

(1)	Reflects the sale of 1,520,000 ordinary shares in this offering (excluding any ordinary shares that may be sold as a result of the underwriters exercising their over-allotment option) at the IPO price of $4.00 per share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual IPO price and other terms of this offering determined at pricing. Ordinary shares and additional paid-in capital reflect the net proceeds we expect to receive, after deducting the underwriting discounts, estimated offering expenses payable by us and advisory fees. We estimate that such net proceeds will be $4,756,196.

Each $1.00 increase (decrease) in the IPO price of $4.00 per ordinary share, would increase (decrease) the pro forma as adjusted amount of total capitalization by approximately $1.41 million, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. An increase (decrease) of one million in the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as the adjusted amount of total capitalization by $3.70 million, assuming no change in the IPO price per ordinary share as set forth on the cover page of this prospectus.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the IPO price per ordinary share and the pro forma net tangible book value per ordinary share after the offering. Dilution results from the fact that the offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. Our net tangible book value attributable to shareholders on December 31, 2023, was $3,160,194 or approximately $0.19 per ordinary share. Net tangible book value per ordinary share as of December 31, 2023, is the total capitalization less net intangible assets and deferred offering costs, divided by the number of ordinary shares outstanding.

We will have 18,520,000 ordinary shares issued and outstanding upon completion of the offering or 18,748,000 ordinary shares assuming the full exercise of the over-allotment option. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering but does not take into consideration any other changes in our net tangible book value after December 31, 2023, will be $7,916,390 or approximately $0.43 per ordinary share. This would result in dilution to investors in this offering of approximately $3.57 per ordinary share or approximately 89.3% from the offering price of $4.00 per ordinary share. Net tangible book value per ordinary share would increase to the benefit of present shareholders by $0.24 per share attributable to the purchase of the ordinary shares by investors in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to persons purchasing ordinary shares based on the foregoing firm commitment offering terms. The number of our ordinary shares has been adjusted retrospectively to reflect the increase of share capital. See “Description of Share Capital” for more details.

	Offering Without Over- Allotment	Offering With Over- Allotment
Offering price per ordinary share	$4.00	$4.00
Net tangible book value per ordinary share as of December31, 2023	0.19	0.19
Increase in pro forma as adjusted net tangible book value per ordinary share attributable to new investors purchasing shares in this offering	0.24	0.28
Pro forma as adjusted net tangible book value per ordinary share after the offering	0.43	0.47
Dilution per ordinary share to new investors	$3.57	$3.53

Each $1.00 increase (decrease) in the IPO price of $4.00 per ordinary share, would increase (decrease) our pro forma as adjusted net tangible book value as of December 31, 2023, after this offering by approximately $0.07 per ordinary share, and would increase (decrease) dilution to new investors by $0.93 per ordinary share, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. An increase (decrease) of 1 million in the number of ordinary shares we are offering would increase (decrease) our pro forma as adjusted net tangible book value as of December 31, 2023, after this offering by approximately $0.17 per ordinary share, and would decrease (increase) dilution to new investors by approximately $0.17 per ordinary share, assuming the IPO price per ordinary share, as set forth on the cover page of this prospectus remains the same, and after deducting the estimate underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per ordinary share after the offering would be $8,759,990, the increase in net tangible book value per ordinary share to existing shareholders would be $0.47, and the immediate dilution in net tangible book value per ordinary share to new investors in this offering would be $3.53.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2023, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share before deducting the estimated discounts to the underwriters, non-accountable expense allowance and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary
	Number	Percent	Amount	Percent	Share
Existing shareholders	17,000,000	91.8%	$2,238,377	26.9%	$0.13
New investors (1)	1,520,000	8.2%	6,080,000	73.1%	4.00
Total	18,520,000	100.0%	$8,318,377	100.0%	$0.45

(1)	Not including over-allotment shares.

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at the pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our CFS and related notes for the years ended June 30, 2023 and 2022 and the unaudited interim condensed CFS and related notes for the six months ended December 31, 2023 and 2022 that appear in this prospectus. In addition to historical consolidated financial information and unaudited interim condensed CFS, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

Li Bang International Corporation Inc. (“Li Bang International”, “the Company”, “we”, “us”, “our” and similar terms) was incorporated in the Cayman Islands on July 8, 2021. We conduct all of our operations in China through our Operating Subsidiaries in China. The main business of our Operating Subsidiaries is to design, develop, produce and sell stainless steel commercial kitchen equipment in China under our own “Li Bang” brand. Additionally, our Operating Subsidiaries provide customers with comprehensive services, from commercial kitchen design in the early stage to equipment installation and after-sales maintenance.

Our production plant in China is more than 10,000 square meters. We use modern production facilities and state-of-the-art procedures. Furthermore, as a new technology enterprise in Jiangsu Province, we fall within the scope of advanced technology enterprises that benefit from key national support for residential companies that employ continuous R&D activities and transformational technical achievements to form core independent intellectual property rights. On this basis, we carry out our business activities within the PRC and Li Bang Kitchen Appliance Co., Limited, our PRC subsidiaries enjoy the advantage of a 15% preferential corporate income tax rate. Our Company approaches technology R&D as the keystone principle to obtain new national invention patents, utility model patents, and for passing a number of system certifications. We have earned a great reputation in the industry by having our products featured in the Government Energy-Saving Equipment Catalog. The future of R&D in the manufacturing sector of commercial kitchen appliance equipment will trend toward automation, scale, service integration, intelligence, energy conservation, and environmental protection, and we expect our market prospects will be broader.

Our Operating Subsidiaries mainly undertake projects of middle- and high-end customer groups by bidding on contracts. Our customer base consists of international hotels, companies, public institutions, educational institutions, hospitals, and other facilities. Our Operating Subsidiaries provide customized design solutions for different types of customer groups. In addition, our Operating Subsidiaries have the qualification certificate of professional engineering construction and installation so that our Operating Subsidiaries can provide independent installation services.

Our Operating Subsidiaries sell products and provide services under our own “Li Bang” brand, and our income comes from these sales, of which installation and after-sales services do not separately generate revenue. Our Operating Subsidiaries have established sustainable business relationships with clients in Shanghai, Jiangsu and Zhejiang by setting up branches and subsidiaries to provide after-sales services for local projects. In addition, Our Operating Subsidiaries are also actively building our sales network and client base in Shenzhen and Beijing, the sixth and second largest cities in China, respectively.

At the same time, Our Operating Subsidiaries always pay special attention to the extension of services after the delivery of commercial kitchen equipment with our existing clients. Our Operating Subsidiaries vigorously promote our after-sales service module, providing technical consultation, training and guidance, post-sale upgrades, and other comprehensive supporting services to increase customer loyalty. The reputation we foster by doing so is conducive to enlarging our client base through gaining new customers.

Our Operating Subsidiaries are committed to making innovative and high-quality kitchen appliance products, and our Operating Subsidiaries are striving to become a first-class commercial kitchen appliance manufacturer in China. Our goal is to develop into a household name brand synonymous with the products we manufacture.

Our Organization

Li Bang International Corporation Inc. (“Li Bang International” or the “Company”) was incorporated in the Cayman Islands on July 8, 2021.

On July 8, 2021, the Company’s shareholders approved a Memorandum and Articles of Association, pursuant to which 500,000,000 shares were authorized as ordinary shares with a nominal or par value of $0.0001 per share, and the Company issued 10,000 ordinary shares. On July 15, 2022, in connection with the reorganization, the Company issued an additional 16,990,000 ordinary shares which was treated as a stock split. All references to the number of ordinary shares and per-share data in the accompanying CFS were retroactively adjusted to reflect such issuance of shares. The Company issued:

●	12,801,000 ordinary shares to Maple Huang Holdings Limited;

●	2,635,000 ordinary shares to Funa Lee Holdings Limited;

●	799,000 ordinary shares to Army Chan Holdings Limited; and

●	765,000 ordinary shares to Delight Wang Holdings Limited.

Of the 17,000,000 outstanding ordinary shares: 75.3% are owned by Maple Huang Holdings Limited, a British Virgin Islands company, which is controlled by Huang Feng, our CEO and Chairman of the Board; and15.5% are owned by Funa Lee Holdings Limited, a British Virgin Islands company, which is controlled by Li Funa, Huang Feng’s spouse. Therefore, Huang Feng beneficially owns 90.8% of the Company.

On July 26, 2021, Li Bang International formed its wholly owned subsidiary, Li Bang International Hong Kong Holdings Limited (“Li Bang HK”) in Hong Kong. On August 18, 2021, Li Bang HK formed its wholly owned subsidiary, Jiangsu Li Bang Intelligent Technology Co., Limited (“Li Bang Intelligent Technology” or “WFOE”) in PRC.

Suzhou Deji Kitchen Engineering Co., Limited (“Suzhou Deji”) is a limited liability company incorporated on April 8, 2010, under the laws of China. Wuxi Li Bang Kitchen Appliance Co., Limited (“Wuxi Li Bang”) is a limited liability company incorporated on May 18, 2007, under the laws of China. Li Bang Kitchen Appliance Co., Limited (“Li Bang Kitchen Appliance”) is a limited liability company incorporated on March 22, 2019, under the laws of China. On December 2, 2019, Li Bang Kitchen Appliance established a subsidiary in China, Yangzhou Bangshijie Kitchen Appliance Co., Ltd. (“Yangzhou Bangshijie”). On November 25, 2015, Wuxi Li Bang established one subsidiary in China, Nanjing Bangshijie Kitchen Appliance Co., Ltd. (“Nanjing Bangshijie”). In March 2019, Wuxi Li Bang transferred its ownership in Nanjing Bangshijie to Li Bang Kitchen Appliance.

Reorganization

A reorganization of Li Bang International’s legal entity structure (the “Reorganization”) was completed in 2022. The Reorganization involved the incorporation of Li Bang International and Li Bang Intelligent Technology, and the transfer of the 100% equity interest of Li Bang Kitchen Appliance, Suzhou Deji and Wuxi Li Bang. Consequently, Li Bang International, through its subsidiary Li Bang HK, directly controls Li Bang Kitchen Appliance, Suzhou Deji and Wuxi Li Bang, and became the ultimate holding company of all other entities mentioned above.

The Reorganization was accounted for as a recapitalization among entities under common control since the same controlling shareholder, Huang Feng, controlled all these entities before and after the Reorganization. The consolidation of Li Bang International and its subsidiaries (collectively, the “Company”) was accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying CFS. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

After the Reorganization, the Company’s corporate structure was as follows:

We generate revenues primarily from providing project and retail sales. Our total revenues decreased by approximately $4.33 million or 53.7%, from $8.06 million for the six months ended December 31, 2022 to approximately $3.73 million for the six months ended December 31, 2023. Our gross profit decreased by approximately $2.66 million or 81.3% from approximately $3.27 million for the six months ended December 31, 2022, to $0.61 million for the six months ended December 31, 2023. Profit margin decreased by 24.2%, to 16.4% for the six months ended December 31, 2023, from 40.6% for the same period in 2022. We had net loss of approximately $1.43 million and net income of approximately $0.82 million for the six months ended December 31, 2023 and 2022, respectively.

Factors Affecting Our Results of Operations

Impact of COVID-19 Pandemic

In December 2019, COVID-19 was first identified in Wuhan, China. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic—the first pandemic caused by a coronavirus. The outbreak has reached more than 160 countries, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. The Chinese government has ordered quarantines, travel restrictions, and the temporary closure of stores and facilities. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses.

During the six months ended December 31, 2022 COVID-19 had limited impact on the Company’s operations. In December 2022, China released a set of 10 optimized COVID-19 rules and eliminated most containment measures. With the recovery of employees, the production and operations of the Company gradually returned to normal in January 2023. However, the effects of COVID-19 continue to linger throughout the global economy and our businesses. Though the severity of COVID-19 has subsided, new variants or any other future pandemic could interrupt business, cause renewed labor and supply chain disruptions, which could materially and adversely impact our businesses. There are still uncertainties of COVID-19’s future impact, and the extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; and the macroeconomic impact of government measures to contain the spread of COVID-19 and related government stimulus measures.

Government policies may impact our business and operating results.

We have not seen any significant impact of unfavorable government policies upon our business in recent years. However, our business and operating results will be affected by the overall economic growth and government policies in the PRC, and our products are currently eligible for certain favorable government tax and other incentives. Unfavorable changes in government policies and these incentives could affect the demand for our products and could materially and adversely affect our results of operations. However, we will seek to make adjustments as required if and when government policies shift.

Exchange rate fluctuations may significantly impact our business and profitability.

All of our operations are in the PRC. Thus, our revenue and operating results may be impacted by exchange rate fluctuations between RMB and U.S. dollars. For the six months ended December 31, 2023 and 2022, we had an unrealized foreign currency translation gain of $102,560 and an unrealized foreign currency translation loss of $198,178 respectively, because of changes in the exchange rates. For the fiscal years ended June 30, 2023 and 2022, we had an unrealized foreign currency translation loss of $417,717 and $198,530 respectively, because of changes in the exchange rates.

Results of Operations

Comparison of Results of Operations for the Six Months Ended December 31, 2023 and 2022

The following table summarizes our results of operations for the six months ended December 31,2023 and 2022, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	2023		2022		Variance
	Amount (Unaudited)	% of revenue	Amount (Unaudited)	% of revenue	Amount (Unaudited)%
Revenues	$3,729,845	100.0%	$8,063,863	100.0%	$(4,334,018)	(53.7)%
Cost of revenues	(3,118,057)	(83.6)%	(4,787,709)	(59.4)%	1,669,652	(34.9)%
Gross profit	611,788	16.4%	3,276,154	40.6%	(2,664,366)	(81.3)%

Operating expenses:
Selling	368,409	9.9%	347,640	4.3%	20,769	6.0%
General and administrative	1,479,561	39.7%	1,284,870	15.9%	194,691	15.2%
Bad debts	342,542	9.2%	481,326	6.0%	(138,784)	(28.8)%
Total operating expenses	2,190,512	58.8%	2,113,836	26.2%	76,676	3.6%

(Loss) income from operations	(1,578,724)	(42.4)%	1,162,318	14.4%	(2,741,042)	(235.8)%

Other income (expense):
Interest expense	(213,102)	(5.7)%	(190,897)	(2.4)%	(22,205)	11.6%
Other income, net	347,670	9.3%	179,398	2.2%	168,272	93.8%
Total other income (expense), net	134,568	3.6%	(11,499)	(0.1)%	146,067	(1,270.3)%

(Loss) income before provision for income taxes	(1,444,156)	(38.8)%	1,150,819	14.3%	(2,594,975)	(225.5)%

Provision for income taxes	18,892	0.5%	326,295	4.0%	(307,403)	(94.2)%

Net (Loss) income	(1,463,048)	(39.3)%	824,524	10.2%	(2,287,572)	(277.4)%
Net (loss) attributable to non-controlling interests	(1,350)	0.0%	(1,182)	0.0%	(168)	14.2%
Net (Loss) income attributable to ordinary shareholders	$(1,461,698)	(39.3)%	825,706	10.2%	$(2,287,404)	(277.0)%

Revenues

Currently, we have two revenue streams: project and retail sales. Total revenue for the six months ended December 31, 2023 decreased by $4,344,108, or 53.7%, to $3,729,845 for the six months ended December 31, 2023 from $8,063,863 for the comparable period in 2022. The decrease in our revenues was primarily attributable to the decrease in the revenue from project sales.

The following table sets forth the breakdown of our revenues for the six months ended December 31, 2023 and 2022:

	2023		2022		Variance
	Amount (Unaudited)%		Amount (Unaudited)%		Amount (Unaudited)%
Project revenues	$3,488,031	93.5%	$7,786,634	96.6%	$(4,298,603)	(55.2)%
Retail revenues	241,814	6.5%	277,229	3.4%	(35,415)	(12.8)%
Total	$3,729,845	100.0%	$8,063,863	100.0%	$(4,334,018)	(53.8)%

Revenues from project sales. Revenues from project sales accounted for 93.5% and 96.6% of our total revenues for the six months ended December 31, 2023 and 2022, respectively. Revenue for project sales decreased by $4,298,603 or 55.2% to $3,488,031 for the six months ended December 31, 2023 from $7,786,634 for the comparable period in 2022. The decrease was primarily due to: 1) the slow-down of the PRC economy that negatively impacted the number of projects; 2) the change in the project-mix as a number of the Company expanded into high-end hotel kitchen projects and a number of them were still ongoing as of December 31, 2023, and 3) lower average revenue per project as a result of the Company’s decision to enhance attract potential customers in the central and western regions of China, such as Chongqing and enhance brand awareness by lowering its project quotations.

Revenues from retail sales. Revenues from retail sales accounted for 6.5% and 3.4% of our total revenues for the six months ended December 31, 2023 and 2022, respectively. Revenues from retail sales decreased by $35,415 or 12.8% to $241,814 for the six months ended December 31, 2023 from $277,229 for the comparable period in 2022. The change in retail revenues is due primarily to the slowdown of the PRC economy.

Cost of Revenues

The following table sets forth the breakdown of our cost of revenue for the six months ended December 31, 2023 and 2022:

	2023		2022		Variance
	Amount (Unaudited)%		Amount (Unaudited)%		Amount (Unaudited)%
Project cost	$2,932,088	94.0%	$4,676,988	97.7%	$(1,744,900)	(37.3)%
Retail cost	185,969	6.0%	110,721	2.3%	75,248	68.0%
Total	$3,118,057	100.0%	$4,787,709	100.0%	$(1,669,652)	(34.9)%

Cost of project sales decreased by $1,744,900, or 37.3%, to $2,932,088 for the six months ended December 31, 2023 from $4,676,988 for the comparable period in 2022. The decrease in cost of project sales was due primarily to the decrease in project revenues.

Cost of retail sales increased by $75,248 or 68.0% to $185,969 for the six months ended December 31, 2023 from $110,721 for the comparable period in 2022. The increase was due mainly to higher labor costs and manufacturing costs in 2023.

Gross Profit

Gross profit was $611,788 for the six months ended December 31, 2023, a decrease of $2,664,366, from $3,276,154 for the comparable period in 2022. Profit margin decreases by 24.2%, to 16.4% for the six months ended December 31, 2023, from 40.6% for the comparable period in 2022,

Our gross profit and profit margin by revenue types were as follows:

	For the Six Months Ended December 31,
	2023		2022		Variance
	Gross profit (Unaudited)	Margin %	Gross profit (Unaudited)	Margin %	Gross profit (Unaudited)	Margin %
Project revenues	$555,943	15.9%	$3,109,646	39.9%	$(2,553,703)	(82.1)%
Retail revenues	55,845	23.1%	166,508	60.1%	(110,663)	(66.5)%
Total	$611,788	16.4%	$3,276,154	40.6%	$(2,664,366)	(81.3)%

Gross profit for project sales decreased by $2,553,703 to $555,943 for the six months ended December 31,2023, as compared to $3,109,646 for the comparable period in 2022. Profit margin decreased by 24.0%, to 15.9% for the six months ended December 31, 2022, from 39.9% for the comparable period in 2022. The decrease in gross profit was due to: 1) revenue for project sales decreased in the second half of 2023, 2) specification requirements for stainless steel plates used in the hotel projects accepted in this period are higher than other projects, which led to an increase in raw materials costs; and 3) the proportion of self-produced products in hotel projects is low, while the proportion of purchased parts is increasing, resulting in higher overall costs than other projects.

Gross profit for retail sales decreased to $55,845 for the six months ended December 31, 2023 from $166,508 for the comparable period in 2022. Gross profit margin decreased by 37.0%, to 23.1% for the six months ended December 31, 2023, from 60.1% for the comparable period in 2022, which was principally due to the increases in labor costs and manufacturing costs per unit of product.

Operating Expenses

	For the Six Months Ended December 31,
	2023		2022		Variance
	Amount (Unaudited)%		Amount (Unaudited)%		Amount (Unaudited)%
Selling	$368,409	16.9%	$347,640	16.4%	$20,769	6.0%
General and administrative	1,479,561	67.5%	1,284,870	60.8%	194,691	15.2%
Bad debts	342,542	15.6%	481,326	22.8%	(138,784)	(28.8)%
Total operating expenses	$2,190,512	100.0%	2,113,836	100.0%	76,676	3.6%

Selling Expenses

Selling expenses were $368,409 for the six months ended December 31, 2023, an increase of $20,769, or 6.0%, from $347,640 for the comparable period in 2022. The net increase was mainly due to: the increase in compensation of sales personnel and design fees.

General and Administrative Expenses

Our general and administrative expenses were $1,479,561 for the six months ended December 31, 2023, an increase of $194,69 or 15.2%, from $1,284,870 for the comparable period in 2022. The net increase was mainly due to: a) entertainment expenses increased by $148,320, b) consulting fees increased by $152,578; net of c) employee compensation decreased by $79,066; and d) depreciation decreased by $42,626.

Bad debt expense

Our bad debt expense was $342,542 for the six months ended December 31, 2023, a decrease of $138,784 or 28.8%, from $481,326 for the comparable period in 2022. The decrease was mainly due to the collection of the accounts receivables from previous projects.

Other Income (Expense)

Interest expense

Interest expense increased by $22,205, or 11.6%, to $213,102 for the six months ended December 31, 2023, from $190,897 for the comparable period in 2022, which was due to the increase in total outstanding loans in 2023 compared to 2022.

Other income, net

Other income, net increased by $168,272, or 93.8%, to $347,670 for the six months ended December 31, 2023, from $179,398 for the comparable period in 2022, which was mainly due to: a) brand charge revenue increased by $75,031; b) interest income from fixed deposits increased by $55,206; and c) government subsidies increased by $47,194.

Provision for Income Taxes

Our provision for income taxes was $18,892 for the six months ended December 31, 2023, a decrease of $307,403, or 94.2% from $326,295 for the comparable period in 2022. The decrease is due mainly to the decline in taxable income in 2023.

Net (Loss) Income

As a result of the foregoing, our net (loss) income for the six months ended December 31, 2023 and 2022 was $(1,463,048) and $824,524, respectively.

Net (loss) attributable to non-controlling interests

Non-controlling interests are recognized to reflect the portion of net income that is not attributable, directly or indirectly, to the Company from the controlling shareholder. For the Company’s consolidated subsidiaries, non-controlling interests represent a minority shareholder’s 10% and 5% ownership interest in Yangzhou Bangshijie and Nanjing Bangshijie, respectively. The net loss attributable to non-controlling interests was $1,350 and $1,182 for the six months ended December 31, 2023 and 2022, respectively.

Net (loss) income attributable to ordinary shareholders

Net income attributable to the Company’s ordinary shareholders decreased by $2,287,404, or 277.0% from $825,706 for the six months ended December 31, 2022, to net loss of $1,461,698 for the six months ended December 31, 2023.

Results of Operations

Comparison of Results of Operations for the Years Ended June 30, 2023 and 2022

The following table summarizes our results of operations for the years ended June 30, 2023 and 2022, respectively, and provides information regarding the dollar and percentage increase or (decrease) during the relevant years.

	For the Years Ended June 30,
	2023		2022		Variance
	Amount	% of revenue	Amount	% of revenue	Amount	%
Revenues	$14,004,548	100.0%	$13,479,135	100.0%	$525,413	3.9%
Cost of revenues	(8,246,591)	(58.9)%	(8,623,897)	(64.0)%	377,306	(4.4)%
Gross profit	5,757,957	41.1%	4,855,238	36.0%	902,719	18.6%

Operating expenses:
Selling	650,268	4.6%	648,648	4.8%	1,620	0.2%
General and administrative	2,646,569	18.9%	2,497,626	18.5%	148,943	6.0%
Bad debt	1,213,483	8.7%	378,294	2.8%	835,189	220.8%
Total operating expenses	4,510,320	32.2%	3,524,568	26.1%	985,752	28.0%

Income from operations	1,247,637	8.9%	1,330,670	9.9%	(83,033)	(6.2)%

Other (expense) income:
Interest (expense)	(375,445)	(2.7)%	(291,901)	(2.2)%	(83,544)	28.6%
Other (expense) income, net	(5,461)	0.0%	399,452	3.0%	(404,913)	(101.4)%
Total other (expense) income, net	(380,906)	(2.7)%	107,551	0.8%	(488,457)	(454.2)%

Income before provision for income taxes	866,731	6.2%	1,438,221	10.7%	(571,490)	(39.7)%

Provision for income taxes	252,611	1.8%	593,118	4.4%	(340,507)	(57.4)%

Net income	614,120	4.4%	845,103	6.3%	(230,983)	(27.3)%
Net loss attributable to non-controlling interest	(2,698)	0.0%	(3,014)	0.0%	316	(10.5)%
Net income attributable to ordinary shareholders	$616,818	4.4%	$848,117	6.3%	$(231,299)	(27.3)%

Revenues

Currently, we have two types of revenue streams derived from our services: project sales and retail sales. Total revenue increased by $525,413, or 3.9% to $14,004,548   for the year ended June 30, 2023 from $13,479,135 for the same period in 2022. The increase in our revenues was attributable to the increase in the revenue generated from project sales and retail sales.

The following table sets forth the breakdown of our revenues for the years ended June 30, 2023 and 2022:

	For the Years Ended June 30,
	2023		2022		Variance
	Amount	%	Amount	%	Amount	%
Project revenues	$13,581,021	97.0%	$13,293,212	98.6%	$287,809	2.2%
Retail revenues	423,527	3.0%	185,923	1.4%	237,604	127.8%
Total	$14,004,548	100.0%	$13,479,135	100.0%	$525,413	3.9%

Revenues from project sales. Revenues from project sales accounted for 97.0% and 98.6% of our total revenues for the years ended June 30, 2023 and 2022, respectively. The increase was primarily due to: a) the order volume of the Company has increased for the years ended June 30, 2023 compared to 2022, and b) the selling price of specific items in the sales order has increased.

Revenues from retail sales. Revenues from retail sales accounted for 3.0% and 1.4% of our total revenues for the year ended June 30, 2023 and 2022, respectively. The increase in retail revenue is mainly due to the increase from purchased parts, which accounted for 58.5% of the total increased revenue. Due to an increase in orders for purchased parts entrusted by customers to the Company, the proportion of revenue from purchased parts in total retail revenue has increased to 36.2% for the year ended June 30, 2023, from 4.0% for 2022.

Cost of Revenues

The table sets forth the breakdown of our cost of revenue for the years ended June 30, 2023 and 2022:

	2023		2022		Variance
	Amount	%	Amount	%	Amount	%
Project cost	$8,004,707	97.1%	$8,529,973	98.9%	$(525,266)	(6.2)%
Retail cost	241,884	2.9%	93,924	1.1%	147,960	157.5%
Total	$8,246,591	100.0%	$8,623,897	100.0%	$(377,306)	(4.4)%

Cost of project sales decreased by $525,266, or 6.2%, to $8,004,707 for the year ended June 30, 2023 from $8,529,973 for the same period in 2022. The decrease in cost of project sales was due to the decrease in the prices of raw materials. The highest unit price of main materials (stainless steel) has decreased by 15.7% in fiscal year 2023.

Cost of retail sales increased by $147,960 or 157.5% to $241,884 for the year ended June 30, 2023 from $93,924 for the same period in 2022. The increase is mainly due to the increased cost from purchased parts, which accounted for 73% of the total increased cost. Compared to self-produced parts, the cost of purchased parts is relatively high. the proportion of cost from purchased parts in total cost of retail sales has increased to 48.7% for the year ended June 30, 2023, from 5.7% for the same period in 2022.

Gross Profit

Total gross profit was $5,757,957 for the year ended June 30, 2023, an increase of $902,719 from $4,855,238 for 2022. Profit margin increased by 5.1%, to 41.1% for the year ended June 30, 2023, from 36% for 2022, principally due to the increases in revenue and the decreases in raw materials.

Our gross profit and gross margin by revenue types were as follows:

	For the Years Ended June 30,
	2023		2022		Variance
	Gross profit	Margin %	Gross profit	Margin %	Gross profit	Margin %
Project revenues	$5,576,314	41.1%	$4,763,239	35.8%	$813,075	5.3%
Retail revenues	181,643	42.9%	91,999	49.5%	89,644	(6.6)%
Total	$5,757,957	41.1%	$4,855,238	36.0%	$902,719	5.1%

Gross profit for project sales increased by $813,075 to $5,576,314 for the year ended June 30, 2023, as compared to $4,763,239 for 2022. Profit margin increased by 5.3%, to 41.1% for the year ended June 30, 2023, from 35.8% for 2022. This mainly due to the slightly increases in revenue and the decreases in cost of raw materials.

Gross profit for retail sales increased to $181,643 for the year ended June 30, 2023 from $91,999 for the same period in 2022. The increase in gross profit was due to the increase of the retail sales revenue. Profit margin decreased by 6.6%, to 42.9% the year ended June 30, 2023, from 49.5% for 2022. Compared to self-produced parts, the proportion of revenue from purchased parts in total retail revenue has increased in fiscal year 2023 and the cost of purchased parts is relatively high, which led to the decrease in gross profit for retail sales.

Operating Expenses

	For the Years Ended June 30,
	2023		2022		Variance
	Amount	%	Amount	%	Amount	%
Selling	$650,268	14.4%	$648,648	18.4%	$1,620	0.2%
General and administrative	2,646,569	58.7%	2,497,626	70.9%	148,943	6.0%
Bad debts	1,213,483	26.9%	378,294	10.7%	835,189	220.8%
Total operating expenses	$4,510,320	100.0%	$3,524,568	100.0%	$985,752	28.0%

Selling Expenses

Selling expenses were $650,268 for the year ended June 30, 2023, an increase of $1,620, or 0.2%, from $648,648 for the same period in 2022. Selling expenses have no significant changes for the year ended June 30, 2023 and 2022.

General and Administrative Expenses

Our general and administrative expenses were $ 2,646,569 for the year ended June 30, 2023, an increase of $148,943 or 6.0%, from $2,497,626 for 2022. The net increase was mainly due to: a) consulting service fees increased by $166,164; b) employee salary increased by $190,536; c) vehicle fees, including vehicle repair fees, insurance fees, and fuel fees, increased by $23,850; d) depreciation expense increased by $20,316; e) entertainment expenses decreased by $98,431 and f) other taxes and expenses decreased by $149,062. The main reason for the increase in administrative expenses is the increase in audit fees and labor costs incurred by the Company preparing for its planned initial public offering.

Bad debt expense

Our bad debt expense was $1,213,483 for the year ended June 30, 2023, an increase of $835,189 or 220.8%, from $378,294 for 2022. The Company’s customers are mostly hospitals, schools and state-owned enterprises. The covid-19 had a certain negative impact on the customer’s financial condition, and certain customers have postponed payment, which led to an increase in accounts receivable and bad debt expense. Based on the nature of these customers and historical payment status, the Company believes these payments can be recovered in the future.

Other income (expense)

Interest expense

Interest expense increased by $83,544, or 28.6%, to $375,445 for the year ended June 30, 2023, from $291,901 for 2022, which was due to the increase in total outstanding loans in 2023 compared to 2022.

Other expense/ (income), net

Other income, net decreased by $404,913, or 101.4%, to $(5,461) for the year ended June 30, 2023, from $399,452 for 2022. The decrease was mainly due to: a) the Company paid taxes of $274,678 from previous years in the second half of 2022, including VAT, corporate income tax, construction tax, and education tax; b) maintenance revenue and consult services revenue decreased by $164,200.

Provision for Income Taxes

Our provision for income taxes was $286,137 for the year ended June 30, 2023, a decrease of $306,981, or 51.8% from $593,118 for 2022. Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% EIT rate while preferential tax rates, tax holidays, and even tax exemptions may be granted on case-by-case basis. The PRC tax authorities grant preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Since Wuxi Li Bang was approved as an HNTE in November 2016, and re-applied for HNTE status in December 2019, Wuxi Li Bang is entitled to a reduced income tax rate of 15% beginning December 2016 and is able to benefit from the reduced income tax rate until December 2022. Li Bang Kitchen Appliance obtained the recognition of HNTE instead of Wuxi Li Bang on October 12, 2022. And the preferential rate of 15% was extended to October 2025. For the years ended June 30, 2023 and 2022, our effective tax rate was 29.1% and 41.2%, respectively. The decrease in the effective tax rate was mainly due to the effect of the PRC preferential tax rate on the income from Li Bang Kitchen Appliance.

Net Income

As a result of the foregoing, our net income for the years ended June 30, 2023 and 2022 was $614,120 and $845,103, respectively.

Net (loss) attributable to non-controlling interest

Non-controlling interests are recognized to reflect the portion of net income or loss that is not attributable, directly or indirectly, to the Company as the controlling shareholder. For the Company’s consolidated subsidiaries, non-controlling interests represent a minority shareholder’s 10% and 5% ownership interest in Yangzhou Bangshijie and Nanjing Bangshijie, respectively. The net loss attributable to these non-controlling interests was $2,698 and $3,014 for the years ended June 30, 2023 and 2022, respectively.

Net income attributable to ordinary shareholders

Net income attributable to the Company’s ordinary shareholders decreased by $231,299, or 27.3% from $848,117 for the year ended June 30, 2022, to net income of $616,818 for the year ended June 30, 2023.

Liquidity and Capital Resources

Li Bang International is a holding company incorporated in the Cayman Islands. Li Bang International conducts its operations primarily through its subsidiaries in China. As a result, Li Bang International’s ability to pay dividends depends upon dividends paid by its subsidiaries in China. If its subsidiaries in China incur debt on their behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, its subsidiaries in China are permitted to pay dividends to Li Bang International only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, its subsidiaries in China are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. Li Bang International’s subsidiaries in China may also allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

As of December 31, 2023, and June 30, 2023, we had cash of $169,996 and $76,019, respectively. All the cash as of December 31, 2023, was held by our subsidiaries in China with banks and financial institutions inside China. We did not have any other short-term investments. Our current assets were $16,736,811 and $15,289,952 as of December 31, 2023 and June 30, 2023, respectively. Our current liabilities were $22,093,573 and $19,506,434 as of December 31, 2023 and June 30, 2023, respectively. Our current ratios as of December 31, 2023 and June 30, 2023 were 0.76 and 0.78, respectively. Total shareholders’ equity as of December 31, 2023 and June 30, 2023 was $4,249,388 and $5,607,333, respectively.

As of June 30, 2023 and 2022, we had cash of $76,019 and $172,030, respectively. All the cash as of June 30, 2023 was held by our subsidiaries in China with banks and financial institutions inside China. Our current assets were $15,289,952 and $12,361,646 as of June 30, 2023 and 2022, respectively. Our current liabilities were $19,506,434 and $15,024,378 as of June 30, 2023 and 2022, respectively. Our current ratios as of June 30, 2023 and 2022 were 0.78 and 0.82, respectively. Total shareholders’ equity as of June 30, 2023 and 2022 was $5,607,333 and $5,412,607, respectively.

We have historically funded our working capital needs from operations, loans from related parties, loans from banks, and capital contributions from shareholders. Presently, our principal sources of liquidity are generated from our operations and bank loans. Our working capital requirements are influenced by the level of our operations and the timing of accounts receivable collections.

Our capital needs are for daily operations and for financing the development of our business. With the uncertainty of the current market and the impact of the COVID-19 pandemic, our management believes it is necessary to enhance collection of outstanding accounts receivable and other receivables, and to be cautious on operational decisions and project selection. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. Our management is confident that the Company’s accounts receivable and other receivables are collectable.

We may also raise additional capital through public offerings or private placements to finance our business development and to consummate any merger or acquisition, if necessary. Such transfer of funds from Li Bang International or any of our offshore subsidiaries to our PRC Subsidiaries is subject to the PRC regulatory restrictions and procedures: (i) the capital increase of the existing PRC Subsidiaries and establishment of new PRC Subsidiaries must be either filed with or approved by MOFCOM or its local counterparts depending on whether the business of the PRC subsidiary is subject to restrictions with respect to foreign investment under the PRC law, and registered with local banks authorized by SAFE; and (ii) loans to any of our PRC Subsidiaries must not exceed the statutory limits and must be filed with SAFE. See “Risk Factors – Risks Related to Doing Business in PRC – PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Cash Flows Analysis

Six Months Ended December 31, 2023 Compared to Six Months Ended December 31, 2022

The following table sets forth a summary of our cash flows for the periods indicated:

	2023	2022
	(Unaudited)	(Unaudited)
Net cash used in / (provided by) operating activities	(171,829)	436,112
Net cash used in investing activities	(86,871)	(22,930)
Net cash provided by / (used in) financing activities	17,913	(99,677)
Effect of foreign exchange rate on cash	8,352	(6,767)
Net decrease / (increase) in cash and restricted cash	(232,435)	306,738
Cash and restricted cash at the beginning of the period	541,127	172,030
Cash and restricted cash at the end of the period	308,692	478,768

Operating Activities

Net cash used in operating activities was $171,829 for the six months ended December 31, 2023, primarily due to the following:

●	Net income of $(1,463,048) for the period;

●	Adjusted by non cash expenses for depreciation and amortization of $230,934;

●	Adjusted by non cash expenses for provision for doubtful accounts of $342,542;

●	An increase in accounts receivable and notes receivable of $386,728 due to an increase in credit sales to our customers. Our accounts receivable and notes receivable primarily includes balances due from customers for our project revenue. Considering the impact of COVID-19, we provided more relaxed credit policies to some customers and delayed the payment time of other customers, resulting in a significant increase in the balance of accounts receivable;

●	An increase in advances to suppliers of $624,146 due to the valuable equipment purchased for hotel projects and more suppliers requiring payments in advance;

●	An increase in inventories of $419,768 due to the Company’s inventories preparation for hotel projects since hotel projects have large scale and high acceptance standards;

●	A decrease in deposit of $279,372 due to the recovery of performance bond for previous projects in the second half of 2023;

●	An increase in advances from customers of $763,878 due to uncompleted hotel projects in the second half of 2023;

●	An increase in accounts payable of $746,266 due to the increase in procurement in the second of 2023;

●	An increase in payroll payable of $500,270 due to the unpaid salary and annual bonus from January to December, 2023. The amounts were paid after the end of the reporting period.

Net cash provided by operating activities was $436,112 for the six months ended December 31, 2022, primarily due to the following:

●	Net income of $824,524 for the period;

●	Adjusted by non cash expenses for depreciation and amortization of $$250,612;

●	An increase in accounts receivable of $3,329,468 due to an increase in credit sales to our customers. Our accounts receivable primarily includes balances due from customers for our project revenue. Considering the impact of COVID-19, we provided more relaxed credit policies to some customers and delayed the payment time of other customers, resulting in a significant increase in the balance of accounts receivable；

●	An increase in advances to suppliers of $40,015 due to more suppliers requiring payments in advance in the second half of 2022;

●	A decrease in finished goods inventory of $581,833 due to the Company improving its procurement strategy and reducing the quantity of inventory purchased in advance；

●	An increase in accounts payable of $1,160,919 due to the increase in procurement in the fourth quarter of 2022;

●	A decrease in advances from customers of $240,752 due to realization of sales in the second half of 2022;

●	An increase in taxes payable of $427,192 for the period primarily, due to increase of taxes before the payment period. The Company will pay these taxes within the next year.

Investing Activities

Net cash used in investing activities amounted to $86,871 and $22,930 for the six months ended December 31, 2023 and 2022, respectively. It was primarily due to the purchase of property and equipment.

Financing Activities

Net cash provided by financing activities was $17,913 for the six months ended December 31, 2023. During the six months ended December 31, 2023, the Company borrowed $783,945 in bank loans as working capital from Suzhou Rural Commercial Bank Co., Ltd., Jiangyin Rural Commercial Bank, Bank of Jiangsu, Bank of Hangzhou and Shenzhen Qianhai Webank, which were offset by the repayment of $691,466. In addition, during the second half of 2023, the Company paid deferred registration fees of $74,566.

Net cash used in financing activities was $99,677 for the six months ended December 31, 2022. During the six months ended December 31, 2022, the Company borrowed approximately $5.0 million in short-term bank loans as working capital from Suzhou Rural Commercial Bank Co., Ltd., Jiangyin Rural Commercial Bank, Bank of Jiangsu, Bank of Ningbo, Bank of China Jiangyin Branch, Bank of Nanjing and Yongying Financial Leasing Company Limited, which were offset by the repayment of approximately $5.1 million in principal.

Year Ended June 30, 2023 Compared to Year Ended June 30, 2022

The following table sets forth a summary of our cash flows for the periods indicated:

	2023	2022
	(As Restated)
Net cash used in operating activities	$(634,414)	$(410,271)
Net cash used in investing activities	(2,912,979)	(1,633,582)
Net cash provided by financing activities	3,944,347	2,117,763
Effect of foreign exchange rate on cash and restricted cash	(27,857)	(6,723)
Net decrease/ (increase) in cash and restricted cash	369,097	67,187
Cash and restricted cash at the beginning of the year	172,030	104,843
Cash and restricted cash at the end of the year	$541,127	$172,030

Operating Activities

Net cash used in operating activities was $634,414 for the year ended June 30, 2023, primarily due to the following:

●	Net income of $614,120 for the fiscal year;

●	Adjusted by non-cash expenses for depreciation and amortization of $498,650;

●	An increase in accounts receivable of $5,049,769 due to an increase in credit sales to our customers. Our accounts receivable primarily includes balances due from customers for our project revenue. Considering the impact of COVID-19, we provided more relaxed credit policies to some customers and delayed the payment time of other customers, resulting in an increase in the balance of accounts receivable;

●	An increase in advances to suppliers of $299,526 due to more suppliers requiring payments in advance in 2023;

●	A decrease in inventory of $460,389 due to the Company improving its procurement strategy and reducing the quantity of inventory purchased in advance;

●	An increase in prepayments and other current assets of $195,641 mainly due to the increased participation in bidding activities which led to the increase in deposit for performance bond;

●	An increase in accounts payable of $1,054,719 due to the increase in procurement in 2023;

●	An increase in advances from customers of $294,836 due to the increased sales order in 2023;

●	An increase in taxes payable of $639,275 for the fiscal year primarily, due to increase of taxes before the payment period. The Company will pay these taxes within the next year.

Net cash used in operating activities was $410,271 for the year ended June 30, 2022, primarily due to the following:

●	Net income of $845,103 for the fiscal year;

●	Adjusted by non-cash expenses for depreciation and amortization of $541,793;

●	An increase in accounts receivable of $5,003,595 due to an increase in credit sales to our customers. Our accounts receivable primarily includes balances due from customers for our project revenue. Considering the impact of COVID-19, we provided more relaxed credit policies to some customers and delayed the payment time of other customers, resulting in a significant increase in the balance of accounts receivable;

●	An increase in advances to suppliers of $617,272 due to more suppliers requiring payments in advance in the first half of 2022;

●	A decrease in finished goods inventory of $2,152,694 due to the Company improving its procurement strategy and reducing the quantity of inventory purchased in advance offset by an increase in raw materials inventory of $332,052 due to purchases related to new orders received near year end;

●	An increase in accounts payable of $775,077 due to the increase in procurement in the second quarter of 2022;

●	A decrease in advances from customers of $1,723,413 due to realization of sales in 2022; and

●	An increase in taxes payable of $1,687,572 for the fiscal year primarily, due to increase of taxes before the payment period. The Company will pay these taxes within the next year.

Investing Activities

Net cash used in investing activities was to $2,912,979 for the year ended June 30, 2023. It was primarily due to: a) the purchase of property and equipment of $175,962; b) proceeds from disposal of property and equipment of $144; and c) the purchase  of fixed deposits of RMB 19 million ($2.6 million).

Net cash used in investing activities was $1,633,582 for the year ended June 30, 2022. It was primarily due to the prepayment for the land use right of $1,548,683 and purchase of property and equipment of $84,899.

Financing Activities

Net cash provided by financing activities was $3,944,347 for the year ended June 30, 2023. During fiscal 2023, the Company borrowed approximately $14.46 million in short-term bank loans as working capital from Jiangsu Jiangyin Rural Commercial Bank, Jiangsu Suzhou Rural Commercial Bank, Bank of Jiangsu, Bank of China Jiangyin Branch, and Shenzhen Qianhai Webank, which were offset by the repayment of approximately $10.43 million. In addition, in 2023, the Company paid deferred registration fees of $91,238.

Net cash provided by financing activities was $2,117,763 for the year ended June 30, 2022. During fiscal 2022, the Company borrowed approximately $8.1 million in short-term bank loans as working capital from Jiangsu Jiangyin Rural Commercial Bank, Bank of Jiangsu, Bank of Ningbo, Bank of China Jiangyin Branch, Bank of Nanjing, Yongying Financial Leasing Company Limited and Gushan Rural commercial Bank, which were offset by the repayment of approximately $4.8 million. In addition, in 2022, the Company paid deferred registration fees of $255,900 and a dividend of $929,210.

Loan Facilities

On December 30, 2021, Suzhou Deji entered into two credit facilities of RMB 2.1 million (US$300,000) and RMB 27.7 million (US$3.91 million) with Jiangsu Suzhou Rural Commercial Bank for ten years to finance its working capital requirements. Suzhou Deji drew RMB1.45 million (US$200,000) and RMB8.6 million (US$1.21 million) on April 4, 2023 with interest at 3.5%, and due on April 4, 2024. The loan was repaid upon maturity.

On December 30, 2021, Suzhou Deji entered into two credit facilities of RMB 2.1 million (US$300,000) and RMB 27.7 million (US$3.91 million) with Jiangsu Suzhou Rural Commercial Bank for ten years to finance its working capital requirements. Suzhou Deji drew RMB10.75 million (US$1.51 million) on March 30, 2023 with interest at 3.5%, and due on March 30, 2024. The loan was repaid upon maturity.

On December 30, 2021, Suzhou Deji entered into two credit facilities of RMB 2.1 million (US$300,000) and RMB 27.7 million (US$3.91 million) with Jiangsu Suzhou Rural Commercial Bank for ten years to finance its working capital requirements. Suzhou Deji drew RMB6.2 million (US$875,000) on March 30, 2023 with interest at 3.8%, and due on March 30, 2024. The loan was repaid upon maturity.

On March 6, 2023, Li Bang Kitchen Appliance obtained a working capital loan from Bank of Jiangyin Rural Commercial Bank, of RMB 10 million (US$1.41million), with interest at 3.8% and due on March 5, 2024. The loan was repaid upon maturity.

On May 22, 2023, Wuxi Li Bang obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 6 million (US$850,000), with interest at 3.8%, and due on May 21, 2024. The loan is collateralized by real estate and land use rights. The loan was repaid on May 13, 2024.

On March 9, 2023, Wuxi Li Bang obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 10 million (US$1.41 million), with interest at 3.8%, and due on March 8, 2024. The loan was guaranteed by Mr. Huang Feng and it was repaid upon maturity.

On May 18, 2023, Wuxi Li Bang obtained a working capital loan of RMB 12 million (US$1.69 million) from Jiangyin Rural Commercial Bank with interest at 3.8%, and due on May 17, 2024. The loan was collateralized by real estate and land use rights and repaid upon maturity. The loan was repaid on May 13, 2024.

On September 21, 2023, Wuxi Li Bang obtained a working capital loan from the Bank of Jiangsu, for RMB 3.75 million ($530,000) with interest at 3.96%. This loan will mature on June 20, 2024.

On July 3, 2023 to December 4, 2023, Wuxi Li Bang obtained a working capital loan from Shenzhen Qianhai WeBank, for RMB 1.53 million ($216,000), with interest at 10.811%, and a maturity date of November 27, 2025. According to the agreement, the Company shall repay the principal and interest monthly. As of December 31, 2023, the outstanding principal of the loan was RMB1.38 million ($195,000).

On December 4, 2023, Wuxi Li Bang obtained a working capital loan from the Bank of Hangzhou, for RMB 70,000 ($10,000) with interest at 12.60%, and a maturity date of November 27, 2025. According to the agreement, the Company shall repay the principal and interest monthly. As of December 31, 2023, the outstanding principal of the loan was RMB67,083 ($9,471).

On June 8, 2023 to September 15, 2023, Li Bang Kitchen Appliance obtained a working capital loan from Shenzhen Qianhai WeBank, for RMB2.58 million ($364,270), with interest at 9.89%, and a maturity date of September 28, 2025. According to the agreement, the Company shall repay the principal and interest monthly. As of December 31, 2023, the principal balance of the loan was RMB2.21 million ($312,364). From February 18, 2024 to May 17, 2024, Li Bang Kitchen Appliance repaid the loan of RMB 2 million ($282,378).

On July 4, 2023, Li Bang Kitchen Appliance obtained a working capital loan from the Bank of Hangzhou, for RMB 210,000 ($29,650) with interest at 9.828%, and a maturity date of June 28, 2025. According to the agreement, the company shall repay the principal and interest monthly. As of December 31, 2023, the outstanding principal balance of the loan was RMB180,000 ($25,414).

On July 4, 2023, Li Bang Kitchen Appliance obtained a working capital loan from Huarun Shenguotou Trust Co., Ltd, for RMB 200,000 ($28,238) with interest at 9.828%, and a maturity date of June 28, 2025. According to the agreement, the company shall repay the principal and interest monthly. As of December 31, 2023, the outstanding principal of the loan was RMB171,429 ($24,204).

On March 6, 2024, Wuxi Li Bang obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 10 million ($1,411,891) with interest at 3.65% This loan will mature March 5, 2025.

On March 4, 2024, Li Bang Kitchen Appliance obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 10 million ($1,411,891) with interest at 3.65% This loan will mature March 3, 2025.

On March 4, 2024, Li Bang Kitchen Appliance obtained a working capital loan from China Merchants Bank Jiangyin Branch, for RMB 2.7 million ($381,211) with interest at 4.93% This loan will mature October 3, 2024.

On December 30, 2021, Suzhou Deji entered into two credit facilities of RMB 2.1 million (US$300,000) and RMB 27.7 million (US$3.91 million) with Jiangsu Suzhou Rural Commercial Bank for ten years to finance its working capital requirements. In April 2024, Suzhou Deji drew RMB20.8 million (US$2,94 million) with interest at 3.5%, and RMB 6.2 million (US$ 875,372) with interest at 3.8%. These loans will mature March 20, 2027.

From March 11, 2024 to April 1, 2024, Wuxi Li Bang entered into a series of loan agreements with Bank of Hangzhou, and borrowed RMB 665,000 ($93,891) with interest at 10.62%. These loans are due on March 27, 2026.

From March 11, 2024 to April 1, 2024, Wuxi Li Bang entered into a series of loan agreements with Shenzhen Qianhai WeBank, and borrowed RMB 285,000 ($40,239) with interest at 10.62%. These loans are due on March 27, 2026.

On February 26, 2024, Li Bang Kitchen Appliance obtained a working capital loan from Shenzhen Qianhai WeBank for RMB 1 million ($141,189) with interest at 10.77% This working capital loan will mature February 28, 2026.

On May 14, 2024, Wuxi Li Bang obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 12 million ($1,694,269) with interest at 3.65%. The loan is collateralized by real estate and land use rights. This loan will mature May 12, 2025.

On May 15, 2024, Wuxi Li Bang obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 6 million ($847,135) with interest at 3.65%. The loan is collateralized by real estate and land use rights. This loan will mature May 14, 2025.

Contingencies

From time to time, the Company may be subject to certain legal proceedings, claims, and disputes that arise in the ordinary course of business. Amounts accrued, as well as the total amount of possible losses with respect to such matters, individually and in the aggregate, are not currently considered to be material to the consolidated financial statements.

Contractual Obligations

The Company leases certain office premises and apartments in Suzhou, Jiangyin, Nanjing, Nantong and Hangzhou for employees under operating lease agreements with various terms that are less than one year in duration. Future minimum lease payments were $6,106 for the 12 months ending December 31, 2024.

The Company leases certain office premises and apartments in Suzhou, Jiangyin, Nanjing, Nantong and Hangzhou for employees under operating lease agreements with various terms that are less than one year in duration. Future minimum lease payments were $6,106 for the 12 months ending December 31, 2024.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity, or market risk support to such entity. Moreover, we do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or research and development services with us.

Seasonality

The nature of our business does not appear to be affected by seasonal variations.

Critical Accounting Policies and Management Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our CFS. These financial statements are prepared in accordance with U.S. GAAP, which requires the Company to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues, costs and expenses, and any related disclosures. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates as a result of changes in our estimates. Some of our accounting policies require higher degrees of judgment than others in their application.

We believe the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. Accordingly, these are the policies we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

(a) Accounts receivable and expected credit losses

Accounts receivable is presented net of an allowance for estimated credit losses. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 210-10-45, non-current accounts receivable are the amounts the Company does not reasonably expect to be realized during the normal operating cycle of the Company. Considering the payment period in the contract, in accordance with ASC 210-10-45, the operating cycle of the Company is not identifiable. Therefore, the Company uses a one-year period as the basis for the separation of current and non-current accounts receivable.

The Company signs contracts with its customers and provides products according to the sales contract or sales list. The payment clause in the sales contracts generally stipulates that customers will pay 90% to 97% of the total contract price after acceptance, and 3% to 10% after the expiration of the warranty period (that ranges from 1 to 5 years) in accordance with industry practice. For accounting purposes, the Company records an accounts receivable (the “warranty deposit”) for the 3% to 10% outstanding balance upon delivery of the underlying products. The Company recognizes receivables with payment terms of more than one year as agreed in the sales contract as non-current accounts receivable, principally the warranty deposit and other payments according to the contract.

The Company adopted ASC 326, Credit Losses (“ASC 326”) on July 1, 2023, which replaced previously issued guidance regarding the impairment of financial instruments with an expected loss methodology that will result in more timely recognition of credit losses. The Company used a modified retrospective approach and did not restate the comparable prior periods. The adoption did not have a material impact on the Company’s CFS.

In accordance with ASC 326, the Company maintains an allowance for credit losses in accordance with ASC 326 and records the allowance for credit losses, if warranted, as an offset to assets such as accounts receivable, and the estimated credit losses charged to the allowance are classified as general and administrative expenses in the consolidated statements of operations and comprehensive loss (income). The Company assesses collectability by reviewing receivables on a collective basis where similar characteristics exist, primarily based on the size and nature of specific customers’ receivables. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the receivable balances, credit quality of the Company’s customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. Bad debts are written off as incurred.

(b) Revenue recognition

In accordance with FASB ASC 606, “Revenue from Contracts with Customers”, the Company will recognize revenue for the transfer of products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of the product or the benefit of the services transfers to the customer. Under the guidance of ASC 606, the Company is required to (a) identify the contract with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract and (e) recognize revenue when (or as) the Company satisfies its performance obligations.

The Company’s main income is divided into two categories, one is project revenue, that is, contracts are signed through bidding to sell and install kitchen equipment according to the customer’s needs; the other is retail revenue, which is mainly to purchase individual kitchen equipment from other suppliers and sell them to former customers or new customers who have learned about the Company’s products in other ways. Revenues are the amount of consideration the Company is entitled to in exchange for the transfer of promised goods or services in the ordinary course of the Company’s activities and is recorded net of value-added tax (“VAT”). Consistent with the criteria of ASC 606, the Group recognizes revenue when the performance obligation in a contract is satisfied by transferring the control of promised goods or services to the customer. The Company also evaluates whether it is appropriate to record the gross amount of goods and services sold and the related costs. If the Company receives an advance from a customer, such advance is recorded as advances from customers.

Project sales:

The Company signs contracts with customers and provides products according to the sales contract or sales list. The payment clause in the sales contracts generally stipulate that customers will pay 95% of the total contract price after acceptance, and 5% after the expiration of the warranty period (1-5years). This is industry practice. The quality assurance clause is a kind of guarantee clause to ensure the sold goods meet the quality and other established standards agreed to in the contract. This clause in the contract indicates that part of accounts receivables are deferred until the expiration of the warranty period when it will be paid by the customer. The clause does not create a separate performance obligation, nor is it considered a financing element of the contract. The customer issues a product check and acceptance document after checking the quantity and quality of the products received and installed. Revenue is recognized when the Company receives confirmation of product acceptance. Revenues are recorded net of value-added tax and discounts.

The Company provides design services including equipment configuration plans, detailed mechanical and electrical graphic designs, kitchen drawings and assisting customers with passing inspections. The design services are normally completed within a five-day timeframe and are inseparable from project sales. The detailed mechanical plans, electrical design and kitchen drawings are specifically detailed for the use of the Company’s customized equipment and installation. These services are interdependent and are never transferred to the customer on their own. Customers do not have the option to purchase these services separately principally due to the customization of each project. Accordingly, these services are not considered separate performance obligations and no revenue is recognized with these services under ASC 606 until the point in time when the project is complete.

The Company provides on-site installation and maintenance services and according to the contracts, the customers do not have the option to purchase these services separately. The promised warranty does not provide the customers with a service in addition to the assurance that the product complies with agreed-upon contract specifications and is considered an assurance warranty. The after-sales services and the warranty are not considered separate performance obligations and no revenue is associated with these services under ASC 606.

Retail sales:

Retail revenue is generated by the Company when retail sales of products occur without a signed contract on a retail basis. Retail sales usually occur when prior customers need to replace or add individual products. Retail customers usually purchase the products by WeChat or telephone with the salesperson. In addition, there are customers who come directly to the factory to purchase products. The Company identifies the fulfillment of its obligation when transferring the product and issuing the VAT invoice to the customer at which time revenue is recognized. Revenues are recorded net of value-added tax, business taxes and discounts.

(c) Income taxes

The Company’s subsidiaries in the PRC and Hong Kong are subject to the income tax laws of the PRC and Hong Kong. No taxable income was generated outside the PRC for the six months ended December 31, 2023 and 2022. The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets are also recognized for carry-forward loses that can be used to offset taxable income in the future. A valuation allowance is provided for net deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain.

ASC 740-10-25 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures. There were no material uncertain tax positions as of December 31, 2023 and 2022.

(d) Recent accounting pronouncements

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, which requires disaggregated information about an entity’s effective tax rate reconciliation and additional discloses on income taxes paid. The new requirements are effective for annual periods beginning after December 15, 2024. The guidance is to be applied prospectively, with an option for retrospective application. The Company is currently evaluating the impact of this new guidance.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on its CFS.

BUSINESS

Overview

Li Bang International Corporation Inc. (“Li Bang International”, “the Company”, “we”, “us”, “our” and similar terms) was incorporated in the Cayman Islands on July 8, 2021. We conduct all of our operations in China through our Operating Subsidiaries in China. The main business of our Operating Subsidiaries is to design, develop, produce and sell stainless steel commercial kitchen equipment in China under our own “Li Bang” brand. Additionally, our Operating Subsidiaries provide customers with comprehensive services, from commercial kitchen design in the early stage to equipment installation and after-sales maintenance.

Our production plant in China is more than 10,000 square meters. We use modern production facilities and state-of-the-art procedures. Furthermore, as a new technology enterprise in Jiangsu Province, we fall within the scope of advanced technology enterprises that benefit from key national support for residential companies that employ continuous R&D activities and transformational technical achievements to form core independent intellectual property rights. On this basis, we carry out our business activities within the PRC and Li Bang Kitchen Appliance Co., Limited, our PRC Subsidiary, enjoys the advantage of a 15% preferential corporate income tax rate. Our Company approaches technology R&D as the keystone principle to obtain new national invention patents, utility model patents, and for passing a number of system certifications. We have earned a great reputation in the industry by having our products featured in the Government Energy-Saving Equipment Catalog. The future of R&D in the manufacturing sector of commercial kitchen appliance equipment will trend toward automation, scale, service integration, intelligence, energy conservation, and environmental protection, and we expect our market prospects will be broader.

Our Operating Subsidiaries mainly undertake projects of middle-and high-end customer groups by bidding on contracts. Our customer base consists of international hotels, companies, public institutions, educational institutions, hospitals, and other facilities. Our Operating Subsidiaries provide customized design solutions for different types of customer groups. In addition, our Operating Subsidiaries have the qualification certificate of professional engineering construction and installation so that our Operating Subsidiaries can provide independent installation services.

Our Operating Subsidiaries sell products and provide services under our own “Li Bang” brand, and our income comes from these sales, of which installation and after-sales services do not separately generate revenue. Our Operating Subsidiaries have established sustainable business relationships with clients in Shanghai, Jiangsu and Zhejiang by setting up branches and subsidiaries to provide after-sales services for local projects. In addition, Our Operating Subsidiaries are also actively building our sales network and client base in Shenzhen and Beijing, the sixth and second largest cities in China, respectively.

At the same time, Our Operating Subsidiaries always pay special attention to the extension of services after the delivery of commercial kitchen equipment with our existing clients. Our Operating Subsidiaries vigorously promote our after-sales service module, providing technical consultation, training and guidance, post-sale upgrades, and other comprehensive supporting services to increase customer loyalty. The reputation we foster by doing so is conducive to enlarging our client base through gaining new customers.

Our Operating Subsidiaries are committed to making innovative and high-quality kitchen appliance products, and our Operating Subsidiaries are striving to become a first-class commercial kitchen appliance manufacturer in China. Our goal is to develop into a household name brand synonymous with the products we manufacture.

Competition

The market for commercial kitchen appliances continues to evolve and is highly competitive. We experience competition and expect this competitive environment to continue. Our Operating Subsidiaries encounter direct competition from numerous other commercial kitchen appliances companies in the areas of the Yangtze River Delta. These competitors include Shanghai Jiuzong Restaurant Equipment Co., Ltd., Shanghai Dingda Stainless Steel Kitchen Equipment Manufacturing Co., Ltd., Hangzhou Jiulong Kitchenware Manufacturing Co., Ltd., Hangzhou Zhongxin Stainless Steel Products Co., Ltd., Wuxi Jinda Kitchen Equipment Co., Ltd., Nanjing Guanglong Kitchen Equipment and Engineering Co., Ltd., Yangzhou Hainiu Kictchen Equipment Co., Ltd., and Nanjing Huayi Hotel Equipment Manufacturing Engineering Co., Ltd.

Industry Orientation

Commercial kitchen appliance is the collective term for kitchen appliance or cooking equipment and tools designed for commercial use. It refers to the large kitchen equipment used in hotels, colleges and universities, and staff canteens. This category generally includes cooking or heating equipment and processing equipment as well as supporting ventilation equipment, fume emission equipment, and so on.

With the development of China’s domestic economy and changes in residents’ consumption, the development space for commercial kitchen appliance is growing. The number of enterprises in the commercial kitchen appliance industry, the size of their personnel, the size of their assets and the size of their income keep growing, and by 2023, have reached 735 enterprises, 144,500 people, RMB 131.65 billion and RMB 98.45 billion, respectively, growing by 3.67%, 4.56%, 12.79% and 7.89% year-on-year respectively. From 2019 to 2023, the production scale of China’s commercial kitchenware industry has continued to expand. From 2019 to 2013, the production scale of China’s commercial kitchen appliance industry was RMB 78.35 billion, RMB 82.56 billion, RMB 88.57 billion, RMB 91.39 billion, RMB 98.63 billion, an increase of 7.92% in 2023, and an average annual growth of 5.92% from 2019 to 2023.   The Investigation of the Current Situation of the Industry and Analysis of the Development Prospect of China’s Commercial Kitchen appliance Market (2024-2030) released by China Industry Research Network, commercial kitchen appliance is mainly produced in eastern China with Zhejiang Province as the center, southern China with Guangdong Province as the center and northern China with Shandong Province as the center.

Development Trends in the Industry

The commercial kitchen appliance market is expanding

With rapid economic development, the commercial kitchen appliance industry has witnessed rapid growth. The market scale of commercial kitchen appliance industry in northern China and central China have continued to grow in recent years, while eastern China is currently the largest demand area of China’s commercial kitchen appliance industry. Consumer demand in the Pearl River Delta region is also expanding. According to the China Industry Research Network, it is expected that the market scale of commercial kitchen appliance industry in China in 2024 could be RMB 88.27 billion.

The major consumer groups of the commercial kitchen appliance industry attach importance to individualized products and have relatively high requirements for product quality and craft design. To compete in this industry, businesses must always understand the latest market consumption demand, pursue their own innovations and development, and provide more diversified, humanized, intelligent products and services.

Brand services speed up enterprise development

Answering the question of how to market the brand services of traditional kitchen equipment enterprises is key to our development. By reflecting differentiation in brand services and consistently satisfying user experience will have the effect of establishing a strong brand. Market expansion provides both an opportunity and challenge for current kitchen equipment companies. Optimizing the product mix to make more beautiful, fashionable, environmentally friendly, and energy-saving products are key to our further long-term development.

Company Structure

The following chart shows our corporate structure as of the date of this prospectus, including our majority-owned subsidiaries:

Li Bang International was incorporated on July 8, 2021, under the laws of the Cayman Islands. As of the date of this prospectus, the authorized share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares, of which 17,000,000 ordinary shares are issued and outstanding. The Company is a holding company and is currently not actively engaging in any business. The registered office of the Company is at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

Our Subsidiaries

Li Bang HK was incorporated on July 26, 2021 under the laws of Hong Kong. Li Bang HK is a wholly owned subsidiary of Li Bang International. It is a holding company and is not actively engaging in any business.

Li Bang WFOE was incorporated on August 18, 2021 under the laws of the PRC. Li Bang WFOE is a wholly owned subsidiary of Li Bang HK and is not actively engaging in any business.

Suzhou Deji was incorporated on April 8, 2010 under the laws of the PRC. Suzhou Deji is a wholly owned subsidiary of Li Bang WFOE and is our operating entity.

Wuxi Li Bang was incorporated on May 18, 2007 under the laws of the PRC. Wuxi Li Bang is a wholly owned subsidiary of Li Bang WFOE and is our operating entity.

Li Bang Kitchen Appliance was incorporated on March 22, 2019 under the laws of the PRC. Li Bang Kitchen Appliance is a wholly owned subsidiary of Li Bang WFOE and is our operating entity.

Yangzhou Bangshijie was incorporated on December 2, 2019 under the laws of the PRC. Yangzhou Bangshijie is a majority-owned subsidiary of Li Bang Kitchen Appliance.

Nanjing Bangshijie was incorporated on November 25, 2015 under the laws of the PRC. Nanjing Bangshijie is a majority-owned subsidiary of Li Bang Kitchen Appliance.

Our Products and Services

Our Operating Subsidiaries independently research, develop and produce stainless commercial kitchen appliances that includes complete sets of kitchen equipment, cooking machinery, food machinery, hotel supplies, kitchen accessories, and so on. At the same time, our Operating Subsidiaries provide comprehensive services from early-stage design of commercial kitchen appliances to equipment installation and after-sales maintenance.

Our products

Our Operating Subsidiaries offer a range of commercial kitchen accessories covering steaming, cooking, baking, frying, disinfection, conditioning, refrigeration, and so on, in 13 series with more than 80 varieties, as well as stainless steel kitchen equipment, cooking and food preparation instruments, hotel supplies, and kitchen appliance accessories of more than 300 varieties. These products are used by a wide variety of customers such as governments, businesses, and public institutions. Additionally, our Operating Subsidiaries customize special products according to any customer’s project needs. Our main products are categorized as follows:

Cookers

Our cookers include stoves, stir-fry stoves, steaming cabinets, and soup pots which are being used in all kinds of commercial kitchens. Our products are certified by China Quality Certification Center CQC for energy efficiency, environmental protection, and safety, and meet all food contact standards. Our energy-saving steam cabinets and energy-saving gas steam rice boxes were certified as high-tech products by the Jiangsu Provincial Department of Science and Technology in 2017 and 2016, respectively.

At present, our core products under production are:

●	Intelligent stoves made of stainless-steel board that can be utilized in large catering enterprises, the food processing industry, and canteens of various scales. They are equipped with intelligent controllers and displays. With soft key ignition (to turn on by clicking on the display button to select fire, the cooking process can be controlled by the system automatically after parameters are set) and a multi-position magnetic switch that controls the import of fire and fan and proportional valve, full and stable combustion can be ensured, and the requirements proposed by the national quality supervision and inspection center on product thermal efficiency can be met. Our electromagnetic stoves have been equipped with high-power core sets with fault alarm function. Furthermore, fan operation, gas leakage, ignition, and main-board temperature can be displayed in real time on the display.

●	Intelligent pressure cookers and intelligent soup cookers are widely used in catering, food processing and other fields. When designing these products, our R&D team pays attention to the pressure sensor, touch screen, liquid level probe, safety valve, and other intelligent components. Our products have one-button releasing and reset functions, with no need for manual operation. In addition, users can set the cooking time and firepower with the touch screen, which can improve product safety, environmental performance, and convenience of operation for catering industry users.

Fume Emission and Fresh Air Supply Pipe Systems

Fume emission and fresh air supply pipe systems include a fume purifier, fume hood, gas collection hood and other products. Our oil smoke purification all-in-one equipment obtained the CEP certification of China environmental protection products in 2020 and is in line with the technical requirements of the catering industry for equipment. The fume hood, the purification system and ventilation system are integrated into one piece of equipment to deliver such system functions as fume filtration with negative pressure, particle absorption, and fume discharge, to solve the fume problem in kitchens and clean the kitchen environment.

Our products are suitable for all kinds of commercial kitchens of various scale with such advantages as flexible structure, energy efficiency, efficient purification, simple maintenance, and so on, and conform to the national industry standards for fume purification.

Other Products

Another core product is our waste processor. Integrated with a crushing system, transmission system, dehydration system, and detection system, and equipped with a shell and frame made of food grade stainless steel, this product is suitable for all kinds of canteen kitchens for crushing and dewatering kitchens waste. The advantages of this product are the centrifugal grinder, the vacuum flexible suction and drainage pump, the drum centrifugal dehydration, the detection system, and other functions that are independently developed by our Company. Connected to the oil and water separator, our product can also effectively alleviate the environmental problems caused by large amounts of kitchen waste.

Other core products include dining vans, stainless steel grease traps, kitchen waste processors, and plate recycling lines.

Manufacturing Process

Production

Our Operating Subsidiaries have a production base of more than 10,000 square meters in Jiangyin with modern production facilities and mature and scientific operation procedures.

Our Operating Subsidiaries have adopted a production model of determining production based on sales and keeping appropriate inventory; that is, our Operating Subsidiaries make production plans and purchase raw materials and supporting parts according to customer needs, and carry out production according to the Company’s internal control and planning process. Our commerce department is responsible for contact with customers. After obtaining the bid-winning notice, our Operating Subsidiaries send the quote and drawings to our design department. The design department makes 3D autocad drawings according to the above-mentioned bid-winning documents, and the purchasing department obtains the relevant information needed to purchase parts and equipment. The production department then makes the production plan according to the delivery date, quantity, model, and other requirements and the supply department makes the necessary purchases accordingly. Finally, the production department organizes and arranges for the production and finishes the production within the planned period.

The warranty period of our products is 1 to 5 years, depending on the contracts signed with our customers. Our Operating Subsidiaries accept product returns and exchange requests if the design size is not consistent with the on-site size or some small equipment specifications and models need to be changed. Due to our strict product quality control process, there have been no quality disputes, claims, or lawsuits caused by quality problems.

Research & Development

After years of development, our Operating Subsidiaries have accumulated technical know-how for products such as stoves, stockpots, and waste processors. Our Operating Subsidiaries are highly skilled at efficiently transferring technological achievements from one area to another and integrating them into the industrial production of our products. The independent programming capacity of our R&D team has allowed us to develop a cloud-based remote monitoring and operating system. The system can be connected with a smartphone app and show users the equipment conditions in real time. Our intelligent system provides our advantage over domestic competitors in that our intelligent stoves monitor gas leakage, stove fire, fan running, and failure conditions, and allow users to proactively address issues before they become problems. While at a base level, users can turn their soup pots and pressure cookers on or off through their phones, large volume users can remotely monitor gas leakage and internal pressure, monitor fume emissions remotely with our Fume Purification machines, and remotely operate our waste processors whiling seeing waste volume and the dehydration process in real time.

Our services

Design and Installation

Our Operating Subsidiaries are dedicated to providing top-line commercial kitchen appliances for governments, enterprises, public institutions, schools, hospitals and hotels. During the planning process for kitchen design and construction, our Operating Subsidiaries customize personalized solutions for each individual kitchen according to factors such as catering use and business scope, cuisine and diet structure, construction scale, investment status, property leasing status, building structure, environmental protection, energy conservation and emissions reduction, working process, use efficiency, kitchen equipment selection, food hygiene, epidemic prevention, and production-related laws and regulations.

In the early stages of a project, our Operating Subsidiaries will conduct a demand analysis to learn about the type of project and the customer’s investment intentions and operation and managerial requirements. Using the materials provided by the customer and their kitchen standards, our Operating Subsidiaries will take into consideration cultural aspects of local food and discuss with the customer the demands and processes for the kitchen facility and related equipment, and, through this, provide a complete kitchen concept design. According to the auditor and the framework determined for the kitchen, our Operating Subsidiaries will consider energy conservation and emission reduction requirements for design optimization, provide a technical process and equipment configuration plan for each kitchen function room, and assist customers in passing their inspections in accordance with the requirements of local health, epidemic prevention, and environmental protection departments.

After the customer reviews and approves the preliminary design, our Operating Subsidiaries will create a detailed mechanical and electrical graphic design. In this process, our Operating Subsidiaries create and provide a full range of kitchen drawings. Next, after the customer reviews and approves the detailed design, our Operating Subsidiaries will purchase materials according to the requirements for kitchen equipment in the documents and prepare for the installation of energy-saving items according to the construction and design drawings. Upon the completion of their kitchen’s physical construction, our Operating Subsidiaries install the equipment according to agreed-upon plan. Finally, our Operating Subsidiaries test all of the equipment they installed and provide written reports to the customer and organize the relevant operational training to ensure that the customer can master the basic operation and use of the equipment.

After-sales Services

We follow the business principle of “satisfying clients” and the service idea of “meeting customers’ rights and interests” to provide professional and excellent after-sales services for both existing. Our professional after-sales service team can provide on-site installation and maintenance services within 72 hours. According to the contracts, the customers do not have options to purchase this service separately, and this promised warranty does not provide the customers with a service in addition to the assurance that the product complies with agreed-upon specifications. The after-sales services are not considered a performance obligation and are accounted for as an assurance warranty. Customers do not need to pay for these services separately. Our service ability has reached the five-star level of the domestic trade standard of “Commodity After-Sales Service Evaluation System.” Given the fact that commercial kitchen appliances are susceptible to natural wear and tear, Our Operating Subsidiaries have presently established branch offices and subsidiaries in Nanjing, Suzhou, Shanghai, Yangzhou for after-sales services. Moving forward, Our Operating Subsidiaries plan to establish an independent after-sales maintenance department specializing in our industry to build a complete after-sales service system. Our Operating Subsidiaries have always been committed to creating advanced and perfected commercial kitchen products with a strict quality control system and an excellent after-sales service system and will continue to do so in the future.

Sales and Marketing

Our Operating Subsidiaries sell commercial kitchen equipment products in China under our own brand “Li Bang,” and our Operating Subsidiaries undertake projects for medium- and high-end customers mainly by bidding on contracts to provide our services and sell our products.

Our Operating Subsidiaries obtain information about commercial kitchen projects through referrals from national and local design institutes and professional companies. Our Operating Subsidiaries follow local government bidding announcements and participate in bidding under our own name through national public trading and procurement platforms and websites. In addition, large companies and international hotels browse the official procurement platform and select and invite companies with high winning rates to bid. Upon winning a contract through bidding, our Operating Subsidiaries sign procurement contracts with them according to the corresponding bidding process and provide them with a one-stop-shop supporting commercial kitchen products and services.

Our Operating Subsidiaries have established business relationships with more than 120 organizations nationwide, and our customer base includes international hotels, enterprises and institutions, educational institutions, and hospitals. Presently, our clientele includes Duke University Kunshan, Hehai University, Yancheng Marriott Hotel, Shanghai Songjiang Hilton Hotel, and the Shanghai Cancer Hospital.

Our Customers

Due to product specificity, professionalism, and scale of commercial kitchen equipment, it is difficult to access a large volume of customer resources through traditional social networking and e-commerce platforms. In addition, according to the Government Procurement Law of the PRC, organizations such as government agencies, schools, hospitals, public enterprises and institutions, can only establish a business relationship with us through governmental and open procurement platforms. Potential customers set procurement requirements to attract enterprises to participate in fair competition, and through evaluation by experts, finally select high-quality enterprises with good performance and brand reputation. With successful bidding experience on the procurement platform, we are well-recognized and enabled to obtain more customer resources, increase our business volume, improve business performance, and further enhance our brand reputation and market position. China Tendering and Bidding Public Service Platform and Zhongzhao United Bidding and Purchasing Network are the two platforms we often use.

For the six months ended December 31, 2023 and 2022, we had 72 and 87 customers, respectively. For the fiscal years ended June 30, 2023 and 2022, we had 150 and 141 customers, respectively. The approximate proportion of revenue from different customers to our total revenue for the six months ended December 31, 2023 is as follows

●	hotels: 54.4%

●	schools and educational institutions: 4.9%

●	hospitals: 0.1%

●	other state-owned enterprises: 16.7%

●	other enterprises: 23.9%

Since our establishment, our Operating Subsidiaries developed a good brand reputation in the industry by expanding the market through participating in bidding projects, and our Operating Subsidiaries are also the preferred supplier for high-end hotels in Shanghai and Jiangsu.

Number	Customer Name	% of total revenue for the six months ended December 31, 2023
1	Chongqing Jiafa Investment Management Co., Ltd.	29.5%
2	Suzhou Gold Mantis Construction Decoration Co., Ltd.	15.5%
3	Jinhu Anjietong Engineering Co., Ltd.	9.2%

Number	Customer Name	% of total revenue for the six months ended December 31, 2022
1	Guangzhou Electromechanical Installation Co., Ltd.	31%
2	Hangzhou Metro Group Co., Ltd.	13%
3	Nantong University	7%

Number	Customer Name	% of total revenue for the year ended June 30, 2023
1	Guangzhou Electromechanical Installation Co., Ltd.	20.4%
2	Hangzhou Metro Group Co., Ltd.	7.3%
3	Suzhou Xihua Maternal and Child Health Hospital Co., Ltd.	5.1%

Number	Customer Name	% of total revenue for the year ended June 30, 2022
1	Ningbo Bainian Jiacheng Kitchen Engineering Co., Ltd	10%
2	Taicang Culture and Education Investment Group Co., Ltd	10%
3	Wuxi Pioneer Intelligent Equipment Co., Ltd	7%

Our Suppliers

Our products are used in commercial kitchen projects. The raw materials of our products are mainly steel plates; some equipment such as meat grinders, vegetable cutters, etc., and some parts such as electric heaters, stove burners, etc., must be purchased externally. Auxiliary production machines such as laser cutting machines and CNC punching machines are purchased in the domestic market, and bending machines are imported from Italy.

Our Operating Subsidiaries purchase raw materials from a variety of sources and consolidate purchases among our suppliers to improve costs and delivery conditions. Our Operating Subsidiaries have established a supplier-customer file management system and regularly conduct continuous assessment and screening of the suppliers based on various aspects such as price, quality, safety, and supply capability. Our Operating Subsidiaries form long-term supply plans with large suppliers who meet our requirements.

At present, our Operating Subsidiaries have built a stable raw material supply channel. For steel plates, our Operating Subsidiaries usually make raw material contracts with our supplier, Wuxi Penghe Stainless Steel Co., Ltd. and Wuxi Qingkong Stainless Steel Co., Ltd., and place orders with them according to the actual quantities needed and order deadlines. Our Operating Subsidiaries receive the materials according to the terms of the contracts. Our Operating Subsidiaries maintain a certain amount of base stock of about 250~300 tons to meet our daily operational production demands. For other materials and equipment, our Operating Subsidiaries generally place orders with long-term suppliers such as Gaoda Food Equipment Co., Ltd. based on the actual quantity needed.

Number	Supplier Name	% of total cost for the six months ended December 31, 2023
1	Wuxi Qingkong Stainless Steel Co., Ltd.	10.4%
2	Jiangsu Xiding Metal Products Co., Ltd.	5.9%
3	Gaoda Food Equipment Co., Ltd.	4.8%

Number	Supplier Name	% of total cost for the six months ended December 31, 2022
1	Yiyali Catering Equipment (Shanghai) Co., Ltd.	7%
2	Wuxi Penghe Stainless Steel Co., Ltd.	5%
3	Gaoda Food Equipment Co., Ltd.	3%

Number	Supplier Name	% of total cost for the year ended June 30, 2023
1	Gaoda Food Equipment Co., Ltd.	6.0%
2	Yiyali Catering Equipment (Shanghai) Co., Ltd.	4.4%
3	Wuxi Penghe Stainless Steel Co., Ltd.	3.6%

Number	Supplier Name	% of total cost for the year ended June 30, 2022
1	Wuxi Penghe Stainless Steel Co., Ltd.	7%
2	Hobart Food Equipment Co., Ltd.	5%
3	Wuxi Otokunpu Stainless Steel Co., Ltd.	3%

Our Competitive Advantages

We are committed to providing our customers with high-quality kitchen appliances. We believe that we have a number of competitive advantages that will enable us to maintain and further improve our market position in the industry. Our competitive advantages include advanced R&D and design capabilities, strict quality control, high brand recognition in the industry, high quality after-sales maintenance and market development, and highly experienced and visionary management team.

Advanced R&D and Design Capabilities

With a variety of new technologies, processes, and materials in the production of kitchen appliances, requirements and regulations are becoming far more stringent for kitchen appliance manufacturers’ R&D and manufacturing capacities.

Our Operating Subsidiaries have currently been granted 56 patents, including 3 invention patents, 51 utility model patents, and 2 design patents. Our   Operating Subsidiaries, as a Wuxi large-scale, energy-saving commercial kitchen equipment engineering technology research center, were awarded the title of “Jiangsu Science and Technology Small and Medium-sized Enterprises” in 2015. In 2017, Wuxi Li Bang received the “Wuxi Science and Technology Research and Development Institution Certificate” issued by the Wuxi Science and Technology Bureau. Our Operating Subsidiaries have made technical improvements in optimizing the performance of our industry’s leading products, improving equipment reliability, simplifying the maintenance needed to maintain consistent operation, increasing the energy efficiency of our products, and enhancing energy saving and environmental protection in our plant, all of this through our R&D department.

The core team of our R&D department currently consists of three professionals who are in charge of project design, mechanical engineering, and electromechanical engineering.

The director of the design department, Qingshun Zhang, has served many highly respected companies, such as Taiwan DKSH Co., Ltd. and Shanghai Diyuan International Trade Co., Ltd., and has years of experience in domestic and international catering projects. He led the team which designed and implemented the kitchen project for Duke University in Kunshan in 2015 and successfully crafted the products required from the technical drawings provided by Duke’s American designer.

Jianjun Guo, who is in charge of mechanical design and manufacturing, has worked as a mechanical engineer in the R&D and design department of many mechanical equipment companies, mastering the professional knowledge of mechanical design and manufacturing and automation. Guo is a master of both AutoCAD and SW modeling, sheet metal, engineering drawings, rendering, animation, finite element plan design, pricing, and parts selection through the production process.

Jianda Zhou, who is in charge of mechanical and electrical engineering, was the project manager of Shanghai Haier Electric and the development manager of Weihao Electric and has experience in plumbing and electrical engineering projects.

Strict Quality Control

Our Operating Subsidiaries pay great attention to the control of product quality and have established a comprehensive quality management system to strictly manage the purchase of raw materials and the production processes.

1.	Our Operating Subsidiaries have passed ISO9007 quality management system certification, ISO45001 occupational health and safety management system certification, ISO14001 health system certification and ISO28001 environmental protection system certification. Our products are subject to national standards for production and quality control, and the gas cookers we produce have received the China Environmental Labeling (Type II) Product Certification; the oil fume purifier has received the China Environmental Protection Product Certification; and the steamer soup stove and other products have received CQC Safety Certifications.

2.	Our Operating Subsidiaries strictly control the quality of our products through the purchase of raw materials and production. Our Operating Subsidiaries exclusively choose high-quality suppliers for raw materials nationwide, and the main raw materials at present are food-grade stainless steel plates, thus ensuring the consistent high quality and stability of our products.

3.	Our Operating Subsidiaries continuously improve the production processes and increase our product qualification rate. No quality disputes, claims or lawsuits caused by quality problems have occurred so far.

High Brand Recognition in the Industry and Commitment to Differentiated Services

Our Operating Subsidiaries have registered a series of trademarks and created the independent brand of “Libang” through years of hard work in the field of commercial kitchen equipment. Our Operating Subsidiaries provide our customers individual design solutions and our diverse manufacturing technologies and equipment enable us to produce specialized and customized products according to their project needs. Our Operating Subsidiaries produce more than 300 different pieces of stainless-steel kitchen equipment, which are widely used in government agencies, enterprises and institutions, schools, hospitals, hotels and other organizations. At present, our main products are listed in the government’s energy-saving equipment procurement catalog, and our product portfolio and professional manufacturing capabilities have earned us market credibility and a good reputation.

In addition, our Operating Subsidiaries have exerted certain influence in Eastern China as one of the largest production scale companies in the commercial kitchen industry in Jiangsu, Zhejiang and Shanghai. Our Operating Subsidiaries have undertaken commercial kitchen projects for Duke University in Kunshan and internationally renowned star hotels such as Marriott and Hilton, and can design, produce, and install our products for them according to their individual needs. With the endorsement of the above-mentioned well-known customers, our products continue to be well received in the industry and have developed high brand awareness, giving us a great position in the coming market competition.

High Quality After-sales Maintenance and Market Development

Since commercial kitchen equipment is susceptible to wear-and-tear, our Operating Subsidiaries have assigned dedicated personnel to be responsible for maintaining after-sales services in different regional markets. At present, our Operating Subsidiaries have built a strong and effective after-sales service network in the Jiangsu Province, in cities such as Nanjing, Suzhou, Yangzhou, Wuxi and others. These dedicated service centers meet the after-sales service demands of customers in the shortest possible time and help maintain and improve customer satisfaction with our products and Company.

At the same time, personnel in different regional markets can be responsible for the maintenance and expansion of local sales channels through targeted networking and promotion of Libang’s new products.

Highly Experienced and Visionary Management Team

Our core management team has decades of experience in the stainless-steel material industry and the machinery and equipment sales industry and is mainly responsible for strategic planning of new projects, daily operations, and sales of the Company’s various products and services. The creative and intelligent allocation of our management team’s expertise ensures balanced development in all aspects of the Company and an accurate forecasting of future trends in the industry. This leads to the advancement of our strategic growth objectives.

At the same time, the Company is constantly standardizing our internal control systems, forming a set of scientific production management systems, vigorously carrying out information management, improving work efficiency, and enhancing management competitiveness.

Our Growth Strategy

Our main goal is to become a commercial kitchen production and manufacturing company that focuses on producing branded equipment. To achieve this goal, our Operating Subsidiaries will continue to provide quality products and services while working to expand our sales channels and increase our market share.

Optimizing the Existing Product Portfolio

Our Operating Subsidiaries will continue to introduce professional technical personnel and advanced processing equipment to further develop intelligent and high-quality products independently. Specifically, our Operating Subsidiaries have placed a great deal of R&D into equipment utilizing remote monitoring and operating systems. Our Operating Subsidiaries can follow and monitor the conditions of our equipment in real time through the optimization of the monitoring app installed by customers. This data will lead directly to the strengthening of existing major products through software and firmware updates, the expansion of product categories, and will accelerate the development of new projects and strive to adjust the product portfolio to quickly respond to individual customer needs.

Providing Quality Products and Customer Services

Our products can be used by a wide variety of customers. Our focus on the product manufacturing processes, quality control testing, and product development helps us to provide our customers with high quality products that meet their individual needs. Our Operating Subsidiaries focus on rigorous product quality audits through our supplier evaluation system and production management system. In addition, our Operating Subsidiaries consistently seek to optimize our integrated service system and are committed to providing customers with high-quality process-oriented results from preliminary design solutions to production, installation, and training guidance, all while strengthening the after-sales service of our products.

Expanding Leading Market Position

We believe that the strength of our own brand, built through our high-quality business principles, is our strongest competitive advantage. Our management team is focusing on growing our market share and improving our financial performance. We believe this can be achieved in several ways: (1) continuing to research, develop and make new products; (2) increasing customer coverage in different regional markets by setting up subsidiaries and branches in first-tier cities like Guangzhou, Shenzhen, Beijing, Chengdu and Wuhan. As a part of our business strategy, we evaluate acquisition opportunities from time to time; (3) expanding our business’ scope. As a large kitchen appliance manufacturer in Jiangyin, we have the ability and plan to provide product manufacturing for small kitchen appliance manufacturers in the same industry, in order to increase the revenues of our Company, and at the same time consolidate our core market position.

Increasing the Support of Existing Sales Channels

Our Operating Subsidiaries in Suzhou, Shanghai, Yangzhou and other cities are focused on strengthening local after-sales services. Our Operating Subsidiaries continue to acquire customers with medium and high-end needs, actively participate in government bidding projects, undertake large projects for large hotels, real estate companies, and listed enterprises, and strive to deepen cooperation with large state-owned enterprises in EPC, or Engineering Procurement Construction, projects in order to develop larger national markets.

Property

Real property

Our Company is headquartered in No. 190 Xizhang Road, Gushan Town, Jiangyin City, Jiangsu Province, PRC. Our Operating Subsidiaries have the legal right to use state-owned land which covers an area of 14,000 square meters. And our Operating Subsidiaries have built our own factory on this land with a building area of 11,560 square meters.

No.	Location	Area	Term of use	Usage
1	190 Xizhang Road, Gushan Town	The building construction area is 11560 square meters	Until August 04, 2059	Autonomous production and operations
2	179 Xizhang Road, Gushan Town	The building construction area is 1999 square meters	Until December 13, 2051	Production house; lease to third parties (1)(2)

(1)	On February 1, 2022, Wuxi Li Bang leased part of the property located at No. 190 Xizhang Road, Gushan Town, Jiangyin City to Leiluo Intelligent Technology (Jiangsu) Co., Ltd. The term is three years and the rent is RMB1,800,000 (US$254,140) in total, and the annual rent is RMB 600,000 (US$84,700).

(2)	On February 10, 2021, Wuxi Li Bang entered into a lease with Jiangyin Shuaina Home Furniture Technology Co., Ltd. The term is six years and the rent is RMB3,750,000 (US$529,460) in total. The rent is paid yearly, and is RMB 600,000 (US$84,700) for the first three years and RMB 650,000 (US$91,770) for the following three years.

We believe that, under normal circumstances, our existing facilities are sufficient to meet current demand, but we expect to seek to build other factories to cope with future growth.

Intellectual Property

We rely on trademarks, patents, and know-how, as well as contractual restrictions on information disclosure to protect our intellectual property rights. Our Operating Subsidiaries have signed relevant confidentiality agreements or clauses with our employees, certain customers, and suppliers, and rely on such confidentiality agreements or clauses and other protections of our technical knowledge to maintain our technological advantages in products and designs.

Protecting our intellectual property is a strategic focus of our business. Our Operating Subsidiaries do not rely on intellectual property rights authorized by third parties for our business operations.

As of the date of this prospectus, our Operating Subsidiaries have 19 registered trademarks, 56 registered patents, and 1 registered domain name.

Trademarks

Our Operating Subsidiaries own the following trademarks:

Trademark Number	File Date	Issue Date	Expiration Date	Trademark Name	Jurisdiction	Owner
5217445	2006/03/16	2009/08/14	2029-08-13		PRC	Wuxi Li Bang

6502253	2008-01-10	2010-05-28	2030-05-27		PRC	Wuxi Li Bang

14894685	2014-06-20	2015-10-28	2025-10-27		PRC	Wuxi Li Bang

14894723	2014-06-20	2015-07-28	2025-07-27	PRC	Wuxi Li Bang

14894639	2014-06-20	2015-07-28	2025-07-27	PRC	Wuxi Li Bang

14894476	2014-06-20	2015-08-14	2025-08-13	PRC	Wuxi Li Bang

14894573	2014-06-20	2015-08-14	2025-08-13	PRC	Wuxi Li Bang

14894506	2014-06-20	2015-08-14	2025-08-13	PRC	Wuxi Li Bang

14894600	2014-06-20	2015-07-28	2025-07-27	PRC	Wuxi Li Bang

14894709	2014-06-20	2015-07-28	2025-07-27	PRC	Wuxi Li Bang

14894587	2014-06-20	2015-08-14	2025-08-13	PRC	Wuxi Li Bang

17708706	2015-08-19	2016-10-07	2026-10-06	PRC	Wuxi Li Bang

17708636	2015-08-19	2016-10-07	2026-10-06	PRC	Wuxi Li Bang

17708566	2015-08-19	2016-11-28	2026-11-27	PRC	Wuxi Li Bang

27519639	2017-11-16	2018-10-21	2028-10-20	PRC	Wuxi Li Bang

45922536	2020-04-29	2020-12-21	2030-12-20	PRC	Wuxi Li Bang

45908268	2020-04-29	2020-12-21	2030-12-20	PRC	Wuxi Li Bang

69970859	2023-03-06	2023-08-21	2033-08-20	PRC	Wuxi Li Bang

45910727	2020-04-29	2020-12-21	2030-12-20	PRC	Wuxi Li Bang

Patent

Our Operating Subsidiaries own the following 56 patents in the PRC:

No.	Title of the Invention	Patent Type	Patent Number	Public (Announcement) Date	Inventor
1	A structure-adjustable intelligent pressure cooker	Utility model	ZL 2020 2 1233448.5	2021-07-06	Wuxi Li Bang
2	An angle-adjustable intelligent stove	Utility model	ZL 2020 2 1236076.1	2021-05-07	Wuxi Li Bang
3	An automatic cooking equipment drawer-type serving sink	Invention authorization	ZL 2016 1 1198932.7	2023-07-25	Wuxi Li Bang
4	A tilting gas soup pot	Utility model	ZL 2020 2 1233449.X	2021-10-08	Wuxi Li Bang
5	A water curtain exhaust hood	Utility model	ZL 2021 2 3094816.X	2022-05-24	Wuxi Li Bang
6	An internal circulation thermal insulation cabinet	Utility model	ZL 2022 2 2665762.6	2023-02-03	Wuxi Li Bang
7	A meat defrosting machine	Utility model	ZL 2022 2 2837583.6	2023-03-14	Wuxi Li Bang
8	An automatic wok	Utility model	ZL 2023 2 2582574.1	2024-03-22	Wuxi Li Bang
9	An automatic cooking equipment	Invention authorization	ZL 2016 1 1198307.2	2018-12-18	Wuxi Li Bang
10	Double premixed electronic spray burner	Invention authorization	ZL 2012 1 0126388.0	2015-07-22	Wuxi Li Bang
11	Fierce Stove (Mushroom head)	Exterior design	ZL 2020 3 0519522.9	2021-02-05	Li Bang Kitchen Appliance
12	A digital display combination sterilizer	Utility model	ZL 2020 2 1435575.3	2021-06-11	Li Bang Kitchen Appliance
13	An insulation equipment with structure adjustable temperature and humidity regulation device	Utility model	ZL 2020 2 1435640.2	2021-08-20	Li Bang Kitchen Appliance
14	An intelligent digital display energy-saving rice steamer with built-in quick-release heat-conducting device	Utility model	ZL 2020 2 1435816.4	2021-06-11	Li Bang Kitchen Appliance
15	A structure adjustable CNC intelligent energy-saving steamer	Utility model	ZL 2020 2 1422637.7	2021-06-11	Li Bang Kitchen Appliance.
16	An oven	Utility model	ZL 2020 2 1306204.5	2021-02-26	Li Bang Kitchen Appliance
17	Small meal waste reduction crushing and deoiling machine	Utility model	ZL 2021 2 0465340.7	2021-12-21	Wuxi Li Bang
18	Automatic cleaning and energy saving trolley type steam cabinet	Utility model	ZL 2021 2 0529235.5	2021-12-10	Li Bang Kitchen Appliance
19	Intelligent high temperature sterilization and disinfection cabinet	Utility model	ZL 2021 2 0520656.1	2021-12-10	Li Bang Kitchen Appliance
20	A high thermal efficiency steam cabinet with steam generator	Utility model	ZL 2021 2 2034178.6	2022-01-11	Li Bang Kitchen Appliance
21	A kitchen waste treatment equipment with a separating cylinder that can be washed	Utility model	ZL 2021 2 2113582.2	2022-02-01	Li Bang Kitchen Appliance
22	A kitchen disinfection cabinet	Utility model	ZL 2021 2 2034609.9	2022-02-01	Li Bang Kitchen Appliance
23	An integrated steam generator and steam cabinet	Utility model	ZL 2021 2 2037829.7	2022-02-01	Li Bang Kitchen Appliance

24	An easy-to-open lid	Utility model	ZL 2021 2 2244045.1	2022-02-01	Li Bang Kitchen Appliance
25	a garbage disposal machine	Utility model	ZL 2021 2 2117198.X	2022-02-01	Li Bang Kitchen Appliance
26	A gas jet burner	Utility model	ZL 2021 2 2264503.8	2022-02-11	Li Bang Kitchen Appliance
27	Deodorant water head and pool	Utility model	ZL 2021 2 2236887.2	2022-02-11	Li Bang Kitchen Appliance
28	An all-in-one oil fume purification machine with multi-directional oil fume intake function	Utility model	ZL 2021 2 2263047.5	2022-03-18	Li Bang Kitchen Appliance
29	A kind of hot air circulation disinfection cabinet and cart	Utility model	ZL 2021 2 2301653.1	2022-03-22	Li Bang Kitchen Appliance
30	A soup pot stand	Utility model	ZL 2021 2 2302078.7	2022-05-10	Li Bang Kitchen Appliance
31	A tilting electric pressure cooker	Utility model	ZL 2021 2 0529818.8	2022-05-10	Wuxi Li Bang
32	A combustion furnace and its burner	Utility model	ZL 2020 2 1911952.6	2021-01-08	Li Bang Kitchen Appliance
33	A square rod electric field generator	Utility model	ZL 2020 2 0941031.8	2021-04-27	Li Bang Kitchen Appliance
34	An energy-saving steam cabinet	Utility model	ZL 2020 2 1304839.1	2021-04-27	Li Bang Kitchen Appliance
35	An electric field module of an air purifier	Utility model	ZL 2020 2 0939326.1	2021-04-27	Li Bang Kitchen Appliance
36	An electric field generator	Utility model	ZL 2020 2 0940929.3	2021-04-27	Li Bang Kitchen Appliance
37	An energy-saving furnace	Utility model	ZL 2020 2 1306201.1	2021-05-07	Li Bang Kitchen Appliance
38	A numerical control stove with a lateral fastening mechanism	Utility model	ZL 2020 2 1425707.4	2021-05-07	Li Bang Kitchen Appliance
39	An intelligent range hood with an inverted switching air intake mechanism	Utility model	ZL 2020 2 1422698.3	2021-05-07	Li Bang Kitchen Appliance
40	An electric field plate	Utility model	ZL 2020 2 0946216.8	2021-05-07	Li Bang Kitchen Appliance
41	An oil fume purification and deodorization machine	Utility model	ZL 2021 2 0522853.7	2021-11-05	Li Bang Kitchen Appliance
42	A steam cabinet	Utility model	ZL 2021 2 2035091.0	2022-02-01	Li Bang Kitchen Appliance
43	A double premixed side air inlet stove head	Utility model	ZL 2021 23092544.X	2022-05-24	Li Bang Kitchen Appliance
44	A gas pressure cooker	Utility model	ZL 2021 2 2360017.6	2022-11-15	Li Bang Kitchen Appliance
45	A conveyer chain plate	Utility model	ZL 2022 2 0202490.3	2022-07-12	Li Bang Kitchen Appliance

46	A water curtain exhaust smoke purification integrated machine	Utility model	ZL 2022 2 2171818.2	2023-01-06	Li Bang Kitchen Appliance
47	A combined type meal rotary recycling machine	Utility model	ZL 2022 2 2486302.7	2023-01-17	Li Bang Kitchen Appliance
48	A kind of pre-mixed mushroom head stove head	Utility model	ZL 2022 2 2486312.0	2023-03-07	Li Bang Kitchen Appliance
49	An electronic coupling gas valve for a stove	Utility model	ZL 2022 2 2837573.2	2023-03-07	Li Bang Kitchen Appliance
50	A side-inlet steam generator	Utility model	ZL 2022 2 2659643.X	2023-05-26	Li Bang Kitchen Appliance
51	An intelligent magnetic control premixed energy-saving stove	Utility model	ZL 2023 2 1707444.X	2024-01-12	Li Bang Kitchen Appliance
52	An integrated kitchen recycling and kitchen waste disposal machine	Utility model	ZL 2023 2 1707567.3	2024-01-16	Li Bang Kitchen Appliance
53	A conveyor belt chain plate	Exterior design	ZL 2022 3 0051027.9	2022-06-28	Li Bang Kitchen Appliance

Domain

Our Operating Subsidiaries have the right to use the following domain registration issued in the PRC:

Number	Issue Date	Expiration Date	Domain Name	Owner
1	2013-4-23	2025-04-23	libangco.com	Wuxi Li Bang

Our Employees

As of the date of this prospectus, we have employees in the following departments:

Department	Number of Employees as of the date hereof	As of June 30, 2023	As of June 30, 2022
Administration	5	5	5
Technical	23	28	28
Sales	16	12	12
Accounting	3	2	2
Production	74	74	74
Procurement	1	1	1
Design	2	4	4
Logistics	7	4	4
Maintenance	10	10	10
Total	141	140	140

Our employees are not protected by representatives of labor organizations and collective bargaining agreements. We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes. According to the laws of the PRC, we are required to make contributions to the employee welfare plan based on specific percentages of employee salaries, bonuses and certain allowances, and the maximum amount is set by the local government from time to time. According to Chinese regulations, we participate in various employee social security programs organized by local governments. We have paid social insurance for some employees, including housing provident funds and social insurance including pension, work-related injury and unemployment.

We strengthened staff training, implemented performance appraisals and other measures to improve staff monetization and work efficiency. We believe that we maintain a good relationship with our employees.

Legal Proceedings

As of the date of this prospectus, the Company is not involving in any legal or administrative litigation that may have a material adverse effect on the Company’s business, balance sheet, operating performance and cash flow.

We have taken measures to reduce the potential liability of platform operators in relevant regulations, such as data security, network security, etc. Our main subsidiaries registered under Chinese laws have complied with the relevant Chinese laws and regulations currently in force in all major aspects, and have obtained all the necessary licenses and approvals required for our business operations in China from the relevant government departments, and these licenses and approvals are still valid.

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations on Production

In February 1993, the Standing Committee of the National People’s Congress passed the “Product Quality Law of the PRC”, which was amended three times in July 2000, August 2009 and December 2018. The law stipulates that enterprises are prohibited from producing and selling industrial products that do not meet the standards and requirements for safeguarding human health and personal or property safety. Producers and sellers shall establish and improve internal product quality management systems and assume responsibility for product quality in accordance with the law.

The Regulations of the PRC on the Administration of Production License for Industrial Products was passed in June 2005 and have been implemented since September 2005. The regulations stipulate that products listed in the catalogue shall apply for a production license to the local competent department. The production license is valid for five years. The enterprise shall ensure that the product quality is stable and qualified, and submit reports to the competent authority on a regular basis. The “Measures for the Implementation of the Regulations of the PRC on the Administration of Production License for Industrial Products” was approved by the General Administration of Quality Supervision, Inspection and Quarantine of the PRC in April 2014, and amended in November, 2022, detailing the relevant regulations on industrial production licenses and legal liabilities.

In June 2002, the Standing Committee of the National People’s Congress passed the “Production Safety Law of the PRC”, which was amended three times in August 2009, August 2014, and June 2021. The “Production Safety Law” clarifies that companies should strengthen safety production management, establish and improve all-employee safety production responsibility systems and safety production rules and regulations, increase safety production funds, materials, technology, and staff input, and improve safe production conditions. The State implements a system of investigating the responsibility for production safety accidents.

In November 2011, the Ministry of Health of the PRC issued the “GB 9684-2011 National Food Safety Standard-Stainless Steel Products”, which is applicable to food containers and food production and operation tools and equipment made of stainless steel as the main body. The Ministry of Health has studied the migration of heavy metals in different types of stainless steel and revised the restriction standards to strictly control food safety risks.

Regulations on the Installation of Catering Equipment

“Construction Law of the PRC” was passed in November 1997 and amended in April 2011 and April 2019. The construction activities refer to the construction of various types of houses and their ancillary facilities and installation activities of lines, pipelines, and equipment. Construction activities shall comply with the national construction engineering safety standards.

The Ministry of Housing and Urban-Rural Development of the PRC passed the “Qualification Standards for Construction Enterprises” in November 2014, dividing the professional contracting qualifications of construction mechanical and electrical installation projects into three levels. The first-level can undertake the installation of equipment, lines, and pipelines for various construction projects. The second-level can undertake the installation of equipment, lines, and pipelines for various construction projects less than 20 million yuan in a single contract. The third-level can undertake the installation of equipment, lines, and pipelines for various construction projects less than 10 million yuan in a single contract.

The State Council passed the “Regulations on Quality Management of Construction Projects” in January 2000, and revised some provisions in October 2017 and April 2019. The construction project mentioned in the Regulations refers to civil engineering, construction engineering, installation and decoration engineering of line, pipeline, and equipment. To engage in construction project activities, it is necessary to strictly implement the basic construction procedures and adhere to the principle of the survey, design, and construction in sequence. The construction party shall obtain the qualification certificate of the corresponding level in accordance with the law, and undertake the project within the scope permitted by the qualification level.

The Standing Committee of the National People’s Congress passed the “Law of the PRC on Tenders and Bids” in August 1999 and revised it in December 2017. The following construction projects within the territory of the PRC, including the survey, design, construction, supervision of the project, and the procurement of important equipment and materials related to the construction of the project, must be tendered: (1) Large-scale infrastructure, public utilities, etc. related to social projects of public interest and safety; (2) Projects that use state-owned funds for investment or state financing in whole or in part; (3) Projects that use loans and aid funds from international organizations or foreign governments. The winning bidder shall perform its obligations in accordance with the contract and complete the winning project.

The “Law of the PRC on Energy Conservation” was passed by the Standing Committee of the National People’s Congress in November 1997, amended in October 2007, and revised twice in July 2016 and October 2018. The construction, design, and supervision parties of projects shall abide by the energy conservation standards.

Regulations on the Safety and Hygiene of Catering Services

The Food Safety Law of the PRC was promulgated on February 28, 2009, and was revised three times in April 2015, December 2018, and April 2021. The law stipulates the basic hygiene requirements and management guidelines for the catering industry’s location and environment, processing and business premises, catering tools and equipment, hygiene management, raw and auxiliary materials, and processing operations.

The “Regulations for the Implementation of the Food Safety Law of the PRC” are formulated in accordance with the “Food Safety Law of the PRC”. It was promulgated by the State Council of the PRC on July 20, 2009, and revised twice in February 2016 and December 2019.

The implementation regulations stipulate that food producers and operators shall engage in activities in accordance with laws, regulations, and food safety standards, establish and improve food safety management systems, and take effective measures to prevent and control food safety risks to ensure food safety.

The National Food Safety Standards Review Committee issued the “General Hygiene Code for Food Production” in 2013, which stipulates the basic requirements and guidelines of places, facilities, and personnel in the procurement, processing, packaging, storage, and transportation of raw materials in the process of food production.

The State Administration for Market Regulation issued the “Code of Practice for Food Safety in Catering Services” in June 2018, which covers standards and basic specifications for all aspects of catering services such as catering service establishments, food handling, cleaning operations, and cleaning of tableware.

The Ministry of Health promulgated the “Sanitary Standards for Disinfection of Food (Drinking) Utensils” in 2007, which is applicable to the food (drinking) utensils of catering enterprises such as hotels, restaurants, canteens, etc. The sanitary standard stipulates that there should be special storage cabinets for disinfection of food (drinking) utensils, and that food (drinking) utensils and disinfection equipment should comply with relevant national health regulations.

In 2001, the country formally promulgated the “Emission Standard of Cooking Fume”, which stipulated the maximum allowable emission concentration of oil fume per unit of the catering industry and the minimum removal efficiency of oil fume purification facilities.

Regulations on Foreign Investment in China

The establishment, operation, and management of companies in China are governed by the PRC Company Law, as amended in 2005, 2013, and 2018. The PRC Company Law applies to both PRC domestic companies and foreign-invested companies. The direct or indirect investment activities of a foreign investor shall be governed by the PRC Foreign Investment Law and its implementation rules. The PRC Foreign Investment Law is promulgated by the National People’s Congress on March 15, 2019, and was effective on January 1, 2020, which replaced the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law, and the PRC Wholly Foreign-owned Enterprise Law. The Foreign Investment Law adopts the administrative system of pre-entry national treatment along with a negative list for foreign investments, establishing the basic framework for the access to, and the promotion, protection, and administration of foreign investments in view of investment protection and fair competition.

Pursuant to the Foreign Investment Law, “foreign investments” refers to any direct or indirect investment activities conducted by any foreign individual, enterprise, or organization (collectively referred to as “foreign investors”) in the PRC, which includes any of the following circumstances: (i) foreign investors establishing foreign-invested enterprises, or FIEs, in the PRC solely or jointly with other investors; (ii) foreign investors acquiring shares, equity interests, property portions or other similar rights and interests thereof within the PRC; (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors; and (iv) other forms of investments as defined by laws, regulations, or as otherwise stipulated by the State Council. According to the Foreign Investment Law, the State Council shall promulgate or approve a list of special administrative measures for market access of foreign investments, or the Negative List. The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the Negative List. The Foreign Investment Law provides that foreign investors shall not invest in the “prohibited” industries and shall meet certain requirements as stipulated under the Negative List for investing in “restricted” industries.

In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, (i) that local governments shall abide by their commitments to the foreign investors; (ii) FIEs are allowed to issue stock and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; (iii) mandatory technology transfer is prohibited; and (iv) the capital contributions, profits, capital gains, proceeds out of asset disposal, licensing fees of intellectual property rights, indemnity or compensation legally obtained, or proceeds received upon settlement by foreign investors within the PRC, may be freely remitted inward and outward in RMB or a foreign currency. Also, foreign investors or FIEs should assume legal liabilities for failing to report investment information in accordance with the requirements. Furthermore, the Implementation Rules of Foreign Investment Law provides that FIEs established prior to the effectiveness of the Foreign Investment Law may maintain their legal form and structure of corporate governance within five years after January 1, 2020.

On December 26, 2019, the State Council further issued the Implementation Rules of Foreign Investment Law, which came into effect on January 1, 2020, and replaced the Regulations on Implementing the PRC Equity Joint Venture Law, Provisional Regulations on the Duration of PRC Equity Joint Venture Law, the Regulations on Implementing the PRC Cooperative Joint Venture Law, and the Regulations on Implementing the PRC Wholly Foreign-owned Enterprise Law. The Regulations on Implementing the PRC Foreign Investment Law restates certain principles of the Foreign Investment Law and further provides that, among others, (i) if an FIE established prior to the effective date of the Foreign Investment Law fails to adjust its legal form or governance structure to comply with the provisions of the Companies Law of the PRC or the Partnership Enterprises Law of the PRC, as applicable, and complete amendment registration before January 1, 2025, the enterprise registration authority will not process other registration matters of the FIE and may public such non-compliance thereafter; and (ii) the provisions regarding equity interest transfer and distribution of profits and remaining assets as stipulated in the contracts among the joint venture parties of an FIE established before the effective date of the Foreign Investment Law may, after adjustment of the legal form and governing structure of such FIE, remain binding upon the parties during the joint venture term of the enterprise.

On June 23, 2020, the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce promulgated the Special Administrative Measures for Access of Foreign Investment   (Negative List) (2021 Edition), or the 2021 Negative List, which amended in December 2021 and came into effect on January 1, 2022. In addition, the NDRC and the Ministry of Commerce promulgated the Encouraged Industry Catalogue for Foreign Investment (2020 Edition), or the 2020 Encouraged Industry Catalogue, which was promulgated on December 27, 2020, and came into effect on January 27, 2021 and amended in 2022. Industries not listed in the 2020 Negative List and 2020 Encouraged Industry Catalogue are generally open for foreign investments unless specifically restricted by other PRC laws. The establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority equity interests in such joint ventures. In addition, foreign investment in projects in a restricted category is subject to government approvals. Foreign investors are not allowed to invest in industries in the prohibited category.

Pursuant to the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Invested Enterprises promulgated by the Ministry of Commerce on October 8, 2016, and amended in 2017 and 2018, establishment and changes of FIEs not subject to approvals under the special entry management measures shall be filed with the relevant commerce authorities. However, as the PRC Foreign Investment Law has taken effect, the Ministry of Commerce and the State Administration for Market Regulation, or the SAMR, jointly approved the Foreign Investment Information Report Measures on December 19, 2019, which has been in effect since January 1, 2020. According to the Foreign Investment Information Report Measures, which repealed the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Invested Enterprises, foreign investors or FIEs shall report their investment-related information to the competent local counterparts of the Ministry of Commerce through Enterprise Registration System and National Enterprise Credit Information Notification System.

Regulations on Intellectual Property Rights

Patent Law

Pursuant to the Patent Law of the PRC, or the Patent Law, promulgated by the SCNPC on March 12, 1984, as later amended on October 17, 2020, and became effective on June 1, 2021, and the Implementation Rules of the Patent Law of the PRC, promulgated by the State Council on June 15, 2001, and later amended on January 9, 2010, there are three types of patents in the PRC: invention patent, utility model patent and design patent. The protection period is 20 years for invention patents and 10 years for utility model patents and design patents, commencing from their respective application dates. Any individual or entity that utilizes a patent or conducts any other activity in infringement of a patent without prior authorization of the patentee shall pay compensation to the patentee and is subject to a fine imposed by relevant administrative authorities and, if constituting a crime, shall be held criminally liable in accordance with the law. In the event that a patent is owned by two or more co-owners without an agreement regarding the distribution of revenue generated from the exploitation of any co-owner of the patent, such revenue shall be distributed among all the co-owners.

Existing patents can become narrowed, invalid or unenforceable due to a variety of grounds, including lack of novelty, creativity, and deficiencies in patent application. In China, a patent must have novelty, creativity and practical applicability. Under the Patent Law, novelty means that before a patent application is filed, no identical invention or utility model has been publicly disclosed in any publication in China or overseas or has been publicly used or made known to the public by any other means, whether in or outside of China, nor has any other person filed with the patent authority an application that describes an identical invention or utility model and is recorded in patent application documents or patent documents published after the filing date. Creativity means that, compared with existing technology, an invention has prominent substantial features and represents notable progress, and a utility model has substantial features and represents any progress. Practical applicability means an invention or utility model can be manufactured or used and may produce positive results. Patents in China are filed with the State Intellectual Property Office, or SIPO. Normally, the SIPO publishes an application for an invention patent within 18 months after the filing date, which may be shortened at the request of applicant. The applicant must apply to the SIPO for a substantive examination within 3 years from the date of application.

Regulations on Copyrights

The PRC Copyright Law, which became effective on June 1, 1991 and amended in 2001, 2010 and 2020, provides that Chinese citizens, legal persons, or other organizations own copyrights in their copyrightable works, whether published or not, which include, works of literature, art, natural science, social science, engineering technology, and computer software. Copyright owners enjoy certain legal rights, including right of publication, right of authorship, and right of reproduction. The Copyright Law as revised in 2010 extends copyright protection to internet activities, products disseminated over the internet, and software products. In addition, the Copyright Law provides for a voluntary registration system administered by the China Copyright Protection Center. Pursuant to the Copyright Law, an infringer of a copyright is subject to various civil liabilities, which include ceasing infringement activities, apologizing to the copyright owners, and compensating the loss of the copyright owners. Infringers of copyrights may also be subject to fines and/or administrative or criminal liabilities in severe situations.

Pursuant to the Computer Software Copyright Protection Regulations promulgated by the State Council on December 20, 2001 and amended in 2013, the software copyright owner may go through the registration formalities with a software registration authority recognized by the State Council’s copyright administrative department. The software copyright owner may authorize others to exercise that copyright and is entitled to receive remuneration.

Trademark Law

Trademarks are protected under the PRC Trademark Law, which was adopted on August 23, 1982 and subsequently amended in 1993, 2001, 2013, and 2019, and the Implementation Regulations of the PRC Trademark Law adopted by the State Council in 2002 and most recently amended in 2014. The Trademark Office under the State Administration for Market Regulation (formally known as the State Administration for Industry and Commerce) handles trademark registrations. The Trademark Office grants a ten-year term to registered trademarks and the term may be renewed for another ten-year period upon request by the trademark owner. A trademark registrant may license its registered trademarks to another party by entering into trademark license agreements, which must be filed with the Trademark Office for the record. As with patents, the Trademark Law has adopted a first-to-file principle with respect to trademark registration. If a trademark applied for is identical or similar to another trademark which has already been registered or subject to a preliminary examination and approval for use on the same or similar kinds of products or services, such a trademark application may be rejected. Any person applying for the registration of a trademark may not infringe on existing trademark rights first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such other party’s use.

Regulations on Domain Names

The MIIT promulgated the Measures on Administration of Internet Domain Names on August 24, 2017, which became effective on November 1, 2017, and replaced the Administrative Measures on China Internet Domain Names promulgated by the MIIT on November 5, 2004. Pursuant to these measures, the MIIT oversees the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names must provide the true, accurate, and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure.

Regulations on Foreign Exchange

General Administration of Foreign Exchange

Under the PRC Foreign Currency Administration Rules promulgated on January 29, 1996 and most recently amended in 2008 and various regulations issued by the SAFE, and other relevant PRC government authorities, Renminbi is convertible into other currencies for current account items, such as trade-related receipts and payments and payment of interest and dividends. The conversion of Renminbi into other currencies and remittance of the converted foreign currency outside China for capital account items, such as direct equity investments, loans, and repatriation of investment, requires the prior approval from SAFE or its local branch.

Payments for transactions that take place in China must be made in Renminbi. Unless otherwise approved, PRC companies may not repatriate foreign currency payments received from abroad or retain the same abroad. FIEs may retain foreign exchange proceeds in accounts with designated foreign exchange banks under the current account items subject to a cap set by SAFE or its local branch. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in settlement and sale of foreign exchange pursuant to relevant SAFE rules and regulations. For foreign exchange proceeds under the capital accounts, approval from SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement and sale of foreign exchange.

Pursuant to the Circular of SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, which was promulgated on November 19, 2012, became effective on December 17, 2012, and amended in 2015, 2018 and 2019, approval of SAFE is not required for opening a foreign exchange account and depositing foreign exchange proceeds into the accounts relating to the direct investments. This circular also simplifies foreign exchange-related registration required for foreign investors to acquire equity interests of PRC companies and further improves the administration on foreign exchange settlement for FIEs.

The Circular on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Circular 13, which became effective on June 1, 2015 and amended in 2019, cancels the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment and simplifies the procedure of foreign exchange-related registration. Pursuant to the SAFE Circular 13, when setting up a new FIE, investors should register with banks for direct domestic investment and direct overseas investment.

The Circular on Reforming the Management Approach Regarding the Settlement of Foreign Capital of Foreign-Invested Enterprise, which was promulgated on March 30, 2015, became effective on June 1, 2015, and amended on December 30, 2019, provides that an FIE may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to this circular: FIEs are allowed to settle 100% of their foreign exchange capital on a discretionary basis; an FIE should truthfully use its capital for its own operational purposes within the scope of its business; and where an ordinary FIE makes a domestic equity investment with the amount of foreign exchanges settled, the FIE must first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

The Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, which was promulgated and became effective on June 9, 2016, provides that enterprises registered in China may also convert their foreign debts from foreign currency into Renminbi on a self- discretionary basis. This circular also provides an integrated standard for conversion of foreign currency under capital account items (including, but not limited to, foreign currency capital and foreign debts) on a self-discretionary basis, which applies to all enterprises registered in China.

On January 26, 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, which stipulates several capital control measures with respect to the outbound remittance of profits from domestic entities to offshore entities, including: (i) banks should check board resolutions regarding profit distribution, the original version of tax filing records, and audited financial statements pursuant to the principle of genuine transactions; and (ii) domestic entities should hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to this circular, domestic entities should make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts, and other proof when completing the registration procedures in connection with an outbound investment.

On October 25, 2019, SAFE promulgated the Notice for Further Advancing the Facilitation of Cross-border Trade and Investment, which, among other things, allows all FIEs to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since this circular is newly promulgated, it is unclear how SAFE and competent banks will carry it out in practice.

Based on the foregoing, if we intend to provide funding to our wholly or majority foreign-owned subsidiaries through capital injection at or after their establishment, we must register the establishment of and any follow-on capital increase in our wholly or majority foreign-owned subsidiaries with the SAMR or its local counterparts, file such via the enterprise registration system, and register such with the local banks for the foreign exchange-related matters.

Loans by the Foreign Companies to Their PRC Subsidiaries

A loan made by foreign investors as shareholders in an FIE is considered foreign debt in China and is regulated by various laws and regulations, including the PRC Regulation on Foreign Exchange Administration, the Interim Provisions on the Management of Foreign Debts, the Statistical Monitoring of Foreign Debt Tentative Provisions, the Detailed Rules for the Implementation of Provisional Regulations on Statistics and Supervision of Foreign Debt, and the Administrative Measures for Registration of Foreign Debt. Under these rules and regulations, a shareholder loan in the form of foreign debt made to a PRC entity does not require the prior approval of SAFE. However, such foreign debt must be registered with and recorded by SAFE or its local branches within fifteen business days after entering into the foreign debt contract. Pursuant to these rules and regulations, the balance of the foreign debts of an FIE cannot exceed the difference between the total investment and the registered capital of the FIE.

On January 12, 2017, the PBOC, promulgated the Notice of the PBOC on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Notice No. 9. Pursuant to PBOC Notice No. 9, within a transition period of one year from January 12, 2017, FIEs may adopt the currently valid foreign debt management mechanism, or the mechanism as provided in PBOC Notice No. 9, at their own discretions. PBOC Notice No. 9 provides that enterprises may conduct independent cross-border financing in Renminbi or foreign currencies as required. Pursuant to PBOC Notice No. 9, the outstanding cross-border financing of an enterprise (the outstanding balance drawn, here and below) will be calculated using a risk-weighted approach and cannot exceed certain specified upper limits. PBOC Notice No. 9 further provides that the upper limit of risk-weighted outstanding cross-border financing for an enterprise is 200% of its net assets, or the Net Asset Limits. Enterprises must file with SAFE in its capital item information system after entering into the relevant cross-border financing contracts and prior to three business days before drawing any money from the foreign debts.

Based on the foregoing, if we provide funding to our wholly or majority foreign-owned subsidiaries through shareholder loans, the balance of such loans (i) cannot exceed the difference between the total investment and the registered capital of the subsidiaries and we will need to register such loans with SAFE or its local branches in the event that the currently valid foreign debt management mechanism applies, or (ii) will be subject to the risk-weighted approach and the Net Asset Limits and we will need to file the loans with SAFE in its information system in the event that the mechanism as provided in PBOC Notice No. 9 applies. Pursuant to PBOC Notice No. 9, after a transition period of one year from January 12, 2017, the PBOC and SAFE would determine the cross-border financing administration mechanism for the FIEs after evaluating the overall implementation of PBOC Notice No. 9. As of the date hereof, neither the PBOC nor SAFE has promulgated and made public any further rules, regulations, notices, or circulars in this regard. It is uncertain which mechanism will be adopted by the PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC Subsidiaries.

Offshore Investment

Under the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, effective July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore special purpose vehicle, which is defined as an offshore enterprise directly established or indirectly controlled by PRC residents for investment and financing purposes, with the enterprise assets or interests PRC residents hold in China or overseas. The term “control” means to obtain the operating rights, right to proceeds, or decision-making power of a special purpose vehicle through acquisition, trust, holding shares on behalf of others, voting rights, repurchase, convertible bonds, or other means. An amendment to registration or subsequent filing with the local SAFE branch by such PRC residents is also required if there is any change in the basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-Trip Investment regarding the procedures for SAFE registration under SAFE Circular 37, which became effective on July 4, 2014, as an attachment of SAFE Circular 37.

Under the relevant rules, failure to comply with the registration procedures set forth in SAFE Circular 37 may result in bans on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliates, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

Regulations on Dividend Distributions

The principal laws and regulations regulating the distribution of dividends by FIEs in China include the PRC Company Law, as amended in 2004, 2005, 2013, and 2018, and the 2019 PRC Foreign Investment Law and its Implementation Rules. Under the current regulatory regime in China, FIEs in China may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital, unless laws regarding foreign investment provide otherwise. A PRC company cannot distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations on Taxation

Enterprise Income Tax

On March 16, 2007, the National People’s Congress promulgated the PRC Enterprise Income Tax Law, which was amended on February 24, 2017 and December 29, 2018. On December 6, 2007, the State Council enacted the Regulations for the Implementation of the Enterprise Income Tax Law, which became effective on January 1, 2008 and was amended on April 23, 2019. Under the Enterprise Income Tax Law and the relevant implementing regulations, both resident enterprises and non-resident enterprises are subject to tax in China. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within China. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside China, but have established institutions or premises in China, or have no such established institutions or premises but have income generated from inside China. Under the Enterprise Income Tax Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in China, or if they have formed permanent establishments or premises in China but there is no actual relationship between the relevant income derived in China and the established institutions or premises set up by them, withholding income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

Value-Added Tax

The PRC Provisional Regulations on Value-Added Tax were promulgated by the State Council on December 13, 1993, became effective on January 1, 1994, and were subsequently amended from time to time. The Detailed Rules for the Implementation of the PRC Provisional Regulations on Value-Added Tax (2011 Revision) were promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended in 2008 and 2011. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the PRC Provisional Regulations on Business Tax and Amending the PRC Provisional Regulations on Value-Added Tax. Pursuant to these regulations, rules and decisions, all enterprises and individuals engaged in sale of goods, provision of processing, repair, and replacement services, sales of services, intangible assets, real property, and the importation of goods within the PRC are value-added tax, or VAT, taxpayers. On March 20, 2019, the Ministry of Finance, the SAT, and the General Administration of Customs jointly issued the Announcement on Relevant Policies on Deepening the Reform of Value-Added Tax. Pursuant to this announcement, the generally applicable VAT rates are simplified as 13%, 9%, 6%, and 0%, which became effective on April 1, 2019, and the VAT rate applicable to small-scale taxpayers is 3%. If a small-scale taxpayer’s total monthly sales amount does not exceed RMB100 thousand and its quarterly sales volume does not exceed RMB300 thousand, the VAT will be exempted.

Dividend Withholding Tax

The Enterprise Income Tax Law and its implementation rules provide that since January 1, 2008, an income tax withholding rate of 10% will normally apply to dividends declared to non-PRC resident investors that do not have an establishment or place of business in China, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within China.

Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have met the relevant conditions and requirements under this arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. Pursuant to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by SAT and became effective on April 1, 2018, when determining the applicant’s status as the “beneficial owner” regarding tax treatment in connection with dividends, interest, or royalties in the tax treaties, several factors, including, without limitation, whether the applicant is obligated to pay more than 50% of his or her income in twelve months to residents in a third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant any tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and such factors will be analyzed according to the actual circumstances of the specific cases.

Tax on Indirect Transfer

On February 3, 2015, SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non PRC Resident Enterprises, or Bulletin 7. Pursuant to Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” in the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have a real commercial nature which is evidenced by their actual function and risk exposure. Pursuant to Bulletin 7, where the payer fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares are acquired on a public stock exchange. On October 17, 2017, SAT issued the Announcement of the SAT on Issues Concerning the Withholding of Non- resident Enterprise Income Tax at Source, or Bulletin 37, which was amended by the Announcement of the SAT on Revising Certain Taxation Normative Documents issued on June 15, 2018 by SAT. Bulletin 37 further elaborates the relevant implemental rules regarding the calculation, reporting, and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of Bulletin 7. Bulletin 7 may be determined by the tax authorities to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, are involved.

Regulations on Employment

Labor Contract Law

The PRC Labor Contract Law, which became effective on January 1, 2008 and amended in 2012, primarily aims at regulating rights and obligations of employment relationships, including the establishment, performance, and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts must be executed in writing if labor relationships are to be or have been established between employers and employees. Employers are prohibited from forcing employees to work above certain time limits and employers must pay employees for overtime work in accordance with national regulations. In addition, employees’ wages must not be lower than local standards on minimum wages and must be paid to employees in a timely manner.

Social Insurance

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Old-Aged Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999, and the PRC Social Insurance Law implemented on July 1, 2011 and amended on December 29, 2018, employers are required to provide their employees in China with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, and medical insurance. These payments are made to local administrative authorities. Any employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a prescribed time limit and be subject to a late fee. If the employer still fails to rectify the failure to make the relevant contributions within the prescribed time, it may be subject to a fine ranging from one to three times the amount overdue. On July 20, 2018, the General Office of the State Council issued the Plan for Reforming the State and Local Tax Collection and Administration Systems, which stipulated that SAT would become solely responsible for collecting social insurance premiums.

Housing Fund

In accordance with the Regulations on the Administration of Housing Funds, which was promulgated by the State Council in 1999 and amended in 2002 and 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employers and employees are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

M&A Rules and Overseas Listing

On August 8, 2006, six PRC governmental and regulatory agencies, including the Ministry of Commerce and the CSRC, promulgated the M&A Rules governing the mergers and acquisitions of domestic enterprises by foreign investors, which became effective on September 8, 2006, and was revised in 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or PRC citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC citizens, such acquisition must be submitted to the Ministry of Commerce for approval. The M&A Rules also require that an offshore special purpose vehicle, or a special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by PRC companies or individuals, shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On December 23, 2021, Li Bang Investment (with Huang Feng holding 85% and Li Funa holding 15% of the shares), Wuxi Li Bang’s sole shareholder, transferred 100% of the share equity of Wuxi Li Bang to WFOE. On December 24, 2021, Li Bang Investment, Li Bang Kitchen Appliance’s sole shareholder, transferred 100% of the share equity of Li Bang Kitchen Appliance to WFOE for RMB30,000. On November 24, 2021, Li Bang Investment and Huang Feng transferred all of their share equity in Suzhou Deji to WFOE for free.

As of the date of this prospectus, we have not applied for approval from the Ministry of Commerce related to the reorganization. As advised by our PRC legal counsel, Jiangsu Junjin Law Firm, the Company’s reorganization, pursuant to the M&A Provisions, may be subject to prior approval from the MOFCOM. Not obtaining such prior approval may adversely affect our business operations. Pursuant to Article 38 of the PRC Foreign Investment Law, the violations of laws and regulations committed by foreign investors and foreign-funded enterprises shall be investigated by the relevant departments according to the law and included in the credit information system according to the relevant provisions issued by the state. As such, we may face regulatory actions or penalties imposed by MOFCOM, foreign exchange control authorities or other competent PRC regulators for failing to obtain MOFCOM’s approval prior to our reorganization. Although there remain uncertainties as to the actions that may be taken, including fines and penalties on our operations in the PRC or limitations on our operating privileges in the PRC, any such action may adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. See “Risk Factors – Risks Relating to Doing Business in China –Failure to obtain prior approval from the MOFCOM for or in connection with the Company’s reorganization may have an adverse effect on our operations.”

On February 17, 2023, the CSRC announced the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing by Domestic Companies, or the Circular, and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines. On the same date, the CSRC also released the Notice on the Arrangements for the Filing Management of Overseas Listing of Domestic Companies, or the Notice. The Trial Measures came into effect on March 31, 2023. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB 1.0 million (approximately $140,000) and RMB 10.0 million (approximately $1.4 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives.

According to the Circular, since the date of effectiveness of the Trial Measures on March 31, 2023, PRC domestic enterprises falling within the scope of filing that have been listed overseas or met the following circumstances are “existing enterprises”: before the effectiveness of the Trial Measures on March 31, 2023, the application for indirect overseas issuance and listing has been approved by the overseas regulators or overseas stock exchanges (such as the registration statement has become effective on the U.S. market), it is not required to perform issuance and listing supervision procedures of the overseas regulators or overseas stock exchanges, and the overseas issuance and listing will be completed by September 30, 2023. Existing enterprises are not required to file with the CSRC immediately, and filings with the CSRC should be made as required if they involve refinancings and other filing matters. PRC domestic enterprises that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Trial Measures on March 31, 2023 can reasonably arrange the timing of filing applications with the CSRC and shall complete the filing with the CSRC before the overseas issuance and listing. According to the Circular, we can reasonably arrange the timing for submitting the filing application with the CSRC, and shall complete the filing with the CSRC in accordance with the Trial Measures before this offering. In sum, we are subject to the filing requirements of the CSRC for this offering under the Trial Measures. On April 22, 2024, we received approval from the CSRC regarding our completion of the required filing procedures for this offering.

This offering is conditioned on the completion of the filing requirements with the CSRC. As the Circular and Trial Measures were newly published, there exists uncertainty with respect to the filing requirements and their implementation. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless. See “Risk Factors – Risks Related to Doing Business in China – The Chinese government exerts substantial influence over the manner in which we must conduct our business activities, which could result in a material change in our operations and/or the value of our ordinary shares. The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our ordinary shares. Additionally, governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless” on page 31.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)
Huang Feng	41	Chief Executive Officer, Director, Chairman of the Board
Xia Liang	46	Chief Financial Officer
Wu Jianhua	44	Chief Operating Officer
Li Funa	36	Director
Xu Ronghua(1)(2)(3)	44	Independent Director, Chair of Nominating Committee
Scott Silverman(1)(2)(3)	53	Independent Director, Chair of Audit Committee
Yu Xiaozhong(1)(2)(3)	45	Independent Director, Chair of Compensation Committee

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating Committee

Huang Feng, Chief Executive Officer and Chairman of the Board

Mr. Huang Feng has served as our Chief Executive Officer and Chairman of the Board since December 16, 2021 and is mainly responsible for presiding over the Company’s daily operations and handling business with external parties. He has more than 12 years of marketing and operations experience in the commercial kitchen appliance industry. He worked as a sales manager in Suzhou Hongtu Sanbao Technology Development Co., Ltd. from July 2004 to September 2007 during which he was in charge of product sales. Mr. Huang has been acting as the general manager of Wuxi Li Bang Kitchen Appliance Co., Limited since October 2007 and is responsible for operations, management, and marketing. He worked as a general manager of Li Bang Kitchen Appliance Co., Limited from March 2019 until now, during which he has been responsible for strategic and new project planning. Mr. Huang received a college degree in Computer Application from Silicon Lake Vocational and Technical School College in June 2004. Since September 2020, he has been a graduate student in Information Engineering at the School of Information Engineering, Jiangsu Open University.

Xia Liang, Chief Financial Officer

Mr. Xia Liang has a wealth of experience in financial management. He is proficient in finance, taxation, financing and financial information management. He has large-scale financial department management experience and cross-functional team management experience. From 2019 to April 2024, he acted as the Financial Manager at Li Bang Kitchen Appliance Co., Limited, and was responsible for overall accounting and financial management, project management. From 2014 to 2019, he acted as the Financial Manager at Wuxi Li Bang Kitchen Appliance Co., Limited. Prior to this, he worked at the Jiangyin Industrial and Commercial Consulting Center from 2000 to 2014. His responsibilities have consistently involved key roles in financial management and business consulting.

Mr. Xia Liang graduated with an associate degree in Business Administration from Yangzhou University Business School in 2000. He furthered his education by obtaining a bachelor’s degree in Accounting from Yangzhou University in 2004.

Wu Jianhua, Chief Operating Officer

Mr. Wu Jianhua has served as our Chief Operating Officer since December 16, 2021 and is mainly responsible for formulating the Company’s operating rules and work plans. He is also in charge of managing the work between various departments to ensure the overall functioning of the Company’s operating system. He has more than 10 years of operating and management experience. Mr. Wu has been acting as the Sales Manager of Dachang International (Shanghai) Co., Ltd. since July 2003. His activities include execution of regional sales plans and market development. From June 2007 to May 2016, he worked for Winterhalter Trading (Shanghai) Co., Ltd. as Sales Director during which he was responsible for kitchen renovation projects of Shanghai Jinmao Grand Hyatt Hotel and Shanghai Sheraton Hotel etc. He works as the General Manager of Wuxi Li Bang Kitchen Appliance Co., Ltd. Shanghai Branch since June 2016 until now, during which he is responsible for operations and management of the Company’s daily business. Mr. Wu obtained his bachelor’s degree in business management from Hefei University of Technology in June 2003.

Li Funa, Director

Ms. Li Funa has served as a director since May 14, 2022. Ms. Li has extensive experience in project management and bidding of the engineering industry. Since June 2021, she has been the General Manager of Jiangsu Zongchi Engineering Management Co., Ltd., where she is in charge of the daily operating and management of the company. From November 2009 to May 2021, she was the General Manager of Suzhou Zongchi Bidding Consulting Service Co., Ltd., during which she was responsible for managing the bidding operation. From July 2007 to October 2009, she served as the Sales of Suzhou Zhenghua Engineering Cost Consulting Co., Ltd. Ms. Li obtained her Technical Secondary School degree in Mechatronics from Shaanxi Institute of Technology in June 2006.

Xu Ronghua, Independent Director and Chair of Nominating Committee

Ms. Xu Ronghua is our independent director. Ms. Xu has experience in accounting for over 15 years. From June 2007 until now, she serves as the Finance Director in Wuxi Jinke Real Estate Development Co., Ltd., a subsidiary of Jinke Property Group Co. Ltd., which is listed on the Shenzhen Stock Exchange (ticker: 000656), during which she is in charge of financial accounting and fund management. She has played an important role in the financial statement analysis for public listed companies, internal control management, M&A planning, financing management, tax planning and budget management. Ms. Xu graduated from Nankai University with a bachelor’s degree in Business Administration in 2003. She obtained certificates of Certified Public Accountant (CPA) in 2009 and Certified Tax Agents (CTA) in 2013. We believe that Ms. Xu is qualified to serve on our board by reasons of professional experiences and qualifications.

Scott Silverman, Independent Director and Chair of Audit Committee

Mr. Scott Silverman is our independent director. Mr. Silverman has over 30 years of business success on national and international levels, with a highly diverse knowledge of financial, legal and operations management; public company management, accounting and SEC regulations. Mr. Silverman specializes in establishing and streamlining back-office policies and procedures and implementing sound financial management and internal controls necessary for enterprise growth and scalability. Mr. Silverman is currently a member of the Board of Directors of Bit Origin, Ltd (NASDAQ: BTOG) and a director nominee of Muliang Viagoo Technology, Inc. Mr. Silverman is one of the founders, and serves as President and CEO, of EverAsia Financial Group, Inc., which grew into a multi-national corporate financial management and advisory firm serving clients in the U.S. and Asia, and JJL Capital Management LLC, a private equity firm that focuses its investments in the hospitality, construction, real estate and healthcare sectors. He also serves as the CFO of Healthsnap, Inc. a healthcare Software as a Service (SaaS) platform on the cutting edge of remote patient monitoring and chronic care management. Previously, he served as the CFO of Sidus Space, Inc., a publicly traded Space-as-a-Service company in which capacity he oversaw its IPO, and Riverside Miami, LLC, a mixed use restaurant and entertainment project in Miami, Florida. Mr. Silverman has orchestrated investor exits for multiple companies, including direct participation in taking nine companies public. He has also assisted in raising over $150 million for client companies, both public and private. He has a bachelor’s degree in finance from George Washington University and a master’s degree in accounting from NOVA Southeastern University. We believe that Mr. Silverman is qualified to serve on our board by reasons of professional experiences and qualifications.

Yu Xiaozhong, Independent Director and Chair of Compensation Committee

Mr. Yu Xiaozhong is our independent director. Mr. Yu has experience in law for over twenty years. From December 2020 until now, he is the Partner of Beijing Tiantai (Wuxi) Law Firm, during which he has been in charge of overall matters of the law firm. From October 2008 to November 2020, Mr. Yu served as a Partner in Jiangsu Beisite Law Firm, and played an important role in legal advisory to the civil and commercial litigation team of the firm. From July 2002 to October 2008, Mr. Yu served in Wuxi Hitachi Maxell Co., Ltd. as Administrative Supervisor and he was responsible for corporate administration and legal affairs management. Mr. Yu graduated from Jiangnan University with a bachelor’s degree in Law in 2002. We believe that Mr. Yu is qualified to serve on our board by reasons of his professional experiences and qualifications.

Family Relationships

Ms. Li Funa, a director, is the wife of Mr. Huang Feng, our Chief Executive Officer and Chairman of the Board. Other than that, there are no family relationships among our directors or executive officers.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors.

Board of Directors

Our board consists of five (5) directors, a majority of whom are independent as such term is defined by The Nasdaq Capital Market.

A director may vote in respect of any contract or transaction in which he is interested, provided, however, that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice, it shall not be necessary to give special notice relating to any particular transaction. Provided that proper disclosure has been given to the directors as mentioned above, a director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

Corporate Governance

The business and affairs of the Company are managed under the direction of our Board. Each of our directors has attended all meetings either in person, via telephone conference, or through written consent for special meetings. Shareholders will be given specific information on how they can direct communications to the officers and directors of the Company at our annual shareholders’ meetings. All communications from shareholders are relayed to the members of the Board.

Board Committees

We have established three committees under the BOD: an audit committee, a compensation committee, and a nominating committee, and adopted a charter for each of the three committees. Copies of our committee charters can be found on our corporate investor relations website. Each committee’s members and functions are described below.

Audit Committee. Our Audit Committee consists of Xu Ronghua, Scott Silverman, and Yu Xiaozhong. Scott Silverman serves as the chairperson of our audit committee. We have determined that these three individuals satisfy the “independence” requirements of Nasdaq Rule 5605 and Rule 10A-3 under the Securities Exchange Act of 1934. BOD has determined that Scott Silverman qualifies as an audit committee financial expert and has the accounting or financial management expertise as required under Item 407(d)(5)(ii) and (iii) of Regulation S-K of the SEC. The primary duties of the Audit Committee are, among other things:

●	Make recommendations to the Board in relation to the appointment of the external auditor;

●	Re-appointment and removal of the external auditor;

●	Monitor the reporting of our Company’s financial statements, annual reports, accounts and half-year reports; and

●	Review and supervise our financial controls, internal control and risk management systems.

Compensation Committee. Our compensation committee consists of Xu Ronghua, Scott Silverman, and Yu Xiaozhong. Yu Xiaozhong serves as the chairperson of our compensation committee. The primary duties of the compensation committee are, among other things:

●	Make recommendations to the Board in relation to our policy and structure for all Directors’ and senior management’s compensation;

●	Make recommendations to the Board on the compensation packages of individual directors and senior management personnel; and

●	Review performance-based compensation and to ensure that none of the Directors determine their own compensation.

Nominating Committee. Our nominating committee consists of Xu Ronghua, Scott Silverman, and Yu Xiaozhong. Xu Ronghua serves as the chairperson of our nominating committee. The primary duties of the Nominating Committee are, among other things:

●	Review the structure, size and composition of the Board on a regular basis

●	Identify individuals suitably qualified to become Board members

●	Assess the independence of independent directors; and

●	Make recommendations to the Board in relation to the appointment or re-appointment of Directors.

Duties of Directors

Under Cayman Islands law our directors have a duty to act honestly, in good faith, and with a view to our best interests. Our directors also have a duty to exercise the care, diligence, and skills that a reasonably prudent person would exercise in comparable circumstances. See “Description of Share Capital—Differences in Corporate Law” for additional information on our directors’ fiduciary duties under Cayman Islands law. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. A shareholder may in certain circumstances have rights to damages if a duty owed by the directors is breached.

Our BOD has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our Company and mortgaging the property of our Company; and

●	approving the sale or transfer of shares in our Company, including the registration of such shares in our share register.

Controlled Company

We expect to continue to be a controlled company within the meaning of the Nasdaq Stock Market Rules, and as a result, we qualify for and intend to continue to rely on exemptions from certain corporate governance requirements.

Public Companies that qualify as a “Controlled Company” with securities listed on the Nasdaq Stock Market (Nasdaq), must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

●	the requirement that a majority of the BOD consist of independent directors;

●	the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon the completion of this offering, our Controlling Shareholders, Huang Feng and Li Funa, spouse of Huang Feng, will beneficially own 82.99% of our total issued and outstanding ordinary shares, representing 82.99% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, or 81.93% of our total issued and outstanding ordinary shares, representing 81.93% of the total voting power, assuming the over-allotment option is exercised in full. As a result, we will be a “controlled company” as defined under Nasdaq Listing Rule 5615(c), because our Controlling Shareholders will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering.

Remuneration

The directors may receive such remuneration as our BOD may determine from time to time. The directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the directors, or any committee of the directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the directors from time to time, or a combination partly of one such method and partly the other. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors.

Qualification

There are no share ownership qualifications for directors unless so fixed by us in a general meeting. There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Director Compensation

All directors hold office until their successors have been duly elected and qualified. Employee directors may receive compensation for their services. Non-employee directors may be entitled to receive an as-yet undetermined cash fees for serving as directors and may receive share grants from our Company. In addition, all directors are entitled to receive compensation for their actual travel expenses for each board of directors meeting attended.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics applicable to our directors, officers, and employees.

EXECUTIVE COMPENSATION

We have established a compensation committee approving our salary and benefit policies. Our board of directors determined the compensation to be paid to our executive officers based on our financial and operating performance and prospects, and contributions made by the officers’ to our success. Each of the named officers will be measured by a series of performance criteria by the board of directors, or the compensation committee on a yearly basis. Such criteria will be set forth based on certain objective parameters such as job characteristics, required professionalism, management skills, interpersonal skills, related experience, personal performance and overall corporate performance.

Our BOD has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. The BOD will make an independent evaluation of appropriate compensation to key employees, with input from management. The board of directors has oversight of executive compensation plans, policies and programs.

Compensation

For the fiscal years ended June 30, 2024 and 2023, we paid $60,323 and $25,608, respectively, in cash to our executive officers and employee directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors.

Agreements with Named Executive Officers and Employee Directors

We entered into an employment agreement with each of our executive officers and employee directors. Each of them is employed for a specified period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer. We may also terminate an executive officer’s employment without cause upon advance written notice. The executive officer and employee director may resign at any time with an advance written notice.

On December 16, 2021, Li Bang International entered into an employment agreement with our Chief Executive Officer, Mr. Huang Feng, for a term of three years. The position shall be up for re-appointment every year by the BOD. Mr. Huang is entitled to US$30,000 for each calendar year, payable quarterly.

On April 28, 2024, Li Bang International entered into an employment agreement with our Chief Financial Officer, Mr. Xia Liang, for a term of three years. The position shall be up for re-appointment every year by the BOD Mr. Xia is entitled to US$30,000 for each calendar year, payable monthly.

On December 16, 2021, Li Bang International entered into an employment agreement with our Chief Operating Officer, Mr. Wu Jianhua, for a term of three years. The position shall be up for re-appointment every year by the BOD. Mr. Wu is entitled toUS$30,000 for each calendar year, payable quarterly.

On May 14, 2022, Ms. Li Funa, a director, has received and signed the offer letter provided by Li Bang International. The term shall continue until her successor is duly elected and qualified. The Board may terminate the position as a director for any or no reason. The position shall be up for re-appointment every year by the BOD of the Company. Ms. Li is entitled to US$30,000 for each calendar year, payable monthly.

RELATED PARTY TRANSACTIONS

Employment Agreements

See “Management – Employment Agreements”

The table below sets forth the major related parties and their relationships with the Company as of December 31, 2023:

Name of related parties	Relationship with the Group
Huang Feng	Indirect majority shareholder of Li Bang International, CEO, Chairman of the Board
Huang Jiandong	Father of Huang Feng
Dong Qinju	Mother of Huang Feng
Xia Liang	Supervisor of Yangzhou Bangshijie and Suzhou Deji, CFO of Li Bang International
Li Funa	Director, an indirect shareholder of Li Bang International and Huang Feng’s wife
Fan Hu	Executive director and legal representative of Yangzhou Bangshijie and Nanjing Bangshijie
Bangshida International Trade (Suzhou) Co., Ltd.	A vendor, Xia Liang owned 50%. On April 17, 2023, Mr. Xia sold his 50% equity share to a non-related third party.
Suzhou Beifusi Trading Co., Ltd. (Suzhou Beifusi”)	A vendor, Huang Feng owns 65% share

The following are related party balances which are non-interest bearing as of December 31, 2023 and June 30, 2023:

	December 31,	June 30,
	2023	2023
	(Unaudited)
Amounts due to related parties:
Fan Hu (1)	$117,972	$111,705
Huang Feng (1)	26,500	43,807
	$144,472	$155,512

(1)	The balances mainly are for expenses paid on behalf of the Company for operating expenses.

The following are related party transactions for the six months ended December 31, 2023 and 2022:

	2023	2022
	(Unaudited)	(Unaudited)
Purchases:
Bangshida International Trade (Suzhou) Co., Ltd.	$-	$53,916
	$-	$53,916

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary share as of the date of this prospectus, and as adjusted to reflect the sale of the ordinary share offered in this offering for:

●	each of our directors and executive officers; and

●	each person known to us to own beneficially more than 5% of our ordinary share.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 17,000,000 ordinary shares issued and outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes (i) ordinary shares outstanding immediately after the completion of this offering and (ii) ordinary shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus, but excludes any shares issuable upon the exercise of the over-allotment option.

As of the date of the prospectus, we have 4 shareholders of record, none of which is located in the U.S.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number	%	Number	%
Directors and Executive Officers:
Huang Feng (1)	15,436,000	90.8%	15,436,000	83.35%
Xia Liang	-	-	-	-
Wu Jianhua	-	-	-	-
Li Funa (2)	15,436,000	90.8%	15,436,000	83.35%
Xu Ronghua	-	-	-	-
Scott Silverman	-	-	-	-
Yu Xiaozhong	-	-	-	-
All Directors and Executive Officers as a Group (7 persons)	15,436,000	90.8%	15,436,000	83.35%

Other 5% Shareholders:
Maple Huang Holdings Limited (3)	12,801,000	75.3%	12,801,000	69.12%
Funa Lee Holdings Limited (4)	2,635,000	15.5%	2,635,000	14.23%

(1)	Huang Feng is deemed to beneficially own 15,436,000 ordinary shares, of which 2,635,000 shares held by Li Funa, Mr. Huang Feng’s spouse, are included in Mr. Huang’s beneficial ownership numbers and percentage.

(2)	Li Funa is deemed to beneficially own 15,436,000 ordinary shares, of which 12,801,000 shares held by Huang Feng, Ms. Li Funa’s spouse, are included in Ms. Li’s beneficial ownership numbers and percentage.

(3)	Huang Feng is deemed to beneficially own 12,801,000 ordinary shares through Maple Huang Holdings Limited, a British Virgin Islands company holding 12,801,000 of our ordinary shares. Huang Feng has the sole voting and dispositive power of all the shares held by Maple Huang Holdings Limited. Maple Huang Holdings Limited’s current address is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(4)	Li Funa, wife of Feng Huang, is deemed to beneficially own 2,635,000 ordinary shares through Funa Lee Holdings Limited, a British Virgin Islands company holding 2,635,000 of our ordinary shares. Li Funa owns 100% of Funa Lee Holdings Limited. She has the sole voting and dispositive power of all the shares held by Funa Lee Holdings Limited. Funa Lee Holdings Limited’s current address is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

DESCRIPTION OF SHARE CAPITAL

We were incorporated as an exempted company with limited liability in the Cayman Islands and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Cayman Islands Companies Act. A Cayman Islands exempted company with limited liability:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

On July 8, 2021, the date of incorporation, the Company’s shareholders approved the memorandum and articles of association. On May 27, 2022, the Company’s shareholders approved an amended and restated memorandum and articles of association.

The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Cayman Islands Companies Act insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Unless the BOD determine otherwise, each holder of our ordinary shares will not receive a certificate in respect of such ordinary share. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

Subject to the provisions of the Cayman Islands Companies Act and our articles regarding redemption and purchase of our shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to ordinary share. No share may be issued at a discount to par value except in accordance with the provisions of the Cayman Islands Companies Act. The directors may refuse to accept any application for shares and may accept any application in whole or in part, for any reason or for no reason.

As of the date of this prospectus, there are 17,000,000 ordinary shares issued and outstanding, all of which are fully paid and non-assessable. We will issue ordinary shares and warrants in this offering.

Dividends

Subject to the provisions of the Cayman Islands Companies Act and our memorandum and articles of association, the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose.

Subject to the requirements of the Cayman Islands Companies Act regarding the application of a company’s share premium account, dividends may be declared and paid out of our share premium account. Dividends may also be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. The directors when paying dividends to shareholders may make such payment in cash.

Unless provided by the rights attached to a share, no dividend shall bear interest against the Company.

Voting Rights

Subject to any special rights or restrictions as to voting attached to any shares, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote. On a poll, every shareholder who is present in person or by duly authorized representative and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given personally, by duly authorized representative or by proxy.

Variation of Rights Attaching to of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of more than one half of the issued shares of that class, or with the sanction of a resolution passed by a majority of more than one half of the holders of shares of the class present in person or by duly authorized representative or proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class or subsequent or in priority to them or the redemption or purchase of any shares of any class by our company. The rights conferred upon the holders of the shares of any class issued shall not be deemed to be varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Alteration of Share Capital

Subject to the Cayman Islands Companies Act, our shareholders may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Islands Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce our share capital in any way.

Calls on Shares and Liens

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any unpaid premium and each shareholder shall (subject to receiving at least 14 days’ notice specifying when payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of 6 percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

We have a first and paramount lien on every partly-paid or unpaid share for all monies called or payable to us in respect of that share. Our liens on such shares extend to dividends payable thereon.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles of association.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles of association) and, within 14 days of the date on which the notice is deemed to be given under the articles of association, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

Forfeiture of Shares

If a shareholder fails to pay any call, the directors may give to such shareholder not less than 14 days’ notice requiring payment to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A certificate in writing under the hand of any of our directors or officers stating that a share has been duly forfeited on the date stated in the certificate shall be conclusive evidence that the particular shares have been forfeited on the stated date.

Redemption and Purchase of Own Shares

Subject to the Cayman Islands Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner its directors determine before the issue of those shares;

(b)	with the consent in writing of more than one half of the issued shares of a particular class, or with the sanction of a resolution passed by a majority of more than one half of the holders of shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of our own shares in any manner authorized by the Cayman Islands Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Provided that a transfer of ordinary shares complies with applicable rules of the Nasdaq, a shareholder may transfer ordinary shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:

(a)	where the ordinary shares are fully paid, by or on behalf of that shareholder; and

(b)	where the ordinary shares are unpaid or partly paid or where otherwise required by our directors, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an ordinary share until the name of the transferee is entered into the register of members of the Company.

Where the ordinary shares in question are not listed on or subject to the rules of Nasdaq, our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such ordinary share unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of ordinary share;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the ordinary share transferred is fully paid and free of any lien in favor of us;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 calendar days in any year.

Inspection of Books and Records

Holders of our ordinary shares have no general right under the Cayman Islands Companies Act to inspect or obtain copies of our register of members or our corporate records (other than copies of our memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our shareholders). Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Islands Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt by the Company of the written requisition, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

At least five days’ notice (exclusive of the day on which notice is served or deemed to be served, but inclusive of the day for which notice is given) of general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the meeting. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

A meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person, through their authorized representative or by proxy one or more shareholders who, together, hold at least one third of the issued voting share capital of the Company.

If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other day, time and place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the shareholders present shall be a quorum.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by any other shareholder or shareholders collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorized representative or proxy) and holding at least ten percent in par value of the shares giving a right to attend and vote at the meeting. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded, it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under our articles of association, we are required to have a minimum of one director and the maximum number of Directors shall be unlimited unless otherwise determined by our shareholders by ordinary resolution.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

The directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed there shall be no shareholding qualification for directors.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles of association, the office of a director shall be vacated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of the NASDAQ corporate governance rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of the NASDAQ corporate governance rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Islands Companies Act and our memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles of association. However, to the extent allowed by the Cayman Islands Companies Act, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles of association.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise then by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Islands Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above, provided that the nature of the interest in such contract, transaction arrangement or proposal shall be disclosed by him at or prior to its consideration and any vote on that matter.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles of association and any other sanction required by the Cayman Islands Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of our assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

Register of Members

Under the Cayman Islands Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, together with a statement of the shares held by each shareholder, such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each shareholder; (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Islands Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a person who has agreed to become a shareholder and who is registered in the register of members is deemed, as a matter of the Cayman Islands Companies Act, to be a shareholder. Furthermore., as a matter of the Cayman Islands Companies Act, the registration of any person in the register of members as holder of any shares shall be prima facie evidence of such person having legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Islands Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Islands Companies Act and the current Companies Act of England and Wales. In addition, the Cayman Islands Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Islands Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the U.S.

Mergers and Similar Arrangements

The Cayman Islands Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation in accordance with the statutory dissent procedures provided under the Cayman Islands Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the Company to challenge:

●	an act which is illegal or ultra vires with respect to the Company and is therefore incapable of ratification by the shareholders;

●	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

●	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide that, to the extent permitted by law, we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in Our Articles of Association

Some provisions of our articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Islands Companies Act, our directors may only exercise the rights and powers granted to them under our articles of association for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company —a duty to act bona fide in what the director considers to be the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Islands Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one days’ after the date of receipt of the written requisition, those shareholders who requested the meeting (or any of them who, together, hold at least half of the voting rights of all of them) may convene the general meeting themselves within three months after the end of such period of twenty-one days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles of association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Islands Companies Act, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles of association (which include the removal of a director by ordinary resolution), the office of a director shall be vacated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Islands Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the BOD approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the BOD may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the BOD.

Under the Cayman Islands Companies Act, the Company may be wound up by a special resolution of our shareholders or, if the Company is unable to pay its debts as they fall due, by an ordinary resolution of our shareholders. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights Attaching to Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Islands Companies Act and our articles of association, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Islands Companies Act, our articles of association may only be amended by special resolution of our shareholders.

Anti-money Laundering—Cayman Islands

To comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (As Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (As Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, our authorized share capital is $50,000 divided into 500,000,000 ordinary shares with a par value of $0.0001, and 17,000,000 ordinary shares are issued and outstanding.

Upon completion of this offering, 18,520,000 ordinary shares will be issued and outstanding, or 18,748,000 ordinary shares if the underwriters exercise the over-allotment option in full, and 76,000 warrants to purchase ordinary shares will be outstanding.

Sales of substantial amounts of the ordinary shares in the public market could adversely affect prevailing market prices of the ordinary shares.

Lock-up Agreements

In connection with the IPO, each of our officers, directors, and holders of 5.0% or more of our outstanding ordinary shares entered into lock-up agreement with the Underwriter pursuant to which each agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any ordinary shares or other securities convertible into or exercisable or exchangeable for ordinary shares for a period of up to 180 days following the date of the prospectus. After the expiration of the 180-day period, the ordinary shares held by our directors, executive officers and such shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act, pursuant to another exemption from registration under the Securities Act, or by means of a registered public offering. See “Underwriting.”

In addition, we have agreed with the Underwriters that for a period of 180 days, not to (i) offer, sell, sell, purchase or grant any option, or otherwise transfer or dispose of, directly or indirectly, any shares of the Company or any securities convertible into or exercisable or exchangeable for shares of the Company; (ii) file any registration statement with the SEC; (iii) purchase any of our shares: (iv) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (v) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of the Company. See “Underwriting” for more information.

Rule 144

All of our ordinary shares outstanding prior to the completion of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the U.S. only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of ordinary shares then outstanding, in the form of ordinary shares or otherwise, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the ordinary shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory share or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the U.S. for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf. Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the U.S.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the U.S. and will register all of the newly issued shares under the Securities Act.

Subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates by virtue of their status as our officer or director of may resell their restricted shares in an “offshore transaction” under Regulation S if:

●	none of the shareholder’s, its affiliate nor any person acting on their behalf engages in directed selling efforts in the U.S., and

●	in the case of a sale of our restricted shares by an officer or director who is our affiliate solely by virtue of holding such position, no selling commission, fees or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

Additional restrictions are applicable to a holder of our restricted shares who will be our affiliate other than by virtue of his or her status as our officer or director.

TAXATION

The following summary of material Cayman Islands, PRC, and U.S. federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares or the ordinary shares be subject to Cayman Islands income or corporation tax.

PRC Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, production, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

Our PRC counsel, Jiangsu Junjin Law Firm, advised us that Li Bang International is not a PRC resident enterprise for PRC tax purposes. Li Bang International is not controlled by a PRC enterprise or PRC enterprise group and that Li Bang International meets all of the conditions above. Li Bang International is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with ours.

If the PRC tax authorities determine that Li Bang International is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ordinary shares. In addition, non-resident enterprise shareholders (including the ordinary shareholders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ordinary shares or ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including the ordinary shareholders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% (and such PRC tax may be withheld at source in the case of dividends). Any PRC income tax liability may be reduced under applicable tax treaties. However, it is unclear whether non-PRC shareholders of Li Bang International would be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC Li Bang International is treated as a PRC resident enterprise.

Provided our Cayman Islands holding company, Li Bang International, is not deemed to be a PRC resident enterprise, holders of the ordinary shares and ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or ordinary shares. However, under Bulletin 7 and Bulletin 37, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee, or the PRC entity which directly owns such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. However, sales of shares and ordinary shares by investors through a public stock exchange where such shares or ordinary shares are acquired on a public stock exchange are currently exempt from these indirect transfer rules under Bulletin 7 and Bulletin 37. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under Bulletin 7 and Bulletin 37, and we may be required to expend valuable resources to comply with Bulletin 7 and Bulletin 37, or to establish that we should not be taxed under these circulars.

U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations relating to the ownership and disposition of our Ordinary shares by a U.S. holder (as defined below) that holds our Ordinary shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal income tax law, which is subject to differing interpretations and may be changed, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (for example, banks or other financial institutions, insurance companies, broker-dealers, pension plans, cooperatives, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), holders who are not U.S. holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting shares, holders who will hold their Ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-U.S., alternative minimum tax, state, or local tax considerations, or the Medicare tax on net investment income. Each U.S. holder is urged to consult its tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations with respect to the ownership and disposition of our Ordinary shares.

General

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our Ordinary shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the U.S., (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of, the U.S. or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a U.S. person under applicable U.S. Treasury regulations.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Ordinary shares and partners in such partnerships are urged to consult their tax advisors as to the particular U.S. federal income tax consequences of an investment in our Ordinary shares.

Passive Foreign Investment Company Considerations

A non- U.S. corporation, such as our Company, will be a “passive foreign investment company,” or “PFIC,” for U.S. federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the average quarterly value of its assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

Based upon our income and assets and the value of our Ordinary shares, we do not believe we were a PFIC for the taxable years ended June 30, 2022 and 2021, and do not anticipate becoming a PFIC in the foreseeable future.

Although we do not believe that we were a PFIC for the taxable years ended June 30, 2021 and 2020 and do not anticipate becoming a PFIC in the foreseeable future, the determination of whether we are or will become a PFIC will depend in part upon the value of our goodwill and other unbooked intangibles (which will depend upon the market value of our Ordinary shares from time-to-time, which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our market capitalization. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. It is also possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or one or more future taxable years.

The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets, which may be affected by how, and how quickly, we use our liquid assets and the cash raised in our initial public offering. If we determine not to deploy significant amounts of cash for active purposes, our risk of being classified as a PFIC may substantially increase. Because our PFIC status for any taxable year is a factual determination that can be made only after the close of a taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. If we are a PFIC for any year during which a U.S. holder held our Ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. holder held our Ordinary shares.

The discussion below under “Dividends” and “Sale or Other Disposition of Ordinary Shares” is written on the basis that we will not be or become a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply if we are a PFIC for the current taxable year or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any tax withheld) paid on our Ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. holder as dividend income on the day actually or constructively received by the U.S. holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution paid will generally be reported as a “dividend” for U.S. federal income tax purposes. A non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at a reduced U.S. federal tax rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met.

A non-U.S. corporation (other than a corporation that is a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the U.S. which the Secretary of Treasury of the U.S. determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (b) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the U.S. If we are deemed to be a resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the U.S.-PRC income tax treaty (which the U.S. Treasury Department has determined is satisfactory for this purpose) and in that case we would be treated as a qualified foreign corporation with respect to dividends paid on our Ordinary shares. Each non-corporate U.S. holder is advised to consult its tax advisors regarding the availability of the reduced tax rate applicable to qualified dividend income for any dividends we pay with respect to our Ordinary shares. Dividends received on the Ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. If we are deemed to be a PRC “resident enterprise” under the Enterprise Income Tax Law, a U.S. holder may be subject to PRC withholding taxes on dividends paid on our Ordinary shares. (See “Taxation – PRC Taxation”). In that case, a U.S. holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on Ordinary shares. A U.S. holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of Ordinary shares

Subject to the PFIC rules discussed below, a U.S. holder will generally recognize capital gain or loss upon the sale or other disposition of Ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in such ordinary shares. Any capital gain or loss will be long-term if the Ordinary shares have been held for more than one year and will generally be U.S. source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of non-corporate U.S. holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations. If we are treated as a PRC “resident enterprise” under the Enterprise Income Tax Law and gain from the disposition of the Ordinary shares is subject to tax in the PRC, a U.S. holder that is eligible for the benefits of the income tax treaty between the U.S. and the PRC may elect to treat the gain as PRC Source income. U.S. holders are advised to consult tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary shares, including the availability of the foreign tax credit under their particular circumstances and the election to treat any gain as PRC Source.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. holder holds our Ordinary shares, and unless the U.S. holder makes a mark-to-market election (as described below), the U.S. holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, for subsequent taxable years, on (i) any excess distribution that we make to the U.S. holder (which generally means any distribution paid during a taxable year to a U.S. holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the Ordinary shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of Ordinary shares. Under the PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. holder’s holding period for the Ordinary shares;

●	such amount allocated to the current taxable year and any taxable years in the U.S. holder’s holding period prior to the first taxable year in which we are a PFIC, or pre-PFIC year, will be taxable as ordinary income;

●	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for that year; and

●	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. holder holds our Ordinary shares and any of our non-U.S. subsidiaries is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. holder of “marketable stock” in a PFIC may make a mark-to-market election. Since our ordinary shares are listed on Nasdaq, and provided that the Ordinary shares will be regularly traded on Nasdaq, a U.S. holder holds Ordinary shares will be eligible to make a mark-to-market election if we are or were to become a PFIC. If a mark-to-market election is made, the U.S. holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary shares held at the end of the taxable year over the adjusted tax basis of such Ordinary shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary shares over the fair market value of such Ordinary shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. holder’s adjusted tax basis in the Ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. holder makes an effective mark-to-market election, in each year that we are a PFIC, any gain recognized upon the sale or other disposition of the Ordinary shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the Ordinary shares are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election.

If a U.S. holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. holder who makes a mark-to-market election with respect to our ordinary shares may continue to be subject to the general PFIC rules with respect to such U.S. holder’s indirect interest in any of our non-U.S. subsidiaries if any of them is a PFIC.

We do not intend to provide information necessary for U.S. holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

As discussed above under “Dividends,” dividends that we pay on our ordinary shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. holder owns our ordinary shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. holder is advised to consult its tax advisors regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting

Certain U.S. holders may be required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. holder is required to submit such information to the IRS and fails to do so.

In addition, U.S. holders may be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of our ordinary shares. Each U.S. holder is advised to consult with its tax advisor regarding the application of the U.S. information reporting rules to their particular circumstances.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions;

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

●	the Cayman Islands has a less developed body of securities laws as compared to the U.S. and these securities laws provide significantly less protection to investors as compared to the U.S.;

●	Cayman Islands companies may not have standing to sue before the federal courts of the U.S.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the U.S., between us, our officers, directors and shareholders, be arbitrated.

All of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the U.S. and most of their assets are located outside the U.S. As a result, it may be difficult for a shareholder to effect service of process within the U.S. upon these individuals, or to bring an action against us or these individuals in the U.S., or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S.

We have appointed Cogency Global, located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the U.S.

Mourant Ozannes (Cayman) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the U.S. or the securities laws of any state in the U.S., or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the U.S. or the securities laws of any state in the U.S.

Mourant Ozannes (Cayman) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the U.S. (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction may be recognized and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Jiangsu Junjin law Firm, our counsel as to PRC law, advised us there is uncertainty as to whether the courts of China would:

●	recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S.; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S.

Jiangsu Junjin law Firm further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the U.S. or the Cayman Islands that provides for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if it decides that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether, and on what basis, a PRC court would enforce a judgment rendered by a court in the U.S. or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ordinary shares or ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

UNDERWRITING

We entered into an underwriting agreement with Craft Capital Management LLC, the Representative of the Underwriters, in connection with the firm commitment offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of Ordinary Shares set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus:

Name	Number of Ordinary Shares
Craft Capital Management LLC	505,000
EF Hutton LLC	1,010,000
R. F. Lafferty & Co., Inc.	5,000
Total	1,520,000

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all the ordinary shares offered by this prospectus if any such shares are taken.

Over-Allotment Option

We have granted to the Underwriters a 45-day option from the date of this prospectus to purchase up to an aggregate of 228,000 additional ordinary shares (equal to 15% of the number of ordinary shares sold in the offering), at the public offering price listed on the cover page of this prospectus per share, less underwriting discounts and commissions set forth on the cover page of this prospectus.

Fees, Commissions, and Expense Reimbursement

Under the underwriting agreement, we have agreed to give the Underwriters a discount equal to 7.5% of the gross proceeds sold in this offering.

The following table shows, for each of the total without over-allotment option and total with full over-allotment option offering amounts, the per share and total public offering price, underwriting discounts and commissions to be paid to the Underwriters by us, and proceeds to us, before expenses, at a $4.00 per share offering price.

	Per Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public Offering Price	$4.00	$6,080,000	$6,992,000
Underwriting fees and commissions (7.5%)	0.30	456,000	524,400
Non-accountable expense allowance (1.0%)	0.04	60,800	69,920
Proceeds to Us, Before Expenses	$3.66	$5,563,000	$6,397,680

We have agreed to reimburse the Underwriter up to a maximum of $155,000 for out-of-pocket accountable expenses including: preparation, production, printing, and delivery of the offering prospectus, registration statement, and underwriting documents including drafts thereof and amendments or supplements thereto, legal fees of the Company’s counsel, deal tracking software, reproduction costs, accounting and other professional services, directors’ and officers’ background investigations, “Blue Sky” registration and legal fees, FINRA qualification fees and expenses, road show, due diligence, travel related and miscellaneous out-of-pocket expenses incurred in connection with this offering, whether or not the offering closes. In addition, at the closing of the offering, the Company shall pay the Underwriter one percent (1.0%) of the gross proceeds of the offering as non-accountable expenses.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding Underwriter’s fees and commissions, will be $807,004, all of which are payable by us.

Right of First Refusal

The Company has agreed for a period of 12 months following the closing of the Offering, that it shall notify EF Hutton in writing at least thirty (30) days prior to a proposed (i) U.S. public offering of any debt or equity securities using an underwriter or placement agent (other than bank debt or similar financing), (ii) financing or refinancing of any indebtedness using a manager or agent, (iii) private placement of equity or debt securities using an underwriter or placement agent by the Company or by any of its majority owned or controlled United States subsidiaries that EF Hutton or, at its option, a group of associated investment bankers shall have the right of first refusal to effect the offering on terms as favorable as theretofore offered in writing by a reputable investment banker. EF Hutton agrees to notify the Company within ten (10) days following notice of its exercise of the right of first refusal. If EF Hutton fails to exercise the right of first refusal within the ten (10) day period and the principal terms of the proposed subsequent financings thereafter are altered in any material respect, the Company will again offer to EF Hutton the right of first refusal. Notwithstanding the foregoing, if EF Hutton declines to exercise its right of first refusal for any specific offering, and the Company completes such offering with another investment banking firm, EF Hutton shall still have the right of first refusal for any future financings, and if the Company receives a proposal from a “bulge bracket” underwriter to undertake such a future financing, EF Hutton shall still have the right of first refusal set forth in this paragraph. EF Hutton’s right of first refusal set forth in this paragraph shall be subject to FINRA Rule 5110(g).

Tail Financing

The Underwriters shall be entitled to a cash fee equal to seven and one-half percent (7.5%) of the gross proceeds received by the Company from the sale of any equity, debt and/or equity derivative instruments to any investor actually introduced by the Underwriters to the Company during the Engagement Period, in connection with any public or private financing or capital raise (each a “Tail Financing”), and such Tail Financing is consummated at any time during the engagement period or within the six (6) month period following the expiration or termination of the Engagement Period (the “Tail Period”), provided that such Tail Financing is by a party actually introduced to the Company in an offering in which the Company has direct knowledge of such party’s participation. The Company has the right to terminate its engagement of the Underwriter for cause in compliance with FINRA Rule 5110(g)(5)(B)(i), which termination for cause eliminates the Company’s obligations with respect to the tail. The Company, in its sole discretion, has the right to reject any investor introduced to it by the Underwriters.

Lock-Up Agreements

Each of our officers, directors, and certain of our shareholders owning more than 5.0% of the outstanding ordinary shares (or securities convertible into our ordinary shares) has agreed with the underwriters, with certain exceptions, not to, 180 days following the date of the prospectus, (i) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares (“Lock-Up Securities”), whether now owned or hereafter acquired or with respect to which such person has or thereafter acquires the power of disposition; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (iii) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities.

The Underwriter may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Underwriter will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

The Company, on behalf of itself and any successor entity, agrees that, with certain exceptions and without the prior written consent of the Representative, it will not, for a period of 180 days following the date of the prospectus (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of the Company or any securities convertible into or exercisable or exchangeable for shares of the Company; (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of the Company or any securities convertible into or exercisable or exchangeable for shares of the Company; (iii) purchase any shares of the Company (other than repurchases at cost or without cost pursuant to the terms of the Company’s share option and restricted share purchase agreements); (iv) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (v) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of the Company, whether any such transaction described in clause (i), (ii), (iii) or (v) above is to be settled by delivery of shares of the Company or such other securities, in cash or otherwise.

Underwriter Warrants

We have agreed to issue to the Representative warrants to purchase the number of ordinary shares in the aggregate equal to 5.0% of the aggregate number of ordinary shares sold in the Offering. The warrants will be exercisable at any time, and from time to time, in whole or in part, during the 4.5-year period commencing 6 months from the consummation of sales of the IPO, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants are exercisable at a per share price equal to 125% of the public offering price per share in the offering. The warrants are also exercisable on a cashless basis. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. Neither the Representative, nor their permitted assignees under Rule 5110(g)(1), will sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of the commencement of the sale of the public securities in the offering. In addition, the warrants provide for registration rights upon request, in certain cases. The ordinary shares that are issuable upon the exercise of the Representative’s warrant are being registered in this prospectus. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. The warrant exercise price and/or underlying shares may also be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

Price Stabilization

The Underwriter will be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Underwriter acting as principal. Under these rules and regulations, the Underwriter:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The public offering price of the shares we are offering was determined by us in consultation with the Representative in light of the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the Offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities.

A prospectus in electronic format may be delivered to potential investors by the Underwriter. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Underwriter’s website and any information contained in any other website maintained by the Underwriter is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Foreign Regulatory Restrictions on Purchase of our Shares

We have not taken any action to permit a public offering of our shares outside the U.S. or to permit the possession or distribution of this prospectus outside the U.S. People outside the U.S. who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our shares and the distribution of this prospectus outside the U.S.

Application for Nasdaq Market Listing

Our ordinary shares have been approved for listing on The Nasdaq Capital Market under the symbol “LBGJ”.

Offer Restrictions Outside the United States

No action has been taken in any jurisdiction (except in the U.S.) that would permit a public offering of the ordinary shares the possession, circulation or distribution of this prospectus or any other material relating to us or the ordinary shares in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

SEC Registration Fee	$2,484
Nasdaq Listing Fee	5,000
FINRA Fee	4,520
Printing and Engraving Expenses	10,000
Legal Fees and Expenses	550,000
Accounting Fees and Expenses	230,000
Miscellaneous	5,000
Total	$807,004

LEGAL MATTERS

We are being represented by Ortoli Rosenstadt LLP with respect to certain legal matters of U.S. federal securities and New York state law. The validity of the ordinary shares offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Mourant Ozannes (Cayman) LLP. Legal matters as to PRC law will be passed upon for us by Jiangsu Junjin law Firm. Ortoli Rosenstadt LLP may rely upon Mourant Ozannes (Cayman) LLP with respect to matters governed by Cayman Islands law and Jiangsu Junjin Law Firm with respect to matters governed by PRC law. Certain legal matters as to PRC law in connection with this offering will be passed upon for the underwriters by Dentons China. Certain legal matters as to U.S. federal securities and New York state law in connection with this offering will be passed upon for the underwriters by Sichenzia Ross Ference Carmel LLP.

EXPERTS

The CFS for the years ended June 30, 2023 and 2022 included in this Registration Statement have been so included in reliance on the report of Wei, Wei & Co., LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Wei, Wei & Co., LLP is located at 133-10 39th Avenue, Flushing, New York 11354.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying ordinary shares represented by the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ordinary shares. We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

LI BANG INTERNATIONAL CORPORATION INC.

TABLE OF CONTENTS

LI BANG INTERNATIONAL CORPORATION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2023	2023
	(Unaudited)
ASSETS
Current Assets:
Cash	$169,996	$76,019
Restricted cash	138,696	465,108
Accounts receivable, net	12,129,816	11,874,127
Notes receivable	681,052	-
Advances to suppliers, net	1,436,650	916,818
Inventories	2,002,138	1,546,617
Prepaid expenses and other current assets, net	178,463	411,263
Total current assets	16,736,811	15,289,952

Non-current assets:
Fixed deposits	2,682,593	2,629,467
Non-current accounts receivable	955,335	1,448,214
Prepayment for land use rights	1,411,891	1,383,930
Deferred offering costs	538,345	455,395
Property and equipment, net	3,031,260	3,091,893
Intangible assets, net	550,849	547,354
Deferred tax assets, net	432,256	433,591
Other non-current assets	74,972	73,223
Total non-current assets	9,668,501	10,063,067

Total Assets	$26,405,312	$25,353,019

LIABILITIES AND EQUITY
Current Liabilities:
Short-term loans	$10,150,017	$9,680,589
Accounts payable	5,202,833	4,360,460
Advances from customers	1,822,328	1,029,455
Taxes payable	3,305,536	3,329,494
Due to related parties	144,472	155,512
Other payables and other current liabilities	1,468,387	950,924
Total current liabilities	22,093,573	19,506,434

Non-current Liabilities:
Long-term loans	123,187	297,545
Total non-current liabilities	123,187	297,545

Total Liabilities	22,216,760	19,803,979

Commitments and contingencies	-	-

Equity:
Ordinary shares (par value $0.0001 per share,500,000,000 shares authorized,17,000,000 shares issued and outstanding)	1,700	1,700
Subscription receivable	(1,699)	(1,699)
Additional paid-in capital	2,236,677	2,236,677
Statutory reserves	755,100	755,100
Retained earnings	1,493,420	2,955,118
Accumulated other comprehensive loss	(235,810)	(339,563)
Total shareholders’ equity of the Company	4,249,388	5,607,333
Non-controlling interests	(60,836)	(58,293)
Total Equity	4,188,552	5,549,040

Total Liabilities and Equity	$26,405,312	$25,353,019

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LI BANG INTERNATIONAL CORPORATION INC.

UNAUDITED CONSOLIDATED STATEMENTS OF (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME

	For the Six Months Ended December 31,
	2023	2022

Revenues:
Project revenues	$3,488,031	$7,786,634
Retail revenues	241,814	277,229
Total revenues	3,729,845	8,063,863
Cost of revenues	(3,118,057)	(4,787,709)
Gross profit	611,788	3,276,154

Operating expenses:
Selling	368,409	347,640
General and administrative	1,479,561	1,284,870
Bad debts	342,542	481,326
Total operating expenses	2,190,512	2,113,836

(Loss) income from operations	(1,578,724)	1,162,318

Other income (expense):
Interest expense	(213,102)	(190,897)
Other income, net	347,670	179,398
Total other income (expense), net	134,568	(11,499)

(Loss) income before provision for income taxes	(1,444,156)	1,150,819

Provision for income taxes	18,892	326,295

Net (loss) income	(1,463,048)	824,524
Less: net loss attributable to non-controlling interests	(1,350)	(1,182)
Net (loss) income attributable to ordinary shareholders	$(1,461,698)	$825,706

Comprehensive (loss) income
Net (loss) income	$(1,463,048)	$824,524
Foreign currency translation gain (loss)	102,560	(198,178)
Total comprehensive (loss) income	(1,360,488)	626,346
Less: comprehensive (loss) income attributable to non-controlling interests	(2,543)	1,000
Comprehensive (loss) income attributable to ordinary shareholders	$(1,357,945)	$625,346

(Loss) earnings per ordinary share
– Basic and diluted	$(0.09)	$0.05

Weighted average number of ordinary shares outstanding
– Basic and diluted	17,000,000	17,000,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LI BANG INTERNATIONAL CORPORATION INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Ordinary shares		Subscription	Additional paid-in	Statutory	Retained	Accumulated other comprehensive	Total shareholders’	Non-controlling	Total
	Shares	Amount	receivable	capital	reserves	earnings	income (loss)	equity	interests	equity
Balance as of June 30, 2022	17,000,000	$1,700	$(1,699)	$2,236,677	$582,375	$2,511,025	$82,529	$5,412,607	$(59,970)	$5,352,637
Net income	-	-	-	-	-	825,706	-	825,706	(1,182)	824,524
Appropriation to statutory reserve	-	-	-	-	108,247	(108,247)	-	-	-	-
Foreign currency translation adjustment	-	-		-	-	-	(200,360)	(200,360)	2,182	(198,178)
Balance as of December 31, 2022 (unaudited)	17,000,000	$1,700	$(1,699)	$2,236,677	$690,622	$3,228,484	$(117,831)	$6,037,953	$(58,970)	$5,978,983

	Ordinary shares		Subscription	Additional paid-in	Statutory	Retained	Accumulated other comprehensive	Total shareholders’	Non-controlling	Total
	Shares	Amount	receivable	capital	reserves	earnings	loss	equity	interests	equity
Balance as of June 30, 2023	17,000,000	$1,700	$(1,699)	$2,236,677	$755,100	$2,955,118	$(339,563)	$5,607,333	$(58,293)	$5,549,040
Net loss						(1,461,698)		(1,461,698)	(1,350)	(1,463,048)
Foreign currency translation adjustment							103,753	103,753	(1,193)	102,560
Balance as of December 31, 2023 (unaudited)	17,000,000	$1,700	$(1,699)	$2,236,677	755,100	1,493,420	$(235,810)	$4,249,388	$(60,836)	$4,188,552

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LI BANG INTERNATIONAL CORPORATION INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended December 31,
	2023	2022
Cash flows from operating activities
Net (loss) income	$(1,463,048)	$824,524
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	230,934	250,612
Bad debts	342,542	481,326
Deferred tax expense (benefit)	18,892	(71,747)
Gain on disposal of property and equipment	(14,785)	-
Changes in operating assets and liabilities:
Accounts receivable	287,094	(3,329,468)
Notes receivable	(673,822)	14,670
Advances to suppliers	(624,146)	(40,015)
Inventories	(419,768)	581,833
Due from related parties	-	(383,169)
Prepaid expenses and other assets	237,785	38,186
Accounts payable	746,266	1,160,919
Advances from customers	763,878	(240,752)
Taxes payable	(90,259)	427,192
Due to related parties	(14,032)	37,716
Other payables and other current liabilities	500,640	684,285
Net cash (used in) provided by operating activities	(171,829)	436,112

Cash flows from investing activities
Purchase of property and equipment	(104,142)	(22,930)
Proceeds on disposal of property and equipment	17,271	-
Net cash used in investing activities	(86,871)	(22,930)

Cash flows from financing activities
Proceeds from loans	783,945	4,972,238
Repayments of loans	(691,466)	(5,071,915)
Payment of offering costs	(74,566)	-
Net cash provided by (used in) financing activities	17,913	(99,677)
Effect of foreign exchange rate on cash and restricted cash	8,352	(6,767)
Net (decrease) increase in cash and restricted cash	(232,435)	306,738
Cash and restricted cash at the beginning of the period	541,127	172,030
Cash and restricted cash at the end of the period	$308,692	$478,768

Reconciliation of cash and restricted cash
Cash	$169,996	$478,768
Restricted cash	138,696	-
Total cash and restricted cash shown in the statements of cash flows	$308,692	$478,768

Supplemental disclosures of cash flow information:
Interest paid	$217,565	$190,897
Income taxes paid	$-	$121,087

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LI BANG INTERNATIONAL CORPORATION INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023 and 2022

NOTE 1 – ORGANIZATION AND BUSINESS DESCRIPTION

Li Bang International Corporation Inc. (“Li Bang International”) was incorporated in the Cayman Islands on July 8, 2021.

On July 8, 2021, the Company’s shareholders approved a Memorandum and Articles of Association, pursuant to which 500,000,000 shares were authorized as ordinary shares with a nominal or par value of US$0.0001 per share, and the Company issued 10,000 ordinary shares. On July 15, 2022, in connection with the reorganization, the Company issued 16,990,000 ordinary shares which was treated as a stock split. The Company issued:

●	12,801,000 ordinary shares to Maple Huang Holdings Limited;

●	2,635,000 ordinary shares to Funa Lee Holdings Limited;

●	799,000 ordinary shares to Army Chan Holdings Limited; and

●	765,000 ordinary shares to Delight Wang Holdings Limited.

Of the 17,000,000 outstanding ordinary shares, 75.3% are owned by Maple Huang Holdings Limited, a British Virgin Islands company, controlled by Huang Feng, our CEO and Chairman of the Board; and 15.5% are owned by Funa Lee Holdings Limited, a British Virgin Islands company, controlled by Li Funa, Huang Feng’s spouse. Therefore, Huang Feng beneficially owns 90.8% of the Company.

On July 26, 2021, Li Bang International formed its wholly owned subsidiary, Li Bang International Hong Kong Holdings Limited (“Li Bang HK”) in Hong Kong. On August 18, 2021, Li Bang HK formed its wholly owned subsidiary, Jiangsu Li Bang Intelligent Technology Co., Limited (“Li Bang Intelligent Technology” or “WFOE”) in PRC.

Suzhou Deji Kitchen Engineering Co., Limited (“Suzhou Deji”) is a limited liability company incorporated on April 8, 2010, under the laws of China. Wuxi Li Bang Kitchen Appliance Co., Limited (“Wuxi Li Bang”) is a limited liability company incorporated on May 18, 2007, under the laws of China. Li Bang Kitchen Appliance Co., Limited (“Li Bang Kitchen Appliance”) is a limited liability company incorporated on March 22, 2019, under the laws of China. On December 2, 2019, Li Bang Kitchen Appliance established a subsidiary in China, Yangzhou Bangshijie Kitchen Appliance Co., Ltd. (“Yangzhou Bangshijie”). On November 25, 2015, Wuxi Li Bang established one subsidiary in China, Nanjing Bangshijie Kitchen Appliance Co., Ltd. (“Nanjing Bangshijie”). In March 2019, Wuxi Li Bang transferred its ownership in Nanjing Bangshijie to Li Bang Kitchen Appliance.

Reorganization

A reorganization of Li Bang International’s legal entity structure (the “Reorganization”) was completed in 2022. The Reorganization involved the incorporation of Li Bang International and Li Bang Intelligent Technology, and the transfer of the 100% equity interest of Li Bang Kitchen Appliance, Suzhou Deji and Wuxi Li Bang. Consequently, Li Bang International, through its subsidiary Li Bang HK, directly controls Li Bang Kitchen Appliance, Suzhou Deji and Wuxi Li Bang, and became the ultimate holding company of all other entities mentioned above.

After the Reorganization, the Company’s corporate structure was as follows:

The Company conducts all of its operations in China through its Operating Subsidiaries. The main business of its Operating Subsidiaries is to design, develop, produce and sell stainless steel commercial kitchen equipment in China under its own “Li Bang” brand. Additionally, through its Operating Subsidiaries, the Company provides its customers with comprehensive services, from commercial kitchen design in the early stage to equipment installation and after-sales maintenance.

NOTE 2 – LIQUIDITY

As reflected in the accompanying condensed consolidated financial statements (“CFS”), the Company reported net loss of $1,463,048 and cash used in operating activities of $171,829 for the six months ended December 31, 2023. In addition, the Company’s working capital deficiency increased from $4,216,482 as of June 30, 2023 to $5,356,762 as of December 31, 2023.

Currently, the Company is acting to improve its liquidity and capital sources primarily through cash flows from operations and debt financing. In assessing its liquidity, management monitors and analyzes the Company’s cash flow requirements, its ability to generate sufficient revenue sources in the future, and its operating and capital expenditure commitments. The Company’s working capital requirements are influenced by the level of the Company’s operations and the timing of accounts receivable collections. If the Company requires additional funding to finance its operations, the Company’s major shareholders indicated their intent and ability to provide such financial support. Management believes there is enough capital to continue the Company’s operation, and it will be able to obtain funding if required. Based on the Company’s current operating activities, management believes the operating activities and existing funds can provide sufficient liquidity for the Company to meet its future liquidity and capital requirement for at least 12 months through December 31, 2025.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The accompanying CFS of the Company were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the applicable rules and regulations of the Securities and Exchange Commission, regarding financial reporting, and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operating results. The results of operations for the six months ended December 31, 2023 are not necessarily indicative of results to be expected for any other interim period or for the fiscal year ending June 30, 2024. Accordingly, these statements should be read in conjunction with the Company’s audited financial statements and notes thereto as of and for the years ended June 30, 2023 and 2022.

(b) Principles of consolidation

The interim CFS include the financial statements of the Company and its majority-owned subsidiaries. All transactions and balances between the Company and its subsidiaries were eliminated upon consolidation.

(c) Non-controlling interests

Non-controlling interests(“NCIs”) are recognized to reflect the portion of their equity that is not attributable, directly or indirectly, to the Company from the controlling shareholder. For the Company’s unaudited consolidated subsidiaries, NCIs represent a minority shareholder’s 10% and 5% ownership interest in Yangzhou Bangshijie and Nanjing Bangshijie, respectively.

(d) Use of estimates

In preparing the unaudited CFS in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the unaudited CFS, as well as the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include, but are not limited to, the assessment of the allowance for expected credit losses, the valuation of inventories, useful lives of property and equipment and intangible assets, the recoverability of long-lived assets, uncertain tax positions and realization of deferred tax assets. Actual results could differ from those estimates.

(e) Cash

Cash includes cash on hand and demand deposits in accounts maintained with commercial banks. The Company maintains its bank accounts in Mainland China. China’s Deposit Insurance Regulation requires banking financial institutions, such as commercial banks, established in the PRC are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. The insurance limit is RMB 500,000 (US$72,000) for each bank.

(f) Restricted cash

Restricted cash consists of guarantee that is not freely available for immediate use. It’s the amount of money that a company puts aside and holds to ensure project performance. With the progress of the project, the liability under this guarantee will be discharged and this amount of restricted cash will be convertible within three months after the end of the reporting period. As of December 31, 2023 and June 30, 2023, the Company recognized restricted cash of RMB 982,345 ($138,696) and RMB 3,360,781 ($465,100), respectively. The Company presented restricted cash in the CFS as a current asset.

(g) Accounts receivable and expected credit losses

Accounts receivable is presented net of an allowance for estimated credit losses. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 210-10-45, non-current accounts receivable are the amounts the Company does not reasonably expect to be realized during the normal operating cycle of the Company. Considering the payment period in the contract, in accordance with ASC 210-10-45, the operating cycle of the Company is not identifiable. Therefore, the Company uses a one-year period as the basis for the separation of current and non-current accounts receivable.

The Company signs contracts with its customers and provides products according to the sales contract or sales list. The payment clause in the sales contracts generally stipulates that customers will pay 90% to 97% of the total contract price after acceptance, and 3% to 10% after the expiration of the warranty period (that ranges from 1 to 5 years) in accordance with industry practice. For accounting purposes, the Company records an accounts receivable (the “warranty deposit”) for the 3% to 10% outstanding balance upon delivery of the underlying products. The Company recognizes receivables with payment terms of more than one year as agreed in the sales contract as non-current accounts receivable, principally the warranty deposit and other payments according to the contract.

The Company adopted ASC 326, Credit Losses (“ASC 326”) on July 1, 2023, which replaced previously issued guidance regarding the impairment of financial instruments with an expected loss methodology that will result in more timely recognition of credit losses. The Company used a modified retrospective approach and did not restate the comparable prior periods. The adoption did not have a material impact on the Company’s CFS.

In accordance with ASC 326, the Company maintains an allowance for credit losses in accordance with ASC 326 and records the allowance for credit losses, if warranted, as an offset to assets such as accounts receivable, and the estimated credit losses charged to the allowance are classified as general and administrative expenses in the consolidated statements of operations and comprehensive loss (income). The Company assesses collectability by reviewing receivables on a collective basis where similar characteristics exist, primarily based on the size and nature of specific customers’ receivables. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the receivable balances, credit quality of the Company’s customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. Bad debts are written off as incurred.

(h) Notes Receivable

Notes receivable are trade accounts receivable from various customers where the customers’ banks guaranteed the underlying payment to the Company. The notes receivable are non-interest bearing and they generally range from three to six months from the date of issuance. The balance of $681,052 as of December 31, 2023 was collected in February 2024.

(i) Advances to suppliers, net

Advances to suppliers consist of balance paid to suppliers for inventories that have not been provided or received. The Company reviews its advances to suppliers on a periodic basis and makes general and specific allowances when there is doubt as to the ability of a supplier to provide supplies to the Company or refund an advance.

(j) Inventories

Inventories consist of raw materials, work in process and finished goods, and are stated at the lower of cost or net realizable value. Cost is determined using the weighted average method. The Company periodically evaluates its inventories and will record an allowance for inventories that are either slow-moving, may not be saleable or whose cost exceeds its net realizable value.

(k) Property and Equipment, Net

Property and equipment are carried at cost and are depreciated on the straight-line basis over the estimated useful lives of the underlying assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of its property and equipment, when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Estimated useful lives are as follows:

Category	Estimated useful lives
Buildings	10-20 years
Computer and office equipment	3-10 years
Machinery and equipment	3-10 years
Vehicles	4-5 years

(l) Intangible assets, net

Intangible assets consist of land use rights purchased from third parties and they are initially recorded at cost and amortized on a straight-line basis over their estimated economic useful lives of 50 years.

(m) Impairment of long-lived assets

The Company reviews long-lived assets, including definite-lived intangible assets and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such events occur, the Company assesses the recoverability of the asset group based on the undiscounted future cash flows the asset group is expected to generate and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset group plus net proceeds expected from disposition of the asset group, if any, is less than the carrying value of the asset group. If the Company identifies an impairment, the Company reduces the carrying amount of the asset group to its estimated fair value(“FV”) based on a discounted cash flow approach or, when available and appropriate, to comparable market values and the impairment loss, if any, is recognized in “Others, net” in the consolidated statements of income and comprehensive income (loss). The Company uses estimates and judgments in its impairment tests and if different estimates or judgments had been utilized, the timing or the amount of any impairment charges could be different. Asset groups to be disposed of would be reported at the lower of the carrying amount or FV less costs to sell, and no longer depreciated. No impairment of long-lived assets was recognized during the six months ended December 31, 2023 and 2022.

(n) Fair value of financial instruments

FASB ASC 820, “Fair Value Measurement,” requires certain disclosures regarding the FV of financial instruments. FV is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level FV hierarchy prioritizes the inputs used to measure FV. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure FV are as follows:

●	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 - inputs to the valuation methodology that are unobservable.

Unless otherwise disclosed, the FV of the Company’s financial instruments including cash, restricted cash, accounts receivable, notes receivable, advances to suppliers, inventories, prepaid expenses and other current assets, short-term bank loans, accounts payable, advances from customers, due to related parties, taxes payable, and other payables and other current liabilities approximate their FVs due to their short-term maturities.

The Company’s non-financial assets, such as property and equipment would be measured at FV only if they were determined to be impaired.

(o) Revenue recognition

In accordance with FASB ASC 606, “Revenue from Contracts with Customers”, the Company will recognize revenue for the transfer of products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of the product or the benefit of the services transfers to the customer. Under the guidance of ASC 606, the Company is required to (a) identify the contract with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract and (e) recognize revenue when (or as) the Company satisfies its performance obligations.

The Company’s main income is divided into two categories, one is project revenue, that is, contracts are signed through bidding to sell and install kitchen equipment according to the customer’s needs; the other is retail revenue, which is mainly to purchase individual kitchen equipment from other suppliers and sell them to former customers or new customers who have learned about the Company’s products in other ways. Revenues are the consideration the Company is entitled to in exchange for the transfer of promised goods or services in the ordinary course of the Company’s activities and is recorded net of value-added tax (“VAT”). Consistent with the criteria of ASC 606, the Group recognizes revenue when the performance obligation in a contract is satisfied by transferring the control of promised goods or services to the customer. The Company also evaluates whether it is appropriate to record the gross amount of goods and services sold and the related costs. If the Company receives an advance from a customer, such advance is recorded as advances from customers.

Project sales:

The Company signs contracts with customers and provides products according to the sales contract or sales list. The customer issues a product check and acceptance document after checking the quantity and quality of the products received and installed. Revenue is recognized when the Company receives confirmation of product acceptance. Revenues are recorded net of value-added tax and discounts.

The Company provides design services including equipment configuration plans, detailed mechanical and electrical graphic designs, kitchen drawings and assisting customers with passing inspections. The design services are normally completed within five days and are inseparable from project sales. The detailed mechanical plans, electrical design and kitchen drawings are specifically detailed for the use of the Company’s customized equipment and installation. These services are interdependent and never transferred to the customer on their own. Customers do not have the option to purchase these services separately due to the customization of each project. Accordingly, these services are not considered separate performance obligations and no revenue is recognized for these services under ASC 606 until the project is complete.

The Company provides on-site installation and maintenance services and according to the contracts, the customers do not have the option to purchase these services separately. The warranty does not provide the customers with a service in addition to the assurance the product complies with agreed-upon contract specifications and is considered an assurance warranty. The after-sales services and the warranty are not considered separate performance obligations and no revenue is associated with these services under ASC 606.

Retail sales:

Retail revenue is generated by the Company when retail sales of products occur without a signed contract on a retail basis. Retail sales usually occur when prior customers need to replace or add individual products. Retail customers usually purchase the products by WeChat or telephone with the salesperson. In addition, there are customers who come directly to the factory to purchase products. The Company identifies the fulfillment of its obligation when transferring the product and issuing the VAT invoice to the customer at which time revenue is recognized. Revenues are recorded net of value-added tax, business taxes, and discounts.

(p) Cost of revenues

Cost of revenues consists primarily of the cost of merchandise sold, delivery cost and installation fees, that are directly attributable to the sale of certain designated products.

(q) General and administrative expenses

General and administrative expenses consist mainly of payroll and related costs for employees involved in general corporate functions, including accounting, finance, tax, legal and human resources, professional fees and other general corporate expenses as well as costs associated with the use by these functions of facilities and equipment, such as depreciation and rental expenses.

(r) Selling expenses

Selling expenses consist mainly of payroll and benefits for employees involved in the sales and distribution functions, and freight out.

(s) Interest expenses

Interest expense relates to interest on the Company short and long-term borrowings.

(t) Mainland China employee contribution plans

As stipulated by the regulations of the PRC, full-time employees of the Company are entitled to various government statutory employee benefit plans, including medical insurance, maternity insurance, workplace injury insurance, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Company is required to make contributions to the plan based on certain percentages of employees’ salaries. The total expenses the Company incurred for the plan were $101,239 and $105,703 for the six months ended December 31, 2023 and 2022, respectively.

(u) Income taxes

The Company’s subsidiaries in the PRC and Hong Kong are subject to the income tax laws of the PRC and Hong Kong. No taxable income was generated outside the PRC for the six months ended December 31, 2023 and 2022. The Company accounts for income taxes in accordance with ASC 740, Income Taxes. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets are also recognized for carry-forward losses that can be used to offset taxable income in the future. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain.

ASC 740-10-25 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures. There were no material uncertain tax positions as of December 31, 2023 and June 30,2023.

(v) Value Added Tax (“VAT”)

The VAT rate for revenue generated from providing products is 13%. VAT is reported as a reduction of revenue when incurred. Entities that are VAT taxpayers may offset qualified input VAT paid to suppliers against their output VAT liabilities. The net VAT balance between input VAT and output VAT is recorded in taxes payable. The Company records a VAT payable or receivable net of payments in the accompanying CFS. All of the VAT returns filed by the Company’s subsidiaries in the PRC, are subject to examination by the tax authorities for five years from the date of filing.

(w) Earnings per share

The Company computes earnings per share (“EPS”) in accordance with FASB ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is computed by dividing net income (loss) available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. When the Company has a net (loss), diluted securities are not included as they would be anti-dilutive. For the six months ended December 31, 2023 and 2022, there were no dilutive securities.

(x) Comprehensive income (loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains, and losses that under U.S. GAAP are recorded as an element of equity but are excluded from net income (loss). Other comprehensive income (loss) consists of foreign currency translation adjustments from the Company not using the U.S. dollar as its functional currency.

(y) Foreign currency translation and transactions

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Company’s unaudited CFS are reported using the U.S. dollar (“US$” or “$”). The unaudited condensed consolidated statements of income and cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the unaudited consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in the unaudited consolidated statements of changes in shareholders’ equity. Gains and losses from foreign currency transactions are included in the Company’s Unaudited Consolidated Statements of Income and Comprehensive (Loss) Income.

The value of the RMB against the US$ may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of the RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in preparing the CFS:

	December 31,	June 30,	Six months ended December 31,
	2023	2023	2023	2022
Foreign currency	Balance Sheet	Balance Sheet	Profit/Loss	Profit/Loss
RMB:1USD	7.0827	7.2258	7.1587	6.9531

(z) Segment reporting

FASB ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM was identified as the CEO, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

Based on the management’s assessment, the Company determined it has only one operating segment and therefore one reportable segment as defined by ASC 280. The Company’s assets are substantially all located in the PRC and substantially all of the Company’s revenues and expenses are derived in the PRC. Therefore, no geographical segments are presented.

(aa) Significant risks

Currency risk

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other Company foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

As of December 31, 2023 and June 30, 2023, all cash balances held in PRC banks are covered by insurance.

Concentration and credit risk

Currently, all of the Company’s operations are in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, accounts receivable, notes receivable, advances to suppliers and amount due from related parties. A portion of the Company’s sales are credit sales which are to the customers whose ability to pay is dependent upon industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivable is limited due to most clients of the Company are state-owned enterprises. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk. As of December 31, 2023, RMB63.29 million ($8.94 million) or 60% of the Company’s accounts receivable were from state-owned enterprises. As of June 30, 2023, RMB78.69 million ($10.89 million) or 73% of the Company’s accounts receivable were from state-owned enterprises.

Interest rate risk

Fluctuations in market interest rates may negatively affect the Company’s financial condition and results of operations. The Company is exposed to floating interest rate risk principally on floating rate borrowings, and the risks due to changes in interest rates is not considered material. The Company has not used any derivative financial instruments to manage the Company’s interest risk exposure.

Inflation risk

Inflationary factors, such as increases in the cost of raw materials, personnel and overhead costs, could impair our operating results. Although we do not believe inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues from our products do not increase with such increased costs. Considering that there is no sign of inflation in China’s current economic environment, this risk should not affect the Company’s operations.

Other uncertainty risks

The Company’s major operations are in the PRC. Accordingly, the political, economic, and legal environment in the PRC, as well as the general state of the PRC’s economy may influence the Company’s business, financial condition, and results of operations.

The Company’s major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws, this may not be indicative of future results.

(bb) Related parties

A party is considered related to be Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of their immediate families and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

(cc) Recent accounting pronouncements

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, which requires disaggregated information about an entity’s effective tax rate reconciliation and additional discloses on income taxes paid. The new requirements are effective for annual periods beginning after December 15, 2024. The guidance is to be applied prospectively, with an option for retrospective application. The Company is currently evaluating the impact of this new guidance.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on its CFS.

NOTE 4 – ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	December 31,	June 30,
	2023	2023
	(Unaudited)
Trade accounts receivable	$14,930,453	$14,919,199
Less: allowance for credit losses	(1,845,302)	(1,569,858)
Total accounts receivable, net	13,085,151	13,322,341
Accounts receivable - current	12,129,816	11,874,127
Accounts receivable – non-current	$955,335	$1,448,214

Due date of accounts receivable - non-current as of December 31, 2023	Amount
1-2years	$802,775
2-3years	103,920
3-4years	43,572
4-5years	5,068
Total	$955,335

As of December 31, 2023 and June 30, 2023, the warranty deposit included in accounts receivable was RMB21.3 million ($3.0 million) and RMB21.8 million ($3.0 million), respectively.

Due date of warranty deposit as of December 31, 2023	Amount
Within 1 year	$2,049,697
1-2years	802,775
2-3years	103,920
3-4years	43,572
4-5years	5,068
Total	$3,005,032

As of the end of May 2024, the Company collected RMB 26,805,699 ($3,784,672) of its outstanding accounts receivables as of December 31, 2023. Based on available information, management of the Company expects collection of the accounts receivable as follows:

Estimated Collection	Amount
During June 2024	$674,248
During July, August and September, 2024	7,349,888
During October, November and December, 2024	321,008
Total	8,345,144
Collection as of the end of May, 2024	3,784,672
Total accounts receivable – current	$12,129,816

The movement of the allowance for credit losses is as follows:

Balance at June 30, 2022	$(463,981)
Increase in allowance	(481,636)
Foreign exchange difference	16,869
Balance at December 31, 2022 (unaudited)	$(928,748)

Balance at June 30, 2023	$(1,596,858)
Increase in allowance	(216,180)
Foreign exchange difference	(32,263)
Balance at December 31, 2023 (unaudited)	$(1,845,302)

NOTE 5 – ADVANCES TO SUPPLIERS, NET

Advances to suppliers, net consisted of the following:

	December 31,	June 30,
	2023	2023
	(Unaudited)
Advances for products and services from third parties	$1,681,674	$1,030,020
Less: allowance for credit losses	(245,024)	(113,202)
Advances to suppliers, net	$1,436,650	$916,818

The movement of allowance for credit losses is as follows:

Balance at June 30, 2022	$(123,588)
Decrease in allowance	1,846
Foreign exchange difference	4,493
Balance at December 31, 2022 (unaudited)	$(117,249)
Balance at June 30, 2023	$(113,202)
Increase in allowance	(129,535)
Foreign exchange difference	(2,287)
Balance at December 31, 2023 (unaudited)	$(245,024)

NOTE 6 – INVENTORIES

Inventories consisted of the following:

	December 31,	June 30,
	2023	2023
	(Unaudited)
Raw materials	$616,821	$439,157
Finished goods	1,305,238	1,037,427
Work in progress	80,079	70,033
Inventories	$2,002,138	$1,546,617

The Company reviews its inventories periodically to determine if any reserves are necessary for slow-moving or obsolete inventory, or if a write-down is necessary when the carrying value exceeds net realizable value. For the six months ended December 31, 2023 and 2022, there was no provision for slow-moving or obsolete inventory.

NOTE 7 – FIXED DEPOSITS

Fixed deposits are time deposits with banks with a maturity date over one year. Interest earned is recorded as interest income in the unaudited condensed consolidated statements of income and comprehensive (loss) income. As of December 31, 2023, the Company’s time deposits were RMB19,000,000 ($2,682,600); and will mature in May 2026.

Fixed deposits consisted of the following:

		As of December 31, 2023
No.		Principal Amount	Annual Interest Rate	Deposit date	Maturity date
		(Unaudited)
		RMB
(1)	Jiangsu Suzhou Rural Commercial Bank Co., Ltd	8,000,000	3.200%	2023/05/10	2026/05/10
(2)	Jiangsu Suzhou Rural Commercial Bank Co., Ltd	3,000,000	3.200%	2023/05/11	2026/05/11
(3)	Jiangsu Suzhou Rural Commercial Bank Co., Ltd	8,000,000	3.200%	2023/05/12	2026/05/12
	Total	19,000,000

NOTE 8 – PREPAYMENT FOR LAND USE RIGHTS

On November 26, 2021, the Company prepaid RMB10 million (US$1.44 million) to the local government for land on which it plans to build a new plant to expand its production capacity. The land is located in Jiangsu Province, with an area of approximately 13,000 square meters. On April 29, 2024, local government issued a statement indicating it will expedite the approval process.

NOTE 9 – PROPERTY AND EQUIPMENT, NET

Property and equipment, at cost less accumulated depreciation, consisted of the following:

	December 31,	June 30,
	2023	2023
	(Unaudited)
Buildings and improvements	$4,030,541	$3,950,720
Computer and office equipment	159,017	153,083
Machinery and equipment	1,828,486	1,799,688
Vehicles	777,910	703,969
	6,795,954	6,607,460
Less: accumulated depreciation	(3,764,694)	(3,515,567)
Property and equipment, net	$3,031,260	$3,091,893

For the six months ended December 31, 2023 and 2022, depreciation was $223,451 and $242,908, respectively.

NOTE 10 – INTANGIBLE ASSETS, NET

Intangible assets, net consisted of the following:

	December 31,	June 30,
	2023	2023
	(Unaudited)
Land use rights	$756,315	$741,337
Less: accumulated amortization	(205,466)	(193,983)
Intangible assets, net	$550,849	$547,354

For the six months ended December 31, 2023 and 2022, amortization was $7,483 and $7,704, respectively.

Estimated future amortization as of December 31, 2023:

12 months ending December 31,	Amortization
2024	$15,126
2025	15,126
2026	15,126
2027	15,126
2028	15,126
Thereafter	475,218
Total	$550,849

NOTE 11 – BANK BORROWINGS

The Company’s total bank borrowings are as following:

		December 31, 2023 (Unaudited)
No.		Principal Balance	Annual Interest Rate	Contract term

(1)	Jiangsu Suzhou Rural Commercial Bank Co.,Ltd	$1,418,950	3.500%	2023/04/04-2024/04/04
(2)	Jiangsu Suzhou Rural Commercial Bank Co.,Ltd	1,517,783	3.500%	2023/03/30-2024/03/30
(3)	Jiangsu Suzhou Rural Commercial Bank Co.,Ltd	875,372	3.800%	2023/03/30-2024/03/30
(4)	Jiangyin Rural Commercial Bank	1,411,891	3.800%	2023/03/06-2024/03/05
(5)	Jiangyin Rural Commercial Bank	847,135	3.800%	2023/05/22-2024/05/21
(6)	Jiangyin Rural Commercial Bank	1,411,891	3.800%	2023/03/09-2024/03/08
(7)	Jiangyin Rural Commercial Bank	1,694,269	3.800%	2023/05/18-2024/05/17
(8)	Bank of Jiangsu	529,459	3.960%	2023/9/21-2024/6/20
(9)	Shenzhen Qianhai Webank	195,001	10.811%	2023/6/27-2025/11/27
(10)	Bank of Hangzhou	9,471	12.600%	2023/12/4-2025/11/27
(11)	Shenzhen Qianhai Webank	312,364	9.890%	2023/6/8-2025/9/28
(12)	Bank of Hangzhou	25,414	9.828%	2023/7/4-2025/6/28
(13)	Huarun Shenguotou Trust Co.,Ltd	24,204	9.828%	2023/7/4-2025/6/28
	Total bank borrowings	$10,273,204
	Less: current portion	(10,150,017)
	Bank borrowings - non current	$123,187

	June 30, 2023
	Principal Amount	Annual Interest Rate	Contract term

Jiangsu Suzhou Rural Commercial Bank Co., Ltd	$1,390,849	3.500%	2023/04/04-2024/04/04
Jiangsu Suzhou Rural Commercial Bank Co., Ltd	1,487,725	3.500%	2023/03/30-2024/03/30
Jiangsu Suzhou Rural Commercial Bank Co., Ltd	858,036	3.800%	2023/03/30-2024/03/30
Jiangyin Rural Commercial Bank	1,383,930	3.800%	2023/03/06-2024/03/05
Shenzhen Qianhai Webank	297,545	9.828%	2023/06/08-2025/06/28
Jiangyin Rural Commercial Bank	830,358	3.800%	2023/05/22-2024/05/21
Rural commercial Bank	1,383,930	3.800%	2023/03/09-2024/03/08
Rural commercial Bank	1,660,716	3.800%	2023/05/18-2024/05/17
Bank of Jiangsu	546,652	4.150%	2022/09/28-2023/09/27
Shenzhen Qianhai Webank	138,393	10.069%	2023/06/27-2023/08/08
Total bank borrowings	$9,978,134
Less: current portion	(9,680,589)
Bank borrowings-non current	$297,545

(1)	On December 30, 2021, Suzhou Deji entered into two credit facilities of RMB 2.1 million (US$300,000) and RMB 27.7 million (US$3.91 million) with Jiangsu Suzhou Rural Commercial Bank for ten years to finance its working capital requirements. Suzhou Deji drew RMB1.45 million (US$200,000) and RMB8.6 million (US$1.21 million) on April 4, 2023 with interest at 3.5%, and due on April 4, 2024. The loan was repaid upon maturity.

(2)	On December 30, 2021, Suzhou Deji entered into two credit facilities of RMB 2.1 million (US$300,000) and RMB 27.7 million (US$3.91 million) with Jiangsu Suzhou Rural Commercial Bank for ten years to finance its working capital requirements. Suzhou Deji drew RMB10.75 million (US$1.51 million) on March 30, 2023 with interest at 3.5%, and due on March 30, 2024. The loan was repaid upon maturity.

(3)	On December 30, 2021, Suzhou Deji entered into two credit facilities of RMB 2.1 million (US$300,000) and RMB 27.7 million (US$3.91 million) with Jiangsu Suzhou Rural Commercial Bank for ten years to finance its working capital requirements. Suzhou Deji drew RMB6.2 million (US$875,000) on March 30, 2023 with interest at 3.8%, and due on March 30, 2024. The loan was repaid upon maturity.

(4)	On March 6, 2023, Li Bang Kitchen Appliance obtained a working capital loan from Bank of Jiangyin Rural Commercial Bank, of RMB 10 million (US$1.41million), with interest at 3.8% and due on March 5, 2024. The loan was repaid upon maturity.

(5)	On May 22, 2023, Wuxi Li Bang obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 6 million (US$850,000), with interest at 3.8%, and due on May 21, 2024. The loan is collateralized by real estate and land use rights. The loan was repaid on May 13, 2024.

(6)	On March 9, 2023, Wuxi Li Bang obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 10 million (US$1.41 million), with interest at 3.8%, and due on March 8, 2024. The loan was guaranteed by Mr. Huang Feng and it was repaid upon maturity.

(7)	On May 18, 2023, Wuxi Li Bang obtained a working capital loan of RMB 12 million (US$1.69 million) from Jiangyin Rural Commercial Bank with interest at 3.8%, and due on May 17, 2024. The loan was collateralized by real estate and land use rights and repaid upon maturity.

(8)	On September 21, 2023, Wuxi Li Bang obtained a working capital loan from the Bank of Jiangsu, for RMB 3.75 million ($530,000) with interest at 3.96%. This loan will mature on June 20, 2024.

(9)	On July 3, 2023 to December 4, 2023, Wuxi Li Bang obtained a working capital loan from Shenzhen Qianhai WeBank, for RMB 1.53 million ($216,000), with interest at 10.811%, and a maturity date of November 27, 2025. According to the agreement, the Company shall repay the principal and interest monthly. As of December 31, 2023, the outstanding principal of the loan was RMB1.38 million ($195,000).

(10)	On December 4, 2023, Wuxi Li Bang obtained a working capital loan from the Bank of Hangzhou, for RMB 70,000 ($10,000) with interest at 12.60%, and a maturity date of November 27, 2025. According to the agreement, the Company shall repay the principal and interest monthly. As of December 31, 2023, the outstanding principal of the loan was RMB67,083 ($9,471).

(11)	On June 8, 2023 to September 15, 2023, Li Bang Kitchen Appliance obtained a working capital loan from Shenzhen Qianhai WeBank, for RMB2.58 million ($364,270), with interest at 9.89%, and a maturity date of September 28, 2025. According to the agreement, the company shall repay the principal and interest monthly. As of December 31, 2023, the principal balance of the loan was RMB2.21 million ($312,364). From February 18, 2024 to May 17, 2024, Li Bang Kitchen Appliance repaid the loan of RMB 2 million ($282,378).

(12)	On July 4, 2023, Li Bang Kitchen Appliance obtained a working capital loan from the Bank of Hangzhou, for RMB 210,000 ($29,650) with interest at 9.828%, and a maturity date of June 28, 2025. According to the agreement, the company shall repay the principal and interest monthly. As of December 31, 2023, the outstanding principal balance of the loan was RMB180,000 ($25,414).

(13)	On July 4, 2023, Li Bang Kitchen Appliance obtained a working capital loan from Huarun Shenguotou Trust Co.,Ltd, for RMB 200,000 ($28,238) with interest at 9.828%, and a maturity date of June 28, 2025. According to the agreement, the company shall repay the principal and interest monthly. As of December 31, 2023, the outstanding principal of the loan was RMB171,429 ($24,204).

NOTE 12 – OTHER PAYABLES AND OTHER CURRENT LIABILITIES

Other payables and other current liabilities consisted of the following:

	December 31,	June 30,
	2023	2023
	(Unaudited)
Payroll payable	$1,294,350	$779,115
Interest-free borrowing from third parties	80,100	82,868
Accrued expenses	76,288	74,777
Deposits	14,119	13,839
Other	3,530	325
Other payables and other current liabilities	$1,468,387	$950,924

NOTE 13 – RELATED PARTY BALANCES AND TRANSACTIONS

The table below sets forth the major related parties and their relationships with the Company as of December 31, 2023:

Name of related parties	Relationship with the Group
Huang Feng	Indirect majority shareholder of Li Bang International, CEO and Chairman of the Board
Xia Liang	Supervisor of Yangzhou Bangshijie and Suzhou Deji, CFO of Li Bang International
Fan Hu	Executive director and legal representative of Yangzhou Bangshijie and Nanjing Bangshijie
Bangshida International Trade (Suzhou) Co., Ltd.	A vendor that is 50% owned by Mr. Xia Liang. On April 17, 2023, Mr. Xia sold his 50% equity share to a non-related third party.
Suzhou Beifusi Trading Co., Ltd. (Suzhou Beifusi”)	A vendor that is 65% owned by Mr. Huang Feng

The following related party balances are non-interest bearing as of December 31, 2023 and June 30, 2023:

	December 31,	June 30,
	2023	2023
	(Unaudited)
Amounts due to related parties:
Fan Hu (1)	$117,972	$111,705
Huang Feng (1)	26,500	43,807
	$144,472	$155,512

(1)	The balances mainly are for expenses paid on behalf of the Company for operating expenses.

The following related party transactions are for the six months ended December 31, 2023 and 2022:

	2023	2022
Cost of revenues:	(Unaudited)	(Unaudited)
Bangshida International Trade (Suzhou) Co., Ltd.	$-	$53,916
	$-	$53,916

NOTE 14 – NON-CONTROLLING INTERESTS

Non-controlling interests consisted of the following:

	December 31, 2023
	Yangzhou Bangshijie	Nanjing Bangshijie	Total
	(Unaudited)	(Unaudited)	(Unaudited)
Deficit	$(2,940)	$(60,534)	$(63,474)
Accumulated other comprehensive income	152	2,486	2,638
Total non-controlling interests	$(2,788)	$(58,048)	$(60,836)

	June 30, 2023
	Yangzhou Bangshijie	Nanjing Bangshijie	Total
Deficit	$(2,936)	$(59,188)	$(62,124)
Accumulated other comprehensive income	207	3,624	3,831
Total non-controlling interests	$(2,729)	$(55,564)	$(58,293)

Yangzhou Bangshijie is a limited liability company incorporated on December 2, 2019, under the laws of China; Li Bang holds a 90% equity interest. Nanjing Bangshijie is a limited liability company incorporated on November 25, 2019, under the laws of China; Li Bang held a 95% equity interest.

No capital contributions were received from non-controlling shareholders during the six months ended December 31, 2023 and 2022.

NOTE 15 – OTHER INCOME (EXPENSE), NET

Other income (expense), net consisted of the following:

	For the Six Months Ended December 31,
	2023	2022
	(Unaudited)	(Unaudited)
Maintenance revenue	$57,507	$83,177
Brand charge	90,397	15,366
Rental income, net (1)	78,358	68,011
Waste sales	28,181	14,400
Government subsidies (2)	47,194	-
Interest income from fixed deposits	55,206	-
Other expense	(9,173)	(1,556)
Total other income, net	$347,670	$179,398

(1)

On February 10, 2021, Wuxi Li Bang leased the property located at No. 179 Xizhang Road, Gushan Town to Jiangyin Shuaina Home Furniture Technology Co., Ltd. The term is six years and the rent is RMB3,750,000 (US$577,000) in total. The rent is paid yearly, of RMB600,000 (US$92,000) for the first three years and RMB650,000 (US$100,000) for the following three years.

On February 1, 2022, Wuxi Li Bang leased part of the property located at No. 190 Xizhang Road, Gushan Town, Jiangyin City to Leiluo Intelligent Technology (Jiangsu) Co., Ltd. The term is three years and the rent is RMB1,800,000(US$279,000) in total, and the annual rent is RMB600,000 (US$92,000).

(2)	In 2023, Li Bang Kitchen Appliance was recognized as an advanced manufacturing enterprise by the government and enjoyed preferential policies of value-added tax deduction.

NOTE 16 – TAXES

Corporation income taxes (“CIT”)

The Company is subject to income taxes on an entity basis on income derived from the location in which each entity is domiciled.

Li Bang International Corporation Inc. is incorporated in Cayman Islands as an offshore holding company and is not subject to tax on income or capital gains under the laws of Cayman Islands.

Li Bang International Hong Kong Holdings Limited is incorporated in Hong Kong as a holding company with no activities. Under the Hong Kong tax laws, an entity is not subject to income tax if no revenue is generated in Hong Kong.

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are subject to a unified 25% EIT rate while preferential tax rates, tax holidays, and tax exemptions may be granted on case-by-case basis. The PRC tax authorities grant preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years.

Wuxi Li Bang was approved as an HNTE in November 2016, and re-applied and was approved in December 2019. Wuxi Li Bang is entitled to a reduced income tax rate of 15% and is able to benefit from the reduced income tax rate until December 2022. Li Bang Kitchen Appliance obtained the recognition of HNTE instead of Wuxi Li Bang on October 12,2022. And the preferential rate of 15% was extended to October 2025.

(Loss) income before provision for income taxes consisted of:

	For the Six Months Ended December 31,
	2023	2022
	(Unaudited)	(Unaudited)
Outside China	$(60,000)	$(108,100)
China	(1,384,156)	1,258,919
(Loss) income before provision for income taxes	$(1,444,156)	$1,150,819

The provision for income tax consisted of the following:

	For the Six Months Ended December 31,
	2023	2022
	(Unaudited)	(Unaudited)
Current
Cayman Islands	$-	$-
Hong Kong	-	-
China	-	398,042
Deferred	-	-
Cayman Islands	-	-
Hong Kong	-	-
China	18,892	(71,747)
Income tax provision	$18,892	$326,295

The following table reconciles the statutory rate to the Company’s effective tax rate:

	For the Six Months Ended December 31,
	2023	2022
	(Unaudited)	(Unaudited)
Income tax at expected tax rates	25.0%	25.0%
Non-deductible expenses	(0.3)%	2.7%
Effect of PRC preferential tax rate and tax exemption	(4.0)%	(2.4)%
Non-PRC entities not subject to PRC tax	(1.0)%	2.3%
Allowance for DTA (**)	(20.2)%	-
Other	(0.7)%	0.8%
Effective tax rate	(1.2)%	28.4%

Deferred tax assets and liabilities

Components of deferred tax assets were as follows:

	December 31,	June 30,
	2023	2023
	(Unaudited)
Allowance for credit losses	$423,256	$338,928
Net operating loss (NOL)*	-	94,662
Deferred tax assets	$423,256	$433,591

*

The profits generated by Wuxi Li Bang during the year ended June 30, 2023, after tax adjustments were RMB 508,000 ($73,000), which offset the losses generated during the year ended June 30, 2022. The losses can be used to offset future taxable profits for next four years. The corresponding amount of deferred income tax assets was RMB 684,000 ($95,000).

**	For the six months ended December 31, 2023, Li Bang International and its subsidiaries incurred net loss of $1.46 million. Since the Company may not generate sufficient future taxable income to utilize its net operating loss carryforwards, management recognized a full allowance of its deferred income tax assets (DTA) that was associated with the Company’s NOL.

Taxes Payable

Taxes payable consisted of the following:

	December 31,	June 30,
	2023	2023
	(Unaudited)
VAT payable	$930,483	$1,055,946
Income taxes payable	2,278,449	2,185,651
Dividend withholding tax payable	89,072	87,308
Other taxes payable	7,533	589
Total	$3,305,536	$3,329,494

Other taxes payable consists mainly of tax obligations related to city construction taxes, education funds and withholding taxes related to dividends distributed to the Company’s shareholders.

NOTE 17 – CONCENTRATION OF MAJOR CUSTOMERS AND SUPPLIERS

Major customers

Details of the customers accounting for 10% or more of the Company’s net revenues are as follows:

	For the Six Months Ended December 31,
	2023		2022
	(Unaudited)		(Unaudited)
Customer A	$1,101,355	29.5%	-	-
Customer B	577,875	15.5	-	-
Customer C	-	-	$2,513,968	31.0%
Customer D	-	-	1,014,512	13.0%
Total	$1,679,230	45.0%	$3,528,480	44.0%

Details of the customers which accounted for 10% or more of the Company’s accounts receivable are as follows:

	December 31,		June 30,
	2023		2023
	(Unaudited)
Customer C	$1,747,981	11.7%	$1,827,320	12.2%
Total	$1,747,981	11.7%	$1,827,320	12.2%

Major suppliers

Details of the suppliers accounting for 10% or more of the Company’s total purchases are as follows:

	For the Six Months Ended December 31,
	2023		2022
	(Unaudited)		(Unaudited)
Supplier A	$324,283	10.4%	$-	-
Total	$324,283	10.4%	$-	-

As of December 31, 2023 and June 30, 2023, no supplier accounted for more than 10% of the Company’s trade accounts payable.

NOTE 18 – COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Amounts accrued, as well as the total amount of possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the CFS. As of December 31, 2023 and June 30, 2023, the Company was not aware of any litigation or proceedings against it.

Warranties

In connection with the Company’s sales and installations, it provides warranties from 1 to 5 years for its products. The Company accepts product returns and exchange requests if the design size is not consistent with the on-site size or some small equipment specifications and models need to be changed. The Company has not experienced any material warranty claims.

Employment agreements

We entered into an employment agreement with each of our executive officers and employee directors. Each of them is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer. We may also terminate an executive officer’s employment without cause upon advance written notice. The chief executive officer and employee director may resign at any time with advance written notice.

On December 16, 2021, Li Bang International entered into an employment agreement with its Chief Executive Officer, Mr. Huang Feng, for three years. The position is up for re-appointment every year by the board of directors (“BOD”). Mr. Huang is entitled to compensation of US$30,000 for each calendar year, payable on a quarterly basis.

On December 16, 2021, Li Bang International entered into an employment agreement with its Chief Financial Officer (CFO), Mr. Chen Yinjun, for three years. The position is up for re-appointment every year by the BOD. Mr. Chen is entitled to compensation of US$30,000 for each calendar year, payable on a quarterly basis. The CFO agreement was terminated effective June 9, 2023.

On December 16, 2021, Li Bang International entered into an employment agreement with our Chief Operating Officer, Mr. Wu Jianhua, for a term of three years. The position is up for re-appointment every year by the BOD. Mr. Wu is entitled to compensation of US$30,000 for each calendar year, payable on a quarterly basis.

On May 14, 2022, Ms. Li Funa, a director, entered into a contract with Li Bang International. The term shall continue until her successor is duly elected and qualified. The Board may terminate the position as a director for any or no reason. The position is up for re-appointment every year by the BOD of the Company. Ms. Li is entitled to compensation of US$30,000 for each calendar year, payable on a monthly basis.

Lease Obligations

The Company leases certain office premises and apartments for employees under operating lease agreements with various terms that are less than one year in duration. Future minimum lease payments were $6,106 for the 12 months ending December 31, 2024.

Rent expense for the six months ended December 31, 2023 and 2022 was $26,115 and $33,688, respectively.

NOTE 19 – SUBSEQUENT EVENTS

On March 6, 2024, Wuxi Li Bang obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 10 million ($1,411,891) with interest at 3.65% This loan will mature March 5, 2025.

On March 4, 2024, Li Bang Kitchen Appliance obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 10 million ($1,411,891) with interest at 3.65% This loan will mature March 3, 2025.

On March 4, 2024, Li Bang Kitchen Appliance obtained a working capital loan from China Merchants Bank Jiangyin Branch, for RMB 2.7 million ($381,211) with interest at 4.93% This loan will mature October 3, 2024.

On December 30, 2021, Suzhou Deji entered into two credit facilities of RMB 2.1 million (US$300,000) and RMB 27.7 million (US$3.91 million) with Jiangsu Suzhou Rural Commercial Bank for ten years to finance its working capital requirements. In April 2024, Suzhou Deji drew RMB20.8 million (US$2,94 million) with interest at 3.5%, and RMB 6.2 million (US$ 875,372) with interest at 3.8%. These loans will mature March 20, 2027.

From March 11, 2024 to April 1, 2024, Wuxi Li Bang entered into a series of loan agreements with Bank of Hangzhou, and borrowed RMB 665,000 ($93,891) with interest at 10.62%. These loans are due on March 27, 2026.

From March 11, 2024 to April 1, 2024, Wuxi Li Bang entered into a series of loan agreements with Shenzhen Qianhai WeBank, and borrowed RMB 285,000 ($40,239) with interest at 10.62%. These loans are due on March 27, 2026.

On February 26, 2024, Li Bang Kitchen Appliance obtained a working capital loan from Shenzhen Qianhai WeBank for RMB 1 million ($141,189) with interest at 10.77% This working capital loan will mature February 28, 2026.

On May 14, 2024, Wuxi Li Bang obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 12 million ($1,694,269) with interest at 3.65%. The loan is collateralized by real estate and land use rights. This loan will mature May 12, 2025.

On May 15, 2024, Wuxi Li Bang obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 6 million ($847,135) with interest at 3.65%. The loan is collateralized by real estate and land use rights. This loan will mature May 14, 2025.

On April 28, 2024, Li Bang International entered into an employment agreement with our Chief Financial Officer (“CFO”), Mr. Xia Liang, for a term of three years. The CFO position shall be up for re-appointment annually by the board of directors. Mr. Xia is entitled to US$30,000 for each calendar year, payable monthly.

NOTE 20 – PARENT COMPANY INFORMATION

Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC Subsidiary exceeded 25% of the consolidated net assets of the Company. Therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party.

The condensed financial information of the parent company was prepared using the same accounting policies as set out in the Company’s CFS except that the parent company used the equity method to account for investment in its subsidiaries. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries” and the respective profit or loss as “Equity in earnings of subsidiaries” on the condensed statements of income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the CFS of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

As of December 31, 2023 and June 30, 2023, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the CFS, if any.

LI BANG INTERNATIONAL CORPORATION INC.

PARENT COMPANY BALANCE SHEETS

	As of December 31,	As of June 30,
	2023	2023
	(Unaudited)
ASSETS
Current assets:
Cash	$-	$-
Prepaid expenses and other current assets	1	1
Total current assets	1	1
Non-current assets:
Deferred offering costs	80,000	80,000
Investment in subsidiaries	4,581,737	5,879,682
Total non-current assets	4,661,737	5,959,682

Total assets	$4,661,738	$5,959,683

LIABILITIES AND EQUITY
Current Liabilities
Other payables and other current liabilities	$412,350	$352,350
Total current assets	412,350	352,350

Total liabilities	412,350	352,350

COMMITMENTS AND CONTINGENCIES	-	-

EQUITY
Ordinary shares (Par value US$0.0001 per share, 500,000,000 shares authorized, 17,000,000 shares issued)	1,700	1,700
Subscription receivables	(1,699)	(1,699)
Additional paid-in capital	2,236,677	2,236,677
Statutory reserves	755,100	755,100
Retained earnings	1,493,420	2,955,118
Accumulated other comprehensive loss	(235,810)	(339,563)
Total equity	4,249,388	5,607,333

Total liabilities and equity	$4,661,738	$5,959,683

LI BANG INTERNATIONAL CORPORATION INC.

PARENT COMPANY STATEMENTS OF (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME

	For the Six Months Ended December 31,
	2023	2022
	(Unaudited)	(Unaudited)
Equity (loss) income of subsidiaries	$(1,401,698)	$933,806

Operating expenses:
General and administrative	(60,000)	(108,000)
Total Operating expenses	(60,000)	(108,000)

Net (loss) income	(1,461,698)	825,706
Foreign currency translation adjustment	103,753	(200,360)
Comprehensive (loss) income	$(1,357,945)	$625,346

LI BANG INTERNATIONAL CORPORATION INC.

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Six Months Ended December 31,
	2023	2022
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net (loss) income	$(1,461,698)	$825,706
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity income (loss) of subsidiaries	1,401,698	(933,806)
Other payables and other current liabilities	60,000	108,000
Net cash (used in) provided by operating activities	-	(100)

Net (decrease) in cash	-	(100)
Cash at the beginning of the period	-	100
Cash at the end of the period	$-	$-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Li Bang International Corporation Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Li Bang International Corporation Inc. and Subsidiaries (the “Company”) as of June 30, 2023 and 2022, and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended June 30, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 19 to the consolidated financial statements, the Company’s consolidated statements of cash flows for the year ended June 30, 2023 has been restated to correct a misstatement.

/s/ Wei, Wei & Co., LLP

We have served as the Company’s auditor since 2021.

Flushing, New York

December 18, 2023, except for Note 19 for which the date is June 14, 2024.

LI BANG INTERNATIONAL CORPORATION INC.

CONSOLIDATED BALANCE SHEETS

	As of June 30,
	2023	2022
	US$	US$
ASSETS
Current Assets:
Cash	$76,019	$172,030
Restricted cash	465,108	-
Accounts receivable, net	11,874,127	8,859,658
Notes receivable	-	15,198
Advances to suppliers, net	916,818	675,584
Inventories	1,546,617	2,141,332
Due from related parties	-	307,872
Prepaid expenses and other current assets, net	411,263	189,972
Total current assets	15,289,952	12,361,646

Non-current assets:
Fixed deposits	2,629,467	-
Non-current accounts receivable	1,448,214	1,516,151
Prepayment for land use rights	1,383,930	1,490,002
Deferred offering costs	455,395	389,802
Property and equipment, net	3,091,893	3,647,377
Intangible assets, net	547,354	605,269
Deferred tax assets, net	433,591	235,941
Other non-current assets	73,223	130,827
Total non-current assets	10,063,067	8,015,369

Total Assets	$25,353,019	$20,377,015

LIABILITIES AND EQUITY
Current Liabilities:
Short-term loans	$9,680,589	$6,568,970
Accounts payable	4,360,460	3,603,791
Advances from customers	1,029,455	803,413
Taxes payable	3,329,494	2,923,493
Due to related parties	155,512	79,255
Other payables and other current liabilities	950,924	1,045,456
Total current liabilities	19,506,434	15,024,378

Non-current Liabilities:
Long-term loans	297,545	-
Total non-current liabilities	297,545	-

Total Liabilities	19,803,979	15,024,378

Commitments and contingencies	-	-

Equity:
Ordinary shares (par value $0.0001 per share,500,000,000 shares authorized,17,000,000 shares issued and outstanding*)	1,700	1,700
Subscription receivable	(1,699)	(1,699)
Additional paid-in capital	2,236,677	2,236,677
Statutory reserves	755,100	582,375
Retained earnings	2,955,118	2,511,025
Accumulated other comprehensive (loss) income	(339,563)	82,529
Total shareholders’ equity of the Company	5,607,333	5,412,607
Non-controlling interests	(58,293)	(59,970)
Total Equity	5,549,040	5,352,637

Total Liabilities and Equity	$25,353,019	$20,377,015

*	Retroactively adjusted to reflect issuance of ordinary shares in connection with the reorganization in 2022 (see Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

LI BANG INTERNATIONAL CORPORATION INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended June 30,
	2023	2022
	US$	US$
Revenues:
Project revenues	$13,581,021	$13,293,212
Retail revenues	423,527	185,923
Total revenues	14,004,548	13,479,135
Cost of revenues	(8,246,591)	(8,623,897)
Gross profit	5,757,957	4,855,238

Operating expenses:
Selling	650,268	648,648
General and administrative	2,646,569	2,497,626
Bad debts	1,213,483	378,294
Total operating expenses	4,510,320	3,524,568

Income from operations	1,247,637	1,330,670

Other income (expense):
Interest expense	(375,445)	(291,901)
Other (expense) income, net	(5,461)	399,452
Total other (expense) income, net	(380,906)	107,551

Income before provision for income taxes	866,731	1,438,221

Provision for income taxes	252,611	593,118

Net income	614,120	845,103
Less: net loss attributable to non-controlling interests	(2,698)	(3,014)
Net income attributable to ordinary shareholders	$616,818	$848,117

Comprehensive income
Net income	$614,120	$845,103
Foreign currency translation loss	(417,717)	(198,530)
Total comprehensive income	196,403	646,573
Comprehensive income (loss) attributable to non-controlling interests	1,677	(680)
Comprehensive income attributable to ordinary shareholders	$194,726	$647,253

Earnings per ordinary share*
– Basic and diluted	$0.04	$0.05

Weighted average number of ordinary shares outstanding*
– Basic and diluted	17,000,000	17,000,000

*	Retroactively adjusted to reflect issuance of ordinary shares in connection with the reorganization in 2022 (see Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

LI BANG INTERNATIONAL CORPORATION INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Ordinary shares*		Subscription	Additional paid-in	Statutory	Retained	Accumulated other comprehensive	Total shareholders’	Non-controlling	Total
	Shares	Amount	receivable	capital	reserves	earnings	income (loss)	equity	interests	equity
		US$	US$	US$	US$	US$	US$	US$	US$	US$
Balance as of June 30, 2021	17,000,000	$1,700	(1,699)	$2,236,677	$374,975	$2,811,381	$283,393	$5,706,427	$(59,290)	$5,647,137
Net income	-	-	-	-	-	848,117	-	848,117	(3,014)	845,103
Appropriation to statutory reserves	-	-	-	-	207,400	(207,400)	-	-	-	-
Dividends declared	-	-	-	-	-	(941,073)	-	(941,073)	-	(941,073)
Foreign currency translation adjustment	-	-	-	-	-	-	(200,864)	(200,864)	2,334	(198,530)
Balance as of June 30, 2022	17,000,000	$1,700	$(1,699)	$2,236,677	$582,375	$2,511,025	$82,529	$5,412,607	$(59,970)	$5,352,637
Net income	-	-	-	-	-	616,818	-	616,818	(2,698)	614,120
Appropriation to statutory reserves	-	-	-	-	172,725	(172,725)	-	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	-	(422,092)	(422,092)	4,375	(417,717)
Balance as of June 30, 2023	17,000,000	$1,700	$(1,699)	$2,236,677	$755,100	$2,955,118	$(339,563)	$5,607,333	$(58,293)	$5,549,040

*	Retroactively adjusted to reflect issuance of ordinary shares in connection with the reorganization in 2022 (see Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

LI BANG INTERNATIONAL CORPORATION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2023	2022
	US$	US$
Cash flows from operating activities:	(As Restated)
Net income	$614,120	$845,103
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	498,650	541,793
Loss on disposal of property and equipment	547	-
Bad debt expense	1,213,483	378,294
Deferred tax benefit	(223,230)	(214,530)
Changes in operating assets and liabilities:		-
Accounts receivable	(5,049,769)	(5,003,595)
Notes receivable	14,694	7,434
Advances to suppliers	(299,526)	(617,272)
Inventories	460,389	1,790,126
Due from related parties	297,666	886,753
Prepaid expenses and other current assets	(195,641)	(2,597)
Accounts payable	1,054,719	775,007
Advances from customers	294,836	(1,723,413)
Taxes payable	639,275	1,687,572
Due to related parties	85,253	(78,634)
Other payables and other current liabilities	(39,880)	317,688
Net cash used in operating activities	(634,414)	(410,271)

Cash flows from investing activities:
Purchases of property and equipment	(175,962)	(84,899)
Proceeds from disposal of property and equipment	144	-
Prepayment for land use rights	-	(1,548,683)
Purchases of fixed deposits	(2,737,161)	-
Net cash used in investing activities	(2,912,979)	(1,633,582)

Cash flows from financing activities:
Proceeds from loans	14,461,012	8,146,072
Repayments of loans	(10,425,427)	(4,843,199)
Payment of offering costs	(91,238)	(255,900)
Dividend paid to shareholders	-	(929,210)
Net cash provided by financing activities	3,944,347	2,117,763

Effect of foreign exchange rate on cash and restricted cash	(27,857)	(6,723)

Net increase in cash and restricted cash	369,097	67,187
Cash and restricted cash at the beginning of the year	172,030	104,843
Cash and restricted cash at the end of the year	$541,127	$172,030

Reconciliation of cash and restricted cash
Cash	76,019	172,030
Restricted cash	465,108	-
Total cash and restricted cash shown in the statements of cash flows	$541,127	$172,030

Supplemental disclosures of cash flow information:
Interest paid	$375,286	$291,901
Income taxes paid	$167,010	$983

The accompanying notes are an integral part of these consolidated financial statements.

LI BANG INTERNATIONAL CORPORATION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2023 and 2022

NOTE 1 – ORGANIZATION AND BUSINESS DESCRIPTION

Li Bang International Corporation Inc. (“Li Bang International”) was incorporated in the Cayman Islands on July 8, 2021.

On July 8, 2021, the Company’s shareholders approved a Memorandum and Articles of Association, pursuant to which 500,000,000 shares were authorized as ordinary shares with a nominal or par value of $0.0001 per share, and the Company initially issued 10,000 ordinary shares. On July 15, 2022, in connection with the reorganization, the Company issued an additional 16,990,000 ordinary shares which was treated as a stock split. All references to the number of ordinary shares and per-share data in the accompanying consolidated financial statements (“CFS”) were retroactively adjusted to reflect such issuance of shares. The Company issued:

●	12,801,000 ordinary shares to Maple Huang Holdings Limited;

●	2,635,000 ordinary shares to Funa Lee Holdings Limited;

●	799,000 ordinary shares to Army Chan Holdings Limited; and

●	765,000 ordinary shares to Delight Wang Holdings Limited.

Of the 17,000,000 outstanding ordinary shares: 75.3% are owned by Maple Huang Holdings Limited, a British Virgin Islands company, which is controlled by Huang Feng, our CEO and Chairman of the Board; and15.5% are owned by Funa Lee Holdings Limited, a British Virgin Islands company, which is controlled by Li Funa, Huang Feng’s spouse. Therefore, Huang Feng beneficially owns 90.8% of the Company.

On July 26, 2021, Li Bang International formed its wholly owned subsidiary, Li Bang International Hong Kong Holdings Limited (“Li Bang HK”) in Hong Kong. On August 18, 2021, Li Bang HK formed its wholly owned subsidiary, Jiangsu Li Bang Intelligent Technology Co., Limited (“Li Bang Intelligent Technology” or “WFOE”) in PRC.

Suzhou Deji Kitchen Engineering Co., Limited (“Suzhou Deji”) is a limited liability company incorporated on April 8, 2010, under the laws of China. Wuxi Li Bang Kitchen Appliance Co., Limited (“Wuxi Li Bang”) is a limited liability company incorporated on May 18, 2007, under the laws of China. Li Bang Kitchen Appliance Co., Limited (“Li Bang Kitchen Appliance”) is a limited liability company incorporated on March 22, 2019, under the laws of China. On December 2, 2019, Li Bang Kitchen Appliance established a subsidiary in China, Yangzhou Bangshijie Kitchen Appliance Co., Ltd. (“Yangzhou Bangshijie”). On November 25, 2015, Wuxi Li Bang established one subsidiary in China, Nanjing Bangshijie Kitchen Appliance Co., Ltd. (“Nanjing Bangshijie”). In March 2019, Wuxi Li Bang transferred its ownership in Nanjing Bangshijie to Li Bang Kitchen Appliance.

Reorganization

A reorganization of Li Bang International’s legal entity structure (the “Reorganization”) was completed on December 22, 2021. The Reorganization involved the incorporation of Li Bang International and Li Bang Intelligent Technology, and the transfer of the 100% equity interest of Li Bang Kitchen Appliance, Suzhou Deji and Wuxi Li Bang. Consequently, Li Bang International, through its subsidiary Li Bang HK, directly controls Li Bang Kitchen Appliance, Suzhou Deji and Wuxi Li Bang, and became the ultimate holding company of all other entities mentioned above.

The Reorganization was accounted for as a recapitalization among entities under common control since the same controlling shareholder, Huang Feng, controlled all these entities before and after the Reorganization. The consolidation of Li Bang International and its subsidiaries (collectively, the “Company”) was accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying CFS. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

After the Reorganization, the Company’s corporate structure was as follows:

The Company conducts all of its operations in China through its Operating Subsidiaries. The main business of its Operating Subsidiaries is to design, develop, produce and sell stainless steel commercial kitchen equipment in China under its own “Li Bang” brand. Additionally, through its Operating Subsidiaries, the Company provides its customers with comprehensive services, from commercial kitchen design in the early stage to equipment installation and after-sales maintenance.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The accompanying CFS were prepared in accordance with accounting principles generally accepted in the U.S. of America (“U.S. GAAP”) and have been consistently applied and gives retroactive effect to the reorganization disclosed in Note 1.

(b) Principles of consolidation

The CFS include the financial statements of the Company and its majority-owned subsidiaries. All transactions and balances between the Company and its subsidiaries were eliminated upon consolidation.

(c) Non-controlling interests

Non-controlling interests are recognized to reflect the portion of their equity that is not attributable, directly or indirectly, to the Company as the controlling shareholder. For the Company’s consolidated subsidiaries, non-controlling interests represent a minority shareholder’s 10% and 5% ownership interest in Yangzhou Bangshijie and Nanjing Bangshijie, respectively.

Non-controlling interests are presented as a separate line item in the equity section of the Company’s Consolidated Balance Sheets and have been separately disclosed in the Company’s Consolidated Statements of Income and Comprehensive Income to distinguish the interests from that of the Company.

(d) Use of estimates

In preparing the CFS in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the CFS, as well as the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include, but are not limited to, the assessment of the allowance for doubtful accounts, the valuation of inventories, useful lives of property and equipment and intangible assets, the recoverability of long-lived assets, uncertain tax positions and realization of deferred tax assets. Actual results could differ from those estimates.

(e) Cash

Cash includes cash on hand and demand deposits in accounts maintained with commercial banks. The Company maintains its bank accounts in Mainland China. On May 1, 2015, China’s new Deposit Insurance Regulation became effective, pursuant to which banking financial institutions, such as commercial banks, established in the PRC are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. The insurance limit is RMB 500,000 (approximately $69,000) for each bank.

(f) Restricted cash

Restricted cash consists of guarantee that is not freely available for immediate use. It’s the amount of money that a company puts aside and holds to ensure project performance. On January 11, 2023, the Company issued a guarantee of RMB 3,360,781(approximately $465,100) to ensure project performance. With the progress of the project, the liability under this guarantee was discharged and this amount of restricted cash was convertible within three months after the end of the reporting period. As of June 30, 2023, the Company recognized restricted cash of RMB 3,360,781(approximately $465,100) and presented in the financial statements as a current asset.

(g) Accounts receivable, net

Accounts receivable is presented net of an allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts for estimated losses. The Company reviews its accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer payment history, the customer’s current credit-worthiness, and current economic trends. Accounts are written off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable.

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 210-10-45, non-current accounts receivable represents the amounts that the Company does not reasonably expect to be realized during the normal operating cycle of the Company. Considering the payment period stipulated in the contract, in accordance with ASC 210-10-45, the operating cycle of the Company is not identifiable. Therefore, the Company uses a one-year time period as the basis for the separation of current and non-current accounts receivable.

The Company signs contracts with its customers and provides products according to the sales contract or sales list. The payment clause in the sales contracts generally stipulates that customers will pay 90% to 97% of the total contract price after acceptance, and 3% to 10% after the expiration of the warranty period (that ranges from 1 year to 5years) in accordance with industry practice. For accounting purposes, the Company records an accounts receivable (the “warranty deposit”) for the 3% to 10% outstanding balance upon delivery of the underlying products.

The Company recognizes the receivables with payment terms of more than one year as agreed in the sales contract as non-current accounts receivable, principally the warranty deposit and other payments according to the contract.

(h) Advances to suppliers, net

Advances to suppliers consist of balance paid to suppliers for inventories that have not been provided or received. The Company reviews its advances to suppliers on a periodic basis and makes general and specific allowances when there is doubt as to the ability of a supplier to provide supplies to the Company or refund the advance.

(i) Inventories

Inventories consist of raw materials, work in progress and finished goods, and are stated at the lower of cost or net realizable value. Cost is determined using the weighted average method. The Company periodically evaluates its inventories and will record an allowance for inventories that are either slow-moving, may not be saleable or whose cost exceeds its net realizable value. There was no allowance for inventory as of June 30, 2023 and 2022.

(j) Property and Equipment, Net

Property and equipment are carried at cost and are depreciated on the straight-line basis over the estimated useful lives of the underlying assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of its property and equipment, when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Estimated useful lives are as follows:

Category	Estimated useful lives
Buildings	10-20 years
Computer and office equipment	3-10 years
Machinery and equipment	3-10 years
Vehicles	4-5 years

(k) Intangible assets, net

Intangible assets purchased from third parties are initially recorded at cost and amortized on a straight-line basis over their estimated economic useful lives.

The estimated useful lives of intangible assets are as follows:

Category	Estimated useful lives
Land use rights	50 years

(l) Impairment of long-lived assets

The Company reviews long-lived assets, including definite-lived intangible assets and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such events occur, the Company assesses the recoverability of the asset group based on the undiscounted future cash flows the asset group is expected to generate and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset group plus net proceeds expected from disposition of the asset group, if any, is less than the carrying value of the asset group. If the Company identifies an impairment, the Company reduces the carrying amount of the asset group to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values and the impairment loss, if any, is recognized in “Others, net” in the consolidated statements of income and comprehensive income (loss). The Company uses estimates and judgments in its impairment tests and if different estimates or judgments had been utilized, the timing or the amount of any impairment charges could be different. Asset groups to be disposed of would be reported at the lower of the carrying amount or fair value less costs to sell, and no longer depreciated. No impairment of long-lived assets was recognized during the years ended June 30, 2023 and 2022.

(m) Fair value of financial instruments

FASB ASC 820, “Fair Value Measurement,” requires certain disclosures regarding the fair value (“FV”) of financial instruments. FV is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level FV hierarchy prioritizes the inputs used to measure FV. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure FV are as follows:

●	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 - inputs to the valuation methodology that are unobservable.

Unless otherwise disclosed, the FV of the Company’s financial instruments including cash, accounts receivable, notes receivable, advances to suppliers, inventories, due from related parties, prepaid expenses and other current assets, short-term bank loans, accounts payable, notes payable, advances from customers, due to related parties, taxes payable, and other payables and other current liabilities approximate their FVs due to their short-term maturities.

The Company’s non-financial assets, such as property and equipment would be measured at FV only if they were determined impaired.

(n) Revenue recognition

In accordance with FASB ASC 606, “Revenue from Contracts with Customers”, the Company will recognize revenue for the transfer of products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of the product or the benefit of the services transfers to the customer. Under the guidance of ASC 606, the Company is required to (a) identify the contract with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract and (e) recognize revenue when (or as) the Company satisfies its performance obligations.

The Company’s main income is divided into two categories, one is project revenue, that is, contracts are signed through bidding to sell and install kitchen equipment according to the customer’s needs; the other is retail revenue, which is mainly to purchase individual kitchen equipment from other suppliers and sell them to former customers or new customers who have learned about the Company’s products in other ways. Revenues represent the amount of consideration that the Company is entitled to in exchange for the transfer of promised goods or services in the ordinary course of the Company’s activities and is recorded net of value-added tax (“VAT”). Consistent with the criteria of ASC 606, the Group recognizes revenue when the performance obligation in a contract is satisfied by transferring the control of promised goods or services to the customer. The Company also evaluates whether it is appropriate to record the gross amount of goods and services sold and the related costs. If the Company receives an advance from a customer, such advance is recorded as advances from customers.

Project sales:

The Company signs contracts with customers and provides products according to the sales contract or sales list. The customer issues a product check and acceptance document after checking the quantity and quality of the products received and installed. Revenue is recognized when the Company receives confirmation of product acceptance. Revenues are recorded net of value-added tax and discounts.

The Company provides design services including equipment configuration plans, detailed mechanical and electrical graphic designs, kitchen drawings and assisting customers with passing inspections. The design services are normally completed within a five-day timeframe and are inseparable from project sales. The detailed mechanical plans, electrical design and kitchen drawings are specifically detailed for the use of the Company’s customized equipment and installation. These services are interdependent and are never transferred to the customer on their own. Customers do not have the option to purchase these services separately principally due to the customization of each project. Accordingly, these services are not considered separate performance obligations and no revenue is recognized with these services under ASC 606 until the point in time when the project is complete.

The Company provides on-site installation and maintenance services and according to the contracts, the customers do not have the option to purchase these services separately. The promised warranty does not provide the customers with a service in addition to the assurance that the product complies with agreed-upon contract specifications and is considered an assurance warranty. The after-sales services and the warranty are not considered separate performance obligations and no revenue is associated with these services under ASC 606.

Retail sales:

Retail revenue is generated by the Company when retail sales of products occur without a signed contract on a retail basis. Retail sales usually occur when prior customers need to replace or add individual products. Retail customers usually purchase the products by WeChat or telephone with the salesperson. In addition, there are customers who come directly to the factory to purchase products. The Company identifies the fulfillment of its obligation when transferring the product and issuing the VAT invoice to the customer at which time revenue is recognized. Revenues are recorded net of value-added tax, business taxes and discounts.

(o) Cost of revenues

Cost of revenues consists primarily of the cost of merchandise sold, delivery cost and installation fees, that are directly attributable to the sale of certain designated products.

(p) General and administrative expenses

General and administrative expenses consist mainly of payroll and related costs for employees involved in general corporate functions, including accounting, finance, tax, legal and human resources, professional fees and other general corporate expenses as well as costs associated with the use by these functions of facilities and equipment, such as depreciation and rental expenses.

(q) Selling expenses

Selling expenses consist mainly of payroll and benefits for employees involved in the sales and distribution functions, and freight out.

(r) Interest expenses

Interest expense relates to interest on our short- and long-term borrowings.

(s) Mainland China employee contribution plans

As stipulated by the regulations of the PRC, full-time employees of the Company are entitled to various government statutory employee benefit plans, including medical insurance, maternity insurance, workplace injury insurance, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Company is required to make contributions to the plan based on certain percentages of employees’ salaries. Total expenses the Company incurred for the plan were $214,351 and $229,782 for the years ended June 30, 2023 and 2022, respectively.

(t) Income taxes

The Company’s subsidiaries in the PRC and Hong Kong are subject to the income tax laws of the PRC and Hong Kong. No taxable income was generated outside the PRC for the years ended June 30, 2023 and 2022. The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets are also recognized for carry-forward loses that can be used to offset taxable income in the future. A valuation allowance is provided for net deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain.

ASC 740-10-25 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures. There were no material uncertain tax positions as of June 30, 2023 and 2022.

(u) Value Added Tax (“VAT”)

Starting from April 1, 2019, the VAT rate for revenue generated from providing products was 13%. VAT is reported as a reduction of revenue when incurred. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. The net VAT balance between input VAT and output VAT is recorded in taxes payable. The Company records a VAT payable or receivable net of payments in the accompanying consolidated financial statements. All of the VAT returns filed by the Company’s subsidiaries in the PRC, have been and remain subject to examination by the tax authorities for five years from the date of filing.

(v) Earnings per share

The Company computes earnings per share (“EPS”) in accordance with FASB ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is computed by dividing net income (loss) available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. When the Company has a net (loss), diluted securities are not included as they would be anti-dilutive. As of June 30, 2023 and 2022, there were no dilutive securities.

(w) Comprehensive income (loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains, and losses that under U.S. GAAP are recorded as an element of equity but are excluded from net income (loss). Other comprehensive income (loss) consists of foreign currency translation adjustments from the Company not using the U.S. dollar as its functional currency.

(x) Foreign currency translation and transactions

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Company’s CFS are reported using the U.S. Dollar (“US$” or “$”). The consolidated results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contributions. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in the consolidated statements of changes in shareholders’ equity. Gains and losses from foreign currency transactions are included in the Company’s Consolidated Statements of Income and Comprehensive Income.

The value of RMB against the US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of the RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates used in preparing the CFS:

	June 30,		For the Years Ended June 30,
	2023	2022	2023	2022
Foreign currency	Balance Sheet	Balance Sheet	Profit/Loss	Profit/Loss
RMB:1USD	7.2258	6.7114	6.9415	6.4571

(y) Segment reporting

FASB ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the CEO, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

Based on the management’s assessment, the Company determined it has only one operating segment and therefore one reportable segment as defined by ASC 280. The Company’s assets are substantially all located in the PRC and substantially all of the Company’s revenues and expenses are derived in the PRC. Therefore, no geographical segments are presented.

(z) Statements of cash flows

In accordance with FASB ASC 230, “Statement of Cash Flows”, cash flows from the Company’s operations are formulated based upon the local currencies, and then translated at average translation rates for the periods presented. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

(aa) Significant risks

Currency risk

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other Company foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

The Company maintains bank accounts in the PRC. On May 1, 2015, China’s new Deposit Insurance Regulation became effective, pursuant to which banking financial institutions, such as commercial banks, established in the PRC are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. The insurance limit is RMB 500,000 (approximately $69,000) for each bank. However, the Company believes the risk of failure of any of these Chinese banks is remote. Bank failure is uncommon in the PRC and the Company believes those Chinese banks that hold the Company’s cash and restricted cash are financially sound based on publicly available information. As of June 30, 2023, all cash balances held in PRC banks are covered by insurance. As of June 30, 2022, the amounts not covered by the Financial Stability Bureau (“FSD”) insurance was approximately $46,000.

Concentration and credit risk

Currently, all of the Company’s operations are in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, accounts receivable, notes receivable, advances to suppliers and amount due from related parties. A portion of the Company’s sales are credit sales which are to customers whose ability to pay is dependent upon industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivable is limited due to most clients of the Company are state-owned enterprises. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk. As of June 30, 2023, RMB78.69 million (approximately $10.89 million) or 73% of the Company’s accounts receivable were from state-owned enterprises. As of June 30, 2022, RMB 55.18 million (approximately $8.21 million) or 76% of the Company’s accounts receivable were from state-owned enterprises.

Interest rate risk

Fluctuations in market interest rates may negatively affect the Company’s financial condition and results of operations. The Company is exposed to floating interest rate risk principally on floating rate borrowings, and the risks due to changes in interest rates is not considered material. The Company has not used any derivative financial instruments to manage the Company’s interest risk exposure.

Inflation risk

Inflationary factors, such as increases in the cost of raw materials, personnel and overhead costs, could impair our operating results. Although the Company do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues from our products do not increase with such increased costs. Considering that there is no sign of inflation in China’s current economic environment, this risk should not affect the Company’s operations.

Other uncertainty risks

The Company’s major operations are conducted in the PRC. Accordingly, the political, economic, and legal environment in the PRC, as well as the general state of the PRC’s economy may influence the Company’s business, financial condition, and results of operations.

The Company’s major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws, this may not be indicative of future results.

(bb)	Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of their immediate families and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

(cc)	Recent accounting pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326). The amendments in this Update require a financial asset (or a group of financial assets) measured at amortized cost basis be presented at the net amount expected to be collected. The amendments broaden the information an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief. This ASU adds optional transition relief for entities to elect the FV option for certain financial assets previously measured at amortized cost basis to increase comparability of similar financial assets. The ASUs should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified retrospective approach). On November 19, 2019, the FASB issued ASU 2019-10 to amend the effective date for ASU 2016-13 to be fiscal years beginning after December 15, 2022 and interim periods therein.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s CFS.

NOTE 3 – ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of June 30,
	2023	2022
	US$	US$
Total trade accounts receivable	$14,919,199	$10,839,790
Less: allowance for doubtful accounts	(1,569,858)	(463,981)
Total accounts receivable, net	13,322,341	10,375,859
Accounts receivable - current	11,874,127	8,859,658
Accounts receivable – non-current	$1,448,214	$1,516,151

The due date of accounts receivable – non-current as of June 30, 2023:

Due date of accounts receivable - non current	Amount
1-2years	$1,132,140
2-3years	115,265
3-4years	190,873
4-5years	9,936
Total	$1,448,214

As of June 30, 2023 and 2022, the warranty deposit included in accounts receivable was approximately RMB21.80 million (approximately $3.02 million) and RMB16.17 million (approximately $2.41 million), respectively.

Due date of warranty deposit as of June 30, 2023	Amount
Within 1 year	$1,571,249
1-2years	1,129,681
2-3years	115,265
3-4years	190,873
4-5years	9,936
Total	$3,017,004

As of the date that the CFS were available to be issued, the Company collected RMB 29,890,811 ($4,136,678) of the accounts receivable as of June 30, 2023. Based on available information, management of the Company expects collection of the accounts receivable as follows:

Estimated Collection	Amount
Before December 31, 2023	$2,467
During January and February 2024	3,866,650
During March, April, May and June 2024	3,868,332
Total	7,737,449
Collection as of the date that the CFS were available to be issued	4,136,678
Total accounts receivable – current	$11,874,127

The movement of the allowance for doubtful accounts is as follows:

	For the Years Ended June 30,
	2023	2022
	US$	US$
Balance at beginning of the year	$(463,981)	$(193,705)
Current year addition	(1,165,908)	(277,529)
Foreign exchange difference	33,030	7,253
Balance at end of the year	$(1,596,858)	$(463,981)

NOTE 4 – ADVANCES TO SUPPLIERS, NET

Advances to suppliers, net consisted of the following:

	As of June 30,
	2023	2022
	US$	US$
Advances for products and services	$1,030,020	$799,172
Less: allowance for doubtful accounts	(113,202)	(123,588)
Advances to suppliers, net	$916,818	$675,584

The movement of the allowance for doubtful accounts is as follows:

	For the Years Ended June 30,
	2023	2022
	US$	US$
Balance at beginning of the year	$(123,588)	$(38,747)
Current year addition	-	(86,293)
Reversal of bad debt allowance	1,588	-
Foreign exchange difference	8,798	1,452
Balance at end of the year	$(113,202)	$(123,588)

NOTE 5 – INVENTORIES

Inventories consisted of the following:

	As of June 30,
	2023	2022
	US$	US$
Raw materials	$439,157	$797,350
Finished goods	1,037,427	1,312,317
Work in progress	70,033	31,665
Balance at end of the year	$1,546,617	$2,141,332

The Company reviews its inventories periodically to determine if any reserves are necessary for slow-moving inventory or if a write-down is necessary when the carrying value exceeds net realizable value. For the years ended June 30, 2023 and 2022, there was no provision for slow-moving or obsolete inventory.

NOTE 6 – FIXED DEPOSITS

Fixed deposits are time deposits placed with banks with a maturity date over one year during fiscal 2023. Interest earned is recorded as interest income in the statements of consolidated income and comprehensive income. As of June 30, 2023, the Company’s time deposits were RMB19,000,000 (approximately $2,629,500); and they will mature in May 2026.

Fixed deposits consisted of the following:

		As of June 30, 2023
No.		Principle Amount	Annual Interest Rate	Deposit date	Maturity date
		RMB
(1)	Jiangsu Suzhou Rural Commercial Bank Co., Ltd	$8,000,000	3.200%	2023/05/10	2026/05/10
(2)	Jiangsu Suzhou Rural Commercial Bank Co., Ltd	3,000,000	3.200%	2023/05/11	2026/05/11
(3)	Jiangsu Suzhou Rural Commercial Bank Co., Ltd	8,000,000	3.200%	2023/05/12	2026/05/12
	Total	19,000,000

NOTE 7 – PREPAYMENT FOR LAND USE RIGHTS

On November 26, 2021, the Company prepaid RMB10 million (approximately $1.38 million) to the local government for land on which it plans to build a new plant to expand production capacity. The land is located in Jiangsu Province, with an area of approximately 13,000 square meters.

NOTE 8 – PROPERTY AND EQUIPMENT, NET

Property and equipment, at cost less accumulated depreciation, consisted of the following:

	As of June 30,
	2023	2022
	US$	US$
Buildings	$3,950,720	$4,253,525
Computer and office equipment	153,083	164,816
Machinery and equipment	1,799,688	1,771,582
Vehicles	703,969	756,281
Subtotal	6,607,460	6,946,204
Less: accumulated depreciation	(3,515,567)	(3,298,827)
Property and equipment, net	$3,091,893	$3,647,377

For the years ended June 30, 2023 and 2022, depreciation expense was $483,216 and $525,201, respectively.

NOTE 9 – INTANGIBLE ASSETS, NET

Intangible assets, net consisted of the following:

	As of June 30,
	2023	2022
	US$	US$
Land use rights	$741,337	$798,157
Less: accumulated amortization	(193,983)	(192,888)
Intangible assets, net	$547,354	$605,269

For the years ended June 30, 2023 and 2022, amortization expense was $15,434 and $16,592, respectively.

Estimated future amortization expense is as follows as of June 30, 2023:

12 months ending June 30,	Amortization expense
2024	$14,827
2025	14,827
2026	14,827
2027	14,827
2028	14,827
Thereafter	473,220
Total	$547,354

NOTE 10 – BANK BORROWINGS

The Company’s total bank borrowings are as following:

		June 30, 2023
No.		Principle Amount	Annual Interest Rate	Contract term
		$
(1)	Jiangsu Suzhou Rural Commercial Bank Co., Ltd	$1,390,849	3.500%	2023/04/04-2024/04/04
(2)	Jiangsu Suzhou Rural Commercial Bank Co., Ltd	1,487,725	3.500%	2023/03/30-2024/03/30
(3)	Jiangsu Suzhou Rural Commercial Bank Co., Ltd	858,036	3.800%	2023/03/30-2024/03/30
(4)	Jiangyin Rural Commercial Bank	1,383,930	3.800%	2023/03/06-2024/03/05
(5)	Shenzhen Qianhai Webank	297,545	9.828%	2023/06/08-2025/06/28
(6)	Jiangyin Rural Commercial Bank	830,358	3.800%	2023/05/22-2024/05/21
(7)	Rural commercial Bank	1,383,930	3.800%	2023/03/09-2024/03/08
(8)	Rural commercial Bank	1,660,716	3.800%	2023/05/18-2024/05/17
(9)	Bank of Jiangsu	546,652	4.150%	2022/09/28-2023/09/27
(10)	Shenzhen Qianhai Webank	138,393	10.069%	2023/06/27-2023/08/08
	Total bank borrowings	9,978,134
	Less: current portion	(9,680,589)
	Bank borrowings-non current	$297,545

	June 30, 2022
	Principle Amount	Annual Interest Rate	Contract term
	$
Jiangsu Suzhou Rural Commercial Bank Co., Ltd	$1,490,002	5.750%	2022/01/06-2022/07/06
Bank of China Jiangyin Branch	149,000	4.350%	2022/06/21-2023/06/09
Bank of Jiangsu	618,351	4.785%	2021/11/08-2022/09/30
Rural commercial Bank	1,788,002	5.500%	2021/11/11-2022/11/10
Rural commercial Bank	447,001	5.500%	2021/11/12-2022/11/10
Rural commercial Bank	447,001	6.500%	2021/11/16-2022/11/15
Bank of Nanjing	745,001	4.700%	2022/03/21-2023/03/24
Bank of Ningbo	745,001	4.200%	2022/04/13-2023/04/13
Yongying Financial Leasing Company Limited	124,711	5.700%	2022/05/07-2023/04/21
Shenzhen Qianhai Webank	14,900	12.600%	2022/06/27-2022/07/05
Total	$6,568,970

(1)	On December 30, 2021, Suzhou Deji entered into two credit facilities of RMB 2.1 million (approximately $330,000) and RMB 27.7 million (approximately$4.27 million) with Jiangsu Suzhou Rural Commercial Bank for ten years to finance its working capital requirements. Suzhou Deji drew RMB1.45 million (approximately $200,000) and RMB8.6 million (approximately $1.19 million) on April 4, 2023 with interest at 3.5%, which is due on April 4, 2024.

(2)	On December 30, 2021, Suzhou Deji entered into two credit facilities of RMB 2.1 million (approximately $330,000) and RMB 27.7 million (approximately $4.27 million) with Jiangsu Suzhou Rural Commercial Bank for ten years to finance its working capital requirements. Suzhou Deji drew RMB10.75 million (approximately $1.49 million) on March 30, 2023 with interest at 3.5%, which is due on March 30, 2024.

(3)	On December 30, 2021, Suzhou Deji entered into two credit facilities of RMB 2.1 million (approximately $330,000) and RMB 27.7 million (approximately $4.27 million) with Jiangsu Suzhou Rural Commercial Bank for ten years to finance its working capital requirements. Suzhou Deji drew RMB 6.2 million (approximately $858,000) on March 30, 2023 with interest at 3.8%, which is due on March 30, 2024.

(4)	On March 6, 2023, Li Bang obtained a working capital loan from Bank of Jiangyin Rural Commercial Bank, of RMB 10 million (approximately $1.38 million), with interest at 3.8% and a maturity date of March 5, 2024.

(5)	From June 8, 2023 to June 21, 2023, Li Bang Kitchen Appliance entered into a series of loans with Shenzhen Qianhai WeBank, and borrowed RMB 2.15 million (approximately $297,545) with interest at 9.828%. As of the date of this report, Li Bang Kitchen Appliance has not repaid these loans.

(6)	On May 22, 2023, Wuxi Li Bang obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 6 million (approximately $830,000), with interest at 3.8%, which matures on May 21, 2024. The loan is collateralized by the Company’s buildings and land use rights.

(7)	On March 9, 2023, Wuxi Li Bang obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 10 million (approximately $1.38 million), with interest at 3.8%, which matures on March 8, 2024. Huang Feng provided a guarantee for this loan.

(8)	On May 18, 2023, Wuxi Li Bang obtained a working capital loan of RMB 12 million (approximately $1.66 million) from Jiangyin Rural Commercial Bank with interest at 3.8%, which matures on May 17, 2024. The loan is collateralized by buildings and land use rights.

(9)	On September 28, 2022, Wuxi Li Bang obtained a working capital loan from the Bank of Jiangsu, for RMB 4.15 million (approximately $574,000), with interest at 4.15% for one year. Huang Feng and his wife Li Funa used four of their real estate properties as collateral. The loan required that RMB50,000 (approximately $6,920) should be repaid each quarter. As of June 30, 2023, the balance of RMB3.95 million (approximately $546,000) was outstanding. The loan was repaid on September 27, 2023.

(10)	On June 27, 2023 to June 21, 2023, Wuxi Li Bang obtained a working capital loan from Shenzhen Qianhai WeBank, for RMB 1 million (approximately $138,393), with interest at 10.069% and a maturity date of June 27, 2025.The loan was repaid on August 8, 2023.

NOTE 11 – OTHER PAYABLES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of June 30,
	2023	2022
	US$	US$
Payroll payable	$779,115	$548,679
Interest-free borrowing from third parties	82,868	348,301
Accrued expenses	74,777	120,580
Deposits	13,839	14,900
Other	325	12,996
Other payables and other current liabilities	$950,924	$1,045,456

NOTE 12 – RELATED PARTY BALANCES AND TRANSACTIONS

The table below sets forth the major related parties and their relationships with the Company as of June 30, 2023:

Name of related parties	Relationship with the Group
Huang Feng	Indirect majority shareholder of Li Bang International, CEO and Chairman of the Board
Huang Jiandong	Father of Huang Feng
Dong Qinju	Mother of Huang Feng
Xia Liang	Supervisor of Yangzhou Bangshijie and Suzhou Deji
Li Funa	Director, indirect shareholder of Li Bang International and Huang Feng’s wife
Fan Hu	Executive director and legal representative of Yangzhou Bangshijie and Nanjing Bangshijie
Bangshida International Trade (Suzhou) Co., Ltd.	A vendor, Xia Liang owned 50%. On April 17, 2023, Mr. Xia sold his 50% equity share to a non-related third party.
Suzhou Beifusi Trading Co., Ltd. (Suzhou Beifusi”)	A vendor, Huang Feng owns 65% share

The following are related party balances which are non-interest bearing as of June 30, 2023 and 2022:

	As of June 30,
	2023	2022
	US$	US$
Amounts due from related parties:
Huang Feng (1)	$-	$307,872
	$-	$307,872

Amounts due to related parties:
Xia Liang (2)	$-	$67,483
Fan Hu (2)	111,705	11,772
Huang Feng (2)	43,807	-
	$155,512	79,255

(1)	This is a loan from the Company to Huang Feng. The loan was non-interest bearing and it was due on demand. The loan was repaid on May 12, 2023.

(2)	The balances mainly represent expenses paid on behalf of the Company for daily operations.

The following are related party transactions for the years ended June 30, 2023 and 2022:

	For the Years Ended June 30,
	2023	2022
	US$	US$
Purchases:
Bangshida International Trade (Suzhou) Co., Ltd.	$-	$42,167
	$-	$42,167

NOTE 13 – SHAREHOLDERS’ EQUITY

Statuary Reserves

In accordance with the Regulations on Enterprises of PRC, the Company’s WFOE and its subsidiaries in the PRC are required to provide statutory reserves, which are appropriated from net profit as reported in the Company’s PRC statutory accounts. They are required to allocate 10% of their after-tax profits to fund statutory reserves until such reserves reach 50% of their respective registered capital. These reserve funds, however, may not be distributed as cash dividends. As of June 30, 2023 and 2022, the statutory reserves of the Company’s WFOE and its subsidiaries in the PRC have not reached 50% of their respective registered capital.

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its PRC Operating Subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC Subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the CFS prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries.

Foreign exchange and other regulations in the PRC may further restrict the Company’s subsidiaries from transferring funds to the Company in the form of dividends, loans and advances. Amounts restricted include paid-in capital and statutory reserves of the Company’s PRC Subsidiaries as determined pursuant to PRC generally accepted accounting principles. As of June 30, 2023 and 2022, restricted net assets of the Company’s PRC Subsidiaries were $2,991,777 and $2,819,052, respectively.

Dividends

On November 30, 2021, the Company declared a dividend of RMB 6,000,000 (approximately $ 941,000). The dividend was paid by Wuxi Li Bang on behalf of the Company on or about June 8, 2022.

Non-controlling interests

Non-controlling interests consisted of the following:

	June 30, 2023
	Yangzhou Bangshijie	Nanjing Bangshijie	Total
	US$	US$	US$
Paid-in capital	$-	$-	$-
Deficit	(2,936)	(59,188)	(62,124)
Accumulated other comprehensive income	207	3,624	3,831
Total non-controlling interests	$(2,729)	$(55,564)	$(58,293)

	June 30, 2022
	Yangzhou Bangshijie	Nanjing Bangshijie	Total
	US$	US$	US$
Paid-in capital	$-	$-	$-
Deficit	(2,753)	(56,673)	(59,426)
Accumulated other comprehensive income (loss)	5	(549)	(544)
Total non-controlling interests	$(2,748)	$(57,222)	$(59,970)

Yangzhou Bangshijie is a limited liability company incorporated on December 2, 2019, under the laws of China; Li Bang holds a 90% equity interest. Nanjing Bangshijie is a limited liability company incorporated on November 25, 2019, under the laws of China; Li Bang initially held a 50% equity interest. On August 6, 2020, Libang acquired 45% of the shares of another shareholder, which increased the proportion of shares held by Libang to 95%.

No capital contributions were received from non-controlling shareholders during the years ended June 30, 2023 and 2022.

NOTE 14 – OTHER (EXPENSE) INCOME, NET

Other (expense) income, net consisted of the following:

	For the Years Ended June 30,
	2023	2022
	US$	US$
Non-project installation and maintenance revenue	$90,353	$195,788
Rental income, net (1)	136,796	102,568
Brand charge	15,392	74,157
Waste sales	14,449	23,643
Other income	29,573	21,227
Other expense (2)	(292,024)	(17,931)
Total (expense) income, net	$(5,461)	$399,452

(1)

On February 10, 2021, Wuxi Li Bang leased the property at No.  179 Xizhang Road, Gushan Town to Jiangyin Shuaina Home Furniture Technology Co., Ltd. The term is six years and the rent is RMB3,750,000 (approximately $519,000) in total. The rent is paid yearly, in the amount of RMB 600,000 (approximately $83,000) for the first three years and RMB 650,000 (approximately $90,000) for the following three years.

On February 1, 2022, Wuxi Li Bang leased part of the property located at No. 190 Xizhang Road, Gushan Town, Jiangyin City to Leiluo Intelligent Technology (Jiangsu) Co., Ltd. The term is three years and the rent is RMB1,800,000 (approximately $250,000) in total, and the annual rent is RMB 600,000 (approximately $83,000).

(2)	The Company paid taxes of $274,678 for previous years in the second half year of 2022, including VAT, corporate income tax, construction tax, and education tax.

NOTE 15 – TAXES

Corporation income taxes (“CIT”)

The Company is subject to income taxes on an entity basis on income derived from the location in which each entity is domiciled.

Li Bang International Corporation Inc. is incorporated in Cayman Islands as an offshore holding company and is not subject to tax on income or capital gains under the laws of the Cayman Islands.

Li Bang International Hong Kong Holdings Limited is incorporated in Hong Kong as a holding company with no activities. Under the Hong Kong tax laws, an entity is not subject to income tax if no revenue is generated in Hong Kong.

The Company’s subsidiaries that are each incorporated in the PRC are subject to Corporate Income Tax (“CIT”) on their taxable income as reported in their respective statutory financial statements adjusted in accordance with the PRC Enterprise Income Tax Laws (“PRC Income Tax Laws”). Each subsidiary in the PRC must file their own tax returns as consolidated returns are not permitted in the PRC.

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (“FIEs”) are subject to an unified 25% EIT rate while preferential tax rates, tax holidays, and tax exemptions may be granted on case-by-case basis. The PRC tax authorities grant preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years.

Wuxi Li Bang was approved as an HNTE in November 2016, and re-applied and was approved in December 2019. Wuxi Li Bang is entitled to a reduced income tax rate of 15% and is able to benefit from the reduced income tax rate until December 2022. Li Bang Kitchen Appliance obtained the recognition of HNTE instead of Wuxi Li Bang on October 12,2022. And the preferential rate of 15% was extended to October 2025.

Income (loss) before provision for income taxes consisted of:

	For the Years Ended June 30,
	2023	2022
	US$	US$
Outside China	$(216,100)	$(56,250)
China	1,082,831	1,494,471
Income before provision for income taxes	$866,731	$1,438,221

The provision for income tax consisted of the following:

	For the Years Ended June 30,
	2023	2022
	US$	US$
Current
China	$475,841	$807,648
Deferred
China	(223,230)	(214,530)
Income tax provision	$252,611	$593,118

The following table reconciles the statutory rate to the Company’s effective tax rate:

	For the Years Ended June 30,
	2023	2022
Income tax at expected tax rates	25.0%	25.0%
Non-deductible expenses	18.2%	9.4%
Effect of PRC preferential tax rate on profitable subsidiary (1)	(31.3)%	-
Effect of PRC preferential tax rate on loss subsidiary (2)	-	4.6%
Non-PRC entities not subject to PRC tax	6.2%	1.0%
Allowance for DTA (3)	10.7%	-
Other	0.3%	1.2%
Effective tax rate	29.1%	41.2%

(1)	Li Bang Kitchen Appliance obtained the recognition of HNTE on October 12,2022; and the preferential rate of 15% was extended to October 2025. Effective tax rate decreased by 31.3% due to income from Li Bang Kitchen Appliance for the year ended June 30, 2023.

(2)	Wuxi Li Bang was entitled to a reduced income tax rate of 15% as an HNTE and it was able to enjoy the reduced income tax rate until December 2022. Effective tax rate increased by 4.6% due to loss for the year ended June 30, 2022. Since January 1, 2023, Wuxi Li bang was no longer an HNTE.

(3)	Suzhou Deji is not expected to generate sufficient future taxable income to utilize its net operating loss carryforwards. Accordingly, management of the Company recognized allowance of deferred income tax assets (DIA) that was provisioned in previous years, resulting in a 10.7% increase in effective tax rate.

Deferred tax assets and liabilities

Components of deferred tax assets and liabilities were as follows:

	As of June 30,
	2023	2022
	US$	US$
Allowance for doubtful accounts	$338,928	$109,323
Net operating loss	94,662	126,618
Deferred tax assets	$433,591	$235,941

The profits generated by Wuxi Li Bang during the year ended June 30, 2023, after tax adjustments were approximately RMB 508,000 (approximately $73,000), which offset the losses generated during the year ended June 30, 2022. The losses can be used to offset future taxable profits for next four years. The corresponding amount of deferred income tax assets was approximately RMB 684,000 (approximately $95,000).

Taxes Payable

Taxes payable consisted of the following:

	As of June 30,
	2023	2022
	US$	US$
VAT payable	$1,055,946	$897,068
Income taxes payable	2,185,651	1,919,015
Dividend withholding tax payable	87,308	94,000
Other taxes payable	589	13,410
Total	$3,329,494	$2,923,493

Other taxes payable consists mainly of tax obligations related to city construction taxes, education funds and withholding taxes related to dividends distributed to the Company’s shareholders.

NOTE 16 – CONCENTRATION OF MAJOR CUSTOMERS AND SUPPLIERS

Major customers

Details of the customers accounting for 10% or more of the Company’s net revenues are as follows:

	For the Years Ended June 30,
	2023		2022

Customer A	$2,853,920	20.4%	$-	-
Customer B	-	-	1,569,428	10.0%
Customer C	-	-	1,591,240	10.0%
Total	$2,853,920	20.4%	$3,160,668	20.0%

Details of the customers which accounted for 10% or more of the Company’s accounts receivable are as follows:

	As of June 30,
	2023		2022

Customer A	$1,827,320	12.2%	$-	-
Customer C	-	-	1,729,970	16.0%
Total	$1,827,320	12.2%	$1,729,970	16.0%

Major suppliers

For the years ended June 30, 2023 and 2022, no supplier accounted for more than 10% of the Company’s total purchases. As of June 30, 2023 and 2022, no supplier accounted for more than 10% of the Company’s trade accounts payable.

NOTE 17 – COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Amounts accrued, as well as the total amount of possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

Warranties

In connection with the Company’s sales and installations, it provides warranties from 1 to 5 years for its products. The Company accepts product returns and exchange requests if the design size is not consistent with the on-site size or some small equipment specifications and models need to be changed. The Company has not experienced material warranty claims.

Employment agreements

We entered into an employment agreement with each of our executive officers and employee directors. Each of them is employed for a specified time. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer. We may also terminate an executive officer’s employment without cause upon advance written notice. The executive officer and employee director may resign at any time with an advance written notice.

On December 16, 2021, Li Bang International entered into an employment agreement with our Chief Executive Officer, Mr. Huang Feng, for three years. The position is up for re-appointment every year by the board of directors. Mr. Huang is entitled to compensation of $30,000 for each calendar year, payable quarterly.

On December 16, 2021, Li Bang International entered into an employment agreement with our Chief Financial Officer, Mr. Chen Yinjun, for three years. The position is up for re-appointment every year by the board of directors. Mr. Chen is entitled to compensation of $30,000 for each calendar year, payable quarterly.

On December 16, 2021, Li Bang International entered into an employment agreement with our Chief Operating Officer, Mr. Wu Jianhua, for three years. The position is up for re-appointment every year by the board of directors. Mr. Wu is entitled to compensation of $30,000 for each calendar year, payable quarterly.

On May 14, 2022, Ms. Li Funa, a director, has a contract with Li Bang International. The term shall continue until her successor is duly elected and qualified. The Board may terminate the position as a director for any or no reason. The position is up for re-appointment every year by the board of directors of the Company. Ms. Li is entitled to compensation of $30,000 for each calendar year, payable monthly.

Lease Obligations

The Company leases certain office premises and apartments for employees under operating lease agreements with various terms that are less than one year in duration. Future minimum lease payments were $32,584 as of June 30, 2023.

Rent expense for the years ended June 30, 2023 and 2022 was $50,885 and $17,415, respectively.

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the PBOC, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Impact of COVID-19 Outbreak

In December 2019, COVID-19 was first identified in Wuhan, China. On March 11, 2020, the World Health Organization declared the COVID-19 a pandemic—the first pandemic caused by a coronavirus. The outbreak has reached more than 160 countries, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. The Chinese government ordered quarantines, travel restrictions, and the temporary closure of stores and facilities. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses.

During the year ended June 30, 2022, COVID-19 has impacted the Company’s operations, as noted by the decrease in revenues for the year. As of December 2022, the Chinese government gradually downgraded the emergency response level and made dynamic adjustments, such as lifting cargo transport bans and encouraging businesses to expand capacity and increase output in a variety of ways. Therefore, most of our customers’ business and operations have or are returning to normal, which has diminished the negative impact on our business operations. In December 2022, China released a set of 10 optimized COVID-19 rules and eliminated most containment measures. During the year ended June 30, 2023, with the production and life of the society returned to normal, customers of the Company restarted their procurement plans, the Company’s financial results wasn’t adversely affected. However, COVID-19 still has impact on certain customers’ ability to pay.

There are still uncertainties of COVID-19’s future impact, and the extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; and the macroeconomic impact of government measures to contain the spread of COVID-19 and related government stimulus measures.

NOTE 18 – SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through December 18, 2023, the CFS were available to be issued and noted the following:

On August 8, 2023, Wuxi Li Bang repaid the loan of RMB 1 million (approximately $207,600), which was obtained on June 27, 2023 from Shenzhen Qianhai WeBank.

On September 21, 2023, Wuxi Li Bang obtained a working capital loan from the Bank of Jiangsu, for RMB 3.75 million (approximately $519,000) with interest at 3.96% This loan will mature on June 20, 2024.

On September 27, 2023, Wuxi Li Bang repaid the loan of RMB 3.95 million (approximately $546,000), that was obtained on September 28, 2022 from the Bank of Jiangsu.

From July 1, 2023 to December 4, 2023, Wuxi Li Bang entered into a series of loan agreements with Shenzhen Qianhai WeBank, and borrowed RMB 1.6 million (approximately $221,400) with interest at 10.89%, which matures on November 27, 2025.

From July 1, 2023 to September 19, 2023, Li Bang Kitchen Appliance entered into a series of loan agreements with Shenzhen Qianhai WeBank, and borrowed RMB 0.84 million (approximately $116,000) with interest at 10.02%, which matures on September 28, 2025.

NOTE 19 – RESTATEMENT OF CASH FLOW STATEMENT

Correction of Error

In accordance with FASB ASC 250, Accounting Changes and Error Corrections, the Consolidated Statements of Cash Flows for the year ended June 30, 2023 previously issued was restated to include “Purchases of fixed deposits” as a cash outflow from investing activities rather than in the line item changes “Prepaid expenses and other current assets” as an operating activity. The effect of the restatement was to increase cash flows from operating activities by $2,737,160 and decrease cash flows from investing activities by $2,737,161 for the ended June 30, 2023. The restatement had no effect on total changes in cash and cash equivalents. There was no restatement of the Consolidated Balance Sheets, Consolidated Statements of Income and Comprehensive Income, earnings per ordinary share, and Consolidated Statements of Changes in Equity for any year presented.

	Previously reported June 30, 2023	Increase / (Decrease)	June 30, 2023
			(As Restated)
Consolidated Statements of Cash Flows
Cash flows from operating activities:
Prepaid expenses and other current assets	$(2,932,801)	$2,737,160	$(195,641)
Net cash used in operating activities	$(3,371,574)	$2,737,160	$(634,414)

Cash flows from investing activities:
Purchases of fixed deposits	$-	$(2,737,161)	$(2,737,161)
Net cash used in investing activities	$(175,818)	$(2,737,161)	$(2,912,979)

Effect of foreign exchange rate on cash and restricted cash	$(27,858)	$1	$(27,857)

NOTE 20 – PARENT COMPANY INFORMATION

Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC Subsidiary exceeded 25% of the consolidated net assets of the Company. Therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party.

The condensed financial information of the parent company was prepared using the same accounting policies as set out in the Company’s CFS except that the parent company used the equity method to account for investment in its subsidiaries. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries” and the respective profit or loss as “Equity in earnings of subsidiaries” on the condensed statements of income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the CFS of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

As of June 30, 2023 and 2022, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

LI BANG INTERNATIONAL CORPORATION INC.

PARENT COMPANY BALANCE SHEETS

	As of June 30,
	2023	2022
	US$	US$
ASSETS
Current assets:
Cash	$-	$100
Prepaid expenses and other current assets	1	1
Total current assets	1	101
Non-current assets:
Deferred offering costs	80,000	80,000
Investment in subsidiaries	5,879,682	5,468,856
Total non-current assets	5,959,682	5,548,856

Total assets	$5,959,683	$5,548,957

LIABILITIES AND EQUITY
Current Liabilities
Other payables and other current liabilities	$352,350	$136,350
Total current liabilities	352,350	136,350

Total liabilities	352,350	136,350

COMMITMENTS AND CONTINGENCIES	-	-

EQUITY
Ordinary shares (Par value US$0.0001 per share, 500,000,000 shares authorized, 17,000,000 shares issued*)	1,700	1,700
Subscription receivables	(1,699)	(1,699)
Additional paid-in capital	2,236,677	2,236,677
Statutory reserves	755,100	582,375
Retained earnings	2,955,118	2,511,025
Accumulated other comprehensive (loss) income	(339,563)	82,529
Total equity	5,607,333	5,412,607

Total liabilities and equity	$5,959,683	$5,548,957

*	Retroactively adjusted to reflect issuance of ordinary shares in connection with the reorganization in 2022 (see Note 1).

LI BANG INTERNATIONAL CORPORATION INC.

PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended June 30,
	2023	2022
	US$	US$
Equity income of subsidiaries	$832,918	$904,367

Operating expenses:
General and administrative	(216,100)	(56,250)
Total Operating expenses	(216,100)	(56,250)

Net income	616,818	848,117
Foreign currency translation adjustment	(422,092)	(200,864)
Comprehensive income	$194,726	$647,253

LI BANG INTERNATIONAL CORPORATION INC.

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2023	2022
	US$	US$
Cash flows from operating activities
Net income	$616,818	$848,117
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity income of subsidiaries	(832,918)	(904,367)
Other payables and other current liabilities	216,000	136,350
Net cash (used in)/ provided by operating activities	(100)	80,100

Cash flows from financing activities:
Deferred offering costs	-	(80,000)
Net cash used in financing activities	-	(80,000)

Net (decrease)/ increase in cash	(100)	100
Cash at the beginning of the year	100	-
Cash at the end of the year	$-	$100

1,520,000 Ordinary Shares

Li Bang International Corporation Inc.

CRAFT CAPITAL MANAGEMENT LLC	EF Hutton LLC

This Prospectus is dated October 22, 2024.